EXHIBIT 4.1



              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.,
                                    Depositor


                          MIDLAND LOAN SERVICES, INC.,
                                    Servicer


                      GMAC COMMERCIAL MORTGAGE CORPORATION,
                                Special Servicer


                        WELLS FARGO BANK MINNESOTA, N.A.,
                                     Trustee


                         POOLING AND SERVICING AGREEMENT


                          Dated as of December 1, 2002


                                 $1,185,313,661
                  Commercial Mortgage Pass-Through Certificates
                                 Series 2002-CP5

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Defined Terms....................................................
Section 1.02  Certain Calculations.............................................
Section 1.03  Loan Identification Convention...................................
Section 1.04  Certain Matters with respect to the 1633 Broadway Loan...........


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Mortgage Loans.....................................
Section 2.02  Acceptance by Trustee............................................
Section 2.03  Representations, Warranties and Covenants of the Depositor;
               Repurchase of Loans by a Mortgage Loan Seller for Defects in Mortgage Files and Breaches of Representations and Warranties...
Section 2.04  Issuance of Uncertificated Lower-Tier Interests; Execution of
               Certificates....................................................


                                   ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

Section 3.01  Servicer to Act as Servicer; Special Servicer to Act as Special
               Servicer; Administration of the Loans...........................
Section 3.02  Collection of Loan Payments......................................
Section 3.03  Collection of Taxes, Assessments and Similar Items; Servicing
                Accounts.......................................................
Section 3.04  The Collection Account, Distribution Accounts, Excess Interest
               Distribution Account, Excess Liquidation Proceeds Reserve
               Account and A/B Loan Pair Custodial Accounts....................
Section 3.05  Permitted Withdrawals from the Collection Account and the
               Distribution Accounts...........................................
Section 3.06  Investment of Funds in the Collection Account, A/B Loan Pair
                Custodial Accounts, Servicing Accounts, Cash Collateral
                Accounts, Lock-Box Accounts and the REO Account................
Section 3.07  Maintenance of Insurance Policies; Errors and Omissions and
               Fidelity Coverage...............................................
Section 3.08  Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses;
               Assumption Agreements; Defeasance Provisions....................
Section 3.09  Realization upon Defaulted Loans.................................
Section 3.10  Trustee to Cooperate; Release of Mortgage Files..................
Section 3.11  Servicing Compensation...........................................
Section 3.12  Reports to the Trustee; Collection Account Statements............
Section 3.13  Annual Statement as to Compliance................................
Section 3.14  Reports by Independent Public Accountants........................
Section 3.15  Access to Certain Information....................................
Section 3.16  Title to REO Property; REO Account...............................
Section 3.17  Management of REO Property.......................................
Section 3.18  Sale of Defaulted Loans and REO Properties.......................
Section 3.19  Additional Obligations of the Servicer and Special Servicer;
               Inspections; Appraisals.........................................
Section 3.20  Modifications, Waivers, Amendments and Consents..................
Section 3.21  Transfer of Servicing Between Servicer and Special Servicer;
               Record Keeping..................................................
Section 3.22  Sub-Servicing Agreements.........................................
Section 3.23  Representations, Warranties and Covenants of the Servicer........
Section 3.24  Representations, Warranties and Covenants of the Special
                Servicer ......................................................
Section 3.25  Consultation Rights of the Directing Certificateholder...........
Section 3.26  Limitation on Liability of the Directing Certificateholder.......
Section 3.27  Reports to the Securities and Exchange Commission; Available
               Information.....................................................
Section 3.28  Lock-Box Accounts and Servicing Accounts.........................
Section 3.29  Interest Reserve Account.........................................
Section 3.30  Limitations on and Authorizations of the Servicer and Special
               Servicer with Respect to Certain Mortgage Loans.................
Section 3.31  REMIC Administration.............................................
Section 3.32  Servicer and Special Servicer May Own Certificates...............
Section 3.33  Rights of the Holder of the 1633 Broadway B Loan.................


                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01  Distributions....................................................
Section 4.02  Statements to Certificateholders; Reports by Trustee; Other
               Information Available to the Holders and Others.................
Section 4.03  P&I Advances.....................................................
Section 4.04  Allocation of Collateral Support Deficit.........................
Section 4.05  Appraisal Reduction Amounts......................................
Section 4.06  Grantor Trust Reporting..........................................


                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.................................................
Section 5.02  Registration of Transfer and Exchange of Certificates............
Section 5.03  Book-Entry Certificates..........................................
Section 5.04  Mutilated, Destroyed, Lost or Stolen Certificates................
Section 5.05  Persons Deemed Owners............................................
Section 5.06  Access to Certificateholders' Names and Addresses................


                                   ARTICLE VI

                               THE DEPOSITOR, THE
                        SERVICER AND THE SPECIAL SERVICER

Section 6.01 Liability of the Depositor, the Servicer and the Special
              Servicer ........................................................
Section 6.02  Merger, Consolidation or Conversion of the Depositor, the
               Servicer or the Special Servicer................................
Section 6.03  Limitation on Liability of the Trustee, the Depositor, the
               Servicer, the Special Servicer and Others.......................
Section 6.04  Servicer and Special Servicer Not to Resign; Assignment of
\              Servicing by Servicer or Special Servicer.......................
Section 6.05  Rights of the Depositor in Respect of the Servicer and the
               Special Servicer................................................


                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default; Servicer and Special Servicer Termination. ...
Section 7.02  Trustee to Act; Appointment of Successor.........................
Section 7.03  Notification to Certificateholders...............................
Section 7.04  Waiver of Events of Default......................................
Section 7.05  Trustee Advances.................................................


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of Trustee................................................
Section 8.02  Certain Matters Affecting the Trustee............................
Section 8.03  Trustee Not Liable for Validity or Sufficiency of Certificates
               or Mortgage Loans...............................................
Section 8.04  Trustee May Own Certificates.....................................
Section 8.05  Fees and Expenses of Trustee; Indemnification of Trustee.........
Section 8.06  Eligibility Requirements for Trustee.............................
Section 8.07  Resignation and Removal of the Trustee...........................
Section 8.08  Successor Trustee................................................
Section 8.09  Merger or Consolidation of Trustee...............................
Section 8.10  Appointment of Co-Trustee or Separate Trustee....................
Section 8.11  [Reserved].......................................................
Section 8.12  Access to Certain Information....................................
Section 8.13  Representations, Warranties and Covenants of the Trustee.........


                                   ARTICLE IX

                       TERMINATION; PURCHASE OF ARD LOANS

Section 9.01  Termination Upon Repurchase or Liquidation of All Mortgage
               Loans ..........................................................
Section 9.02  Additional Termination Requirements..............................
Section 9.03  Purchase of ARD Mortgage Loans...................................


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01 Amendment........................................................
Section 10.02 Recordation of Agreement; Counterparts...........................
Section 10.03 Limitation on Rights of Certificateholders and B Loan Holders....
Section 10.04 Governing Law....................................................
Section 10.05 Notices..........................................................
Section 10.06 Severability of Provisions.......................................
Section 10.07 Grant of a Security Interest.....................................
Section 10.08 Successors and Assigns; Beneficiaries............................
Section 10.09 Article and Section Headings.....................................
Section 10.10 Notices to Rating Agencies.......................................

                                    EXHIBITS

A-1   Form of Class A-1 and Class A-2 Certificate
A-2   Form of Class A-X Certificate
A-3   Form of Class A-SP Certificate
A-4   Form of Class B, Class C, Class D and Class E Certificate
A-5   Form of Class F, Class G and Class H Certificate
A-7 Form of Class J, Class K, Class L, Class M, Class O, Class P and Class Q Certificate
A-7   Form of Class V Certificate
A-8   Form of Residual Certificate
B     Mortgage Loan Schedule
C-1   Form of QIB Investment Representation Letter - Qualified Institutional
      Buyer
C-2   Form of Regulation S Investment Representation Letter - Non-U.S. Person
C-3   Form of Investment Representation Letter - Institutional Accredited
      Investor
D-1   Form of Transfer Affidavit
D-2   Form of Transferor Letter
E     List of Mezzanine Loans
F     Form of Request for Release
G     Reserved
H     Form of Affidavit of Lost Note
I     Investor Certification
J     Form of Trustee Certification
K     Reserved
L     Form of Notice and Certification
M     Exceptions List for Mortgage Notes
N     Schedule of Reference Rates
O     Form of Certification to be provided to Depositor

            This Pooling and Servicing Agreement (the "Agreement"), is dated as of December 1, 2002, among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, MIDLAND LOAN SERVICES, INC., as Servicer, GMAC COMMERCIAL MORTGAGE CORPORATION, as Special Servicer, and WELLS FARGO BANK MINNESOTA, N.A., as Trustee.

                                   PRELIMINARY STATEMENT:

            The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the "Certificates"), to be issued hereunder in multiple classes (each, a "Class"), which in the aggregate will evidence the entire beneficial ownership interest in the trust fund (the "Trust") to be created hereunder, the primary assets of which will be a pool of 141 multifamily and commercial mortgage loans listed on Exhibit B hereto. As provided herein, the Trustee shall elect or shall cause an election to be made that each of the Upper-Tier REMIC and the Lower-Tier REMIC (as defined herein) be treated for federal income tax purposes as a "real estate mortgage investment conduit" (a "REMIC").

            As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Loans and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as the "Lower-Tier REMIC." The Class LA-1-1, Class LA-1-2, Class LA-1-3, Class LA-1-4, Class LA-2-1, Class LA-2-2, Class LA-2-3, Class LB, Class LC, Class LD, Class LE-1, Class LE-2, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LO, Class LP and Class LQ Uncertificated Interests will evidence "regular interests" in the Lower-Tier REMIC (the "Uncertificated Lower-Tier Interests") created hereunder. The sole class of "residual interests" in the Lower-Tier REMIC created hereunder will be evidenced by the Class LR Certificates.

            As further provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Uncertificated Lower-Tier Interests and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as the "Upper-Tier REMIC." The Class A-1, Class A-2, Class A-X, Class A-SP, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates will evidence "regular interests" in the Upper-Tier REMIC created hereunder. The sole class of "residual interests" in the Upper-Tier REMIC created hereunder will be evidenced by the Class R Certificates.

            The portion of the Trust Fund representing Excess Interest and the Excess Interest Distribution Account shall be treated as a grantor trust under subpart E, Part I of subchapter J of the Code. The Class V Certificates will represent undivided beneficial interests in the portion of the Trust Fund consisting of the Excess Interest and the Excess Interest Distribution Account. Additionally, the Trust shall not include any B Loan, any interest of the holders of any B Loan (or the 1633 Broadway B Loan, if funded) or any A/B Loan Pair Custodial Account.

            The following table sets forth the designation, the initial pass-through rate (the "Pass-Through Rate"), the aggregate initial principal amount (the "Original Certificate Balance") or notional balance ("Original Notional Balance"), as applicable, and the initial ratings given each Class (as indicated below) by the Rating Agencies (as defined herein) for each Class of certificates comprising the interests in the Upper-Tier REMIC created hereunder:

                                UPPER-TIER REMIC

                                ORIGINAL CERTIFICATE BALANCE
                                (OR, IN THE CASE OF THE CLASS       INITIAL
   CLASS       PASS-THROUGH   A-X AND CLASS A-SP CERTIFICATES,     RATINGS(1)
DESIGNATION        RATE          ORIGINAL NOTIONAL BALANCE)        FITCH/S&P
-----------    ------------   --------------------------------     ---------
Class A-1        4.1060%              $353,118,000                  AAA/AAA
Class A-2        4.9400%              $620,320,000                  AAA/AAA
Class A-X          (2)              $1,185,313,661 (4)              AAA/AAA
Class A-SP         (3)              $1,035,816,000 (4)              AAA/AAA
Class B          5.0920%               $41,486,000                   AA/AA
Class C          5.2300%               $22,225,000                   A+/A+
Class D          5.2690%               $14,816,000                    A/A
Class E          5.3390%               $17,780,000                   A-/A-
Class F            (5)                  $8,890,000                 BBB+/BBB+
Class G            (6)                 $16,298,000                  BBB/BBB
Class H            (7)                 $14,816,000                 BBB-/BBB-
Class J          5.2500%               $22,225,000                  BB+/BB+
Class K          5.2500%                $5,927,000                   BB/BB
Class L          5.2500%                $8,889,000                  BB-/BB-
Class M          5.2500%                $7,409,000                   B+/B+
Class N          5.2500%                $4,445,000                    B/B
Class O          5.2500%                $4,703,000                   B-/B-
Class P          5.2500%                $7,150,000                  CCC/CCC
Class Q          5.2500%               $14,816,661                   NR/NR
Class R          None(8)                   None(8)

--------------------------

(1) The Certificates marked "NR" have not been rated by the applicable Rating Agency.

(2)   The Class A-X Pass-Through Rate, as defined herein.

(3)   The Class A-SP Pass-Through Rate, as defined herein.

(4) Original Notional Balance. The Class A-X and Class A-SP Certificates will not have a Certificate Balance and will not be entitled to receive distributions of principal.

(5)   The lesser of 5.7830% and the Weighted Average Net Mortgage Rate.

(6)   The lesser of 5.8810% and the Weighted Average Net Mortgage Rate.

(7)   The lesser of 6.3260% and the Weighted Average Net Mortgage Rate.

(8) The Class R Certificates will not have a Certificate Balance or Notional Balance, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Available Funds remaining in the Upper-Tier Distribution Account after all required distributions under this Agreement have been made to each other Class of Certificates will be distributed to the Holders of the Class R Certificates.

            The following table sets forth the initial Lower-Tier Principal Amounts and per annum rates of interest for the Uncertificated Lower-Tier
Interests:

                                LOWER-TIER REMIC

                                                ORIGINAL
                                 INTEREST      LOWER-TIER
                      CLASS        RATE     PRINCIPAL AMOUNT
                  ------------   --------   ----------------
                  Class LA-1-1      (1)     $ 42,819,000
                  Class LA-1-2      (1)     $ 84,903,000
                  Class LA-1-3      (1)     $161,243,000
                  Class LA-1-4      (1)     $ 64,153,000
                  Class LA-2-1      (1)     $ 11,169,000
                  Class LA-2-2      (1)     $ 50,505,000
                  Class LA-2-3      (1)     $558,646,000
                  Class LB          (1)     $ 41,486,000
                  Class LC          (1)     $ 22,225,000
                  Class LD          (1)     $ 14,816,000
                  Class LE-1        (1)     $  5,431,000
                  Class LE-2        (1)     $ 12,349,000
                  Class LF          (1)     $  8,890,000
                  Class LG          (1)     $ 16,298,000
                  Class LH          (1)     $ 14,816,000
                  Class LJ          (1)     $ 22,225,000
                  Class LK          (1)     $  5,927,000
                  Class LL          (1)     $  8,889,000
                  Class LM          (1)     $  7,409,000
                  Class LN          (1)     $  4,445,000
                  Class LO          (1)     $  4,703,000
                  Class LP          (1)     $  7,150,000
                  Class LQ          (1)     $ 14,816,661
                  Class LR      None(2)

--------------------------

(1) The interest rate of each of the indicated Classes of Uncertificated Lower-Tier Interests is the Weighted Average Net Mortgage Rate.

(2) The Class LR Certificates will not have a Certificate Balance or Notional Balance, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Available Funds remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount on each Distribution Date shall be distributed to the Holders of the Class LR Certificates as owners of the residual interests in the Lower-Tier REMIC.

            As of the close of business on the Cut-off Date (as defined herein), the Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $1,185,313,661.

            In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Special Servicer and the Trustee agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01      Defined Terms.

            Whenever used in this Agreement the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "1633 Broadway B Note": With respect to the 1633 Broadway Loan, the related Mortgage Note, if any, not included in the Trust, which is subordinated in right of payment to the A Note to the extent set forth in the related A/B Intercreditor Agreement, but is secured by the 1633 Broadway Mortgage.

            "1633 Broadway Loan": The Loan represented by the 1633 Broadway Mortgage Loan and any subsequently funded B Note. References herein to the 1633 Broadway Loan shall be construed to refer to the aggregate indebtedness under the related A Note and the related 1633 Broadway B Note, provided such 1633 Broadway B Note has been funded.

            "1633 Broadway Mortgage": With respect to the 1633 Broadway Mortgage Loan, the mortgage securing the A Note and the 1633 Broadway B Note on the related Mortgaged Property.

            "1633 Broadway Mortgage Loan": That loan identified as Mortgage Loan No. 1 on the Mortgage Loan Schedule.

            "A Loan": Any of the Mortgage Loans secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as 1633 Broadway, Walden of Lakewood Apartments, Amerisuites San Antonio, Amerisuites Houston, Amerisuites Austin and St. Tropez Apartments, respectively.

            "A Note": With respect to any A Loan, the Note included in the Trust, which is senior in right of payment to the related B Note, if any, to the extent set forth in the A/B Intercreditor Agreement.

            "A/B Intercreditor Agreement": With respect to each A/B Loan Pair, the related intercreditor agreement to be entered into by and between the holders of the related A Loan and the holder of the B Loan relating to the relative rights of such holders of the respective A Loan and B Loan, as the same may be further amended from time to time in accordance with the terms thereof.

            "A/B Loan Pair":  Any A Loan, together with the related B Loan.

            "A/B Loan Pair Custodial Account": Each of the custodial sub-account(s) of the Collection Account (but which are not included in the Trust) created and maintained by the Servicer pursuant to Section 3.04 on behalf of the holder of a B Loan. Any such sub-account(s) shall be maintained as a sub-account of an Eligible Account.

            "A/B Material Default": With respect to any CBA A/B Loan Pair, a "Material Default" under, and within the meaning of, the related A/B Intercreditor Agreement.

            "Accountant's Statement":  As defined in Section 3.14.

            "Accrued Certificate Interest Amount": With respect to each Distribution Date and each Class of Regular Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate applicable to such Class of Certificates for such Distribution Date, accrued on the related Certificate Balance of such Class (or, in the case of the Class A-X and Class A-SP Certificates, on the Notional Balance thereof) immediately prior to such Distribution Date. The Accrued Certificate Interest Amount for each such Class shall be calculated on the basis of a 360-day year composed of twelve 30-day months.

            "Acquisition Date": With respect to any REO Property, the first day on which such REO Property is considered to be acquired by the Trust Fund and the Lower-Tier REMIC within the meaning of Treasury regulation Section 1.856-6(b)(1), which is the first day on which the Lower-Tier REMIC is treated as the owner of such REO Property for federal income tax purposes.

            "Actual/360 Loans": The Loans indicated by the term "Act/360" under the column heading "Interest Calc." in the Mortgage Loan Schedule.

            "Actual/360 Mortgage Loan": A Mortgage Loan that is an Actual/360 Loan.

            "Additional Collateral": With respect to each Additional Collateral Mortgage Loan, the cash reserve or irrevocable letter of credit partially securing such Additional Collateral Mortgage Loan.

            "Additional Collateral Mortgage Loan": Any one of the Loans known as Village at Rochester Hills, Plaza Escuela, The River at Rancho Mirage, Walnut Ridge Apartment Homes, 1322 Space Park Drive and Whitesburg Plaza designated as Loan Nos. 3, 4, 5, 11,62 and 72 respectively, on the Mortgage Loan Schedule.

            "Advance":  Any P&I Advance or Servicing Advance.

            "Advance Interest": The interest accrued on any Advance at the Reimbursement Rate, which is payable to the party hereto that made that Advance, all in accordance with the provisions hereof.

            "Adverse REMIC Event":  As defined in Section 3.31(g).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agent":  As defined in Section 5.02(g)(i)(A).

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Annual Compliance Report": A report consisting of an annual statement of compliance required by Section 3.13 hereof and the Accountant's Statement.

            "Anticipated Repayment Date": With respect to any ARD Loan, designated as such on the Mortgage Loan Schedule, the date upon which such ARD Loan starts to accrue interest at its Revised Rate.

            "Appraisal": An appraisal prepared in accordance with 12 C.F.R.ss.225.64 by an Appraiser selected by the Servicer or Special Servicer, as applicable.

            "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan as to which an Appraisal Reduction Event has occurred, an amount calculated by the Special Servicer equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan over (b) the excess of (i)(A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) with respect to any Mortgage Loan with an outstanding principal balance equal to or greater than $2,000,000, by one or more Appraisals (the costs of which shall be paid by the Servicer as a Servicing Advance) or (2) with respect to any Mortgage Loan with an outstanding principal balance less than $2,000,000, by an Appraisal (or an update of a prior Appraisal) (the costs of which shall be paid by the Servicer as a Servicing Advance) or an internal valuation performed by the Special Servicer plus (B) any letter of credit, reserve, escrow or similar amount held by the Servicer which may be applied to payments on the Mortgage Loan over (ii) the sum of (X) to the extent not previously advanced by the Servicer or the Trustee, all unpaid interest on such Mortgage Loan at a per annum rate equal to its Mortgage Rate, (Y) all unreimbursed Advances in respect of such Mortgage Loan together with interest thereon at the Reimbursement Rate and (Z) all currently due and unpaid real estate taxes and assessments, Insurance Policy premiums, ground rents and all other amounts due and unpaid with respect to such Mortgage Loan, net of any amounts currently escrowed for such amounts (which taxes, assessments, premiums, ground rents and other amounts have not been subject to an Advance by the Servicer or the Trustee and/or for which funds have not been escrowed).

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date such Mortgage Loan becomes a Corrected Mortgage Loan or is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund. For the avoidance of doubt, it is hereby agreed and understood that no amount due under any CBA B Loan shall affect the calculation of the Appraisal Reduction Amount with respect to any CBA A/B Loan Pair.

            "Appraisal Reduction Event": With respect to any Mortgage Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan, (ii) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan, or a change in any other material economic term of such Mortgage Loan (other than an extension of the Maturity Date for a period of six months or less), becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iii) 60 days after a receiver has been appointed for the Borrower of the related Mortgaged Property, (iv) 30 days after a Borrower declares bankruptcy; (v) 60 days after the borrower has become the subject of a decree or order for a bankruptcy proceeding that shall have remained in force undischarged and unstayed, and (vi) immediately after a Mortgage Loan becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not be deemed to occur at any time on and after the dates when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The Special Servicer shall notify the Servicer, and the Servicer shall notify the Special Servicer promptly upon the occurrence of any of the foregoing events.

            "Appraised Value": With respect to any Mortgaged Property, the appraised value thereof as determined by an Appraisal.

            "Appraiser": An Independent MAI, state certified organization with five years of experience in properties of like kind and in the same geographic area.

            "ARD Loan": Any Loan that provides for the accrual of Excess Interest thereon if such Loan is not paid in full on or prior to its Anticipated Repayment Date.

            "ARD Mortgage Loan": A Mortgage Loan that is an ARD Loan, and is designated as such on the Mortgage Loan Schedule

            "Assignable Primary Servicing Fee": Any Primary Servicing Fee that is payable to Midland or its permitted assignee pursuant to Section 3.11(a) and subject to reduction by the Trustee pursuant to Section 3.11(a).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument, executed by the related Borrower, assigning to the related mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assumed Scheduled Payment": For any Due Period and with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Loan on the related Due Date based on the constant payment required by the related Note or the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment had not become due, after giving effect to any modification of such Mortgage Loan, and (b) interest on the Stated Principal Balance of such Mortgage Loan at the applicable Mortgage Rate (less the Servicing Fee Rate and the Primary Servicing Fee Rate).

            "Authenticating Agent": Wells Fargo Bank Minnesota, N.A., or any agent of the Trustee appointed to act as Authenticating Agent pursuant to
Section 5.01.

            "Available Funds": With respect to any Distribution Date, an amount equal to the sum (without duplication) of:

            (a) the aggregate amount received on the Mortgage Loans (and any related REO Properties) and on deposit in the Collection Account as of the close of business on the Business Day preceding the related Servicer Remittance Date, exclusive of the following amounts (without duplication):

            (i) all Monthly Payments collected but due on a Due Date after the end of the related Due Period;

            (ii) all Principal Prepayments, Balloon Payments, Liquidation Proceeds or Insurance and Condemnation Proceeds, all amounts paid in connection with Loan repurchases pursuant to Section 2.03(b), and all other unscheduled recoveries received after the related Determination Date;

            (iii) all amounts in the Collection Account that are payable or reimbursable to any Person from such account pursuant to clauses (ii) through (xvii), inclusive, of Section 3.05(a);

            (iv) all amounts that are payable or reimbursable to any Person pursuant to clauses (ii) through (iv), inclusive, of Section 3.05(b);

            (v) all Prepayment Premiums and Yield Maintenance Charges;

            (vi) all amounts deposited in the Collection Account in error;

            (vii) any net interest or net investment income on funds on deposit in the Collection Account, the Interest Reserve Account, any Cash Collateral Account, any Lock-Box Account, any Reserve Account or any REO Account or in Permitted Investments in which such funds may be invested;

            (viii) with respect to those Loans that are Actual/360 Loans and any Distribution Date relating to each Interest Accrual Period ending in each February or in any January in a year which is not a leap year, an amount equal to one day of interest on the Stated Principal Balance of such Loans as of the Distribution Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rates to the extent such amount is to be deposited in the Interest Reserve Account and held for future distribution pursuant to Section 3.29;

            (ix) in the case of each REO Property related to an A Loan, all amounts received with respect to the A Loan that are required to be paid to the holder of the related B Note pursuant to the terms of the related B Note and the related A/B Intercreditor Agreement (which amounts will be deposited into the related A/B Loan Pair Custodial Account pursuant to
      Section 3.04 and withdrawn from such accounts pursuant to Section 3.05);
      and

            (x) Excess Interest;

            (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred with respect to the Mortgage Loans from the REO Account to the Collection Account for such Distribution Date pursuant to Section 3.16(c);

            (c) the aggregate amount of any P&I Advances made in respect of the Mortgage Loans by the Servicer or the Trustee, as applicable, for such Distribution Date pursuant to Section 4.03 or 7.05 (which P&I Advances shall not include any related Servicing Fees, Primary Servicing Fees or Workout Fees);

            (d) all funds released from the Interest Reserve Account for distribution on such Distribution Date; and

            (e) all funds released from the Excess Liquidation Proceeds Reserve Account for distribution on such Distribution Date.

            "B Loan": With respect to each A Loan, the other mortgage loan that
(i) is not included in the Trust Fund, (ii) is subordinate in right of payment to such A Loan to the extent set forth in the related A/B Intercreditor Agreement and (iii) is secured by the same Mortgage on the same Mortgaged Property as such A Loan.

            "B Loan Holder": With respect to any CBA Loan, CBA-Mezzanine Capital Finance, LLC, or its successors and assigns, as the holder of such B Loan, and with respect to the 1633 Broadway B Note, the holder of such Note when and if such 1633 Broadway B Note is funded.

            "Balloon Loan": Any Loan that by its terms provides for an amortization schedule extending beyond its Maturity Date.

            "Balloon Mortgage Loan":  A Mortgage Loan that is a Balloon Loan,

            "Balloon Payment": With respect to any Balloon Loan and any date of determination, the scheduled payment of principal due on the Maturity Date of such Loan (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

            "Balloon Payment Interest Excess": With respect to any Balloon Loan as to which the Maturity Date occurs in the same Due Period as the prior Due Date for such Balloon Loan, and as to which the related Balloon Payment is paid during the Due Period after such prior Due Date, the amount of interest (net of related Servicing Fees and, if applicable, Excess Interest) accrued on such Balloon Loan from such prior Due Date to, but not including, the date the related Balloon Payment is paid, to the extent such interest is actually paid by the related Borrower in connection with the payment of the related Balloon Payment on or before such Maturity Date.

            "Balloon Payment Interest Shortfall": With respect to any Balloon Loan as to which the Maturity Date occurs after the Determination Date in any calendar month, and as to which the related Balloon Payment was made during the Due Period in which such Maturity Date occurs, the amount of interest that would have accrued on such Balloon Loan at the related Net Mortgage Rate from such Maturity Date to but not including the date that (but for the occurrence of such Maturity Date) would otherwise have been the next succeeding scheduled Due Date, to the extent not paid by the related Borrower.

            "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

            "Base Interest Fraction": With respect to any Principal Prepayment on any Loan and any of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, a fraction (not greater than
1) (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the Yield Rate used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Loan exceeds (ii) the Yield Rate (as provided by the Servicer) used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment; provided, however, that if such Yield Rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Loan and (y) the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be zero.

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Borrower": With respect to any Loan, any obligor or obligors on any related Note or Notes.

            "Breach":  As defined in Section 2.03(b).

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in the States of New York, Maryland, Minnesota, California and Pennsylvania are authorized or obligated by law or executive order to remain closed.

            "Cash Collateral Account": With respect to any Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other loan document, into which account or accounts the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the Mortgage Loan Seller's interest in the Loans. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Loan and Section 3.06, which Person shall be taxed on all reinvestment income or gain thereon. The Servicer shall be permitted to make withdrawals therefrom solely for deposit into the Collection Account or a Servicing Account, or to remit to Borrower as required by the related loan documents, as applicable. To the extent not inconsistent with the terms of the related Loan, each such Cash Collateral Account shall be an Eligible Account.

            "Cash Collateral Account Agreement": With respect to any Loan, the cash collateral account agreement, if any, between the related Mortgage Loan Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

            "CBA A Loan": Any of the Mortgage Loans secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as Walden of Lakewood Apartments, Amerisuites San Antonio, Amerisuites Houston, Amerisuites Austin and St. Tropez Apartments, respectively.

            "CBA A/B Loan Pair": Any CBA A Loan, together with the related CBA B Loan.

            "CBA B Loan": With respect to each CBA A Loan, the other mortgage loan that (i) is not included in the Trust Fund, (ii) is subordinate in right of payment to such CBA A Loan to the extent set forth in the related A/B Intercreditor Agreement and (iii) is secured by the same Mortgage on the same Mortgaged Property as such CBA A Loan.

            "CBA B Loan Holder": With respect to any CBA B Loan, CBA-Mezzanine Capital Finance, LLC, or its successors and assigns, as the holder of such CBA B Loan.

            "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Certificate": Any one of the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, as executed, authenticated and delivered by the Trustee.

            "Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-X and Class A-SP Certificates), (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)).

            "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register, provided, however, that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement with respect to the rights, obligations or liabilities of the Trustee, the Servicer or the Special Servicer, any Certificate registered in the name of the Trustee, the Servicer, the Special Servicer or any Affiliate of any of them shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained; provided that (i) such restrictions shall not apply to the selection of the Controlling Class (or the Directing Certificateholder) or the exercise of the Special Servicer's or its Affiliates' rights as a member of the Controlling Class and (ii) the foregoing shall not apply if the Trustee, the Servicer or the Special Servicer, as the case may be, and/or their Affiliates, own the entire Class of each Class of Certificates affected by such action, vote, consent or waiver. The Trustee shall be entitled to request and conclusively rely upon a certificate of the Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Certification Parties" has the meaning set forth in Section
3.27(b).

            "Certifying Person" has the meaning set forth in Section 3.27(b).

            "Class": With respect to any Certificates or Uncertificated Lower-Tier Interests, all of the Certificates or Uncertificated Lower-Tier Interests bearing the same alphabetical (and, if applicable, numerical) Class designation.

            "Class A Certificate":  Any Class A-1 or Class A-2 Certificate.

            "Class A-1 Certificate": A Certificate designated as "Class A-1" on the face thereof, substantially in the form of Exhibit A-1 hereto.

            "Class A-1 Pass-Through Rate":  4.1060% per annum.

            "Class A-2 Certificate": A Certificate designated as "Class A-2" on the face thereof, substantially in the form of Exhibit A-1 hereto.

            "Class A-2 Pass-Through Rate":  4.94000% per annum.

      "Class A-X Certificate": A Certificate designated as "Class A-X" on the face thereof, in the form of Exhibit A-2 hereto.

      "Class A-X Component": Any one of the Components set forth under the definition of "Class A-X Strip Rate."

            "Class A-X Notional Amount": With respect to the Class A-X Certificates and any date of determination, the sum of the then Component Notional Amounts of all of the Components.

            "Class A-X Pass-Through Rate": As to any Distribution Date, the per annum rate, expressed as a percentage, equal to the weighted average of the Class A-X Strip Rates of the Components for such Distribution Date, weighted on the basis of their respective Component Notional Balances.

            "Class A-X Strip Rate": With respect to any Class of Components (other than Component A-1-2, Component A-1-3, Component A-1-4, Component A-2-1, Component A-2-2, Component A-2-3, Component B, Component C, Component D, Component E-1, Component E-2 and Component F) for any Distribution Date, a rate per annum equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Related Certificates, and in the case of Component A-1-2, Component A-1-3, Component A-1-4, Component A-2-1, Component A-2-2, Component A-2-3, Component B, Component C, Component D, Component E-1, Component E-2 and Component F, (i) for any Distribution Date occurring on or before the related Component Crossover Date,
(x) the Weighted Average Net Mortgage Rate for such Distribution Date minus (y) the sum of the Pass-Through Rate for the Related Certificates for such Distribution Date and the Class A-SP Strip Rate for such Component for such Distribution Date, and (ii) for any Distribution Date occurring after the related Component Crossover Date, a rate per annum equal to (x) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (y) the Pass-Through Rate for the Related Certificates (provided that in no event shall any Class A-X Strip Rate be less than zero).

      "Class A-SP Certificate": A Certificate designated as "Class A-SP" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class A-SP Component": Each of Component A-1-2, Component A-1-3, Component A-1-4, Component A-2-1, Component A-2-2, Component A-2-3, Component B, Component C, Component D, Component E-1, Component E-2 and Component F.

      "Class A-SP Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of the Class A-SP Components.

            "Class A-SP Pass-Through Rate": As to any Distribution Date, the per annum rate, expressed as a percentage, equal to the weighted average of the Class A-SP Strip Rate of the Class A-SP Components for such Distribution Date.

            "Class A-SP Strip Rate": With respect to each of the Class A-SP Components for any Distribution Date, a rate per annum equal to (i) for any Distribution Date occurring on or before the related Component Crossover Date,
(x) the lesser of (I) the Weighted Average Net Mortgage Rate for such Distribution Date and (II) the Reference Rate for such Distribution Date minus
(y) the Pass-Through Rate for the Related Certificates (provided that in no event shall any Class A-SP Strip Rate be less than zero), and (ii) for any Distribution Date occurring after the related Component Crossover Date, 0% per annum.

            "Class B Certificate": A Certificate designated as "Class B" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class B Pass-Through Rate": 5.0920% per annum.

            "Class C Certificate": A Certificate designated as "Class C" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class C Pass-Through Rate":  5.2300% per annum.

            "Class D Certificate": A Certificate designated as "Class D" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class D Pass-Through Rate": 5.2690% per annum.

            "Class E Certificate": A Certificate designated as "Class E" on the face thereof, in the form of Exhibit A-4 hereto.

            "Class E Pass-Through Rate": 5.3390% per annum.

            "Class F Certificate": A Certificate designated as "Class F" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class F Pass-Through Rate": The lesser of (i) 5.7830% per annum and
(ii) the Weighted Average Net Mortgage Rate.

            "Class G Certificate": A Certificate designated as "Class G" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class G Pass-Through Rate": The lesser of (i) 5.8810% per annum and
(ii) the Weighted Average Net Mortgage Rate.

            "Class H Certificate": A Certificate designated as "Class H" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class H Pass-Through Rate": The lesser of (i) 6.3260% per annum and
(ii) the Weighted Average Net Mortgage Rate.

            "Class J Certificate": A Certificate designated as "Class J" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class J Pass-Through Rate": 5.2500% per annum.

            "Class K Certificate": A Certificate designated as "Class K" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class K Pass-Through Rate": 5.2500% per annum.

            "Class L Certificate": A Certificate designated as "Class L" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class L Pass-Through Rate": 5.2500% per annum.

            "Class LA-1-1 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-2 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-3 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-4 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2-1 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2-2 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2-3 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LB Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LC Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LD Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LE-1 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LE-2 Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LF Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LH Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LJ Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LK Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LL Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LM Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LN Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LO Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LP Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LQ Uncertificated Interest": A regular interest in the Lower-Tier REMIC that is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LR Certificate": A Certificate designated as "Class LR" on the face thereof, in the form of Exhibit A-8 hereto.

            "Class M Certificate": A Certificate designated as "Class M" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class M Pass-Through Rate": 5.2500% per annum.

            "Class N Certificate": A Certificate designated as "Class N" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class N Pass-Through Rate": 5.2500% per annum.

            "Class O Certificate": A Certificate designated as "Class O" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class O Pass-Through Rate": 5.2500% per annum.

            "Class P Certificate": A Certificate designated as "Class P" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class P Pass-Through Rate": 5.2500% per annum.

            "Class Q Certificate": A Certificate designated as "Class Q" on the face thereof, in the form of Exhibit A-6 hereto.

            "Class Q Pass-Through Rate": 5.2500% per annum.

            "Class R Certificate": A Certificate designated as "Class R" on the face thereof, in the form of Exhibit A-8 hereto.

            "Class V Certificate": A Certificate designated as "Class V" on the face thereof, in the form of Exhibit A-7 hereto. The Class V Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Clearstream": Clearstream, Luxembourg, societe anonyme (formerly known as Cedelbank), a corporation organized under the laws of the Duchy of Luxembourg.

            "Closing Date": December 23, 2002.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Servicer and reasonably acceptable to the Trustee, the Fiscal Agent, the Special Servicer and the Directing Certificateholder.

            "CMSA Bond Level File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Collateral Summary File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Comparative Financial Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Delinquent Loan Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Financial File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Historical Liquidation Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Historical Loan Modification Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Property File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Property File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Servicer and the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally (provided that such changes are reasonably acceptable to the Special Servicer and do not materially increase the expense of such reporting).

            "CMSA Servicer Watch List": For any Determination Date, a report substantially in the form of, and containing the information called for in such form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally, it being acknowledged that Servicer shall use the form recommended by the CMSA for use beginning in April 2003 for any time period subsequent to the Closing Date (provided that such changes are reasonably acceptable to the Servicer and do not materially increase the expense of such reporting).

            "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

            "Collateral Support Deficit": As defined in Section 4.04.

            "Collection Account": One or more separate custodial accounts created and maintained by the Servicer or any Sub-Servicer on behalf of the Servicer pursuant to Section 3.04(a) in the name of the Trustee on behalf of the Certificateholders and any related B Loan Holder, into which the amounts set forth in Section 3.04(a) shall be deposited directly, which account shall be entitled "Midland Loan Services, Inc., in trust for Wells Fargo Bank Minnesota, N.A., as Trustee for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, and the B Loan Holder, as applicable, as their interest may appear Collection Account." Any such account or accounts shall be an Eligible Account and shall be part of the Lower-Tier REMIC.

            "Commission": The Securities and Exchange Commission.

            "Component": Each of Component A-1-1, Component A-1-2, Component A-1-3, Component A-1-4, Component A-2-1, Component A-2-2, Component A-2-3, Component B, Component C, Component D, Component E, Component F, Component G, Component H, Component J, Component K, Component L, Component M, Component N, Component O, Component P and Component Q.

            "Component Crossover Date": (i) With respect to the Class A-1-2 Component, the Distribution Date occurring in June 2004, (ii) with respect to the Class A-1-3 Component, the Distribution Date occurring in December 2004,
(iii) with respect to the Class A-1-4 Component, the Distribution Date occurring in June 2007, (iv) with respect to the Class A-2-1 Component, the Distribution Date occurring in June 2007,(v) with respect to the Class A-2-2 Component, the Distribution Date occurring in December 2008, (vi) with respect to the Class A-2-3 Component, the Distribution Date occurring in December 2009, (vii) with respect to the Class B Component, the Class C Component and the Class D Component, the Distribution Date occurring in December 2009, (viii) with respect to the Class E-1 Component the Distribution Date occurring in December 2008;
(ix) with respect to the Class E-2 Component, the Distribution Date occurring in December 2009 and (x) with respect to the Class F Component, the Distribution Date occurring in December 2008.

            "Component A-1-1": One of twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-1 Uncertificated Interest as of any date of determination.

            "Component A-1-2": One of twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-2 Uncertificated Interest as of any date of determination.

            "Component A-1-3": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-3 Uncertificated Interest as of any date of determination.

            "Component A-1-4": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-4 Uncertificated Interest as of any date of determination.

            "Component A-2-1": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2-1 Uncertificated Interest as of any date of determination.

            "Component A-2-2": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2-2 Uncertificated Interest as of any date of determination.

            "Component A-2-3": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2-3 Uncertificated Interest as of any date of determination.

            "Component B": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LB Uncertificated Interest as of any date of determination.

            "Component C": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LC Uncertificated Interest as of any date of determination.

            "Component D": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LD Uncertificated Interest as of any date of determination.

            "Component E-1": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LE-1 Uncertificated Interest as of any date of determination.

            "Component E-2": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LE-2 Uncertificated Interest as of any date of determination.

            "Component F": One of the twenty-three components of the Class A-X Certificates and one of the twelve components of the Class A-SP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LF Uncertificated Interest as of any date of determination.

            "Component G": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LG Uncertificated Interest as of any date of determination.

            "Component H": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LH Uncertificated Interest as of any date of determination.

            "Component J": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LJ Uncertificated Interest as of any date of determination.

            "Component K": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LK Uncertificated Interest as of any date of determination.

            "Component L": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LL Uncertificated Interest as of any date of determination.

            "Component M": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LM Uncertificated Interest as of any date of determination.

            "Component N": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LN Uncertificated Interest as of any date of determination.

            "Component O": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LO Uncertificated Interest as of any date of determination.

            "Component P": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LP Uncertificated Interest as of any date of determination.

            "Component Q": One of the twenty-three components of the Class A-X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LQ Uncertificated Interest as of any date of determination.

            "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then Lower-Tier Principal Amount of its Related Uncertificated Lower-Tier Interest.

            "Controlling Class": As of any date of determination, the most subordinate Class of Regular Certificates then outstanding that has a Certificate Balance at least equal to 25% of the initial Certificate Balance of such Class (or, if no such Class exists, the most subordinate Class then outstanding). As of the Closing Date, the Controlling Class shall be the Class Q Certificates.

            "Controlling Class Certificateholder": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified by the Certificate Registrar to the Trustee from time to time.

            "Corporate Trust Office": The principal corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at (i) 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attn: Corporate Trust Services, telecopy number (410) 715-2380, Attention: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, and for certificate transfer purposes at Sixth Street and Marquette Avenue, Minneapolis, MN 55479-0113, Attention: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5.

            "Corrected Mortgage Loan": Any Specially Serviced Mortgage Loan that has become current and remained current for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Mortgage Loan) and as to which Mortgage Loan the Special Servicer has returned servicing to the Servicer pursuant to Section 3.21(a).

            "Crossed Mortgage Loan": Any Mortgage Loan which is cross-defaulted and cross-collateralized with any other Mortgage Loan. For the avoidance of doubt, no A Loan or B Loan shall be deemed a Crossed Mortgage Loan under this Agreement.

            "Crossed Mortgage Loan Repurchase Criteria": (i) the Debt Service Coverage Ratio for any related Crossed Mortgage Loans that remain in the trust for the four calendar quarters immediately preceding the repurchase or substitution is not less than the greater of (a) the Debt Service Coverage Ratio for such Crossed Mortgage Loans, including the affected Crossed Mortgage Loan, for the four calendar quarters immediately preceding the repurchase or substitution and (b) .05x below the Debt Service Coverage Ratio for such Crossed Mortgage Loans, including the affected Crossed Mortgage Loan set forth in the Prospectus Supplement; (ii) the Loan-to-Value Ratio for any related Crossed Mortgage Loans that remain in the trust (determined at the time of repurchase or substitution based upon an appraisal (if required) obtained by the Special Servicer at the expense of the related Mortgage Loan Seller) is not greater than the lesser of (a) the Loan-to-Value Ratio for such Crossed Mortgage Loans including the affected Crossed Mortgage Loan (determined at the time of repurchase or substitution based upon an appraisal (if required) obtained by the Special Servicer at the expense of the related Mortgage Loan Seller) and (b) 5% more than the Loan-to-Value Ratio for such Crossed Mortgage Loans including the affected Crossed Mortgage Loan set forth in the Prospectus Supplement; and (iii) the Trustee receives an Opinion of Counsel to the effect that such repurchase or substitution will not result in the imposition of a tax on the assets of the Trust Fund, cause any REMIC created hereunder to fail to qualify as a REMIC for federal or applicable state tax purposes, cause the crossed loans to cease to be a "qualified mortgage" within the meaning of Internal Revenue Code Section 860G(a)(3) or result in a significant modification of the Crossed Mortgage Loans within the meaning of Treasury Regulations Section 1.860G-2(b) at any time that any Certificate is outstanding.

            "CSFB Mortgage Loans": The Mortgage Loans transferred to the Depositor pursuant to the CSFB Mortgage Loan Purchase Agreement and identified on Schedule II thereto.

            "CSFB Mortgage Loan Purchase Agreement": With respect to the CSFB Loans which are identified therein, the agreement between the Depositor and the CSFB Mortgage Loan Seller, dated as of December 1, 2002, relating to the transfer of all of the CSFB Mortgage Loan Seller's right, title and interest in and to the CSFB Mortgage Loans.

            "CSFB Mortgage Loan Seller": Column Financial, Inc., a Delaware corporation, and its successors in interest.

            "Cut-off Date": Individually and collectively, the respective Due Dates for the Mortgage Loans in December 2002.

            "Cut-off Date Principal Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

            "Debt Service Coverage Ratio": With respect to any Mortgage Loan for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period not adjusted for any reserves, other than taxes and insurance (whether or not such reserves are escrowed by the Servicer), to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan during such period, provided any such calculation of Debt Service Coverage Ratio hereunder shall not include any potential draws from a debt service reserve, letter of credit or guaranty/surety bond.

            "Default Interest": With respect to any Mortgage Loan (or successor REO Loan), interest accrued on such Mortgage Loan (or REO Loan) at the excess of
(i) the related Default Rate over (ii) the sum of the related Mortgage Rate and, if applicable, the related Excess Rate.

            "Default Rate": With respect to each Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan following any event of default on such Mortgage Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

            "Defaulted Mortgage Loan": A Specially Serviced Mortgage Loan that is at least sixty days delinquent in respect of its Monthly Payments by the Borrower or more than 30 days delinquent in respect of its Balloon Payment (unless the Servicer has a firm commitment from the Borrower to refinance, then 60 days), if any, in each case without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note; provided, however, that no Monthly Payment (other than a Balloon Payment) shall be deemed delinquent if less than ten dollars of all amounts due and payable on such Mortgage Loan has not been received.

            "Defaulting Party": As defined in Section 7.01(b).

            "Defeasance Collateral": As defined in Section 3.08(f)(i).

            "Defeasance Mortgage Loan": As defined in Section 3.08(f).

            "Defect": As defined in Section 2.02(e).

            "Deficient Valuation": With respect to any Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of the Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

            "Definitive Certificate": A Certificate issued in registered, definitive physical form.

            "Denomination": As defined in Section 5.01(b).

            "Depositor": Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation, or its successor in interest.

            "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Depository Rules": As defined in Section 5.02(b).

            "Determination Date": With respect to any Distribution Date, the close of business on the 11th day of the month in which such Distribution Date occurs, or if such 11th day is not a Business Day, the Business Day immediately following such 11th day.

            "Directing Certificateholder": The Controlling Class Certificateholder selected by the Holders of more than 50% of the Percentage Interests in the Controlling Class, by Certificate Balance, as certified by the Trustee from time to time and as shall be evidenced by notice delivered by the Directing Certificateholder to the parties hereto and the prior Directing Certificateholder, if any; provided, however, that until a Directing Certificateholder is so selected or after receipt of a notice from the Holders of more than 50% of the Percentage Interests in the Controlling Class that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that beneficially owns the largest aggregate Certificate Balance of the Controlling Class shall be the Directing Certificateholder. The initial Directing Certificateholder will be GMAC Institutional Advisors LLC. No appointment of any Person as a Directing Certificateholder shall be effective until such Person provides the Trustee, the Servicer and the Special Servicer with written confirmation of its acceptance of such appointment, an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers). If no Person is appointed a Directing Certificateholder, the Servicer, the Special Servicer and the Trustee shall not be required to recognize the Controlling Class Certificateholder that beneficially owns the largest aggregate Certificate Balance of the Controlling Class as the Directing Certificateholder until such Certificateholder provides an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers).

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not (within the meaning of Treasury Regulation Section 1.512(b)-1(c)(5)) customarily provided to tenants in connection with the rental of space for occupancy, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Trust Fund, in each case other than through an Independent Contractor; provided, however, that the Trustee (or the Servicer or the Special Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Servicer or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs (of the type that would be deductible under Section 162 of the Code) or capital expenditures with respect to such REO Property.

            "Disqualified Organization": Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distribution Account": Collectively, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account, which may be sub-accounts of a single account.

            "Distribution Date": With respect to any month, the fourth Business Day after the Determination Date of such month, commencing on January 17, 2003.

            "Due Date": With respect to (i) any Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due (without giving effect to any grace period with respect to late Monthly Payments), (ii) any Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Loan had been scheduled to be first due (without giving effect to any grace period) and (iii) any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Loan had been scheduled to be first due (without giving effect to any grace period).

            "Due Period": With respect to each Distribution Date, the period beginning on the day following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs.

            "Eligible Account": Either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee) the long-term unsecured debt obligations of which are rated at least "AA-" by S&P (or "A-" if the short-term debt obligations have a short-term rating of not less than "A-1") and "A" by Fitch, if the deposits are to be held in such account for more than 30 days or the short-term debt obligations of which have a short-term rating of not less than "A-1" by S&P and "F-1" by Fitch if the deposits are to be held in such account for 30 days or less, or such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then-current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified (as applicable), downgraded or withdrawn by reason thereof, (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal- or state-chartered depository institution or trust company (including the Trustee) that, in either case, has a combined capital and surplus of at least $50,000,000 and has corporate trust powers, acting in its fiduciary capacity, provided that any state-chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. ss. 9.10(b), or (iii) such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then-current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified (as applicable), downgraded or withdrawn by reason thereof. Eligible Accounts may bear interest.

            "Eligible Investor": (i) With respect to the Private Certificates, a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, (ii) with respect to the Class A-X, Class A-SP, Class F, Class G, Class H and Class J Certificates, a Person which is not a "U.S. Person" as defined in Regulation S under the Securities Act that is purchasing for its own account or for the account of a Person which is not a "U.S. Person" and (iii) with respect to the Class Q Certificates, an Institutional Accredited Investor.

            "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, (i) Chapter 5 of the FNMA Multifamily Guide or any successor provisions covering the same subject matter, in the case of a Specially Serviced Loan as to which the related Mortgaged Property is multifamily property or (ii) the American Society for Testing and Materials in the case of a Specially Serviced Loan as to which the related Mortgaged Property is not a multifamily property.

            "Environmental Insurance Policy": With respect to any Loan, any insurance policy covering Insured Environmental Events that is maintained from time to time in respect of such Loan or the related Mortgaged Property.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Prohibited Holder": As defined in Section 5.02(g)(i)(A).

            "ERISA Restricted Certificate": Any Class J, Class K, Class L, Class M, Class N, Class O, Class P or Class Q Certificate; provided, that any such Certificate (a) will cease to be considered an ERISA Restricted Certificate and
(b) will cease to be subject to the transfer restrictions contained in Section 5.02(e) if, as of the date of a proposed transfer of such Certificate, either
(i) it is rated in one of the four highest generic ratings categories by a Rating Agency or (ii) relevant provisions of ERISA would permit transfer of such Certificate to a Plan (in the case of clause (ii), as evidenced by an Opinion of Counsel).

            "Escrow Payment": Any payment received by the Servicer for the account of any Borrower for application toward the payment of real estate taxes, assessments, Insurance Policy premiums and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

            "Euroclear": The Euroclear System.

            "Event of Default": One or more of the events described in Section 7.01(a).

            "Excess Interest": With respect to each of the ARD Loans (and each REO Loan that relates to an ARD Mortgage Loan), interest accrued on such Loan (or REO Loan) and allocable to the Excess Rate. The Excess Interest is an asset of the Trust Fund, but shall not be an asset of either Trust REMIC formed hereunder.

            "Excess Interest Distribution Account": The trust account, accounts or subaccount created and maintained by the Trustee, which may be a subaccount of the Distribution Account, pursuant to Section 3.04(c), which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, Excess Interest Distribution Account" and which shall be an Eligible Account. The Excess Interest Distribution Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC.

            "Excess Liquidation Proceeds": With respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property net of any related Liquidation Expenses, over (ii) the amount that would have been received if payment in full had been made with respect to such Mortgage Loan (or, in the case of an REO Property related to a B Loan, the amount needed to pay off in full the related Mortgage Loan and the B Loan) on the Due Date immediately following the date on which such proceeds were received.

            "Excess Liquidation Proceeds Reserve Account": The account, accounts or subaccount created and maintained by the Trustee, which may be a subaccount of the Distribution Account, pursuant to Section 3.04(d) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Mortgage Pass-Through Certificates, Series 2002-CP5, Excess Liquidation Proceeds Reserve Account." Any such account shall be an Eligible Account. The Excess Liquidation Proceeds Reserve Account shall be an asset of the Lower-Tier REMIC.

            "Excess Rate": With respect to each ARD Loan (and each REO Loan that relates to an ARD Mortgage Loan) after the related Anticipated Repayment Date, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

            "Excess Servicing Strip": The excess of the Servicing Fee Rate over 0.005% (0.50 basis points) per annum, subject to reduction by the Trustee pursuant to Section 3.11(a).

            "Exchange Act": The Securities Exchange Act of 1934, as amended from time to time.

            "Exchange Act Report": All Current Reports on Form 8-K and Annual Reports on Form 10-K that are to be filed with the Commission with respect to the Trust as contemplated by Section 3.27.

            "Exchange Act Reporting Period": The period from and including the Closing Date to and including December 31, 2002, as well as any other fiscal year for the Trust if as of the commencement of such fiscal year the Public Certificates are held (directly or, in the case of Public Certificates held in book-entry form, through the Depository) by at least 300 Holders and/or Depository Participants having accounts with the Depository

            "Fair Value": As defined in Section 3.18(b).

            "FDIC": Federal Deposit Insurance Corporation or any successor.

            "FHLMC": Federal Home Loan Mortgage Corporation or any successor.

            "Final Recovery Determination": A determination by the Special Servicer with respect to any defaulted Loan or REO Property (other than a Loan or REO Property, as the case may be, that was purchased (i) by the Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement,
(ii) solely with respect to a Defaulted Loan, by the Servicer or the Special Servicer pursuant to Section 3.18(a), (iii) by the Holder of 100% of the Percentage Interests in the Class V Certificates pursuant to Section 9.03 or
(iv) by the Special Servicer, the Holders of more than 50% of the Percentage Interests in the Controlling Class or the Servicer pursuant to Section 9.01), that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries that, in the Special Servicer's reasonable good faith judgment, exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.

            "Financial Statements Report": The report prepared by the Servicer described in Section 3.12(e).

            "Fitch": Fitch, Inc., and its successors in interest.

            "FNMA": Federal National Mortgage Association or any successor thereto.

            "GMACCM": GMAC Commercial Mortgage Corporation.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Identified Required Servicing Information": Any servicing information that: (a) is required to be provided by the Servicer to the Trustee pursuant to this Agreement during any Exchange Act Reporting Period; and (b) except for reports required to be delivered by the Servicer to the Trustee pursuant to Section 3.12, is identified as such by the Servicer to the Trustee.

            "Independent": When used with respect to any specified Person, any such Person that (i) is in fact independent of the Depositor, the Servicer, the Special Servicer, the Trustee and any and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Depositor, the Servicer, the Special Servicer or any Affiliate thereof and (iii) is not connected with the Depositor, the Servicer, the Special Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Servicer, the Special Servicer, the Trustee or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of debt or equity securities issued by the Depositor, the Servicer, the Special Servicer, the Trustee or any Affiliate thereof, as the case may be.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Servicer or the Trust, delivered to the Trustee and the Servicer), so long as the Trust Fund does not receive or derive any income from such Person and, provided that the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulation
Section 1.856-4(b)(5) (except that the Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) has been delivered to the Trustee to that effect or (ii) any other Person (including the Servicer and the Special Servicer) upon receipt by the Trustee, the Special Servicer and the Servicer of an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor), to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

            "Ineligible Class V Owner": Any Borrower, or any entity that owns an ownership interest in a Borrower.

            "Initial Purchaser": Credit Suisse First Boston Corporation, as initial purchaser of the Private Certificates.

            "Initial Resolution Period": As defined in Section 2.03(b).

            "Institutional Accredited Investor": As defined in Section 5.02(b).

            "Institutional Lender/Owner": One or more of the following: (i) a bank, saving and loan association, investment bank, insurance company, real estate investment trust, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, (ii) an investment company, money management firm or "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, which is regularly engaged in the business of making or owning mezzanine loans of similar types to the mezzanine loan in the question, (iii) a trustee in connection with a securitization of the mezzanine loan, so long as such trustee or the servicer therefor is an entity that otherwise would be an Institutional Lender/Owner and the special servicer of such securitization has a rating of "CSS1" in the case of Fitch, and is on the list of approved special servicers in the case of S&P (and if such trustee or special servicer fail to meet the requirements of this clause, such person must be replaced by a person meeting such requirements within thirty (30) days), (iv) an institution substantially similar to any of the foregoing, in each case of clauses (i),
(ii), (iii) or (iv) of this definition, which (A) has total assets (in name or under management) in excess of $250,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity of $50,000,000 and (B) is regularly engaged in the business of making or owning commercial loans or (v) an entity Controlled (as defined below) by the Underwriters or any of the entities described in clause (i) above. For purposes of this definition only, "Control" means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise ("Controlled" has the meaning correlative thereto). The Special Servicer shall obtain from the proposed transferee, and shall be entitled to rely on, (i) an officer's certificate of a proposed transferee that such transferee satisfies the requirements of this definition and (ii) in the case of any proposed transferee that is an entity described in and meeting the criteria in clauses (i)-(iv) of the immediately preceding sentence, the most recent financial statements of such transferee.

            "Insurance and Condemnation Proceeds": All proceeds (net of expenses of collection) paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Borrower, in either case, in accordance with the Servicing Standard.

            "Insurance Policy": With respect to any Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Loan or the related Mortgaged Property.

            "Insured Environmental Event": As defined in Section 3.30(j).

            "Interest Accrual Period": With respect to any Class of Regular Certificates or Uncertificated Lower-Tier Interests and any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs. Each Interest Accrual Period shall be deemed for purposes of this definition to consist of 30 days.

            "Interest Reserve Account": The account, accounts or subaccount created and maintained by the Trustee, which may be a subaccount of the Distribution Account, pursuant to Section 3.29, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, Interest Reserve Account," and which shall be an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

            "Interest Shortfall Amount": As to any Distribution Date and any Class of Regular Certificates, the amount, if any, by which the amount distributed on such Class on such Distribution Date in respect of interest is less than the related Optimal Interest Distribution Amount.

            "Interested Person": The Depositor, the Servicer, the Special Servicer, any Independent Contractor engaged by the Special Servicer, any Holder of a Certificate or any Affiliate of any such Person.

            "Investment Account": As defined in Section 3.06(a).

            "Issue Price": With respect to each Class of Certificates, the "issue price" as defined in the REMIC Provisions.

            "Late Collections": With respect to any Mortgage Loan or the 1633 Broadway B Loan, all amounts (except Penalty Charges) received thereon during any Due Period, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of Mortgage Loan or the 1633 Broadway B Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Due Period and not previously received. With respect to any REO Loan, all amounts (except Penalty Charges) received in connection with the related REO Property during any Due Period, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan (or predecessor 1633 Broadway B Loan, as the case may be) (without regard to any acceleration of amounts due under the predecessor Loan by reason of default) on a Due Date in a previous Due Period and not previously received.

            "Liquidation Event": With respect to any Mortgage Loan or REO Property, any of the following events: (i) payment in full of such Mortgage Loan; (ii) the making of a Final Recovery Determination with respect to such Mortgage Loan or REO Property; (iii) the repurchase of such Mortgage Loan by the Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement; (iv) in the case of any A/B Loan Pair, the purchase of the related A Loan by the related B Loan Holder pursuant to the related A/B Intercreditor Agreement; (v) the purchase of such Mortgage Loan or REO Property pursuant to
Section 3.18; (vi) the purchase of any ARD Mortgage Loan by the Holder of 100% of the Percentage Interests in the Class V Certificates pursuant to Section 9.03; (vii) in the case of any Mezzanine Loan, the purchase of the related Mortgage Loan by the related Mezzanine Loan Holder pursuant to the related intercreditor agreement or (viii) the purchase of such Mortgage Loan or REO Property by the Special Servicer, the Holders of more than 50% of the Percentage Interests in the Controlling Class, or the Servicer pursuant to Section 9.01.

            "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses incurred by the Special Servicer in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.09 or 3.18, or final payoff of a Corrected Mortgage Loan (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes, and including the Liquidation Fee or Workout Fee associated with a final payoff of a Corrected Mortgage Loan and any other unreimbursed or outstanding Unpaid Interest Shortfall Amounts associated with such Mortgage Loan).

            "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Mortgage Loan or REO Loan as to which the Special Servicer receives a full or discounted payoff with respect thereto from the related Borrower or any Liquidation Proceeds with respect thereto or any Insurance and Condemnation Proceeds, equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or the net Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Mortgage Loan or REO Loan, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to clauses (iii) (but only as it relates to a sale to the Special Servicer), (iv) (so long as such repurchase occurs within 180 days of the receipt by the Mortgage Loan Seller of notice of a Breach or Defect that gave rise to the repurchase obligation), (v) (so long as such repurchase occurs within the time frame specified in the related A/B Intercreditor Agreement), (vi), (vii) or (viii) (so long as such purchase occurs more than 90 days after the date upon which such Mortgage Loan became a Specially Serviced Mortgage Loan) of the definition of Liquidation Proceeds. In the case of the 1633 Broadway Loan, such fee will not be payable if the B Loan Holder, within 15 days after receipt of notice that a Servicing Transfer Event has occurred with respect to the related A Note or the 1633 Broadway B Note, exercises its option to purchase the A Note pursuant to the A/B Intercreditor Agreement; provided, that this sentence shall not be applicable if the holder of the related B Note has exercised its right to cure three consecutive monetary defaults under the A/B Intercreditor Agreement and a monetary default occurs in the following month.

            "Liquidation Fee Rate": As defined in Section 3.11.

            "Liquidation Proceeds": Cash amounts (other than REO Revenues) received by the Servicer or Special Servicer, net of expenses, in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Mortgage Loan pursuant to Section 3.18; (iv) the repurchase or substitution of a Loan by the Mortgage Loan Seller pursuant to Section 7 of the Mortgage Loan Purchase Agreement; (v) the purchase of an A Loan by the related B Loan Holder pursuant to the related A/B Intercreditor Agreement; (vi) the purchase of such Mortgage Loan by the Holder of 100% of the Percentage Interests in the Class V Certificates pursuant to Section 9.03; or (vii) the purchase of all Mortgage Loans by the Holders of more than 50% of the Percentage Interests in the Controlling Class or the Servicer pursuant to Section 9.01; or (viii) purchase of the related Mortgage Loan by the related Mezzanine Loan Holder pursuant to the related intercreditor agreement.

            "Loan": Any Mortgage Loan or, to the extent being serviced hereunder, B Loan.

            "Loan Agreement": With respect to any Loan, the loan agreement, if any, between the related Mortgage Loan Originator and the Borrower, pursuant to which such Loan was made.

            "Loan Documents": With respect to each Loan, to the extent applicable, the Loan Agreement, the Mortgage, the Note, the Assignment of Leases (if separate from the Mortgage), the Security Agreement, any letters of credit, escrow or reserve account information relating to the Additional Collateral Mortgage Loans, any UCC Financing Statements, the title insurance policy, all surveys, all insurance policies, any environmental liability agreements, any escrow agreements for improvements or lease-up, any guaranties related to such Loan, any prior assignments of mortgage in the event that the originator is not the originator of record, any collateral assignments of property management agreements and other services agreements required by the applicable commitment and other loan documents, any mezzanine loan documents, and all modification, consolidation and extension agreements, if any.

            "Loan-to-Value Ratio": With respect to any Loan, as of the date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of such Loan at the time of determination, and the denominator of which is the Original Value of the related Mortgaged Property.

            "Lock-Box Account": With respect to any Mortgaged Property, the account, if any, created pursuant to any documents relating to a Loan to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Loan and Section 3.06, which Person shall be taxed on all reinvestment income or gain thereon. The Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts.

            "Lock-Box Agreement": With respect to any Loan, the lock-box agreement, if any, between the applicable Mortgage Loan Originator or the Mortgage Loan Seller and the related Borrower, pursuant to which the related Lock-Box Account may have been established.

            "Lower-Tier Distribution Account": The account, accounts or sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, Lower-Tier Distribution Account." Any such account or accounts shall be an Eligible Account or a subaccount of an Eligible Account.

            "Lower-Tier Distribution Amount": As defined in Section 4.01(b).

            "Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)); provided that (i) with respect to the Class A-1 Certificates, (A) the Lower-Tier Principal Amount of the Class LA-1-1 Uncertificated Interest shall be the lesser of $42,819,000 and the Certificate Balance of the Class A-1 Certificates minus $310,299,000, (B) the Lower-Tier Principal Amount of the Class LA-1-2 Uncertificated Interest shall be the lesser of $84,903,000 and the Certificate Balance of the Class A-1 Certificates minus $225,396,000 but not less than zero, (C) the Lower-Tier Principal Amount of the Class LA-1-3 Uncertificated Interest shall be the lesser of $161,243,000 and the Certificate Balance of the Class A-1 Certificates minus $64,153,000 but not less than zero and (D) the Lower-Tier Principal Amount of the Class LA-1-4 Uncertificated Interest shall be the lesser of $64,153,000 and the Certificate Balance of the Class A-1 Certificates; (ii) with respect to the Class A-2 Certificates, (A) the Lower Tier Principal Amount for the Class LA-2-1 Uncertificated Interest shall be the lesser of $11,169,000 and the Certificate Balance of the Class A-2 Certificates minus $609,151,000, (B) the Lower Tier Principal Amount for the Class LA-2-2 Uncertificated Interest shall be the lesser of $50,505,000 and the Certificate Balance of the Class A-2 Certificates minus $558,646,000, and (C) the Lower Tier Principal Amount for the Class LA-2-3 Uncertificated Interest shall be the lesser of $558,646,000 and the Certificate Balance of the Class A-2 Certificates; and (iii) with respect to the Class E Certificates, (A) the Lower Tier Principal Amount for the Class LE-1 Uncertificated Interest shall be the Certificate Balance of the Class E Certificates minus $12,349,000, but not less than zero and (B) the Lower Tier Principal Amount for the Class LE-2 Uncertificated Interest shall be the lesser of $12,349,000 and the Certificate Balance of the Class E Certificates.

            "Lower-Tier REMIC": One of two separate REMICs comprising the Trust Fund, the assets of which consist of the Loans (exclusive of Excess Interest), any REO Property with respect thereto (exclusive of any interest therein that a B Loan Holder may have), such amounts as shall from time to time be held in the Collection Account, the Interest Reserve Account, the REO Account, if any (exclusive of any such amounts that are allocable to a B Loan), the Excess Liquidation Proceeds Reserve Account, if any, the Lower-Tier Distribution Account, any A/B Loan Pair Custodial Account, if established (insofar as it relates to the subject A Loan) and, except as otherwise provided in this Agreement, all other property included in the Trust Fund (other than Excess Interest and the Excess Interest Distribution Account) that is not in the Upper-Tier REMIC.

            "MAI": Member of the Appraisal Institute.

            "Management Agreement": With respect to any Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

            "Manager": With respect to any Loan, any property manager for the related Mortgaged Property or Mortgaged Properties.

            "Material Breach": As defined in Section 2.03(b).

            "Material Document Defect": As defined in Section 2.03(b).

            "Maturing Loan Report": The report prepared by the Servicer described in Section 3.12(e).

            "Maturity Date": With respect to any Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Loan by reason of default thereunder, (ii) any grace period permitted by the related Note or (iii) any modification, waiver or amendment of such Loan granted or agreed to by the Servicer or the Special Servicer pursuant to Section 3.20 occurring prior to such date of determination.

            "Mezzanine Loan": Any loan constituting "Mezzanine Debt" or a "Mezzanine Loan," as identified in Exhibit E.

            "Mezzanine Loan Collateral": With respect to any Mezzanine Loan, any stock, partnership interests, membership interests or other equity interest in the related Borrower that has been pledged pursuant to such Mezzanine Loan.

            "Mezzanine Loan Holder": With respect to any Mezzanine Loan, the Holder or obligee thereof.

            "Midland": Midland Loan Services, Inc.

            "Monthly Interest Distribution Amount": As to any Distribution Date and any Class of Regular Certificates other than the Class A-X and Class A-SP Certificates, the amount of interest accrued for the related Interest Accrual Period at the related Pass-Through Rate on the Certificate Balance of such Class as of such Distribution Date, reduced by such Class's pro rata share (based on accrued interest) of the Uncovered Prepayment Interest Shortfall Amount. As to any Distribution Date and the Class A-X and Class A-SP Certificates, the amount of interest accrued during the related Interest Accrual Period at the Pass-Through Rate thereof on the Notional Balance thereof as of such Distribution Date, reduced by such Class's pro rata share (based on accrued interest) of the Uncovered Prepayment Interest Shortfall Amount for such Distribution Date.

            "Monthly Payment": With respect to any Loan (other than any REO
Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment, which is payable by the related Borrower on such Due Date under the related Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment of such Loan granted or agreed to by the Servicer or Special Servicer pursuant to Section 3.20) and applicable law, without regard to any acceleration of principal of such Loan by reason of a default thereunder. With respect to an REO Loan, the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

            "Mortgage": With respect to any Loan, the mortgage, deed of trust, deed to secure debt or other instrument securing a Note and creating a lien on the related Mortgaged Property.

            "Mortgage File": With respect to any Mortgage Loan, the following documents:

            (i) the original Note (or a lost note affidavit), bearing, or accompanied by, all prior and intervening endorsements or assignments showing a complete chain of endorsement or assignment from the applicable Mortgage Loan Originator either in blank or to the Mortgage Loan Seller, and further endorsed (at the direction of the Depositor given pursuant to the Mortgage Loan Purchase Agreement) by the Mortgage Loan Seller, on its face or by allonge attached thereto, without recourse, to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, without recourse, representation or warranty, express or implied";

            (ii) a duplicate original Mortgage or a copy thereof or, if such Mortgage has been returned by the related recording office, (A) an original, (B) a copy of a certified copy or (C) a copy thereof from the applicable recording office and originals or copies (or originals or copies of certified copies from the applicable recording office) of any assignments thereof showing a complete chain of assignment from the related Mortgage Loan Originator to the Mortgage Loan Seller, in each case in the form submitted for recording or, if recorded, with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, either in blank or from the Mortgage Loan Seller (or the Mortgage Loan Originator) to "Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5";

            (iv) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and the originals or copies of any assignments thereof showing a complete chain of assignment from the applicable Mortgage Loan Originator of the Mortgage Loan to the Mortgage Loan Seller, in each case in the form submitted for recording or, if recorded, with evidence of recording thereon;

            (v) an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage), in recordable form, either in blank or from the Mortgage Loan Seller (or the Mortgage Loan Originator) to "Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5";

            (vi) an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and the originals or copies of any assignments thereof showing a complete chain of assignment from the applicable Mortgage Loan Originator of the Mortgage Loan to the Mortgage Loan Seller;

            (vii) an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage), either in blank or from the Mortgage Loan Seller or the applicable Mortgage Loan Originator to "Wells Fargo Bank Minnesota, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5," which assignment may be included as part of an omnibus assignment covering other documents relating to the Mortgage Loan, provided that such omnibus assignment is effective under applicable law;

            (viii) originals or copies of all (A) assumption agreements, (B) modifications, (C) written assurance agreements and (D) substitution agreements, together with any evidence of recording thereon or in the form submitted for recording, in those instances where the terms or provisions of the Mortgage, Note or any related security document have been modified or the Mortgage Loan has been assumed;

            (ix) the original lender's title insurance policy or a copy thereof (together with all endorsements or riders that were issued with or subsequent to the issuance of such policy), or if the policy has not yet been issued, a binding written commitment (which may be a pro forma or specimen title insurance policy which has been accepted or approved in writing by the related title insurance company) or interim binder that is marked as binding and countersigned by the title company, insuring the priority of the Mortgage as a first lien on the related Mortgaged Property, relating to such Mortgage Loan;

            (x) the original or a counterpart of any guaranty of the obligations of the Borrower under the Mortgage Loan;

            (xi) certified or other copies of all UCC Financing Statements and continuation statements which show the filing or recording thereof (or copies thereof in the form submitted for filing or recording, along with a certification by the applicable recording or filing office, applicable title insurance company or the related Mortgage Loan Seller that such form was submitted)) sufficient to perfect (and maintain the perfection of) the security interest held by the Mortgage Loan Originator (and each assignee prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property, and original UCC assignments in a form suitable for filing or recording, sufficient to transfer such UCC Financing Statements to the Trustee;

            (xii) the original or copy of the power of attorney (with evidence of recording thereon) granted by the Borrower if the Mortgage, Note or other document or instrument referred to above was not signed by the Borrower;

            (xiii) with respect to any debt of a Borrower (including a B Loan) permitted under the related Mortgage Loan, an original or a copy of a subordination agreement, standstill agreement or other intercreditor agreement relating to such other debt, if any, including any mezzanine loan documents or preferred equity documents, together with, if the Mortgage Loan is an A Loan, a copy of the Note for the related B Loan;

            (xiv) if any related Lock-Box Agreement or Cash Collateral Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Mortgage Loan Seller's security interest in the Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC financing statement assignments assigning such financing statements to the Trustee on behalf of the Certificateholders);

            (xv) an original or counterpart of any Loan Agreement;

            (xvi) the originals and copies of letters of credit, if any, relating to the Mortgage Loan and amendments thereto which entitle the Trust Fund to draw thereon; provided that in connection with the delivery of the Mortgage File to the Trust, such originals shall be delivered to the Servicer and such copies shall be delivered to the Trustee;

            (xvii) the original environmental indemnity agreement, if any, related to any Mortgage Loan or a copy thereof;

            (xviii) any environmental insurance policies or copies thereof;

            (xix) for any Mortgaged Property, copies of the related franchise agreement, if any, and franchisor comfort letters, if any;

            (xx) the original ground lease, if any, or a copy thereof;

            (xxi) a copy of any A/B Intercreditor Agreement (after such agreement is executed) and a copy of the mortgage note evidencing the B Loan, if any, if related to the Mortgage Loan;

            (xxii) any additional documents required to be added to the Mortgage File pursuant to Section 3.20(i); and

            (xxiii) a list related to such Mortgage Loan indicating the related Loan Documents included in the related Mortgage File (the "Mortgage Loan Checklist").

            Whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received. If any B Loan is being serviced and administered hereunder, the Mortgage File for the related A Loan shall also constitute the Mortgage File for such B Loan.

            "Mortgage Interest Accrual Period": With respect to any Loan, the period during which interest accrues pursuant to the related Note.

            "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01, and from time to time held in the Trust Fund, including any Mortgage Loan that becomes a Specially Serviced Mortgage Loan or REO Loan. As used herein, the term "Mortgage Loan" includes the related Note, Mortgage and other documents contained in the related Mortgage File and any related agreements.

            "Mortgage Loan Originator": Any institution that originated a Mortgage Loan.

            "Mortgage Loan Purchase Agreement": Any of the CSFB Mortgage Loan Purchase Agreement or the PNC Mortgage Loan Purchase Agreement.

            "Mortgage Loan Schedule": The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan:

            (i) the loan number (as specified in Exhibit A-1 to the Prospectus Supplement);

            (ii) the property name;

            (iii) the street address (including city, state and zip code) of the related Mortgaged Property;

            (iv) the Mortgage Rate in effect at the Cut-off Date;

            (v) the Net Mortgage Rate in effect at the Cut-off Date;

            (vi) the original principal balance;

            (vii) the Cut-off Date Principal Balance;

            (viii) the (a) remaining term to stated maturity, (b) Maturity Date and (c) with respect to each ARD Mortgage Loan, the Anticipated Repayment Date;

            (ix) the original and remaining amortization terms;

            (x) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

            (xi) the number of units, pads, rooms or square footage with respect to the Mortgaged Property;

            (xii) the Loan interest accrual method;

            (xiii) the applicable Primary Servicing Fee Rate, Servicing Fee Rate, and Trustee Fee Rate;

            (xiv) the Due Date;

            (xv) whether such loan is an ARD Mortgage Loan;

            (xvi) whether the Mortgage Loan is subject to lockout/defeasance;

            (xvii) whether such Mortgage Loan has the benefit of an Environmental Insurance Policy;

            (xviii) whether the related Mortgaged Property was covered by earthquake insurance at the time of origination, or if the loan documents require such insurance;

            (xix) whether such Mortgage Loan is secured by the related Borrowers interest in ground leases; and

            (xx) whether such Mortgage Loan is secured by a letter of credit.

            Such Mortgage Loan Schedule also shall set forth the aggregate of the amounts described under clause (vii) above for all of the Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

            "Mortgage Loan Seller": Either of (i) the CSFB Mortgage Loan Seller or (ii) the PNC Mortgage Loan Seller.

            "Mortgage Rate": With respect to: (i) any Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default and without giving effect to any Revised Rate) to accrue on such Loan from time to time in accordance with the related Note and applicable law; (ii) any Loan after its Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Maturity Date; and (iii) any REO Loan, the annualized rate described in clause (i) or (ii), as applicable, above, determined as if the predecessor Mortgage Loan (or predecessor B Loan, as the case may be) had remained outstanding. For purposes of calculating Mortgage Pass-Through Rates and the Weighted Average Net Mortgage Rate, the Mortgage Rate for any Loan whose interest rate is reduced will be the Mortgage Rate of such Loan without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or any reduction in the interest rate resulting from a work-out or modification by the Special Servicer or the Servicer, if applicable.

            "Mortgaged Property": The underlying real property (including any REO Property) that secures a Loan, in each case consisting of a parcel or parcels of land improved by a commercial and/or multifamily building or facility, together with any personal property (to the extent the same are owned by the Borrower and necessary in connection with the operation of the related property), fixtures, leases and other property or rights pertaining thereto.

            "Net Investment Earnings": With respect to any of the Collection Account, any Lock-Box Account, any Cash Collateral Account, any Servicing Account or the REO Account, for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account (and which is not required to be paid to the related Borrower) exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

            "Net Investment Loss": With respect to any of the Collection Account, any Lock-Box Account, any Cash Collateral Account, any Servicing Account or the REO Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account (and which investment is not directed by the related Borrower) in accordance with
Section 3.06 exceeds the aggregate of all interest and other income realized during such period on such funds.

            "Net Mortgage Pass-Through Rate": With respect to any Mortgage Loan that provides for calculations of interest based on a 360-day year composed of twelve months of 30 days each for any Mortgage Interest Accrual Period, the Net Mortgage Rate thereof. With respect to any Mortgage Loan that provides for calculations of interest based on a 360-day year and the actual number of days elapsed, (a) for any Mortgage Interest Accrual Period relating to an Interest Accrual Period beginning in any January, February, April, June, September and November and in any December occurring in a year immediately preceding any year that is not a leap year, the Net Mortgage Rate thereof or (b) for any Mortgage Interest Accrual Period relating to any Interest Accrual Period beginning in any March, May, July, August and October and in any December occurring in a year immediately preceding a year that is a leap year, the product of the Net Mortgage Rate thereof and a fraction whose numerator is 31 and whose denominator is 30.

            "Net Mortgage Rate": With respect to any Interest Accrual Period and any Mortgage Loan, a per annum rate equal to the Mortgage Rate for such Mortgage Loan as of the Cut-off Date minus the related Primary Servicing Fee Rate, Servicing Fee Rate and Trustee Fee Rate.

            "Net Operating Income": With respect to any Mortgaged Property, for any time period chosen, the total operating revenues derived from such Mortgaged Property during such period, minus the total operating expenses incurred in respect of such Mortgaged Property during such period, other than (i) non-cash items such as depreciation, (ii) amortization, (iii) actual capital expenditures, (iv) debt service on the related Loan and (v) reserves other than taxes and insurance escrowed by the Servicer.

            "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust Fund has the right to renegotiate the terms of such lease.

            "Non-U.S. Person": Any person (A) other than a U.S. Person, unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Trustee with an effective Internal Revenue Service Form W-8ECI (or successor form) or (ii) the Transferee delivers to both the Transferor and the Trustee an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes or (B) a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance or any portion thereof.

            "Nonrecoverable P&I Advance": The portion of any P&I Advance (including interest accrued thereon at the Reimbursement Rate) previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the judgment (in accordance with the Servicing Standard) of the Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, from Late Collections or any other recovery on or in respect of such Loan or REO Loan. The determination by the Servicer or the Trustee, as applicable, that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate (accompanied by supporting documentation) delivered to (i) the Trustee and the Depositor, in the case of the Servicer, and (ii) to the Depositor and the Servicer, in the case of the Trustee, setting forth such determination of nonrecoverability and the considerations of the Servicer or the Trustee, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status, property inspections, and shall include an Appraisal of the related Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the Servicer as a Servicing Advance). The Trustee shall be entitled to conclusively rely on the Servicer's determination that a P&I Advance is nonrecoverable.

            "Nonrecoverable Servicing Advance": The portion of any Servicing Advance (including interest accrued thereon at the Reimbursement Rate) previously made or proposed to be made in respect of a Loan or REO Property which, in the judgment (in accordance with the Servicing Standard) of the Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, from Late Collections or any other recovery on or in respect of such Loan or REO Property. The determination by the Servicer or the Trustee, as the case may be, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate (accompanied by supporting documentation) delivered to (i) the Trustee and the Depositor, in the case of the Servicer and (ii) to the Depositor and the Servicer, in the case of the Trustee. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the Servicer or the Trustee, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal of the related Mortgage Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the Servicer as a Servicing Advance). The Trustee will be entitled to conclusively rely on the Servicer's determination that a Servicing Advance is nonrecoverable.

            "Note": The original executed note evidencing the indebtedness of a Borrower under a Loan, together with any rider, addendum or amendment thereto.

            "Notional Balance": For any date of determination, the Class A-X Notional Amount or the Class A-SP Notional Amount, as applicable.

            "NRSRO": Nationally recognized statistical rating organization as the term is used in federal securities laws.

            "Officer's Certificate": A certificate signed by a Servicing Officer of the Servicer or the Special Servicer, as the case may be, or a Responsible Officer of the Trustee.

            "Opinion of Counsel": A written opinion of counsel, who may be salaried counsel for the Depositor, the Servicer or the Special Servicer, acceptable in form and delivered to the Trustee, except that any opinion of counsel relating to (a) the qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC, (b) compliance with the REMIC Provisions or (c) the resignation of the Depositor, the Servicer or the Special Servicer pursuant to
Section 6.04 must be an opinion of counsel that is in fact Independent of the Depositor, the Servicer or the Special Servicer, as applicable.

            "Optimal Interest Distribution Amount": As to any Distribution Date and any Class of Regular Certificates, the sum of the Monthly Interest Distribution Amount and the Unpaid Interest Shortfall Amount for such Class for such Distribution Date.

            "Original Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-X and Class A-SP Certificates), the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

            "Original Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interests, the principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement hereto.

            "Original Value": The Appraised Value of a Mortgaged Property based upon the Appraisal conducted in connection with the origination of the related Mortgage Loan.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance": As to any Mortgage Loan or REO Loan, any advance made by the Servicer or the Trustee, as applicable, pursuant to Section 4.03 or
Section 7.05. Notwithstanding any other provisions contained herein, Servicer shall have no obligation to make any P&I Advances with respect to the 1633 Broadway B Note under this Agreement, and it is acknowledged that any agreement or arrangement by Servicer or its designee to make such Advances by a separate arrangement will provide that such advances have been determined to be recoverable from amounts due and payable with respect to the 1633 Broadway B Note pursuant to the terms of the related A/B Intercreditor Agreement or payable from the related B Loan Holder; provided, that reimbursement of any such advances with respect to the 1633 Broadway B Note shall be subordinate to payments to and amounts due with respect to the related A Note and shall not be payable from any amounts held by the trust.

            "P&I Advance Date": The Business Day immediately prior to each Distribution Date.

            "P&I Advance Determination Date": With respect to any Distribution Date, the second Business Day immediately prior thereto.

            "Pass-Through Rate": With respect to each Class of Certificates, the respective per annum rate listed below:

            Class A-1:        Class A-1 Pass-Through Rate
            Class A-2:        Class A-2 Pass-Through Rate
            Class A-X:        Class A-X Pass-Through Rate
            Class A-SP:       Class A-SP Pass-Through Rate
            Class B:          Class B Pass-Through Rate
            Class C:          Class C Pass-Through Rate
            Class D:          Class D Pass-Through Rate
            Class E:          Class E Pass-Through Rate
            Class F:          Class F Pass-Through Rate
            Class G:          Class G Pass-Through Rate
            Class H:          Class H Pass-Through Rate
            Class J:          Class J Pass-Through Rate
            Class K:          Class K Pass-Through Rate
            Class L:          Class L Pass-Through Rate
            Class M:          Class M Pass-Through Rate
            Class N:          Class N Pass-Through Rate
            Class O:          Class O Pass-Through Rate
            Class P:          Class P Pass-Through Rate
            Class Q:          Class Q Pass-Through Rate

            "Penalty Charges": With respect to any Loan or REO Loan, any amounts actually collected thereon from the Borrower that represent late payment charges or Default Interest, other than a Prepayment Premium or Yield Maintenance Charge.

            "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Regular Certificate, the percentage interest is equal to the Denomination of such Certificate divided by the initial Certificate Balance (or, in the case of the Class A-X and Class A-SP Certificates, the Notional Balance) of such Class of Certificates as of the Closing Date. With respect to a Class V or Residual Certificate, the percentage interest as set forth on the face thereof.

            "Performance Certification" has the meaning set forth in Section 3.27(b).

            "Performing Party" has the meaning set forth in Section 3.27(b).

            "Permitted Investments": Any one or more of the following obligations or securities, regardless whether issued by the Depositor, the Servicer, the Special Servicer, the Trustee or any of their respective Affiliates and having the required ratings, if any, provided for in this definition:

              (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America, provided such obligations have a remaining term to maturity of one year or less from the date of acquisition and which are backed by the full faith and credit of the United States of America; provided that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as confirmed in writing;

              (ii) time deposits, unsecured certificates of deposit or bankers' acceptances that mature in one year or less after the date of issuance and are issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest short-term debt rating category of each Rating Agency or such other ratings as will not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate, as confirmed in writing by such Rating Agency;

              (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

              (iv) debt obligations maturing in one year or less from the date of acquisition bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have (i) long-term unsecured debt ratings from S&P at least equal to "AAA" and long-term unsecured debt ratings from Fitch at least equal to "AA+" or (ii) such other ratings (as confirmed by the applicable Rating Agency in writing) as will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

              (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) payable on demand or on a specified date maturing in one year or less after the date of issuance thereof and which is rated in the highest short-term unsecured debt rating category of each Rating Agency;

              (vi) units of investment funds that maintain a constant net asset value and money market funds (a) rated "AAAm" or "AAAm-G" by S&P and (b) rated "AAA" by Fitch (or, if not rated by Fitch, the Wells Fargo Prime Investment Money Market Fund); and

              (vii) any other demand, money market or time deposit, obligation, security or investment, with respect to which each Rating Agency shall have confirmed in writing that such investment will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency;

provided that such instrument or security qualifies as a "cashflow investment" pursuant to Section 860G(a)(6) of the Code, and provided, further, however, that in each case, if the instrument or security is rated by S&P, (a) it shall not have an "r" highlighter affixed to its rating from S&P, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index.

            "Permitted Mezzanine Loan Holder": With respect to any Mezzanine Loan, the related Mortgage Loan Seller, any Institutional Lender/Owner or any other Mezzanine Loan Holder with respect to which each Rating Agency has confirmed in writing to the Special Servicer and the Trustee that the holding of such Mezzanine Loan by such Person would not cause a qualification, downgrade or withdrawal of any of such Rating Agency's then-current ratings on the Certificates.

            "Person": Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(e).

            "PNC": PNC Bank, National Association.

            "PNC Mortgage Loans": The Mortgage Loans transferred to the Depositor pursuant to the PNC Mortgage Loan Purchase Agreement.

            "PNC Mortgage Loan Purchase Agreement": With respect to the PNC Mortgage Loans, which are identified therein, the agreement between the Depositor and the PNC Mortgage Loan Seller, dated as of December 1, 2002, relating to the transfer of the PNC Mortgage Loan Seller's right, title and interest in and to the PNC Mortgage Loans identified therein.

            "PNC Mortgage Loan Seller": PNC Bank, National Association, a national banking association and its successors in interest.

            "Prepayment Assumption": With respect to all Mortgage Loans other than the ARD Mortgage Loans, the assumption is that all payments required to be made on such Loans according to their contractual terms (including repayment in full on their respective maturity dates) are so made. With respect to all ARD Mortgage Loans, the assumption is that the ARD Mortgage Loans will be fully prepaid on their related Anticipated Repayment Dates.

            "Prepayment Date": With respect to any Principal Prepayment, the date on which such Principal Prepayment is to be made.

            "Prepayment Interest Excess": With respect to any Distribution Date, the aggregate amount, with respect to all Mortgage Loans that were subject to Principal Prepayment in full or in part, or as to which Insurance and Condemnation Proceeds were received by the Servicer or Special Servicer for application to such Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, of interest accrued at the Mortgage Rate for such Mortgage Loans on the amount of such Principal Prepayments or Insurance and Condemnation Proceeds after the Mortgage Interest Accrual Period relating to such Due Date and accruing in the manner set forth in the Loan Documents relating to such Mortgage Loans, to the extent such interest is collected by the Servicer or the Special Servicer.

            "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part, or as to which Insurance and Condemnation Proceeds were received by the Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Determination Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Due Period, the amount of interest that would have accrued at the Net Mortgage Pass-Through Rate for such Mortgage Loan on the amount of such Principal Prepayment or Insurance and Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment or Insurance and Condemnation Proceeds were applied to the unpaid principal balance of the Mortgage Loan and ending on (and including) the day immediately preceding such Due Date.

            "Prepayment Premium": Any premium, penalty or fee (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment.

            "Primary Collateral": The portion of the Mortgaged Property securing a Crossed Mortgage Loan that is encumbered by a first mortgage lien or that is otherwise indicated as being the primary collateral securing such Crossed Mortgage Loan.

            "Primary Servicer": The Person primarily servicing any Loan other than the Servicer.

            "Primary Servicing Agreement": The Sub-Servicing Agreements, dated as of December 1, 2002, by and among the Servicer and each Primary Servicer.

            "Primary Servicing Fee": With respect to each Loan, the fee payable to the related Primary Servicer under the related Primary Servicing Agreement or to the Servicer pursuant to Section 3.11(a), based on the Primary Servicing Fee Rate.

            "Primary Servicing Fee Rate": With respect to each Loan, the per annum rate as set forth in the Mortgage Loan Schedule.

            "Principal Distribution Amount": As to any Distribution Date, the sum of (i) the amount collected or otherwise received on or with respect to principal of the Mortgage Loans during the related Due Period including scheduled payments of principal, voluntary principal prepayments and all other collections of principal, including Liquidation Proceeds, Insurance and Condemnation Proceeds and proceeds of any purchase or repurchase of a Mortgage Loan pursuant to this Agreement, any A/B Intercreditor Agreement or Mezzanine Loan Intercreditor Agreement, minus (x) any of those payments that represents a late collection of principal for which an Advance was previously made for a prior Distribution Date or that represents a Monthly Payment of principal due on or before the Due Date for the related Loan in December 2002 or on a Due Date for the related Mortgage Loan subsequent to the end of the related Due Period and (y) to the extent that the foregoing includes the principal portion of any Liquidation Proceeds or Insurance and Condemnation Proceeds, an amount equal to the sum of (a) all Special Servicing Fees previously incurred through and including the end of the related Collection Period with respect to the Mortgage Loan and any other unreimbursed or outstanding Unpaid Interest Shortfalls Amount associated with such Mortgage Loan and (b) the Liquidation Fee or Workout Fee payable with respect to such Liquidation Proceeds, Insurance and Condemnation Proceeds or final payoff of a Corrected Mortgage Loan, (ii) all Monthly Payments of principal received prior to the beginning of such Collection Period, but that are due during such Collection Period, and (iii) that portion of any P&I Advances made in respect of principal of the Mortgage Loans with respect to such Distribution Date.

            "Principal Prepayment": Any payment of principal made by the Borrower on a Loan that is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment, other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

            "Private Certificate": Any Class A-X, Class A-SP, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P or Class Q Certificate.

            "Private Definitive Certificate": Any Private Certificate other than a Private Global Certificate.

            "Private Global Certificates": Any Class A-X Book-Entry Certificate, Class A-SP Book-Entry Certificate, Class F Book-Entry Certificate, Class G Book-Entry Certificate, Class H Book-Entry Certificate, Class J Book-Entry Certificate, Class K Book-Entry Certificate, Class L Book-Entry Certificate, Class M Book-Entry Certificate, Class N Book-Entry Certificate, Class O Book-Entry Certificate, Class P Book-Entry Certificate or Class Q Book-Entry Certificate so long as such Certificates are in book-entry form.

            "Privileged Person": Each holder of a Certificate, each of the parties to this Agreement, each of the Rating Agencies, each of the Underwriters, any Person identified to the Trustee as a Certificate Owner or prospective purchaser of a Certificate upon receipt from such Certificate Owner or prospective purchaser of an investor certification (which may be in electronic form), the form of which is attached hereto as Exhibit I, and any other Person designated by the Depositor. The Trustee shall provide all Privileged Persons with access to certain restricted information on the Website (in the case of any Certificate Owner or prospective purchaser, upon receipt of such investor certification) through the use of a restricted mechanism on its Website.

            "Prospectus": The Prospectus dated December 2, 2002, as supplemented by the Prospectus Supplement.

            "Prospectus Supplement": The Prospectus Supplement dated December 11, 2002, relating to the offering of the Public Certificates.

            "Public Certificate": Any Class A-1, Class A-2, Class B, Class C, Class D or Class E Certificate.

            "Purchase Price": With respect to any Mortgage Loan to be purchased by the Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement, the Directing Certificateholder pursuant to Section 3.18(b) or the Special Servicer pursuant to Section 3.18(c), or an assignee of either thereof, in any case, pending determination of Fair Value or by the holders of more than 50% of the Percentage Interests in the Controlling Class, or by the Special Servicer, the Directing Certificateholder or the Servicer pursuant to
Section 9.01, a price equal to the sum of the following:

            (i) the outstanding principal balance of such Mortgage Loan as of the date of purchase;

            (ii) all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of purchase (which includes unpaid Servicing Fees and Primary Servicing Fees);

            (iii) all related unreimbursed Servicing Advances plus accrued and unpaid interest on related Advances at the Reimbursement Rate;

            (iv) to the extent not duplicative of clause (vi), accrued and unpaid Special Servicing Fees related to such Mortgage Loan;

            (v) accrued and unpaid Workout Fees, if any, and accrued and unpaid Liquidation Fees, if any;

            (vi) if such Mortgage Loan is being purchased by a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement, all related accrued Special Servicing Fees to the extent that such Mortgage Loan is or became a Specially Serviced Mortgage Loan as a result of the Material Breach or Material Document Defect as to which the purchase obligation of the Mortgage Loan Seller arose;

            (vii) if such Mortgage Loan is being purchased by a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement all reasonable expenses incurred or to be incurred by the Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation and interest on Advances (to the extent, if any, not included in clause (iii) above) in respect of related Advances and any realized losses and Trust Fund expenses incurred prior to such purchase date with respect to such Mortgage Loan; and

            (viii) if such Mortgage Loan is being purchased by a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement, so long as such Mortgage Loan is repurchased more than 180 days following the Mortgage Loan Seller's receipt of notice of a Breach or of a Defect giving rise to the repurchase obligation, the amount of any Liquidation Fee payable to the Special Servicer.

With respect to any REO Property to be sold pursuant to Section 3.18, the Purchase Price will equal the amount calculated in accordance with Section 3.18(d) and (e) in respect of the related REO Loan. With respect to any Defaulted Mortgage Loan to be purchased by the Directing Certificateholder (or any assignee thereof) or Special Servicer pursuant to Section 3.18(b) or 3.18(c) following determination of Fair Value, the Purchase Price will equal the Fair Value of such Defaulted Mortgage Loan.

            "QIB Investment Representation Letter": As defined in Section
5.02(b).

            "Qualified Institutional Buyer": As defined in Section 5.02(b).

            "Qualified Insurer": (i) With respect to any Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction and a minimum claims paying ability rating of at least "A-" by S&P and "A" by Fitch, (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), an insurance company that has a claims paying ability (or backed or guaranteed by a company having such claims paying ability) rated no lower than two ratings below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A" by Fitch, "A" by S&P or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not cause such Rating Agency to downgrade, qualify or withdraw the then-current rating assigned to any of the Certificates that are then currently being rated by such Rating Agency.

            "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have an original Loan-to-Value Ratio not higher than that of the deleted Mortgage Loan and a current Loan-to-Value Ratio not higher than the then current Loan-to-Value Ratio of the deleted Mortgage Loan;
(vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Assessment (dated no more than 12 months prior to the date of such substitution) that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the deleted Mortgage Loan and a current Debt Service Coverage Ratio of not less than the current Debt Service Coverage Ratio of the deleted Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date three years prior to the Rated Final Distribution Date; (xii) not be substituted for a deleted Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiii) have been approved by the Directing Certificateholder in its sole discretion and the related Mortgage Loan Seller will have paid for the Directing Certificateholder's reasonable due diligence expenses; (xiv) prohibit defeasance within two years of the Closing Date and
(xv) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC established under this Agreement or the imposition of tax on any such Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel. In the event that one or more Mortgage Loans are substituted for one or more deleted Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above (provided that no Net Mortgage Rate shall be less than the Pass-Through Rate of any class of Sequential Pay Certificates then outstanding) and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no interest rate on any individual Qualified Substitute Mortgage Loan, less the Servicing Fee Rate, Primary Servicing Fee Rate and the Trustee Fee Rate, may be less than the lowest Pass-Through Rate (other than the Class A-X Pass-Through Rate or the Class A-SP Pass-Through Rate) of any Class of Certificates that is not subject to a cap equal to the Weighted Average Net Mortgage Rate. When a Qualified Substitute Mortgage Loan is substituted for a deleted Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

            "Rated Final Distribution Date": As to each Class of Certificates, other than the Class Q Certificates, the Distribution Date occurring in December 2035.

            "Rating Agency": Each of S&P and Fitch or their successors in interest. If any of such rating agencies or any successor thereto ceases to remain in existence, "Rating Agency" shall be deemed to refer to any other NRSRO, or other comparable Person, designated by the Depositor to replace the rating agency that has ceased to exist. Notice of such designation shall be given to the Trustee and the Servicer, and the specific ratings of S&P and Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Record Date": With respect to any Distribution Date other than the first Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            "Reference Rate": With respect to any Distribution Date from and including the January 2003 Distribution Date to and including the December 2009 Distribution Date, the corresponding rate per annum set forth on Exhibit N hereto.

            "Registrar Office": As defined in Section 5.02(a).

            "Regular Certificate": Any Public Certificate or Private
Certificate.

            "Regulation S Global Certificate": As defined in Section 5.01(a).

            "Regulation S Investment Representation Letter": As defined in
Section 5.02(b).

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the "Prime Rate" published in the "Money Rates" Section of The Wall Street Journal (or, if such Section or publication is no longer available, such other comparable publication as is determined by the Trustee in its sole discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Trustee in its reasonable discretion) as may be in effect from time to time.

            "Related Certificates," "Related Uncertificated Lower-Tier Interest" and "Related Component": For the following Classes of Uncertificated Lower-Tier Interests and Components, the related Class of Certificates set forth below; for the following Classes of Certificates, the related Class or Classes of Uncertificated Lower-Tier Interests and Components set forth below; and for the following Components, the related Class of Certificates or Class of Uncertificated Lower-Tier Interests set forth below:

Related                 Related Uncertificated
Certificates            Lower-Tier Interest                 Related Component
------------            ---------------------------         -----------------
Class A-1 Certificate   Class LA-1-1 Uncertificated         Component A-1-1
                        Interest
                        Class LA-1-2 Uncertificated         Component A-1-2
                        Interest
                        Class LA-1-3 Uncertificated         Component A-1-3
                        Interest
                        Class LA-1-4 Uncertificated         Component A-1-4
                        Interest
                        Class LA-2-1 Uncertificated         Component A-2-1
                        Interest
Class A-2 Certificate   Class LA-2-2 Uncertificated         Component A-2-2
                        Interest
                        Class LA-2-3 Uncertificated         Component A-2-3
                        Interest
Class B Certificate     Class LB Uncertificated             Component B
                        Interest
Class C Certificate     Class LC Uncertificated             Component C
                        Interest
Class D Certificate     Class LD Uncertificated             Component D
                        Interest
Class E Certificate     Class LE-1 Uncertificated           Component E-1
                        Interest
                        Class LE-2 Uncertificated           Component E-2
                        Interest
Class F Certificate     Class LF Uncertificated             Component F
                        Interest
Class G Certificate     Class LG Uncertificated             Component G
                        Interest
Class H Certificate     Class LH Uncertificated             Component H
                        Interest
Class J Certificate     Class LJ Uncertificated             Component J
                        Interest
Class K Certificate     Class LK Uncertificated             Component K
                        Interest
Class L Certificate     Class LL Uncertificated             Component L
                        Interest
Class M Certificate     Class LM Uncertificated             Component M
                        Interest
Class N Certificate     Class LN Uncertificated             Component N
                        Interest
Class O Certificate     Class LO Uncertificated             Component O
                        Interest
Class P Certificate     Class LP Uncertificated             Component P
                        Interest
Class Q  Certificate    Class LQ Uncertificated             Component Q
                        Interest

            "Remaining Principal Distribution Amount": As to any Distribution Date and any Class of Subordinate Certificates, the amount, if any, by which the Principal Distribution Amount for such Distribution Date exceeds the aggregate amount distributed in respect of Principal Distribution Amounts on such Distribution Date to all Classes senior to such Class.

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of Subtitle A of the Code, and related provisions, and temporary and final regulations and, to the extent not inconsistent with such temporary and final regulations, proposed regulations, and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

              (i) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

              (ii) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

              (iii) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

              (iv) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar Class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

              (v) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

            "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders and the related B Loan Holder in connection with an A/B Loan Pair, which shall be entitled "GMAC Commercial Mortgage Corporation, as Special Servicer [or the name of any successor Special Servicer], in trust for Wells Fargo Bank Minnesota, N.A., as Trustee, for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates and the related B Loan Holder, as their interests may appear, Series 2002-CP5, REO Account." Any such account or accounts shall be an Eligible Account.

            "REO Acquisition": With respect to any Mortgage Loan, the acquisition by the Trust Fund of REO Property related to such Mortgage Loan.

            "REO Disposition": The sale or other disposition of the REO Property pursuant to Section 3.18(e).

            "REO Extension": As defined in Section 3.16(a).

            "REO Loan": The Mortgage Loan deemed to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the related REO Property remains part of the Trust Fund, and shall be deemed to provide for Assumed Scheduled Payments on each Due Date therefor and otherwise have the same terms and conditions as its predecessor Mortgage Loan, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the related REO Acquisition Date. All amounts due and owing in respect of the predecessor Mortgage Loan as of the related REO Acquisition Date, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the Servicer, the Special Servicer or the Trustee, as applicable, in respect of the predecessor Mortgage Loan as of the related REO Acquisition Date, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees and any unreimbursed Advances, together with any interest accrued and payable to the Servicer or the Trustee in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Servicer or the Trustee in respect of an REO Loan. Collections in respect of each REO Loan (exclusive of amounts to be applied to the payment of, or to be reimbursed to the Servicer or the Special Servicer for the payment of, the costs of operating, managing and maintaining the related REO Property) shall be treated: first, as a recovery of accrued and unpaid Advances, Primary Servicing Fees and Servicing Fees and related interest due the Servicer or the Trustee, as applicable; second, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate to but not including the Due Date in the Due Period of receipt, and, if applicable, any unpaid Liquidation Expenses; third, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; and fourth, in accordance with the Servicing Standard of the Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, Yield Maintenance Charges, Prepayment Premiums and Penalty Charges.

            "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of and in the name of the Trustee (or its nominee) for the benefit of the Certificateholders and, if such property relates to an A/B Loan Pair, the related B Loan Holder, through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Loan.

            "REO Revenues": All income, rents and profits derived from the ownership, operation or leasing of any REO Property. With respect to an REO Property that had been security for an A Loan, the portion of the amounts described above received with respect to such REO Property and allocable to the related A Note pursuant to the related A/B Intercreditor Agreement.

            "Request for Release": A release signed by a Servicing Officer of the Servicer or the Special Servicer, as applicable, in the form of Exhibit F attached hereto.

            "Reserve Report": A report prepared by the Servicer which identifies with respect to each Loan that required funding of reserves as of the Closing Date and for which the required actions relating to such reserves have not been completed by such first anniversary: (i) the amount of such reserves as of the Closing Date; (ii) the amount of such reserves remaining on the date of the reporting; (iii) the purpose of such reserve (i.e., deferred maintenance, environmental, TI/LC, etc.); (iv) the expiration date by which the work must be completed; and (v) the status of such work (if contact was made with Borrower).

            "Residual Certificate": Any Class R Certificate or Class LR Certificate issued, authenticated and delivered hereunder.

            "Responsible Officer": When used with respect to the initial Trustee, any Vice President, Assistant Vice President, corporate trust officer or assistant corporate trust officer of the Trustee having direct responsibility for the administration of this Agreement, and with respect to any successor Trustee, any officer or assistant officer in the corporate trust department of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Servicer Reports": Collectively, the CMSA Comparative Financial Status Report, the CMSA Servicer Watch List, the CMSA Operating Statement Analysis Report and the CMSA NOI Adjustment Worksheet.

            "Revised Rate": With respect to the ARD Loans, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable ARD Loan, as calculated and as set forth in the related ARD Loan.

            "Rule 144A Global Certificate": As defined in Section 5.01(a).

            "Sarbanes-Oxley Certification": As defined in Section 3.27(b).

            "Securities Act": The Securities Act of 1933, as amended.

            "Security Agreement": With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

            "Security Position Listing": A listing prepared by the Depository of the holdings of Depository Participants with respect to the Certificates.

            "Servicer": Midland Loan Services, Inc., and its successors in interest and assigns, or any successor servicer appointed as herein provided.

            "Servicer Remittance Date": With respect to any Distribution Date, the Business Day preceding such Distribution Date.

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03.

            "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by the Servicer in connection with the servicing and administering of (a) a Loan in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable or (b) an REO Property, including, in the case of both (a) and (b), but not limited to, the cost of (i) compliance with the Servicer's obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) through (iv) of the definition of "Liquidation Proceeds," (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures, (v) the operation, leasing, management, maintenance and liquidation of any REO Property, (vi) any Appraisal, (vii) any "forced placed" insurance policy purchased, and (viii) any other expenditure which is expressly designated as a Servicing Advance herein.

            "Servicing Fee": With respect to each Loan and REO Loan, the fee payable to the Servicer pursuant to the first paragraph of Section 3.11(a).

            "Servicing Fee Rate": With respect to the Servicer and each Loan, Specially Serviced Loan, and REO Loan, a rate equal to 0.02% (2 basis points) per annum (exclusive of any Primary Servicing Fee and any Trustee Fee) computed on the same basis and in the same manner as interest is computed on the related Loan.

            "Servicing File": All documents and records in the related Mortgage Loan Seller's possession relating to the Mortgage Loans (including any reserve and escrow agreements, asset summaries, appraisals, insurance policies, tax bills, engineering reports, environmental reports, cash management agreements, lockbox agreements, financial statements, operating statements and any other information provided by the respective Borrower from time to time, but excluding any documents and other writings not enumerated in this parenthetical that have been prepared by the related Mortgage Loan Seller or any of its Affiliates solely for internal communication) that are not required to be a part of the related Mortgage File in accordance with the definition thereof, together with copies of all instruments and documents which are required to be a part of the Mortgage File in accordance with the definition thereof.

            "Servicing Officer": Any officer and/or employee of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Servicer to the Trustee and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

            "Servicing Standard": As defined in Section 3.01(a).

            "Servicing Transfer Event": With respect to any Mortgage Loan or B Loan, the occurrence of any of the following events:

              (i) a payment default shall have occurred on such Mortgage Loan or B Loan at its Maturity Date and continues unremedied for 30 days or, if the Servicer has received evidence that the Borrower has obtained a firm commitment to refinance, 60 days;

              (ii)  any Monthly Payment is 60 days or more delinquent; or

              (iii) the Servicer or Directing Certificateholder determines that a payment default has occurred or is imminent and is not likely to be cured by the related Borrower within 60 days; or

              (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs is entered against the related Borrower; provided that if such decree or order is discharged or stayed within 60 days of being entered, such Loan shall not be a Specially Serviced Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto); or

              (v) the related Borrower shall file for or consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

              (vi) the related Borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

              (vii) the Servicer has received notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property; or

              (viii) with respect to the 1633 Broadway Loan, if the B Loan Holder has exercised its right to cure three consecutive monetary defaults or five cures of monetary defaults within any 12 month period and a monetary default occurs in the following month, then servicing of such Loan shall be transferred to the Special Servicer at the expiration of the Borrower's grace period for the current monetary default; or

              (ix) any other default has occurred under the Loan Documents that, in the judgment of the Servicer or Directing Certificateholder, has materially and adversely affected the value of the related Mortgage Loan or B Loan and has continued unremedied for 60 days (irrespective of any grace period specified in the related Mortgage, provided that the failure of the related Borrower to obtain all-risk casualty insurance which does not contain any carve-out for terrorist or similar act (other than such amounts as are specifically allowed by the related Loan Agreement) shall not apply with respect to this clause if the Servicer has determined in accordance with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates or that such hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the region in which such Mortgaged Property is located or (b) such insurance is not available at any rate.

            If a default occurs under the 1633 Broadway Loan, which the B Loan Holder has the option to cure pursuant to the A/B Intercreditor Agreement, then a Servicing Transfer Event will not be deemed to have occurred with respect to the 1633 Broadway Loan and the 1633 Broadway Loan will not be considered a Specially Serviced Loan unless and until the B Loan Holder does not exercise its option to cure prior to the expiration of the applicable cure period as described in such A/B Intercreditor Agreement.

            "Significant Mortgage Loan": At any time, (a) any Mortgage Loan (i) whose principal balance is $20,000,000 or more at such time or (ii) that is (x) a Mortgage Loan, (y) part of a group of Crossed Mortgage Loans or (z) part of a group of Mortgage Loans made to affiliated Borrowers that, in each case, in the aggregate, represents 5% or more of the aggregate outstanding principal balance of all of the Mortgage Loans at such time or (b) any one of the ten largest Mortgage Loans, (which for the purposes of this definition shall include groups of Crossed Mortgage Loans and groups of Mortgage Loans made to affiliated Borrowers) by outstanding principal balance at such time.

            "Similar Law": As defined in Section 5.02(e).

            "Single-Purpose Entity" or "SPE": A person, other than an individual, whose organizational documents provide that it is formed solely for the purpose of owning and pledging Defeasance Collateral relating to one or more Defeasance Mortgage Loans; does not engage in any business unrelated to such Defeasance Collateral; does not have any assets other than those related to its interest in the Defeasance Collateral and may not incur any indebtedness other than as required to assume the defeased obligations under the related Note or Notes that have been defeased; it shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other Person; it shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity level formalities and recordkeeping; it shall conduct business in its own name and use separate stationery, invoices and checks; it may not guarantee or assume the debts or obligations of any other Person; it shall not commingle its assets or funds with those of any other Person; it shall pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with Affiliates; it shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; it shall transact business with Affiliates on an arm's-length basis pursuant to written agreements; and it shall hold itself out as being a legal entity, separate and apart from any other Person. The SPE's organizational documents shall provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the Single-Purpose Entity requirements so long as any Certificates are outstanding.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors in interest.

            "Special Servicer": GMAC Commercial Mortgage Corporation and its successors in interest and assigns, or any successor special servicer appointed as herein provided.

            "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and REO Loan, the fee payable to the Special Servicer pursuant to the first paragraph of Section 3.11(b).

            "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Loan, 0.25% per annum computed on the basis of the Stated Principal Balance of the related Loan and for the same period for which any related interest payment on the related Specially Serviced Loan is computed, as more particularly described in Section 3.11.

            "Specially Serviced Loan": As defined in Section 3.01(a).

            "Specially Serviced Mortgage Loan": As defined in Section 3.01(a).

            "Startup Day": The Closing Date.

            "State Tax Laws": The state and local tax laws of (a) Minnesota, and
(b) any other state, the applicability of which to the Trust Fund or the Trust REMICs shall have been confirmed to the Trustee in writing either by the delivery to the Trustee of an Opinion of Counsel to such effect (which Opinion of Counsel shall not be at the expense of the Trustee), or by the delivery to the Trustee of a written notification to such effect by the taxing authority of such state.

            "Stated Principal Balance": With respect to any Mortgage Loan or 1633 Broadway B Loan (other than an REO Loan), as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Mortgage Loan or 1633 Broadway B Loan (or, in the case of a Qualified Substitute Mortgage Loan, the principal balance as of the date it was added to the Trust), minus (y) the sum of:

              (i) the principal portion of each Monthly Payment due on such Mortgage Loan or 1633 Broadway B Loan after the Cut-off Date, to the extent received from the Borrower or advanced by the Servicer or Trustee, as applicable, and distributed to Certificateholders or the B Loan Holder on or before such date of determination;

              (ii) all Principal Prepayments received with respect to such Mortgage Loan or 1633 Broadway B Loan after the Cut-off Date, to the extent distributed to Certificateholders or the B Loan Holder on or before such date of determination;

              (iii) the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan or 1633 Broadway B Loan after the Cut-off Date, to the extent distributed to Certificateholders on or before such date of determination;

              (iv) any reduction in the outstanding principal balance of such Mortgage Loan or 1633 Broadway B Loan resulting from a Deficient Valuation that occurred prior to the end of the Due Period for the most recent Distribution Date; and

              (v) any reduction in the outstanding principal balance of such Mortgage Loan or 1633 Broadway B Loan due to a modification by the Special Servicer pursuant to Section 3.20(d).

            With respect to any REO Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Loan as of the related Acquisition Date, minus (y) the sum of:

              (i) the principal portion of any P&I Advance made with respect to an REO Loan on or after the related REO Acquisition Date, to the extent distributed to Certificateholders on or before such date of determination; and

              (ii) the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues received with respect to such REO Loan, to the extent distributed to Certificateholders on or before such date of determination.

            A Loan or an REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be distributed to Certificateholders.

            "Statement to Certificateholders": As defined in Section 4.02(a).

            "Sub-Servicer": Any Person with which the Servicer or the Special Servicer, as applicable, has entered into a Sub-Servicing Agreement, including any Primary Servicer.

            "Sub-Servicing Agreement": The subservicing agreements between the Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans by such Sub-Servicer as provided in Section 3.22, including any Primary Servicing Agreement.

            "Subordinate Certificate": Any Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P or Class Q Certificate.

            "Subsequent Exchange Act Reports": All Exchange Act Reports other than the Current Report on Form 8-K to be filed with the Commission with respect to the Trust by the Depositor in accordance with Section 3.27(a) within 15 days following the Closing Date

            "Substitution Shortfall Amount": With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan or Loans.

            "Successor Manager": As defined in Section 3.19(c).

            "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of the Upper-Tier REMIC and the Lower-Tier REMIC created hereunder due to its classification as a REMIC under the REMIC Provisions, and Forms 1041 for the portions of the Trust Fund treated as a grantor trust for federal income tax purposes, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal or State Tax Laws.

            "Termination Notice": As defined in Section 7.01(b).

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transfer Affidavit": As defined in Section 5.02(g)(i)(B).

            "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

            "Transferor Letter": As defined in Section 5.02(g)(i)(D).

            "Treasury Rate": With respect to any Principal Prepayment made on a Loan, the yield calculated by the linear interpolation of the yields reported in Federal Reserve Statistical Release H.15 Selected Interest Rates (the "Release") under the heading "U.S. government securities" and the subheading "Treasury constant maturities" for the week ending immediately before the related Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date of such Loan (or, if such Loan is an ARD Loan, the related Anticipated Repayment Date). If the Release is no longer published, the Servicer shall select a comparable publication to determine the Treasury Rate in its reasonable discretion.

            "Trust": As defined in the Preliminary Statement.

            "Trust Fund": The segregated pool of assets subject hereto, constituting the Trust, consisting of: (i) the Mortgage Loans subject to this Agreement and all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date and Principal Prepayments paid on or before the Cut-off Date), together with all documents included in the related Mortgage Files; (ii) such funds or assets as from time to time are deposited in the Collection Account, the Distribution Accounts, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Interest Reserve Account, a security interest, if any, in escrow accounts held by the Servicer and, if established, the REO Account; (iii) any REO Property; (iv) the rights of the mortgagee under all Insurance Policies with respect to the Mortgage Loans, (v) the Uncertificated Lower-Tier Interests; and
(vi) the rights of the Depositor under the Mortgage Loan Purchase Agreements.

            "Trust REMIC": The Lower-Tier REMIC or the Upper-Tier REMIC.

            "Trustee": Wells Fargo Bank Minnesota, N.A., in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

            "Trustee Exception Report": As defined in Section 2.02(e).

            "Trustee Fee": The fee to be paid to the Trustee as compensation for the Trustee's activities under this Agreement.

            "Trustee Fee Rate": A rate equal to 0.002% per annum computed on the same interest accrual basis as the related Loan, which will be an actual/360 basis or a 30/360 basis, as applicable, on the Stated Principal Balance of the subject Loan (including any related REO Loans and Specially Serviced Loans).

            "UCC": The Uniform Commercial Code, as enacted in each applicable state.

            "UCC Financing Statement": A financing statement executed and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

            "Uncertificated Lower-Tier Interests": Any of the Class LA-1-1, Class A-1-2, Class A-1-3, Class A-1-4, Class LA-2-1, Class LA-2-2, Class A-2-3, Class LB, Class LC, Class LD, Class LE-1, Class LE-2, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LO, Class LP and Class LQ Uncertificated Interests.

            "Uncovered Prepayment Interest Shortfall": As to any Distribution Date and any Mortgage Loan as to which a Principal Prepayment is made, the amount, if any, by which the Prepayment Interest Shortfall relating to a Principal Prepayment, if any, for such Mortgage Loan as of such Distribution Date exceeds a portion of the Servicing Fee attributable to such Mortgage Loan equal to the first 0.005% per annum of the Servicing Fee Rate for such period (but only to the extent described in the last paragraph of Section 3.11(a) in connection with a Principal Prepayment described therein) and due to the Servicer for the period from the date of such prepayment to the end of the related Due Period (or, in the case of a Specially Serviced Mortgage Loan, for the period from the date of such prepayment to the Due Date immediately preceding such Distribution Date); provided that, the calculation above shall not apply if the Loan Documents allow prepayment on a date other than a Due Date.

            "Uncovered Prepayment Interest Shortfall Amount": As to any Distribution Date, the amount, if any, by which (i) the sum of the Uncovered Prepayment Interest Shortfalls, if any, for such Distribution Date exceeds (ii) the aggregate amount of Prepayment Interest Excesses, if any, on all Loans for such Distribution Date.

            "Underwriters": Credit Suisse First Boston Corporation, PNC Capital Markets, Inc., Greenwich Capital Markets, Inc. and Deutsche Bank Securities.

            "Unpaid Interest Shortfall Amount": As to the first Distribution Date and any Class of Regular Certificates, zero. As to any Distribution Date after the first Distribution Date and any Class of Regular Certificates, the amount, if any, by which the sum of the Interest Shortfall Amounts for such Class for prior Distribution Dates exceeds the sum of the amounts distributed on such Class on prior Distribution Dates in respect of such Interest Shortfall Amounts.

            "Unrestricted Servicer Reports": Collectively, the CMSA Delinquent Loan Status Report, CMSA Historical Loan Modification Report, CMSA Historical Liquidation Report, CMSA Property File, CMSA Financial File and CMSA REO Status Report.

            "Upper-Tier Distribution Account": The account, accounts or sub-account created and maintained by the Trustee, pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, for the Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, Upper-Tier Distribution Account." Any such account or accounts shall be an Eligible Account or a subaccount of an Eligible Account.

            "Upper-Tier REMIC": One of two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

            "U.S. Person": A citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any State thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or an estate whose income is subject to United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Persons.

            "Voting Rights": The portion of the voting rights of all of the Certificates, which is allocated to any Certificate. At all times during the term of this Agreement and for any date of determination, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows:
(i) 1% in the case of the Class A-X and Class A-SP Certificates, (based on the respective Notional Balance of each Class related to the aggregate Notional Balance of the two Classes) and (ii) in the case of any other Class of Regular Certificates a percentage equal to the product of 99% and a fraction, the numerator of which is equal to the aggregate Certificate Balance of such Class, in each case, determined as of the Distribution Date immediately preceding such date of determination, and the denominator of which is equal to the aggregate Certificate Balance of the Regular Certificates (other than the Class A-X and Class A-SP Certificates), each determined as of the Distribution Date immediately preceding such date of determination. None of the Class V, Class R or Class LR Certificates will be entitled to any Voting Rights. For purposes of determining Voting Rights, the Certificate Balance of any Class shall be deemed to be reduced by allocation of the Collateral Support Deficit to such Class, but not by Appraisal Reductions allocated to such Class. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates.

            "Website": The internet website maintained by the Trustee initially located at "www.ctslink.com/cmbs" or the internet website of the Servicer initially located at "www.midlandls.com."

            "Weighted Average Net Mortgage Rate": As to any Distribution Date, the average, as of such Distribution Date, of the Net Mortgage Pass-Through Rates of the Loans weighted by the Stated Principal Balances thereof.

            "Withheld Amounts": As defined in Section 3.29(a).

            "Workout Fee": The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan.

            "Workout Fee Rate": As defined in Section 3.11(b).

            "Yield Maintenance Charge": With respect to any Loan, the yield maintenance charge set forth in the related Loan, including but not limited to a yield maintenance charge which is based on the amount of Defeasance Collateral. If a Yield Maintenance Charge becomes due for any particular Loan, the Servicer shall be required to follow the terms and provisions contained in the applicable Loan Documents; provided, however, that if the related Loan Documents do not specify which U.S. Treasury obligations are to be used in determining the discount rate or the reinvestment yield to be applied in such calculation, or if the related Loan Documents are ambiguous, the Servicer shall be required to use those U.S. Treasury obligations that will generate the lowest discount rate or reinvestment yield for the purposes thereof. Accordingly, if either no U.S. Treasury obligation, or more than one U.S. Treasury obligation, coincides with the term over which the Yield Maintenance Charge is to be calculated (which, depending on the applicable Loan Documents, is based on the remaining average life of the Loan or the actual term remaining through the Maturity Date), the Servicer shall use the U.S. Treasury obligations whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is fourteen (14) days prior to the date that the Yield Maintenance Charge becomes due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = (12 x [{(1+BEY/2)1/6}-1]) x 100 where BEY is defined as the U.S. Treasury Reinvestment Yield in decimal, not percentage, form, and 1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = (12 x [{(1 + 0.055/2) 0.16667}-1]) x 100, where 0.055 is the decimal version of the percentage 5.50%, and 0.16667 is the decimal version of the exponential power. (The MEY calculated in the above example is 5.438%.)

            "Yield Rate": With respect to any Loan, a rate equal to a per annum rate calculated by the linear interpolation of the yields, as reported in the most recent "Federal Reserve Statistical Release H.15 - Selected Interest Rates" under the heading U.S. Government Securities/Treasury constant maturities published prior to the date of the relevant prepayment of any Loan, of U.S. Treasury constant maturities with maturity dates (one longer, one shorter) most nearly approximating the maturity date (or, with respect to ARD Loans, the Anticipated Repayment Date) of the Loan being prepaid or the monthly equivalent of such rate. If Federal Reserve Statistical Release H.15 - Selected Interest Rates is no longer published, the Servicer, on behalf of the Trustee, will select a comparable publication to determine the Yield Rate.

            Section 1.02 Certain Calculations.

            (a) Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

            (i) All calculations of interest with respect to the Loans (other than the Actual/360 Loans) and of interest earned on Advances provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest with respect to the Actual/360 Loans shall be made as set forth in such Loan with respect to the calculation of interest accruing at the related Mortgage Rate.

            (ii) Any Loan payment (including any B Loan payment) is deemed to be received on the date such payment is actually received by the Servicer, the Special Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, (i) any voluntary Principal Prepayment made on a date other than the related Due Date and in connection with which the Servicer has collected interest thereon through the end of the related Mortgage Interest Accrual Period shall be deemed to have been made, and the Servicer shall apply such Principal Prepayment to reduce the outstanding principal balance of the related Mortgage Loan as if such Principal Prepayment had been received, on the following Due Date and (ii) all other Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied to reduce the outstanding principal balance of such Mortgage Loan.

            (iii) Any reference to the Certificate Balance of any Class of Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Certificates on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a) and (b) any Collateral Support Deficit allocated to such Class on such Distribution Date pursuant to Section 4.04.

            Section 1.03  Loan Identification Convention.

            Mortgage Loans shall be identified in this Agreement by reference to their respective loan numbers, as set forth under the column heading "Loan #" in Exhibit A-1 to the Prospectus Supplement.

            Section 1.04   Certain Matters with respect to the 1633 Broadway
Loan.

            (a) For the avoidance of doubt, the parties acknowledge that the rights and duties of each of the Servicer and the Special Servicer under this Agreement, insofar as such rights, duties and obligations relate to the 1633 Broadway Loan (including the 1633 Broadway B Note), shall terminate upon the earliest to occur of the following with respect to the 1633 Broadway Loan: (i) any repurchase of or substitution for the A Note by the Mortgage Loan Seller of the 1633 Broadway Loan, (ii) any purchase of the A Note by the owner of the 1633 Broadway B Note pursuant to the terms of the related A/B Intercreditor Agreement and (iii) any payment in full of any and all amounts due (or deemed due) under the A Note (or its successor REO Loan) (including amounts to which the holder of the A Note is entitled under the A/B Intercreditor Agreement); provided, however, that this statement shall not limit (A) the duty of the Servicer or Special Servicer to deliver or make available the reports otherwise required of it hereunder with respect to the period in which such event occurs or (B) the rights of the Servicer or such Special Servicer that may otherwise accrue or arise in connection with the performance of its duties hereunder with respect to the 1633 Broadway Loan prior to the date on which such event occurs.

            (b) In connection with any purchase described in clause (ii) of subsection (a) or an event described in clause (iii) of subsection (a), the Trustee, the Servicer and the Special Servicer (to the extent it possesses any such items) shall each tender to (in the case of a purchase under such clause
(ii)) the related purchaser (provided that the related purchaser shall have paid the full amount of the applicable purchase price) or (in the case of such clause
(iii)) to the holder of the related 1633 Broadway B Note (if then still outstanding), upon delivery to them of a receipt executed by such purchaser or holder, all portions of the Mortgage File possessed by the Trustee and other documents pertaining to the 1633 Broadway Loan, possessed by the Trustee, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned by the Trustee to the extent necessary or appropriate to such purchaser or holder (or the designee of such purchaser or holder) in the same manner, and pursuant to appropriate forms of assignment prepared by the Servicer, substantially similar to the manner and forms pursuant to which documents were previously assigned to the Trustee by the CSFB Mortgage Loan Seller, but in any event, without recourse, representation or warranty; provided that such tender by the Trustee shall be conditioned upon its receipt from the Servicer of a Request for Release in the form of Exhibit F hereto. The Servicer shall, and is also hereby authorized and empowered by the Trustee to, upon receipt of notice of such purchase, convey to such purchaser or such holder any deposits then held in an Escrow Account relating to the 1633 Broadway Loan. If the A Note and the related 1633 Broadway B Note are then REO Loans, then the Special Servicer shall, and is also hereby authorized and empowered by the Trustee to, upon receipt of notice to do so, convey to such purchaser or such holder, in each case, to the extent not needed to pay or reimburse the Servicer, the Special Servicer, the Trustee or the Fiscal Agent in accordance with this Agreement, deposits then held in the REO Account insofar as they relate to the related REO Property.


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01  Conveyance of Mortgage Loans.

            (a) The Depositor, concurrently with the execution and delivery hereof, does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, without recourse, for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Loans identified on the Mortgage Loan Schedule, (ii) the Mortgage Loan Purchase Agreements and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal and interest due and payable on the Loans on or before the Cut-off Date and Principal Prepayments paid on or before the Cut-off Date). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 10.07, is intended by the parties to constitute a sale.

            (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed each Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with the Trustee (with a copy to the Servicer and the Special Servicer as provided in Section 2.01(d)), on or before the Closing Date, the Mortgage File (except item (xvi) in the definition of Mortgage File, which shall be delivered to and deposited with the Servicer with a copy to the Trustee) for each Mortgage Loan so assigned. If a Mortgage Loan Seller cannot deliver, or cause to be delivered as to any Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit substantially in the form attached as Exhibit H hereto, certifying that the original thereof has been lost or destroyed. Notwithstanding the foregoing, each Mortgage Loan Seller has agreed in the related Mortgage Loan Purchase Agreement to amend any letters of credit to permit the Trustee to draw thereon, for the benefit of the Certificateholders, such amendments to be effected within thirty (30) days after the Closing Date; provided, however, such Mortgage Loan Seller has agreed in the related Mortgage Loan Purchase Agreement to provide any additional information or assistance that is required to enable the Servicer to draw upon a letter of credit if necessary in connection with its servicing of the Mortgage Loan after the Closing Date and prior to such amendment becoming effective.

            If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) (other than assignments of UCC financing statements to be recorded or filed in accordance with the transfer contemplated by this Agreement) and (xii) of the definition of "Mortgage File," with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (certified by the applicable public recording or filing office, the applicable title insurance company or such Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate public recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing), with evidence of recording or filing thereon, is delivered to the Trustee (with a copy to the Servicer) within 120 days after the Closing Date, which period may be extended up to two times, in each case for an additional period of 45 days provided that such Mortgage Loan Seller, as certified in writing to the Trustee prior to each such 45-day extension, is in good faith attempting to obtain from the appropriate county recorder's or filing office such original or photocopy.

            If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) (other than assignments of UCC financing statements to be recorded or filed in accordance with the transfer contemplated by this Agreement) and (xii) of the definition of "Mortgage File," with evidence of recording or filing thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File if a photocopy of such non-delivered document or instrument (with evidence of recording or filing thereon and certified by the appropriate public recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee on or before the Closing Date.

            Neither the Trustee, Special Servicer nor the Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). Notwithstanding the foregoing, if any Mortgage Loan Seller fails to deliver a UCC-3 assignment on or before the Closing Date as required above solely because the related UCC Financing Statement has not been returned to the Mortgage Loan Seller by the applicable filing office, the Mortgage Loan Seller shall not be in breach of its obligations with respect to such delivery, provided that the Mortgage Loan Seller promptly forwards such UCC Financing Statement to the Trustee (with a copy to the Servicer) upon its return, together with the related original UCC-3 assignment in a form appropriate for filing.

            (c) Notwithstanding the foregoing, at the expense of the related Mortgage Loan Seller, the Trustee (directly or through its designee) shall, as to each Mortgage Loan, use its reasonable best efforts to promptly (and in any event no later than the later of (i) 90 days after the Closing Date and (ii) 60 days from receipt of documents in form suitable for recording or filing, as applicable, including, without limitation, all necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, each assignment referred to in clauses (iii) and (v) of the definition of "Mortgage File," and each UCC-3 assignment to the Trustee referred to in clause
(xi) of the definition of "Mortgage File." Each such assignment shall reflect that it should be returned by the public recording office to the Trustee following recording, and each such UCC-3 assignment shall reflect that the file copy thereof should be returned to the Trustee following filing. If any such document or instrument is lost or returned unrecorded or unfiled because of a defect therein, the Trustee shall prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee shall upon receipt thereof cause the same to be duly recorded or filed, as appropriate. Within 30 days following request for reimbursement, the Depositor shall reimburse the Trustee for all of its costs and expenses incurred in performing its obligation under this Section 2.01(c).

            Notwithstanding the foregoing, any Mortgage Loan Seller may elect, at its sole cost and expense, to engage a third party contractor to prepare or complete in proper form for filing and recording any and all of the assignments described in the immediately preceding paragraph, together with each UCC-3 assignment to the Trustee referred to in clause (xi) of the definition of "Mortgage File," with respect to the Mortgage Loans conveyed by it to the Depositor under the applicable Mortgage Loan Purchase Agreement, to submit such assignments for filing and recording, as the case may be, in the applicable public filing and recording offices and to deliver such assignments to the Trustee or its designee as such assignments (or certified copies thereof) are received from the applicable filing and recording offices with evidence of such filing or recording indicated thereon. It is hereby acknowledged that the PNC Mortgage Loan Seller has elected to engage such a third party contractor for the preparation, filing and recording and delivery of such assignments to the Trustee in respect of PNC Mortgage Loans. The Trustee shall have no duties or obligations described in the immediately preceding paragraph in respect of the PNC Mortgage Loans.

            (d) All documents and records in the Depositor's or the applicable Mortgage Loan Seller's possession relating to the Mortgage Loans (including reserve and escrow agreements, cash management agreements, lockbox agreements, financial statements, operating statements and any other information provided by the respective Borrower from time to time, but excluding any documents and other writings not enumerated in this parenthetical that have been prepared by the applicable Mortgage Loan Seller or any of its Affiliates solely for internal communication) that are not required to be a part of a Mortgage File in accordance with the definition thereof, together with copies of all instruments and documents which are required to be part of the related Mortgage File in accordance with the definition thereof, shall be delivered to the Servicer no later than 30 days after the Closing Date and shall be held by the Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as holder of the Uncertificated Lower-Tier Interests) and, insofar as such items relate to a B Loan, the related B Loan Holder.

            (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the Servicer, on or before the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

            (f) The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans in the name of such Mortgage Loan Seller or any other name to be transferred to the Servicer (or a Sub-Servicer at the direction of the Servicer) for deposit into Servicing Accounts.

            (g) Each Mortgage Loan Seller shall have delivered to the Trustee, on or before the Closing Date, five limited powers of attorney in favor of the Trustee, the Servicer and the Special Servicer empowering the Trustee and, in the event of the failure or incapacity of the Trustee, the Servicer and, in the event of the failure or incapacity of the Servicer, the Special Servicer, to record, at the expense of the applicable Mortgage Loan Seller, any Loan Documents required to be recorded and any intervening assignments with evidence of recording thereon that are required to be included in the Mortgage Files. Each Mortgage Loan Seller has agreed in the related Mortgage Loan Purchase Agreement to reasonably cooperate with the Trustee, the Servicer and the Special Servicer in connection with any additional powers of attorney or revisions thereto that are requested by such parties. The Trustee and each other party hereto agrees that no such power of attorney shall be used with respect to any Mortgage Loan by or under authorization by any party hereto except to the extent that the absence of a document described in the second preceding sentence with respect to such Mortgage Loan remains unremedied as of the earlier of (i) the date that is 180 days following the delivery of notice of such absence to the applicable Mortgage Loan Seller, but in no event earlier than 18 months from the Closing Date, and (ii) the date (if any) on which such Mortgage Loan becomes a Specially Serviced Mortgage Loan. For purposes of this Section 2.01, and notwithstanding any contrary provision hereof or of the definition of "Mortgage File," if there exists with respect to any group of Crossed Mortgage Loans only one original or certified copy of any document or instrument described in the definition of "Mortgage File" which pertains to all of the Crossed Mortgage Loans in such group of Crossed Mortgage Loans, the inclusion of the original or certified copy of such document or instrument in the Mortgage File for any of such Crossed Mortgage Loans and the inclusion of a copy of such original or certified copy in each of the Mortgage Files for the other Crossed Mortgage Loans in such group of Crossed Mortgage Loans shall be deemed the inclusion of such original or certified copy in the Mortgage Files for each such Crossed Mortgage Loan.

            (h) Notwithstanding anything to the contrary in this Agreement, the Depositor shall deliver to the Servicer any original letters of credit relating to the Mortgage Loans and the Servicer shall hold such letters of credit on behalf of the Trustee.

            Section 2.02  Acceptance by Trustee.

            (a) The Trustee, by the execution and delivery of this Agreement, acknowledges receipt by it, subject to the provisions of Sections 2.01 and 2.02(d), to any exceptions noted on the Trustee Exception Report, and to the further review provided for in Section 2.02(b), of the Notes, fully executed original counterparts of the Mortgage Loan Purchase Agreements, and of all other assets included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it holds and will hold such documents and any other documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files, and that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. All references to the "Mortgage File" herein when used in connection with the duties or obligations of the Trustee to hold or certify as to such Mortgage File, shall mean in respect of clause (xvi) of the definition thereof, a copy thereof. To the extent that the contents of the Mortgage File for any A Loan relate to the corresponding B Loan, the Trustee will also hold such Mortgage File in trust for the benefit of the holder of the related B Loan, if funded.

            The Trustee, by execution and delivery of this Agreement, hereby certifies, subject to any exceptions noted on Exhibit M attached hereto, as to each Mortgage Note, that it (A) appears regular on its face, (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

            (b) Within 60 days of the Closing Date, the Trustee shall review and, subject to Sections 2.01 and 2.02(d), provide in writing to each of the Depositor, the Servicer, the Special Servicer, the applicable Mortgage Loan Seller and the Directing Certificateholder (with the database in electronic format) that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in clauses (i) through (v), (viii),
(ix) (without regard to the parenthetical clause), (xi), (xiii), (xv), (xvi), (xviii), (xx) and (xxiii) of the definition of "Mortgage File" are in its possession, and (ii) all documents delivered or caused to be delivered by such Mortgage Loan Seller constituting the Mortgage Files have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

            (c) The Trustee shall review each of the Loan Documents received after the Closing Date; and every 90 days following the initial certification until the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which all such exceptions are eliminated (any such elimination resulting from the fact that recordation and/or filing has been completed shall be based solely on receipt by the Trustee showing evidence of recordation and/or filing), and (iii) the date on which all the affected Mortgage Loans are removed from the Trust, the Trustee shall, subject to Sections 2.01 and 2.02(d), certify in writing in the form of Exhibit J hereto to each of the Depositor, the Servicer, the Special Servicer and the applicable Mortgage Loan Seller and to the Directing Certificateholder in electronic format that, as to each Mortgage Loan listed on the Mortgage Loan Schedule (excluding any Mortgage Loan as to which a Liquidation Event has occurred or any Mortgage Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in clauses (i) through (v), (viii),
(ix) (without regard to the parenthetical clause), (xi), (xiii), (xv), (xvi), (xviii), (xx) and (xxiii) of the definition of "Mortgage File" are in its possession, (ii) it has received either a recorded original of each of the assignments specified in clause (iii) and clause (v) of the definition of "Mortgage File," insofar as an unrecorded original thereof had been delivered or caused to be delivered by the Mortgage Loan Seller, or a copy of such recorded original certified by the applicable public recording office to be true and complete, and (iii) all such Loan Documents have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, provided that the original lender's title insurance policy or a copy thereof described in clause (ix) of the definition of "Mortgage File" must be delivered within 270 days of the Closing Date, which period may be extended up to two times, in each case for an additional period of 45 days provided that such original policy is unavailable from the related title insurance company due to a delay in originals or certified copies of recorded documents being returned from the applicable recording or filing office, and Mortgage Loan Seller, as certified in writing to the Trustee prior to each such 45-day extension, is in good faith attempting to obtain from the title insurance company such original or certified copy. Following any request made later than two years following the Closing Date, by the Depositor, Mortgage Loan Seller, Servicer, Special Servicer, Directing Certificateholder or any Certificateholder, the Trustee shall deliver an updated schedule of exceptions, in electronic format, (to the extent the prior schedule showed exceptions) to the requesting person. The Trustee shall, upon request, provide the Servicer with recording and filing information as to recorded Mortgages, Assignments of Lease and UCC financing statements promptly after the Trustee receives them from the related recording offices.

            (d) It is herein acknowledged that the Trustee is not under any duty or obligation (i) to determine whether any of the documents specified in clauses
(vi), (vii), (x), (xii), (xiv), (xvii), (xix), (xxi) and (xxii) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, a Mortgage Loan Seller or any other Person other than to the extent identified on the related Mortgage Loan Schedule, (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, in recordable form, genuine, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face, (iii) to determine whether any omnibus assignment specified in clause (vii) of the definition of "Mortgage File" is effective under applicable law or (iv) to determine whether more than one county and state financing statement is required to be filed for any given Mortgage.

            (e) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Trustee finds that (a) any document required to be included in the Mortgage File is not in its possession within the time required hereunder or (b) such document has not been properly executed or is otherwise defective on its face (each, a "Defect" in the related Mortgage File), the Trustee shall promptly so notify the Depositor, the Servicer, the Special Servicer and the applicable Mortgage Loan Seller (and, solely with respect to the 1633 Broadway Loan, the B Loan Holder), by providing a written report (the "Trustee Exception Report") setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect. The Trustee shall not be required to verify the conformity of any document with the Mortgage Loan Schedule, except that such documents have been properly executed or received, have been recorded or filed (if recordation is specified for such document in the definition of "Mortgage File"), appear to be related to the Mortgage Loans identified on the Mortgage Loan Schedule, appear to be what they purport to be, or have been torn, mutilated or otherwise defaced.

            (f) Upon the second anniversary of the Closing Date, the Trustee shall deliver a final exception report as to any remaining Defects or required Loan Documents that are not in its possession and that it was required to review pursuant to Section 2.01(c).

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase of Loans by a Mortgage Loan Seller for Defects in Mortgage Files and Breaches of Representations and Warranties.

            (a) The Depositor hereby represents and warrants as of the Closing Date that:

               (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

               (ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

               (iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

               (iv) There is no action, suit or proceeding pending or, to the Depositor's knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

               (v)The Depositor is the lawful owner of the Loans free and clear of any liens, pledges, charges or security interests of any nature encumbering such Loan with the full right to transfer the Mortgage Loans to the Trust Fund and upon the assignment of the Mortgage Loans to the Trust, the Mortgage Loans will be validly transferred to the Trust;

               (vi) Following consummation of the conveyance of the Mortgage Loans by the Depositor to the Trustee, the Depositor shall take no action inconsistent with the Trust Fund's ownership of the Mortgage Loans, and if a third party, including a potential purchaser of the Mortgage Loans, should inquire, the Depositor shall promptly indicate that the Mortgage Loans have been sold and shall claim no ownership interest therein; and

               (vii) Each Mortgage Loan is a "qualified mortgage" within the meaning of Code Section 860G(a)(3) (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage).

            (b) If any Certificateholder, the Servicer, the Special Servicer, or the Trustee discovers or receives notice of a Defect or breach of any representation or warranty set forth in, or required to be made with respect to a Mortgage Loan by any Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement (a "Breach"), it shall give notice to the Servicer, the Special Servicer, the Trustee and the Rating Agencies. If the Servicer or the Special Servicer (with respect to Specially Serviced Mortgage Loans) determines that such Defect or Breach materially and adversely affects the value of any Mortgage Loan or the interests of the Certificateholders therein, (any Defect or Breach that materially and adversely affects the value of any Mortgage Loan or the interests of the Certificateholders therein, a "Material Document Defect" or a "Material Breach", respectively), it shall give prompt written notice of such Defect or Breach to the Depositor, the Trustee, the Servicer, the Special Servicer and the applicable Mortgage Loan Seller and shall request that (A) such Mortgage Loan Seller, or (B) in the event the CSFB Mortgage Loan Seller shall fail to act, Credit Suisse First Boston, acting through the Cayman Branch, not later than 90 days from the earlier of the receipt by the applicable Mortgage Loan Seller of such notice or discovery by such Mortgage Loan Seller of such Material Document Defect or Material Breach (the "Initial Resolution Period"),
(i) cure such Material Document Defect or Material Breach in all material respects, (ii) repurchase the affected Mortgage Loan at the applicable Purchase Price in conformity with the related Mortgage Loan Purchase Agreement or (iii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Servicer for deposit into the Collection Account any Substitution Shortfall Amount in connection therewith in conformity with the related Mortgage Loan Purchase Agreement; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan's not being a "qualified mortgage" within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional 90 days to cure such Material Document Defect or Material Breach, provided that the Mortgage Loan Seller has delivered to the Servicer, the Rating Agencies and the Trustee an officer's certificate from an officer of the Mortgage Loan Seller that describes the reasons that the cure was not effected within the Initial Resolution Period and the actions that it proposes to take to effect the cure and that states that it anticipates that the cure will be effected within the additional 90-day period. Notwithstanding the foregoing, if there exists a Breach of any representation or warranty with respect to a Mortgage Loan on the part of a Mortgage Loan Seller set forth in, or made pursuant to, Section 6(a) of the related Mortgage Loan Purchase Agreement relating to whether or not the Loan Documents or any particular Loan Document requires the related Borrower to bear the costs and expenses associated with any particular action or matter under such Loan Document(s), then such Mortgage Loan Seller shall cure such Breach, not later than 90 days from the earlier of the receipt by the applicable Mortgage Loan Seller of such notice or discovery by such Mortgage Loan Seller of such Breach, by reimbursing the Trust Fund by wire transfer to the Collection Account the reasonable amount of any such costs and expenses, including Advance Interest, if any, incurred with respect to any Advances of such costs and expenses, incurred by the Servicer, the Special Servicer, the Trustee or the Trust Fund that are the basis of such Breach and have not been reimbursed by the related Borrower, provided, however, that in the event any such costs and expenses exceed $10,000, the Mortgage Loan Seller shall have the option to either repurchase such Mortgage Loan at the applicable Purchase Price, substitute for such Mortgage Loan and pay the applicable Substitution Shortfall Amount or pay such costs. Except as provided in the proviso to the immediately preceding sentence, the Mortgage Loan Seller shall make such wire transfer and upon its making such wire transfer, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. Provided such payment is made, the second preceding sentence describes the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Breach, and neither the related Mortgage Loan Seller nor, if the affected Mortgage Loan is a CSFB Mortgage Loan, Credit Suisse First Boston, acting through the Cayman Branch shall be obligated to repurchase, substitute or otherwise cure such Breach under any circumstances.

            If (x) a Mortgage Loan is to be repurchased or substituted for as contemplated above, (y) such Mortgage Loan is a Crossed Mortgage Loan and (z) the applicable Defect or Breach does not otherwise constitute a Material Document Defect or Material Breach, as the case may be, as to any related Crossed Mortgage Loan, then the applicable Material Document Defect or Material Breach shall be deemed to constitute a Material Document Defect or Material Breach as to any related Crossed Mortgage Loan for purposes of the above provisions, and the Mortgage Loan Seller shall be required to repurchase or substitute for any related Crossed Mortgage Loan in accordance with the provisions above unless the Crossed Mortgage Loan Repurchase Criteria would be satisfied if the Mortgage Loan Seller were to repurchase or substitute for only the affected Crossed Mortgage Loans as to which a Material Document Defect or Material Breach had occurred without regard to this paragraph, and in the case of either such repurchase or substitution, all of the other requirements set forth in this Section 2.03 applicable to a repurchase or substitution, as the case may be, would be satisfied. In the event that the Crossed Mortgage Loan Repurchase Criteria would be so satisfied, the Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Mortgage Loan as to which the Material Document Defect or Material Breach exists or to repurchase or substitute for the aggregated Crossed Mortgage Loans. The determination of the Trustee as to whether the Crossed Mortgage Loan Repurchase Criteria have been satisfied shall be conclusive and binding in the absence of manifest error. The Special Servicer will be entitled to cause to be delivered, or direct the Mortgage Loan Seller to (in which case the Mortgage Loan Seller shall) cause to be delivered to the Special Servicer and the Trustee, an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether clause (ii) of the definition of Crossed Mortgage Loan Repurchase Criteria has been satisfied, in each case at the expense of the Mortgage Loan Seller if the scope and cost of the Appraisal is approved by the Mortgage Loan Seller (such approval not to be unreasonably withheld).

            With respect to any Crossed Mortgage Loan conveyed hereunder, to the extent that the Mortgage Loan Seller repurchases or substitutes for an affected Crossed Mortgage Loan in the manner prescribed above while the Trustee continues to hold any related Crossed Mortgage Loans, the related Mortgage Loan Seller and the Depositor (on behalf of itself and the Trustee) have agreed in the Mortgage Loan Purchase Agreement to modify, upon such repurchase or substitution, the related Loan Documents in a manner such that (a) the repurchased or substituted Crossed Mortgage Loan and (b) any related Crossed Mortgage Loans that remain in the Trust would no longer be cross-defaulted or cross-collateralized with one another, provided that such modification would be permitted by the applicable REMIC Provisions. To the extent that the Loan Documents are not allowed to be modified as described in the preceding sentence and the related Mortgage Loan Seller repurchases or substitutes for an affected Crossed Mortgage Loan in the manner prescribed above while the Trustee continues to hold any related Crossed Mortgage Loans, the related Mortgage Loan Seller and the Depositor (on behalf of itself and the Trustee) have agreed in the Mortgage Loan Purchase Agreement to forbear from enforcing any remedies against the other's Primary Collateral, but each is permitted to exercise remedies against the Primary Collateral securing its respective affected Crossed Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Mortgage Loans held by such party. Additionally, in the situation described in the immediately preceding sentence, to the extent any reserve is designated for a particular Mortgaged Property securing a group of Crossed Mortgage Loans, such reserve will be allocated to that Mortgaged Property and reserves not designated for a particular Mortgaged Property but to the group of Mortgaged Properties securing the group of Crossed Mortgage Loans, such reserve will be allocated pro rata among such Mortgaged Properties.

            Any of the following Defects shall be conclusively presumed to materially and adversely to affect the interests of Certificateholders in a Mortgage Loan and be a Defect deemed to materially and adversely affect the interest of the Certificateholders in and the value of a Mortgage Loan: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File a certified copy of the Mortgage as recorded or as sent for recordation and a certificate stating that the original signed Mortgage was sent for recordation or a copy of the Mortgage with the related recording information; (c) the absence from the Mortgage File of the item called for by paragraph (ix) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignment to the Trustee on behalf of the Trust, unless there is included in the Mortgage File a certified copy of the intervening assignment as recorded or as sent for recordation and a certificate stating that the original intervening assignments were sent for recordation; (e) the absence from the Mortgage File of any required original letter of credit (provided that at any time when the Servicer holds the original letter of credit and the Trustee holds a copy thereof, such absence of the original letter of credit from the Mortgage File will not be deemed a Material Document Defect); or (f) the absence from the Mortgage File of any Ground Lease or a copy thereof.

            In addition, notwithstanding the foregoing, (a) if the Mortgage Loan Seller has received written notice that a Mortgage Loan is a Specially Serviced Mortgage Loan at or before the time that the Mortgage Loan Seller receives written notice of or discovers the existence of a Material Document Defect with respect to the related Mortgage File, the Mortgage Loan Seller shall not be entitled to any extension of the Initial Resolution Period with respect to such Mortgage Loan; (b) if the Mortgage Loan Seller receives written notice that a Mortgage Loan is a Specially Serviced Mortgage Loan after the Mortgage Loan Seller has received notice of or discovered the existence of a Material Document Defect with respect to the related Mortgage File but prior to the expiration of the applicable Initial Resolution Period, any extension of such Initial Resolution Period shall end 90 days after the Mortgage Loan Seller has received notice of such Mortgage Loan being a Specially Serviced Mortgage Loan; and (c) prior to the third anniversary of the Closing Date (in the case of assignment and other transfer documents) or the second anniversary (in the case of the other Loan Documents) of the Closing Date, any Defect with respect to a Mortgage File that arises solely as a result of the delays of a public recording or filing office or offices in returning one or more Loan Documents submitted for recording or filing shall not constitute a Material Document Defect unless the related Mortgage Loan is a Specially Serviced Mortgage Loan and the Defect would, in the absence of this clause (c), constitute a Material Document Defect; provided, however, that in any event covered by this clause (c), the limitations on the extension of the Initial Resolution Period set forth in clauses (a) and
(b) of this paragraph shall not be applicable with respect to a Specially Serviced Mortgage Loan.

            Any Defect or Breach which causes any Mortgage Loan not to be a "qualified mortgage" (within the meaning of Section 860G(a)(3) of the Code) shall be deemed to materially and adversely affect the interest of Certificateholders therein and the affected Mortgage Loan shall be repurchased or substituted for by the applicable Mortgage Loan Seller within 90 days following its receipt of notice. If the affected Mortgage Loan is to be repurchased, the Trustee shall designate the Collection Account as the account into which funds in the amount of the Purchase Price are to be deposited by wire transfer.

            In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, the Trustee, the Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller upon delivery to each of the Trustee, the Servicer and the Special Servicer of a trust receipt executed by such Mortgage Loan Seller, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee, shall be endorsed or assigned, as the case may be, to the Mortgage Loan Seller in the same manner as provided in Section 7 of the related Mortgage Loan Purchase Agreement. The Trustee shall notify the related B Loan Holder of any repurchase regarding an A Loan.

            Section 7 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Breach. Section 7 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Defect.

            If the applicable Mortgage Loan Seller defaults on its obligations to repurchase any Mortgage Loan as contemplated by Section 2.03(b), the Trustee shall promptly notify the Certificateholders, the Rating Agencies, the Servicer and the Special Servicer of such default. The Trustee shall enforce the obligations of such Mortgage Loan Seller under Section 7 of the related Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as if it were, in its individual capacity, the owner of the affected Mortgage Loan(s). The Trustee, the Servicer and the Special Servicer, as applicable, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery of costs, expenses or attorneys' fees against the defaulting Mortgage Loan Seller; second, pursuant to Section 3.05(a)(viii) out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(ix) out of general collections on the Mortgage Loans on deposit in the Collection Account.

            If the applicable Mortgage Loan Seller incurs any expense in connection with the curing of a Breach which also constitutes a default under the related Mortgage Loan, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee, as successor to the mortgagee, to recover the amount of such expenses from the related Borrower; provided, however, that such Mortgage Loan Seller's rights pursuant to this paragraph shall be junior, subject and subordinate to the rights of the Trust Fund, the Servicer or the Special Servicer to recover amounts owed by the related Borrower under the terms of such Mortgage Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trust Fund, the Servicer or the Special Servicer allocable to such Mortgage Loan; provided, further, that in the event and to the extent that such expenses of such Mortgage Loan Seller in connection with any Mortgage Loan exceed five percent of the then outstanding principal balance of such Mortgage Loan, then such Mortgage Loan Seller's rights to reimbursement pursuant to this paragraph with respect to such Mortgage Loan and such excess expenses shall not be exercised until the payment in full of such Mortgage Loan (as such Mortgage Loan may be amended or modified pursuant to the terms of this Agreement). Notwithstanding any other provision of this Agreement to the contrary, the Servicer shall not have any obligation pursuant to this Agreement to collect such reimbursable amounts on behalf of such Mortgage Loan Seller; provided, however, that the preceding clause shall not operate to prevent the Servicer from using reasonable efforts, exercised in the Servicer's sole discretion, to collect such amounts to the extent consistent with the Servicing Standard. The Mortgage Loan Seller may pursue its rights to reimbursement of such expenses directly against the Borrower, by suit or otherwise, provided that (a) the Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by the Mortgage Loan Seller will not impair the Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan and, if applicable, B Loan which would otherwise be payable to the Servicer, the Special Servicer, the Trustee and the Certificateholders and, if applicable, the B Loan Holder pursuant to the terms of this Agreement, (b) such actions will not include an involuntary bankruptcy, receivership or insolvency proceeding against the Borrower, (c) such actions will not include the foreclosure or enforcement of any lien or security interest under the related Mortgage or other Loan Documents and (d) such actions will not result in the imposition of an additional lien against the Mortgaged Property.

            Section 2.04 Issuance of Uncertificated Lower-Tier Interests; Execution of Certificates.

            Subject to Sections 2.01 and 2.02, the Trustee hereby acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files and fully executed original counterparts of the Mortgage Loan Purchase Agreements, together with the assignment to it of all other assets included in the Trust Fund. Concurrently with such assignment and delivery and in exchange therefor, the Trustee acknowledges the issuance of the Uncertificated Lower-Tier Interests to the Depositor and the Class LR and Class V Certificates to or upon the order of the Depositor, in exchange for the Mortgage Loans, receipt of which is hereby acknowledged, and immediately thereafter, the Trustee acknowledges that, pursuant to the written request of the Depositor executed by an officer of the Depositor, it has executed and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, (i) the Regular Certificates and the Class R Certificates in exchange for the Uncertificated Lower-Tier Interests and (ii) the Class V Certificates in exchange for the right to receive Excess Interest, and the Depositor hereby acknowledges the receipt by it or its designees, of all such Certificates.


                                   ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

            Section 3.01 Servicer to Act as Servicer; Special Servicer to Act as Special Servicer; Administration of the Loans.

            (a) Each of the Servicer and the Special Servicer shall service and administer the Loans that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee and in the best interests of and for the benefit of the Certificateholders (as determined by the Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement and the terms of the respective Loans (and, in the case of each A/B Loan Pair, the related A/B Intercreditor Agreement) and, to the extent consistent with the foregoing, further as follows: (i) with the same care, skill and diligence as is normal and usual in its general mortgage servicing and REO property management activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder; (ii) with a view to the timely collection of all scheduled payments of principal and interest under the Loans and any B Loan or, if a Loan or any B Loan comes into and continues in default and if, in the good faith and reasonable judgment of the Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on such Loan to the Certificateholders (as a collective whole) (or in the case of any A/B Loan Pair and its related B Loan, if any, the maximization of recovery on the A/B Loan Pair to the Certificateholders and the B Loan Holder, as applicable, all taken as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate); and (iii) without regard to (A) any relationship that the Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Borrower, (B) the ownership of any Certificate by the Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof, (C) the Servicer's obligation to make Advances, (D) the Special Servicer's obligation to request the Servicer to make Servicing Advances or (E) the right of the Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, to receive reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction (the conditions set forth in the immediately foregoing clauses (i), (ii) and (iii), the "Servicing Standard"). Nothing herein contained shall be construed as an express or implied guarantee by any Servicer or Special Servicer of the collectability of payments on the Loans or shall be construed as impairing or adversely affecting any rights or benefits specifically provided by this Agreement to the Servicer and Special Servicer, including with respect to Servicing Fees or Special Servicing Fees or, with respect to the Servicer, the right to be reimbursed for Advances.

            Without limiting the foregoing, subject to Section 3.21, the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans as to which a Servicing Transfer Event has occurred and is continuing (the "Specially Serviced Mortgage Loans"), together with any related B Loans that are being serviced hereunder (collectively with the Specially Serviced Mortgage Loans, the "Specially Serviced Loans") and (ii) any REO Properties. Notwithstanding the foregoing, the Servicer shall continue to make all calculations, and prepare, and deliver to the Trustee, all reports required to be prepared by the Servicer hereunder with respect to the Specially Serviced Mortgage Loans as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Loan and REO Properties as are specifically provided for herein; provided, however, that the Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the Servicer to comply with such duties or a failure of the Special Servicer to prepare and deliver to the Servicer reports required hereunder to be delivered by the Special Servicer to the Servicer; and provided further that the Special Servicer shall not be liable for failure to comply with its duties hereunder insofar as such failure results from a failure of the Servicer to provide sufficient information to the Special Servicer to comply with such duties or a failure of the Servicer to prepare and deliver to the Special Servicer reports required hereunder to be delivered by the Servicer to the Special Servicer. Each Mortgage Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in Section 3.21(a). A B Loan shall cease to be a Specially Serviced Loan at such time as the related A Loan ceases to be a Specially Serviced Mortgage Loan. Without limiting the foregoing, subject to
Section 3.21, the Servicer shall be obligated to service and administer all Loans which are not Specially Serviced Loans; provided, however, that the Special Servicer shall make the inspections, use its reasonable efforts to collect the statements and shall prepare the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Loans in accordance with
Section 3.12; and provided, further, however, that the Servicer shall provide the Special Servicer with notice of any communication by the Borrower with respect to a reduction of, non-renewal of or a draw against the letter of credit provided by the related Borrower under the Mortgage Loans identified as Village at Rochester Hills, Plaza Escuela, The River at Rancho Mirage, Walnut Ridge Apartment Homes, 1322 Space Park Drive and Whitesburg Plaza on the Mortgage Loan Schedule, and the Special Servicer shall have the exclusive right with respect to any Specially Serviced Mortgage Loan to approve any draw down of funds under such letter of credit, and to approve any modification, amendment, alteration or renewal of such letter of credit.

            (b) Subject only to the Servicing Standard and the terms of this Agreement and of the respective Loans, the Servicer and, with respect to the Specially Serviced Loans, the Special Servicer each shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer and Special Servicer, in its own name, is hereby authorized and empowered by the Trustee and obligated to execute and deliver, on behalf of the Certificateholders, an affected B Loan Holder and the Trustee or any of them, with respect to each Loan it is obligated to service under this Agreement, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; subject to Section 3.20, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. Subject to Section 3.10, the Trustee shall furnish, or cause to be furnished, to the Servicer and Special Servicer any limited powers of attorney and other documents necessary or appropriate to enable the Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or willful misuse of, any such power of attorney by the Servicer or Special Servicer.

            (c) The relationship of the Servicer and Special Servicer to the Trustee and each other under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

            (d) Pursuant to the A/B Intercreditor Agreement for the 1633 Broadway Loan, the owner of the 1633 Broadway B Note will agree that the Servicer and the related Special Servicer are authorized and obligated to service and administer the 1633 Broadway B Note pursuant to this Agreement. The Servicer shall be entitled, during any period when the 1633 Broadway A Note and 1633 Broadway B Note under the 1633 Broadway Loan do not constitute Specially Serviced Loans, to exercise the rights and powers granted under the related A/B Intercreditor Agreement to the "Lead Lender" and/or the "Servicer" referred to therein subject to the limitations of such A/B Intercreditor Agreement and to the rights and powers of the holder of 1633 Broadway B Note under such A/B Intercreditor Agreement. For the avoidance of doubt, the parties acknowledge that neither the Servicer nor the related Special Servicer shall be entitled or required to exercise the rights and powers granted to the "Co-Lender" as defined under the A/B Intercreditor Agreement.

            (e) In the event that there shall occur an A/B Material Default with respect to any CBA A/B Loan Pair, and for so long as such A/B Material Default shall be continuing, the Servicer and/or the Special Servicer, as applicable, shall be obligated to service, subject to the terms and conditions of the related A/B Intercreditor Agreement, the related CBA B Loan, on behalf of the related B Loan Holder, and all references herein to "Loan" (and, if the related CBA A Loan is a Specially Serviced Loan, all references herein to "Specially Serviced Loan"), other than provisions pertaining to the making of Advances, shall include a CBA B Loan that is being serviced under this Agreement.

            Section 3.02  Collection of Loan Payments.

            (a) The Servicer (or the Special Servicer with respect to Specially Serviced Loans) shall make reasonable efforts to collect all payments called for under the terms and provisions of the Loans, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard) and the terms and conditions of the Loans. Consistent with the foregoing, the Servicer or Special Servicer (with respect to Specially Serviced Loans) may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Loan it is obligated to service hereunder.

            (b) All amounts collected on any Loan in the form of payments from Borrowers, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Note and Mortgage (including any modifications to either of them) in accordance with the express provisions of such Note and Mortgage (unless a payment default exists under such Loan and the related Note and Mortgage permit application in the order and priority determined by the lender) and, in the absence of such express provisions (and, in the case of any B Loan, subject to the terms of the A/B Intercreditor Agreement), shall be applied (after payment to the Servicer, the holder of the Excess Servicing Strip, any Primary Servicer, the Special Servicer, and/or the Trustee for any related Servicing Fees (net of the Excess Servicing Strip), the Excess Servicing Strip, Primary Servicing Fees, Special Servicing Fees and Trustee Fees and the application to any P&I Advances, Servicing Advances and interest on Advances from such Loan) and, if applicable, any unpaid Liquidation
Expenses: first, as a recovery of accrued and unpaid interest on such Loan at the related Mortgage Rate (less portions thereof payable to the Servicer, Special Servicer, Trustee or, if applicable, the related Primary Servicer) in effect from time to time to but not including the Due Date in the Due Period of receipt; second, as a recovery of principal of such Loan; and third, to the payment of Prepayment Premiums and Yield Maintenance Charges. Notwithstanding the terms of any Loan, the Servicer shall not be entitled to the payment of any Penalty Charge in excess of outstanding interest on Advances made with respect to such Loan, except to the extent that (i) all reserves required to be established with the Servicer and then required to be funded pursuant to the terms of such Loan have been so funded, (ii) all payments of principal and interest then due on such Loan have been paid and (iii) all related operating expenses, if applicable, have been paid to the related Lock-Box or reserved for pursuant to the related Lock-Box Agreement. In no event shall any collections on any ARD Loan be allocated to the payment of Excess Interest until all principal and interest (other than Excess Interest) due, or to become due, under such ARD Loan have been paid in full and any Advances related to such ARD Loan (together with interest thereon) are reimbursed. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof.

            (c) If the Servicer or Special Servicer receives, or receives notice from the related Borrower that it will be receiving Excess Interest in any Due Period, the Servicer or Special Servicer, as applicable, shall promptly notify the Trustee in writing.

            Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

            (a) The Servicer shall establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the related Loan Documents and the terms of the related A/B Intercreditor Agreement. Each Servicing Account shall be maintained in accordance with the requirements of the related Loan and in accordance with the Servicing Standard and to the extent not inconsistent with the terms of the Loans, in an Eligible Account. Funds on deposit in the Servicing Accounts may be invested in Permitted Investments in accordance with the provisions of Section 3.06. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of real estate taxes, assessments, Insurance Policy premiums, ground rents (if applicable) and other items for which funds have been escrowed in the Servicing Accounts; (ii) reimburse the Servicer or the Trustee for any Servicing Advances and interest thereon; (iii) refund to Borrowers any sums as may be determined to be overages; (iv) pay interest to Borrowers on balances in the Servicing Account, if required by applicable law or the terms of the related Loan and as described below or, if not so required, to the Servicer; (v) withdraw amounts deposited in error; (vi) clear and terminate the Servicing Accounts at the termination of this Agreement in accordance with Section 9.01; and (vii) pay the Servicer, as additional servicing compensation in accordance with Section 3.11(a), interest and investment income earned in respect of amounts relating to the Trust Fund held in the Servicing Accounts as provided in
Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Servicing Accounts maintained by the Servicer for any period from any Distribution Date to the immediately succeeding P&I Advance Date) to the extent not required by law or the terms of the related Loan to be paid to the Borrowers.

            (b) The Special Servicer, in the case of REO Loans and Specially Serviced Loans, and the Servicer, in the case of all other Loans that it is required to service, shall maintain accurate records with respect to each related REO Property or Mortgaged Property, as applicable, reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon (including related penalty or interest charges), the status of Insurance Policy premiums and any ground rents payable in respect thereof and the status of any letters of credit. The Special Servicer, in the case of REO Loans and Specially Serviced Loans, and Servicer, in the case of all other Loans that it is required to service, shall obtain all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or the Servicing Accounts, and, if such amounts are insufficient to pay such items in full, the Servicer shall make a Servicing Advance prior to the applicable penalty or termination date, as allowed under the terms of the related Loan and, in any event, consistent with the Servicing Standard. Notwithstanding anything to the contrary in the preceding sentence, with respect to Loans that do not provide for escrows for the payment of taxes and assessments, the Servicer shall make a Servicing Advance for the payment of such items in accordance with the Servicing Standard (which Servicing Advance shall in each case be so applied by the Servicer at the written direction of the Special Servicer in the case of Specially Serviced Loans and REO Loans); provided that such Servicing Advance shall only be made upon the earlier of (i) five Business Days after the Servicer has received confirmation that such item has not been paid and (ii) the earlier of (A) 30 days after the date such payments first become due and (B) five Business Days before the scheduled date of imposition of penalties on such property or foreclosure of any lien arising from nonpayment of such items. In no event shall the Servicer be required to make any such Servicing Advance that would, if made, be a Nonrecoverable Servicing Advance. To the extent that a Loan does not require a Borrower to escrow for the payment of real estate taxes, assessments, Insurance Policy premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of Specially Serviced Loans and REO Loans, and the Servicer, in the case of all other Loans, shall use reasonable efforts consistent with the Servicing Standard to require that payments in respect of such items be made by the Borrower at the time they first become due.

            (c) In accordance with the Servicing Standard and for all Loans, the Servicer shall make a Servicing Advance with respect to each related Mortgaged Property (including any REO Property) of all such funds as are necessary for the purpose of effecting the payment of (i) ground rents (if applicable), (ii) premiums on Insurance Policies, (iii) premiums on any letters of credit (if not paid by the related Borrower), (iv) operating, leasing, managing and liquidation expenses for REO Properties, (v) environmental inspections, (vi) real estate taxes, assessments and other similar items that are or may become a lien thereon and (vii) any other amount specifically required to be paid as a Servicing Advance hereunder, if and to the extent monies in the Servicing Accounts are insufficient to pay such item when due and the related Borrower has failed to pay such item on a timely basis (and upon Servicer obtaining knowledge of such non-payment), provided that the Servicer shall not be required to make any such Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance.

            The Special Servicer shall give the Servicer and the Trustee not less than five Business Days' notice before the date on which the Servicer is required to make any Servicing Advance with respect to a given Loan that it is required to service or related REO Property; provided, however, that only two Business Days' notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments); provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The Servicer may pay the aggregate amount of such Servicing Advance listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees. In addition, the Special Servicer shall provide the Servicer and the Trustee with such information in its possession as the Servicer or the Trustee, as applicable, may reasonably request to enable the Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance. Any request by the Special Servicer that the Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the Servicer shall be entitled to conclusively rely on such determination, provided that such determination shall not be binding upon the Servicer. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Servicer the Special Servicer's determination as to whether any Servicing Advance previously made with respect to a Specially Serviced Loan or REO Loan is a Nonrecoverable Servicing Advance. The Servicer shall be entitled to conclusively rely on such a determination, provided that such determination shall not be binding upon the Servicer.

            Notwithstanding anything to the contrary set forth herein, the Servicer shall (at the direction of the Special Servicer if a Specially Serviced Loan is involved) pay directly out of the Collection Account any servicing expense that, if paid by the Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance; provided that such payment shall be made only if the Servicer (or the Special Servicer, if a Specially Serviced Loan is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders (as a collective whole), as evidenced by an Officer's Certificate delivered promptly to the Trustee, the Depositor, each Rating Agency and the Directing Certificateholder, setting forth the basis for such determination and accompanied by any information that the Servicer or the Special Servicer may have obtained that supports such determination.

            All such Servicing Advances and interest thereon shall be reimbursable in the first instance from related collections from the Borrowers and further as provided in Section 3.05. No costs incurred by the Servicer or Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit. If the Servicer fails to make any required Servicing Advance as and when due to the extent a Responsible Officer of the Trustee has been notified of such failure in writing by the Servicer, the Special Servicer or Depositor, the Trustee shall make such Servicing Advance pursuant to Section 7.05.

            (d) In connection with its recovery of any Servicing Advance out of a Collection Account pursuant to clauses (iv) or (v) of Section 3.05(a) or from a Servicing Account pursuant to Section 3.03(a)(ii), the Servicer and the Trustee, as the case may be, shall be entitled to receive, out of any amounts then on deposit in such Collection Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from and including the date made to, but not including, the date of reimbursement. The Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding Servicing Advance made by the Servicer or the Trustee as soon as practically possible after funds available for such purpose are deposited in the related Collection Account.

            (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan, the Servicer or, with respect to Specially Serviced Mortgage Loans, the Special Servicer shall request from the Borrower written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan, the Servicer or, with respect to Specially Serviced Mortgage Loans, the Special Servicer shall request from the Borrower written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Borrower fails to promptly respond to any inquiry described in this Section 3.03(e), the Servicer (with respect to Loans that are not Specially Serviced Loans) shall determine whether the related Borrower has failed to perform its obligations under the Loan and report any such failure to the related Special Servicer (who shall have no duty or obligation to act upon such information) and the Directing Certificateholder within a reasonable time after the date as of which such operations and maintenance plan is required to be established or executed or the date as of which such actions or remediations are required to be or to have been taken or completed.

            Section 3.04 The Collection Account, Distribution Accounts, Excess Interest Distribution Account, Excess Liquidation Proceeds Reserve Account and A/B Loan Pair Custodial Accounts.

            (a) The Servicer shall establish and maintain, or cause to be established and maintained a Collection Account, into which the Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following receipt of available funds), except as otherwise specifically provided herein, the following payments and collections (without duplication) received after the Cut-off Date (other than payments of principal and interest on the Mortgage Loans due and payable on or before the Cut-off
Date) and payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on such Mortgage Loans; and

            (ii) all payments on account of interest on such Mortgage Loans, net of (A) the Servicing Fees and Primary Servicing Fees (in each case net of any amount utilized to offset Prepayment Interest Shortfalls), and on any B Loan and (B) Penalty Charges (net of any amount thereof utilized to offset interest on Advances), (C) Prepayment Premiums, (D) Excess Interest and (E) Yield Maintenance Charges; and

            (iii) all Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of any such Mortgage Loan or related REO Property (other than Liquidation Proceeds that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01); and

            (iv) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c) or from an A/B Loan Pair Custodial Account pursuant to Section 3.04(e); and

            (v)any amounts required to be deposited by the Servicer pursuant to
      Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account; and

            (vi) any amounts required to be deposited by the Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy; and

            (vii) any amounts required to be deposited by the Servicer pursuant to the last paragraph of Section 3.11(a) as a reduction in the compensation to the Servicer to cover Prepayment Interest Shortfalls;

            (viii) any Prepayment Interest Excess to which the Servicer is not entitled as provided in Section 3.11(a); and

            (ix) any amounts required to be deposited by the Servicer pursuant to the penultimate paragraph in Section 3.11(a).

            The foregoing requirements for deposit by the Servicer in the Collection Account shall be exclusive, it being understood and agreed that actual payments from Borrowers in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, amounts collected for Borrower checks returned for insufficient funds or other amounts that the Servicer or the Special Servicer is entitled to additional servicing compensation pursuant to Section 3.11 need not be deposited by the Servicer in the Collection Account. If the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account.

            Within one Business Day of receipt of any of the foregoing amounts with respect to any Specially Serviced Loan which is not an REO Loan, the Special Servicer shall remit such amounts to the Servicer for deposit into the Collection Account in accordance with the third preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any amounts received by the Special Servicer with respect to an REO Property shall be deposited into the REO Account and remitted to the Servicer for deposit into the Collection Account (or, if such REO Property relates to an A/B Loan Pair, into the related A/B Loan Pair Custodial Account) pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Servicer and shall deliver promptly any such check to the Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

            (b) The Trustee shall establish and maintain the Distribution Account in trust for the benefit of the Certificateholders. The Trustee shall make or be deemed to have made deposits in and withdrawals from the Distribution Account in accordance with the terms of this Agreement. The Servicer shall deliver to the Trustee each month on or before 1:00 p.m. New York City time on the Servicer Remittance Date, for deposit in the Lower-Tier Distribution Account, that portion of the Available Funds (calculated without regard to clauses (a)(v), (a)(viii), (c), (d) and (e) of the definition thereof) for the related Distribution Date then on deposit in the Collection Account maintained by the Servicer.

            Subject to Section 3.05, the Servicer shall, as and when required hereunder, deliver to the Trustee for deposit in the Lower-Tier Distribution
Account:

            (i) any P&I Advances required to be made by the Servicer in accordance with Section 4.03 (or, if the Trustee succeeds to the Servicer's obligations hereunder, Section 7.05);

            (ii) any Liquidation Proceeds paid by the Servicer in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the Collection Account or the Excess Interest Distribution Account pursuant to Section 9.01);

            (iii) any Yield Maintenance Charges or Prepayment Premiums (except to the extent that such Yield Maintenance Charges or Prepayment Premiums have been delivered to the Trustee pursuant to the final sentence of the first paragraph of this Section 3.04(b) by virtue of the operation of the parenthetical contained therein); and

            (iv) any other amounts required to be so delivered for deposit in the Lower-Tier Distribution Account pursuant to any provision of this Agreement.

            The Trustee shall, upon receipt, deposit in the Lower-Tier Distribution Account any and all amounts received by the Trustee that are required by the terms of this Agreement to be deposited therein. If, as of 5:00 p.m., New York City time, on any Servicer Remittance Date or on such other date as any amount referred to in the foregoing clauses (i) through (iv) is required to be delivered hereunder, the Servicer shall not have delivered to the Trustee for deposit in the Distribution Account the relevant portion of the Available Funds or any of the amounts referred to in the foregoing clauses (i) through
(iv), then the Trustee shall provide notice of such failure to a Servicing Officer of the Servicer by facsimile transmission sent to telecopy no. 913-253-9709 (or such alternative number provided by the Servicer to the Trustee in writing) and by telephone at telephone no. 913-253-9000 (or such alternative number provided by the Servicer to the Trustee in writing) as soon as possible, but in any event before 7:00 p.m., New York City time, on such day. To the extent the Servicer has not delivered to the Trustee for deposit in the Distribution Account such amounts as are required to be delivered on the Servicer Remittance Date, the Servicer shall pay interest thereon to the Trustee at an interest rate equal to the Reimbursement Rate then in effect for the period from and including the Servicer Remittance Date to and excluding the date such amounts are received for deposit by the Trustee.

            On each Distribution Date, the Trustee shall deposit or be deemed to have deposited in the Upper-Tier Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date allocated in payment of the Uncertificated Lower-Tier Interests as specified in Sections 4.01(b) and 4.01(e), respectively.

            (c) Prior to the Servicer Remittance Date relating to any Due Period in which Excess Interest is received, the Trustee shall establish and maintain the Excess Interest Distribution Account in the name of the Trustee for the benefit of the Holders of the Class V Certificates. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account. On or before each Servicer Remittance Date, the Servicer shall remit to the Trustee for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Due Period. On each Distribution Date, the Trustee shall withdraw the Excess Interest from the Excess Interest Distribution Account for distribution pursuant to Section 4.01(f). Following the distribution of Excess Interest to Holders of the Class V Certificates on the first Distribution Date after which no Mortgage Loans remain outstanding that pursuant to their terms could pay Excess Interest, the Trustee shall terminate the Excess Interest Distribution Account.

            (d) If any Excess Liquidation Proceeds exist, the Trustee shall establish and maintain the Excess Liquidation Proceeds Reserve Account in the name of the Trustee, in trust for the benefit of the Certificateholders. On or before the Servicer Remittance Date related to the applicable Distribution Date, the Servicer or Special Servicer, as applicable, shall remit to the Trustee and for deposit into the Excess Liquidation Proceeds Reserve Account, an amount equal to the Excess Liquidation Proceeds received by it during the related Collection Period. The Excess Liquidation Proceeds Reserve Account shall be established and maintained as an Eligible Account. The Trustee shall maintain separate accounting for Excess Liquidation Proceeds, if any, with respect to the Loans. Upon complete redemption of all certificates and payments to Certificateholders of all amounts due hereunder, any funds remaining in the Excess Liquidation Proceeds Reserve Account will be paid to the Special Servicer as additional servicing compensation.

            (e) If (i) any A/B Material Default occurs and is continuing (and, as a result, the related B Loan is being serviced hereunder), (ii) the Mortgaged Property securing any CBA A/B Loan Pair has become REO Property or (iii) the 1633 Broadway B Note is funded, the Servicer shall establish and maintain, or cause to be established and maintained, an A/B Loan Pair Custodial Account, into which the Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following the receipt of available funds), except as otherwise specifically provided herein, the following payments and collections received after the Cut-off Date (other than payments of principal and interest on the applicable A/B Loan Pair due and payable on or before the Cut-off Date) and payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on such A/B Loan Pair; and

            (ii) all payments on account of interest, including Excess Interest, on such A/B Loan Pair, and Penalty Charges; and

            (iii) all Insurance and Condemnation Proceeds received in respect of such A/B Loan Pair; and

            (iv) all Liquidation Proceeds of the type described in clauses (i) and (ii) of the definition of Liquidation Proceeds; and

            (v) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c); and

            (vi) any amounts required to be deposited by the Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in such A/B Loan Pair Custodial Account.

            The foregoing requirements for deposit by the Servicer in an A/B Loan Pair Custodial Account shall be exclusive, it being understood and agreed that actual payments from a Borrower in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, amounts collected for Borrower checks returned for insufficient funds or other amounts that the Servicer or the Special Servicer is entitled to retain as additional servicing compensation pursuant to Section 3.11 need not be deposited by the Servicer in such A/B Loan Pair Custodial Account. If the Servicer shall deposit in any A/B Loan Pair Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such A/B Loan Pair Custodial Account.

            Within one Business Day of receipt of any of the amounts described in the second preceding paragraph with respect to any Specially Serviced Loan that is part of an A/B Loan Pair during the period that the related B Loan is being serviced hereunder, the Special Servicer shall remit such amounts to the Servicer for deposit in the related A/B Loan Pair Custodial Account pursuant to the second preceding paragraph. Any amounts received by the Special Servicer with respect to an REO Property that relates to an A/B Loan Pair shall be deposited into the REO Account and remitted to the Servicer for deposit into the related A/B Loan Pair Custodial Account pursuant to Section 3.16(c).

            If any CBA B Loan is being serviced hereunder, or if the Mortgaged Property securing any CBA A/B Loan Pair has become REO Property or the 1633 Broadway B Note is funded, then as and when required pursuant to the related A/B Intercreditor Agreement (and in any event on the Business Day following each Determination Date), the Servicer shall withdraw from the related A/B Loan Pair Custodial Account and pay to the applicable parties hereunder such amounts as is permitted under the related A/B Intercreditor Agreement for purposes of the reimbursement of Advances, the payment of interest on Advances, the payment of Special Servicing Fees, Workout Fees and Liquidation Fees and the payment of any other servicing expenses and fees relating to the subject A/B Loan Pair or any related REO Property and, further, pay to the Trust, as "A Note Holder" under the related A/B Intercreditor Agreement, and to the B Loan Holder all amounts to which each of them is entitled in respect of the subject A Loan and B Loan, respectively, in accordance with the related A/B Intercreditor Agreement. The foregoing payments shall be made in accordance with the priorities set forth in the related A/B Intercreditor Agreement. Payments to the Trust shall be made by transfer of the applicable funds to the Collection Account, and payments to the B Loan Holder shall be made in accordance with the related A/B Intercreditor Agreement.

            The Servicer may pay itself monthly any Net Investment Earnings with respect to an A/B Loan Pair Custodial Account.

            (f) Funds on deposit in a Collection Account and any A/B Loan Pair Custodial Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. Funds on deposit in the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account may be invested by the Trustee in Permitted Investments for the Trustee's benefit. The Servicer shall give notice to the Trustee, the Special Servicer, the Rating Agencies and the Depositor of any new location of the Collection Account and any A/B Loan Pair Custodial Account prior to any change thereof. As of the Closing Date (or the date such account is established, if later), the Upper-Tier Distribution Account, the Lower-Tier Distribution Account and the Excess Interest Distribution Account shall be located at the offices of the Trustee. The Trustee shall give notice to the Servicer and the Depositor of any new location of the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Excess Liquidation Proceeds Reserve Account or the Excess Interest Distribution Account, prior to any change thereof.

            Section 3.05 Permitted Withdrawals from the Collection Account and the Distribution Accounts.

            (a) The Servicer may, from time to time, make withdrawals from the Collection Account maintained by it for any of the following purposes:

            (i) to remit to the Trustee for deposit in the Lower-Tier Distribution Account the amount required to be remitted pursuant to the first and second paragraphs of Section 3.04(b) and the amount to be applied to make P&I Advances by the Servicer pursuant to Section 4.03(a);

            (ii) to remit Excess Interest to the Trustee for deposit in the Excess Interest Distribution Account pursuant to Section 3.04(c);

            (iii) to pay (x) to itself or the holder of the Excess Servicing Strip (subject to Section 3.11(a)), unpaid Servicing Fees (net of any such amounts required to offset Prepayment Interest Shortfalls pursuant to
      Section 3.11(a)) and any Primary Servicing Fees to which it or such holder is entitled pursuant to Section 3.11(a), (y) to any Primary Servicer entitled thereto, the related Primary Servicing Fee, and (z) to the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each related Loan and related REO Loan, as applicable, the Servicer's rights, any Primary Servicer's rights and the Special Servicer's rights to payment pursuant to this clause (iii) with respect to any Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds) that are allocable as a recovery of interest thereon;

            (iv) to reimburse itself or the Trustee, as applicable, for unreimbursed P&I Advances (to the extent not previously reimbursed in the form of a cure payment from the B Loan Holder), the Servicer's or the Trustee's right to receive payment pursuant to this clause (iv) being limited to amounts received (net of any related Workout Fees) which represent Late Collections of interest (net of the related Servicing Fees) on and principal of the particular Loans and REO Loans with respect to which such P&I Advances were made;

            (v) to reimburse itself or the Trustee, as applicable, for unreimbursed Servicing Advances (to the extent not previously reimbursed in the form of a cure payment), the Servicer's or the Trustee's respective rights to receive payment pursuant to this clause (v) with respect to any Loan or REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues;

            (vi) to reimburse itself or the Trustee, as applicable, for Nonrecoverable Advances out of general collections on the Mortgage Loans and REO Properties;

            (vii) at such time as it reimburses itself or the Trustee, as applicable, for (a) any unreimbursed P&I Advance pursuant to clause (iv) above, to pay itself or the Trustee, as applicable, any interest accrued and payable thereon in accordance with Section 4.03(d), (b) any unreimbursed Servicing Advances pursuant to clause (v) above or pursuant to Section 3.03(a)(ii), to pay itself or the Trustee, as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) or (c) any Nonrecoverable Advances pursuant to clause (vi) above, to pay itself or the Trustee, as the case may be, any interest accrued and payable thereon, provided that the Servicer may reimburse itself in installments as it may choose in its sole discretion. If the Servicer elects to reimburse itself in installments instead of a lump sum, it will not be entitled to interest out of the Trust Fund beyond the date of the initial reimbursement on such Advances as to which it has delayed reimbursement; provided that nothing contained herein shall prohibit the Servicer from requiring the party requesting such delay to reimburse the Servicer for any such interest on such Advances.

            (viii) to reimburse itself, the Special Servicer, the Depositor or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect relating to a Mortgage Loan and giving rise to a repurchase obligation of the Mortgage Loan Seller under Section 7 of the Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person's right to reimbursement pursuant to this clause (viii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price paid for such Mortgage Loan that represents such expense in accordance with clause (v) of the definition of Purchase Price;

            (ix) in accordance with Section 2.03(b), to reimburse itself, the Trustee or the Special Servicer, as the case may be, out of general collections on the Mortgage Loans and REO Properties for any unreimbursed expense reasonably incurred by such Person relating to a Mortgage Loan required to be serviced by the Servicer in connection with the enforcement of the Mortgage Loan Seller's obligations under Section 7 of the Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (viii) above or otherwise;

            (x) to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account maintained by the Servicer as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Collection Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date) and any Primary Servicing Fees to which it is entitled pursuant to Section 3.11(a), (b) Penalty Charges on any Mortgage Loan required to be serviced by the Servicer other than a Specially Serviced Mortgage Loan, but only to the extent (x) collected from the related Borrower and (y) in excess of outstanding interest on Advances made with respect to such Loan, and to the extent that all amounts then due and payable with respect to such Loan have been paid, (c) all Prepayment Interest Excess in connection with the receipt of Principal Prepayments (except to the extent otherwise provided in Section 3.11(a)) and (d) other fees identified in Section 3.11(a); and to pay the Special Servicer, as additional servicing compensation in accordance with the penultimate paragraph of Section 3.11(b), Penalty Charges on any Specially Serviced Loan (but only to the extent collected from the related Borrower and after all Advances on the Mortgage Loan, and interest thereon, have been paid and to the extent that all amounts then due and payable with respect to such Specially Serviced Mortgage Loan have been paid);

            (xi) to recoup any amounts deposited in the Collection Account maintained by the Servicer in error;

            (xii) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Sections 6.03(a) or 6.03(b);

            (xiii) to pay for (a) the cost of the Opinions of Counsel contemplated by Section 3.31(p) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Sections 10.01(a) or 10.01(c) in connection with an amendment to this Agreement requested by the Trustee or the Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.16(a);

            (xiv) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Upper-Tier REMIC or Lower-Tier REMIC created hereunder or either of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Servicer, the Special Servicer or the Trustee is liable therefor;

            (xv) to reimburse the Servicer and the Special Servicer out of general collections on the Mortgage Loans (and with respect to the 1633 Broadway Loan, the 1633 Broadway B Note) and REO Properties for expenses incurred by and reimbursable to them by the Trust Fund;

            (xvi) to pay itself, the Special Servicer or a Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase;

            (xvii) to reimburse itself or the Special Servicer for the cost of any environmental testing performed at the Special Servicer's direction pursuant to the last sentence of Section 3.09(c);

            (xviii) to pay amounts payable to any B Loan Holder under the related A/B Intercreditor Agreement;

            (xix) to transfer amounts required to be transferred to the Trustee for deposit in the Interest Reserve Account;

            (xx) to reimburse itself for any prior Advance, including any interest accrued and payable thereon in accordance with Section 3.03(d), made for which a cure payment from the B Loan Holder has been received, from such cure payment; and

            (xxi) to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01;

provided, however, that no party hereto shall be entitled to payment or reimbursement of any amount from the Collection Account with respect to any A Loan or related REO Property for which it can be reimbursed out of amounts then or thereafter on deposit in the related A/B Loan Pair Custodial Account; and

further provided, however, that in the case of the B Loans:

                  (A) the Servicer shall be entitled to make transfers from time to time, from the related A/B Loan Pair Custodial Account to the portion of the Collection Account that does not constitute the A/B Loan Pair Custodial Account, of amounts necessary for the payments or reimbursement of amounts described in any one or more of clauses
            (i), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xiv), (xv)
            and (xvii) above, but only insofar as the payment or reimbursement described therein arises from or is related solely to an A Loan, is allocable to the related A Loan pursuant to this Agreement and is allocable to the related B Note pursuant to the A/B Intercreditor Agreement, and the Servicer shall also be entitled to make transfers from time to time, from the related A/B Loan Pair Custodial Account to the portion of the Collection Account that does not constitute the A/B Loan Pair Custodial Account, of amounts transferred to such related A/B Loan Pair Custodial Account in error, and amounts necessary for the clearing and termination of the Collection Account pursuant to Section 9.01;

                  (B) the Servicer shall be entitled to make transfers from time to time, from the related A/B Loan Pair Custodial Account to the portion of the Collection Account that does not constitute the A/B Loan Pair Custodial Account, of amounts not otherwise described in clause (A) above to which the holder of an A Note is entitled under the related A/B Intercreditor Agreement (including in respect of interest, principal and Prepayment Premiums due in respect of the A Note (whether or not by operation of any provision of the related A/B Intercreditor Agreement that entitles the holder of such A Note to receive remittances in amounts calculated without regard to any modification, waiver or amendment of the economic terms of such A
            Note));

                  (C) the Servicer shall on the Business Day following receipt of payment from the related Borrower, remit to the B Loan Holder any amounts on deposit in such A/B Loan Pair Custodial Account (net of amounts permitted or required to be transferred therefrom as described in clauses (A) and/or (B) above), to the extent that the B Loan Holder is entitled thereto under the related A/B Intercreditor Agreement (including by way of the operation of any provision of the related A/B Intercreditor Agreement that entitles the B Loan Holder to reimbursement of cure payments made by it).

            Expenses incurred with respect to any B Loan shall be allocated in accordance with the related A/B Intercreditor Agreement. The Servicer shall keep and maintain a separate accounting for each Mortgage Loan and B Loan for the purpose of justifying any withdrawal or transfer from the Collection Account and any A/B Loan Pair Custodial Account. The Servicer shall not be permitted to withdraw any funds from the portion of the Collection Account that does not constitute the A/B Loan Pair Custodial Account unless there are no remaining funds in the related A/B Loan Pair Custodial Account available and amounts are required to be paid in accordance with the related A/B Intercreditor Agreement. If the Servicer is entitled to make any payment or reimbursement described above and such payment or reimbursement relates to a B Loan but is not limited to a specific source of funds (other than the requirement that it must be made by withdrawal from the A/B Loan Pair Custodial Account insofar as it relates to a B Loan and is permitted pursuant to the A/B Intercreditor Agreement), the Servicer shall, if funds on deposit in such A/B Loan Pair Custodial Account are insufficient therefor, request the B Loan Holder to make such payment or reimbursement to the extent the B Loan Holder is obligated to make such payment or reimbursement pursuant to the A/B Intercreditor Agreement. If the B Loan Holder fails to make such payment or reimbursement that it is obligated to make within three (3) Business Days following such request, the Servicer shall be entitled to make such payment or reimbursement from the Collection Account. If such payment or reimbursement is subsequently recovered from the B Loan Holder (including, if permitted by the related A/B Intercreditor Agreement, by offset against subsequent amounts payable to the B Loan Holder), to the extent that any amounts were previously taken by the Servicer from the Collection Account, the amount recovered shall be deposited into the Collection Account and shall not be deposited into the A/B Loan Pair Custodial Account.

            The Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from the Collection Account.

            (b) The Trustee, may, from time to time, make or be deemed to make withdrawals from the Lower-Tier Distribution Account for any of the following purposes:

            (i) to make deemed distributions of the Lower-Tier Distribution Amount pursuant to Section 4.01(b) and the amount of any Prepayment Premium and Yield Maintenance Charges distributable pursuant to Section 4.01(c) to the Upper-Tier Distribution Account;

            (ii) to make distributions in respect of the Class LR Certificates pursuant to Section 4.01(b);

            (iii) to pay the Trustee accrued but unpaid Trustee Fees;

            (iv) to pay to the Trustee or any of their Affiliates, directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person hereunder, including pursuant to Section 3.31(o), 6.03(a), 6.03(b), 8.05(c) or 8.05(d);

            (v) to pay for the cost of the Opinion of Counsel contemplated by
      Section 10.01(c) in connection with any amendment to this Agreement requested by the Trustee;

            (vi) to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01;

            (vii) to transfer amounts required to be transferred to the Interest Reserve Account pursuant to Section 3.29(a); and

            (viii) to recoup any amounts deposited in the Lower-Tier Distribution Account in error.

            (c) The Trustee may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

            (i) to make distributions to Certificateholders (other than Holders of the Class LR and Class V Certificates) on each Distribution Date pursuant to Section 4.01 or 9.01, as applicable;

            (ii) to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01;

            (iii) to pay itself Net Investment Earnings with respect to such account; and

            (iv) to recoup any amounts deposited in the Upper-Tier Distribution Account in error.

            (d) Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the related Collection Account and the Lower-Tier Distribution Account are not sufficient to pay the full amount of the Servicing Fee, the Primary Servicing Fee and the Excess Servicing Strip listed in Section 3.05(a)(iii) and the Trustee Fee listed in Section 3.05(b)(ii), then the Trustee Fee shall be paid in full prior to the payment of any Servicing Fees, the Primary Servicing Fee and the Excess Servicing Strip payable under Section 3.05(a)(iii) and (ii) if amounts on deposit in the related Collection Account are not sufficient to reimburse the full amount of Advances listed in Sections 3.05(a)(iv), (v), (vi) and (vii), then reimbursements shall be paid first to the Trustee and then to the Servicer.

            Section 3.06 Investment of Funds in the Collection Account, A/B Loan Pair Custodial Accounts, Servicing Accounts, Cash Collateral Accounts, Lock-Box Accounts and the REO Account.

            (a) The Servicer may direct any depository institution maintaining for the Servicer a Collection Account, any A/B Loan Pair Custodial Account, any Servicing Account, any Cash Collateral Account, and any Lock-Box Account, and the Special Servicer may direct any depository institution maintaining the REO Account (any of the foregoing accounts, for purposes of this Section 3.06, an "Investment Account"), to invest (or if such depository institution is a Servicer or Special Servicer, as applicable, it may itself invest) the funds held therein solely in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). Funds on deposit in the Excess Interest Distribution Account, the Excess Liquidation Proceeds Account and Distribution Accounts may be invested by the Trustee in Permitted Investments for Trustee's benefit.

            The Servicer (in the case of any Investment Account maintained by the Servicer other than the REO Account) or the Special Servicer (in the case of the REO Account), on behalf of the Trustee, shall maintain continuous possession of any Permitted Investment of amounts in such accounts that is either (i) a "certificated security," as such term is defined in the UCC or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such Permitted Investment by the Servicer or Special Servicer shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer (in the case of any Investment Account maintained by the Servicer other than the REO Account) or the Special Servicer (in the case of the REO Account) shall:

            (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

            (ii) demand payment of all amounts due thereunder promptly upon determination by the Servicer or Special Servicer, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) Interest and investment income realized on funds and deposited in each of the Collection Account, any Cash Collateral Account, any Lock-Box Account and any Servicing Account, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date shall be for the sole and exclusive benefit of the Servicer to the extent not required to be paid to the related Borrower and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03(a), 3.05(a), 3.05(b) or 3.05(c), as the case may be. Interest and investment income realized on funds deposited in the REO Account, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Special Servicer, but shall be subject to withdrawal in accordance with Section 3.16(c). If any loss shall be incurred in respect of any Permitted Investment directed to be made by the Servicer or Special Servicer, as applicable, for its own account, and on deposit in any of the Collection Account, any Cash Collateral Account, any Lock-Box Account, any Servicing Account or the REO Account, the Servicer (in the case of the Collection Account, any Cash Collateral Account, any Lock-Box Account and any Servicing Account) or the Special Servicer (in the case of the REO Account) shall deposit therein (or, solely to the extent that the loss is of an amount credited to an A/B Loan Pair Custodial Account, deposit to the related A/B Loan Pair Custodial Account, as the case may be), no later than the P&I Advance Date, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Distribution Date to such P&I Advance Date.

            (c) Interest and investment income realized on funds and deposited in each of the Distribution Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date shall be for the sole and exclusive benefit of the Trustee and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.05(b), as the case may be. If any loss shall be incurred in respect of any Permitted Investment directed to be made by the Trustee for its own account, and on deposit in any of the Distribution Account, the Excess Interest Distribution Account or the Excess Liquidation Proceeds Reserve Account, the Trustee shall deposit therein (or, solely to the extent that the loss is of an amount credited to an A/B Loan Pair Custodial Account, deposit to the related A/B Loan Pair Custodial Account, as the case may be), no later than the P&I Advance Date, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Distribution Date to such P&I Advance Date.

            (d) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may and, subject to Section 8.02, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            Notwithstanding the investment of funds held in a Collection Account pursuant to this Section 3.06, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.

      Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.

            (a) The Servicer shall use its reasonable efforts to cause the Borrower to maintain, to the extent required by the terms of the related Note and Mortgage, or if the Borrower does not so maintain, shall itself maintain, for each Loan any Insurance Policy coverage as is required under the related Mortgage (to the extent that the Trustee has an insurable interest and such Insurance Policy coverage is available at commercially reasonable rates, as determined by the Servicer in accordance with the Servicing Standard); provided, however, that, subject to Section 3.07(f), if any Mortgage permits the holder thereof to dictate to the Borrower the Insurance Policy coverage to be maintained on such Mortgaged Property, the Servicer or Special Servicer, as applicable, shall impose such insurance requirements as are consistent with the Servicing Standard. The Servicer shall use its reasonable efforts to cause the Borrower to maintain, and if the Borrower does not so maintain, the Servicer shall maintain, all-risk casualty insurance which does not contain any carve-out for terrorist or similar act to the extent not prohibited by the terms of the related Loan Documents. The Servicer shall not be required to call a default under a Loan if the related Borrower fails to maintain such insurance, and the Servicer shall not be required to maintain such insurance, if the Servicer determines, based upon information reasonably available to the Servicer after due inquiry in accordance with the Servicing Standard, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the region in which such Mortgaged Property is located (based on information reasonably available to the Servicer) or (b) such insurance is not available at any rate, provided, however, Servicer shall enforce any specific provisions of the related Loan documents requiring the related Borrower to obtain policies at certain predetermined costs, and any related costs and expenses shall be paid by the Servicer as an Advance if not paid by such Borrower. Subject to Section 3.17(a), the Special Servicer shall attempt to cause to be maintained for each REO Property no less Insurance Policy coverage than was previously required of the Borrower under the related Loan or, at Special Servicer's election, coverage satisfying insurance requirements consistent with the Servicing Standard. If the Servicer determines based on (a) or (b) above not to declare default as to such insurance requirements, the Servicer will send a temporary forbearance letter to Borrower and notify the Directing Certificateholder with supporting documentation as to the reason for such forbearance.

            All such Insurance Policies shall (i) contain a "standard" mortgagee clause, with loss payable to the Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Loans other than REO Properties) or the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) include coverage in an amount not less than the lesser of the full replacement cost of the improvements which are a part of the Mortgaged Property or the outstanding principal balance owing on the related Loan, but in any case in such an amount so as to avoid the application of any co-insurance clause, (iii) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Loan Documents) and (iv) be issued by either (x) a Qualified Insurer or
(y) for any Insurance Policy being maintained by the related Borrower, an insurance carrier meeting the requirements of the related Mortgage, provided that such Qualified Insurer or other insurance carrier is authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Servicer or Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard and the provisions of the related Loan) shall be deposited in the Collection Account or any related A/B Loan Pair Custodial Account maintained by the Servicer, subject to withdrawal pursuant to Section 3.05(a).

            Any costs incurred by the Servicer in maintaining any such Insurance Policies in respect of Loans (other than with respect to REO Properties) if the Borrower defaults on its obligation to maintain such Insurance Policies shall be advanced by the Servicer as a Servicing Advance. The amounts so advanced shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Servicer as a Servicing Advance.

            (b) (i) If the Servicer or Special Servicer (with respect to REO Loans) obtains and maintains a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Loans or REO Properties and such Insurance Policy provides protection equivalent to the individual policies otherwise required, then the Servicer or Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such blanket Insurance Policy may contain a deductible clause, in which case if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, the Servicer or the Special Servicer, as applicable, shall promptly deposit into the Collection Account from its own funds the portion of such loss or losses that would have been covered under the individual policy (giving effect to any deductible limitation or, in the absence of such deductible limitation, the deductible limitation that is consistent with the Servicing Standard) but is not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as administrator and servicer of the Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standard, may maintain earthquake insurance on REO Properties, provided coverage is available at commercially reasonable rates.

             (ii) If the Servicer or Special Servicer, as applicable, causes any Mortgaged Property to be covered by a master single interest Insurance Policy with a Qualified Insurer naming the Servicer or Special Servicer as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgage Properties. If the Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such master single interest Insurance Policy, the incremental costs of such insurance applicable to such Mortgaged Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property is covered thereby) shall be paid by the Servicer as a Servicing Advance. Such master single interest Insurance Policy may contain a deductible clause, in which case the Servicer or the Special Servicer, as applicable, shall, if (A) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a) and (B) there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account maintained by the Servicer from its own funds the amount not otherwise payable under the master single interest Insurance Policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

            (c) The Servicer and Special Servicer shall maintain with responsible companies, at their own expense, a blanket fidelity bond (a "Fidelity Bond") and an errors and omissions insurance policy with a Qualified Insurer, with broad coverage on all officers or employees acting in any capacity requiring such persons to handle funds, money, documents or paper relating to the Loans ("Servicer Employees," in the case of the Servicer, and "Special Servicer Employees," in the case of the Special Servicer). Any such Fidelity Bond and errors and omissions insurance shall protect and insure the Servicer or Special Servicer, as applicable, against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies or letters of credit required pursuant to the Agreement and negligent acts of such Servicer Employees or Special Servicer Employees, as applicable. Such errors and omissions policy shall also protect and insure the Servicer or Special Servicer, as applicable, against losses in connection with the release or satisfaction of a Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section requiring such Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer or Special Servicer from its duties and obligations as set forth in this Agreement.

            The minimum coverage under any such Fidelity Bond and errors and omissions insurance policy shall be at least equal to the amount necessary for the Servicer or Special Servicer, as applicable, to qualify as a FNMA or FHLMC servicer. Notwithstanding the foregoing, so long as the long-term debt or the deposit obligations or claims-paying ability of the Servicer or Special Servicer (or its immediate or remote parent) is rated at least "AA" by S&P and "AA" by Fitch, the Servicer or Special Servicer, respectively, shall be allowed to provide self-insurance with respect to a Fidelity Bond and such errors and omissions policy. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c).

            The Special Servicer and the Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective Fidelity Bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

            (d) If, as of the Closing Date, a Mortgaged Property (other than an REO Property) shall be in a federally designated special flood hazard area (if flood insurance has been made available), or if the Servicer becomes aware, in performing its duties under this Agreement, that a Mortgaged Property becomes located in such area by virtue of remapping conducted by the Federal Emergency Management Agency, the Servicer will use its reasonable efforts to cause the related Borrower (in accordance with applicable law and the terms of the Loan Documents) to maintain, and, if the related Borrower shall default in its obligation to so maintain, the Servicer shall itself maintain, to the extent available at commercially reasonable rates (as determined by the Servicer in accordance with the Servicing Standard), and the Trustee as Mortgagee has an insurable interest in the related Mortgaged Property, flood insurance in respect thereof, but only to the extent the related Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the least of (i) the unpaid principal balance of the related Loan, (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended, and (iii) the amount required by the Loan. If the cost of any insurance described above is not borne by the Borrower, the Servicer shall promptly make a Servicing Advance for such costs, subject to Section 3.03(c).

            (e) During all such times as any REO Property shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount equal to the least of (i) the unpaid principal balance of the related Loan, (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended, and (iii) the amount required by the Loan. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust Fund payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, paid by the Servicer as a Servicing Advance.

            (f) [Reserved.]

            (g) With respect to the Loans that (i) require earthquake insurance, or (ii) (A) at the date of origination were secured by Mortgaged Properties on which the related Borrower maintained earthquake insurance and (B) have provisions which enable the Servicer to continue to require the related Borrower to maintain earthquake insurance, the Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (i), required by the Loan and in the amount, in the case of this clause (ii), maintained at origination, in each case, to the extent such amounts are available at commercially reasonable rates. Any determination by the Servicer that such insurance is not available at commercially reasonable rates with respect to a Loan for which any related Mortgaged Property has a "Probable Maximum Loss," based on a 450-year lookback with a 10% probability of exceedance in a 50 year period), in excess of 20% shall be subject to confirmation by the Rating Agencies that such determination not to purchase such insurance will not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates rated by such Rating Agency. The Servicer will not waive any such requirement without providing notice to the Directing Certificateholder with related supporting documentation. The Servicer shall use reasonable efforts to cause the related Borrower to pay the costs of such confirmation, otherwise, such costs shall be a Trust Fund expense. The cost of any engineering report required to determine the amount of coverage required under the Loan Documents and any legal fees incurred in connection with requiring the related Borrower to maintain earthquake insurance shall be paid by the Servicer as a Servicing Advance.

            (h) Within one week after the Closing Date, with respect to each of the Mortgage Loans identified on the Mortgage Loan Schedule as being covered by an Environmental Insurance Policy, the Depositor shall notify the insurer under such Environmental Insurance Policy and take all other action necessary for the Trustee, on behalf of the Certificateholders, to be an insured (and for the Servicer and Special Servicer, on behalf of the Trust, to make claims) under such Environmental Insurance Policy. In the event the Servicer has actual knowledge of any event (an "Insured Environmental Event") giving rise to a claim under any Environmental Insurance Policy in respect of any Loan covered thereby, the Servicer shall, in accordance with the terms of such Environmental Insurance Policy and the Servicing Standards, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standards which are necessary under such Environmental Insurance Policy in order to realize the full value thereof for the benefit of the Certificateholders. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing Standards under an Environmental Insurance Policy shall be paid by the Servicer and shall be reimbursable to it as a Servicing Advance. With respect to each Environmental Insurance Policy that relates to one or more Mortgage Loans, the Servicer shall review and familiarize itself with the terms and conditions relating to enforcement of claims and shall monitor the dates by which any claim must be made or any action taken under such policy to realize the full value thereof for the benefit of the Certificateholders in the event the Servicer has actual knowledge of an Insured Environmental Event giving rise to a claim under such policy. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing Standards in connection with a resolution of such termination of an Environmental Insurance Policy shall be paid by the Servicer and shall be reimbursable to it as a Servicing Advance.

            Section 3.08 Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses; Assumption Agreements; Defeasance Provisions.

            (a) (i) As to each Loan which contains a provision in the nature of a "due-on-sale" clause, which by its terms:

                  (A) provides that such Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or the related Borrower or

                  (B) provides that such Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

the Servicer shall provide notice to the Special Servicer of any request for a waiver thereof, and the Servicer or the Special Servicer (if such Loan is a Specially Serviced Loan) shall enforce such due-on-sale clause, unless the Servicer or Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that (1) not declaring an Event of Default (as defined in the related Mortgage) or (2) granting such consent would be likely to result in a greater recovery (or an equal recovery, provided the other conditions for an assumption or waiver of a due-on-sale clause are met), on a present value basis (discounting at the related Mortgage Rate), than would enforcement of such clause or the failure to grant such consent. If the Servicer or Special Servicer, as applicable, determines that (1) not declaring an Event of Default (as defined in the related Mortgage) or (2) granting such consent would be likely to result in a greater recovery (or an equal recovery, provided the other conditions for an assumption or waiver of a due-on-sale clause are met), the Servicer or Special Servicer, as applicable, shall take or enter into an assumption agreement from or with the proposed transferee as obligor thereon, provided that (x) the taking or entering into such assumption agreement complies with the Servicing Standard and the terms of the related Mortgage and (y) if the Mortgage Loan is a Significant Loan, the Servicer shall have received written confirmation from each of the Rating Agencies that such assumption would not, in of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. Notwithstanding the foregoing, the Servicer shall not waive any rights under a "due-on-sale" clause with respect to any Loan unless (i) the Servicer shall have notified the Special Servicer of such waiver, (ii) the Servicer shall have submitted the Servicer's written recommendation and analysis to the Special Servicer, (iii) the Servicer shall have submitted to the Special Servicer the documents within the possession of the Servicer that are reasonably requested by the Special Servicer, and (iv) the Special Servicer shall have approved such waiver. Neither the Servicer nor the Special Servicer shall approve such waiver unless the Borrower shall agree to pay all fees and costs associated with such waiver (unless (a) such condition shall have been waived by the Directing Certificateholder, and (b) such Loan is in default or default is reasonably foreseeable, in which case such costs shall be an expense of the Trust Fund), except to the extent the related Mortgage Loan Seller pays any fees associated with Rating Agency confirmation as described in
Section 3.08(c) below, and any such non-approval shall not be a violation of the Servicing Standard.

               (ii) Notwithstanding the provisions of any Loan, foreclosure by a Mezzanine Loan Holder on any Mezzanine Loan Collateral securing a Mezzanine Loan to an affiliate of the related Borrower shall not, for purposes of this Agreement, be deemed to be a violation of the due-on-sale clause of the related Loan Documents or of clause (i) of this Section 3.08(a) so long as the foreclosing party is a Permitted Mezzanine Loan Holder, and other material requirements of the related intercreditor agreement are satisfied.

               (iii) Neither the Servicer nor the Special Servicer shall (x) consent to the foreclosure of any Mezzanine Loan other than by a Permitted Mezzanine Loan Holder or (y) consent to the transfer of any Mezzanine Loan except to a Permitted Mezzanine Loan Holder, except, in each case, as otherwise provided in Section 3.08(a)(i). Neither the consent of the Servicer nor the consent of the Special Servicer shall be required for the foreclosure by a Permitted Mezzanine Loan Holder if an event of default has been declared under the related Loan (and each Rating Agency has been notified of such event of default). In no event shall a Mezzanine Loan Holder be required to pay any assumption fee, modification fee or other service charge in connection with any foreclosure upon Mezzanine Loan Collateral, transfer of ownership of the related Mortgaged Property to such Mezzanine Loan Holder and/or assumption of the related Loan. Nothing herein shall prevent a Mezzanine Loan Holder from appointing a receiver or trustee with respect to any Mezzanine Loan Collateral, foreclosing upon any reserves, escrow accounts or cash collateral accounts pledged under the related Mezzanine Loan (provided none of such accounts have been pledged under the related Loan) or otherwise taking an assignment of any cash flows from any Mezzanine Loan Collateral.

            (b) As to each Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

            (i) provides that such Loan shall (or, at the mortgagee's option, may) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or

            (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property,

the Servicer shall provide notice to the Special Servicer of any request for a waiver thereof, and the Servicer or the Special Servicer (if such Loan is a Specially Serviced Loan) shall enforce such due-on-encumbrance clause and in connection therewith shall (i) accelerate payments thereon or (ii) withhold its consent to such lien or encumbrance unless the Servicer or Special Servicer, as applicable, (x) determines, in accordance with the Servicing Standard, that (1) not accelerating payments on such Mortgage Loan or (2) granting such consent would result in a greater recovery on a present value basis (discounting at the related Mortgage Rate) than would enforcement of such clause or the failure to grant such consent and (y) with respect to Fitch, if the Mortgage Loan is a Significant Loan and, with respect to S&P, if (i) the Mortgage Loan balance represents 2% or more of the aggregate balance of all of the Mortgage Loans,
(ii) such Mortgage Loan is one of the ten largest Mortgage Loans in the Mortgage Pool, (iii) the aggregate Loan-to-Value Ratio of such Mortgage Loan would exceed 85% or (iv) the aggregate Debt Service Coverage Ratio would be less than 1.2:1, receives, at the expense of the related Borrower, prior written confirmation from such Rating Agency that (1) not accelerating such payments or (2) granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. Notwithstanding the foregoing, the Servicer shall not waive any rights under a "due-on-encumbrance" clause with respect to any Loan unless (i) the Servicer shall have notified the Special Servicer of such waiver, (ii) the Servicer shall have submitted the Servicer's written recommendation and analysis to the Special Servicer, (iii) the Servicer shall have submitted to the Special Servicer the documents within the possession of the Servicer that are reasonably requested by the Special Servicer, and (iv) the Special Servicer shall have approved such waiver.

            (c) Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

            If such assumption is required to be approved by any Rating Agency pursuant to the Loan Documents, the Servicer shall not approve any assumption without (a) requiring the Borrower to pay any Rating Agency fees associated with an assumption to the extent permitted under the applicable Loan Documents or (b) if the applicable Loan Documents did not, on the Closing Date, require the Borrower to pay such Rating Agency fees, the Mortgage Loan Seller shall satisfy such Rating Agency fee obligation by other means. Notwithstanding the immediately preceding sentence, in the event that the Loan Documents do not provide for the Borrower's payment and the Mortgage Loan Seller fails to make such payment (it being acknowledged that each Mortgage Loan Seller has represented in the related Mortgage Loan Purchase Agreement that the Borrower is responsible for paying any fees or expenses charged by the Rating Agency in connection with the confirmation described above, and that to the extent such representation is breached, the remedies against such Mortgage Loan Seller are solely as set forth in Section 2.03(b)), the Servicer shall be entitled to withdraw such fees from the Collection Account unless the Servicer is entitled to withhold approval. The Servicer shall not waive such payment by the Borrower pursuant to the Loan Documents.

            (d) Except as otherwise permitted by Section 3.20, the Special Servicer shall not agree to modify, waive or amend any term of any Mortgage Loan in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08.

            (e) Notwithstanding any other provisions of this Section 3.08, the Servicer may grant a Borrower's request for consent to subject the related Mortgaged Property to an easement or right-of-way for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Loan to such easement or right-of-way, provided that the Servicer shall have determined (i) in accordance with the Servicing Standard that such easement or right-of-way will not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by such Mortgage and will not materially or adversely affect the value of such Mortgaged Property and (ii) that no Trust REMIC will fail to qualify as a REMIC as a result thereof and that no tax on "prohibited transactions" or "contributions" after the Closing Date would be imposed on either Trust REMIC as a result thereof. Subject to the related Loan Documents and applicable law, and to the extent consistent with the Servicing Standard, the Servicer shall not consent to such easement or right of way unless the Borrower, at the Borrower's expense, obtains legal advice to make the determination described in clause
(ii). If the Servicer is unable to cause the Borrower to obtain such legal advice, and the related Loan Documents do not provide that Borrower shall pay for such expense, the Servicer shall obtain such legal advice, if necessary, in accordance with the Servicing Standard, and the cost thereof shall be deemed a Servicing Advance.

            (f) With respect to any Mortgage Loan which permits release of Mortgaged Properties through defeasance (each, a "Defeasance Mortgage Loan"), to the extent permitted under the related Loan Documents:

               (i) The Servicer shall effect such defeasance only through the purchase of U.S. government obligations satisfying both the defeasance rule of the REMIC Provisions ("Defeasance Collateral") and the requirements of clause (i) of the definition of Permitted Investments herein which purchase shall be made in accordance with the terms of such Loan (except that the Servicer is authorized to accept Defeasance Collateral meeting the foregoing requirements in spite of more restrictive requirements of the related Loan Documents); provided, however, that the Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until such U.S. government obligations have been identified and an Independent accounting firm has provided the Servicer a comfort letter that states that such defeasance is in the correct amount and provided, further, that no defeasance shall be accepted within two years after the Closing Date.

               (ii) If such Mortgage Loan permits the assumption of the obligations of the related Borrower by a successor Borrower, the Servicer shall cause the Borrower or such successor Borrower to pay all expenses incurred in connection with the establishment of a successor Borrower that shall be a Single-Purpose Entity and cause an assumption by such successor Borrower of the defeased obligations under the related Note. At Borrower's expense, the Servicer shall be permitted to establish a single Single-Purpose Entity to assume the defeased obligations under all of the Mortgage Loans that have been defeased.

               (iii) The Servicer shall require an Opinion of Counsel from the related Borrower, at such Borrower's expense, to the effect that the Trustee has a first priority security interest in the defeasance deposit and the related U.S. government obligations and that the assignment thereof is valid and enforceable (subject to customary limitations).

               (iv) The Servicer shall obtain at the related Borrower's expense a certificate from an Independent certified public accountant certifying that the U.S. government obligations are sufficient to make all scheduled payments under the related Note.

               (v) Prior to permitting release of any Mortgaged Property through defeasance, if such defeasance is a partial defeasance or such Mortgaged Property relates to (A) a Mortgage Loan that is part of a group of Mortgage Loans made to affiliated Borrowers that, in each case, in the aggregate, represents one of the ten largest Loans (which for the purposes of this definition shall include groups of Crossed Mortgage Loans and groups of Mortgage Loans made to affiliated Borrowers), the Servicer shall obtain, at the expense of the related Borrower, written confirmation from Fitch that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates and (B) any Mortgage Loan, the Servicer shall obtain, at the expense of the related Borrower, written confirmation from S&P that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates; provided, that in the case of clause (B) so long as such Mortgage Loan has a Stated Principal Balance less than either $20,000,000 or 5% of the aggregate Stated Principal Balance of the Mortgage Loans and is not one of the ten largest Mortgage Loans by Stated Principal Balance, the Servicer shall deliver to S&P a Notice and Certification in the form attached hereto as Exhibit L.

               (vi) The Servicer shall not permit the release of any Mortgaged Property through defeasance unless the related Borrower establishes to the satisfaction of the Servicer that the lien on such Mortgaged Property will be released to facilitate the disposition thereof or to facilitate any other customary commercial transaction.

               (vii) Prior to permitting release of any Mortgaged Property through defeasance, if the related Mortgage Loan so allows, the Servicer shall require such Borrower to deliver or cause to be delivered an Opinion of Counsel to the effect that such release will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions.

               (viii) The Servicer shall not permit a partial defeasance with respect to any Mortgage Loan unless the value of the Defeasance Collateral is at least the amount provided in the related Loan Documents.

To the extent provided in the related Loan Documents, any costs to the Servicer of obtaining legal advice to make the determinations required to be made by it pursuant to this Section 3.08(f), or obtaining the Rating Agency confirmations required by this Section 3.08(f), shall be borne by the related Borrower as a condition to the Servicer's obligation to effect the defeasance of the related Mortgage Loan or to the extent not provided for in the Loan Documents, and if the related Mortgage Loan Seller fails to pay such costs (it being acknowledged that each Mortgage Loan Seller has represented in the related Mortgage Loan Purchase Agreement that the Borrower is responsible for paying any fees or expenses charged by the Rating Agency in connection with the confirmation described above, and that to the extent such representation is breached, the remedies against such Mortgage Loan Seller are solely as set forth in Section 2.03(b)), and if the Mortgage Loan Seller fails to pay for the costs of such legal advice or Rating Agency fees the Servicer shall be entitled to make a withdrawal from the Collection Account.

               (ix) To the extent the Loan Documents require the Borrower to pay Rating Agency fees in connection with a defeasance, the Servicer shall not waive such payment.

            (g) [Reserved.]

            (h) With respect to any Mortgage Loan, subject to the related Loan Documents, neither the Servicer nor the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall permit the related Borrower to substitute any real property, any rights with respect to real property, or any other property interest whatsoever for the Mortgaged Property securing such Mortgage Loan as of the Closing Date without (i) receipt of an Opinion of Counsel, at the expense of the Borrower, to the effect that the substitution will not cause the related Mortgage Loan to fail to qualify as a "qualified mortgage" as defined under Section 860G(a)(3) of the Code while such Mortgage Loan is owned by the Lower-Tier REMIC and (ii) prior written confirmation from Fitch and S&P that such substitution would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. To the extent provided in the Loan Documents, any costs to the Servicer or Special Servicer of obtaining such Opinion of Counsel and Rating Agency confirmation shall be borne by the related Borrower as a condition to the obligation to agree to any substitution referred to in the preceding sentence or to the extent not provided for in the Loan Documents on the Closing Date, borne by the related Mortgage Loan Seller (it being acknowledged that each Mortgage Loan Seller has represented in the related Mortgage Loan Purchase Agreement that the Borrower is responsible for paying for such Opinion of Counsel and any fees or expenses charged by the Rating Agency in connection with the confirmation described above, and that to the extent such representation is breached, the remedies against such Mortgage Loan Seller are solely as set forth in Section 2.03(b)), and if the Mortgage Loan Seller fails to pay for the costs of such Opinion of Counsel or Rating Agency fees, the Servicer shall be entitled to make a withdrawal from the Collection Account (to pay for such costs with respect to any Mortgage Loan).

            (i) Except as provided in Section 3.08(b), with respect to any Loan pursuant to which the Borrower may not incur additional indebtedness encumbering the related Mortgaged Property without the consent of the lender, neither the Servicer nor the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall consent to such additional debt without written confirmation to the Servicer or the Special Servicer, as applicable, and the Trustee by each Rating Agency that such modification or waiver would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the current ratings assigned to the Certificates; provided, that such confirmation shall not be required if the Loan has a Stated Principal Balance no greater than $1,000,000. To the extent provided in the Loan Documents, any costs to the Servicer or Special Servicer of obtaining the Rating Agency confirmations required by this Section 3.08(i) shall be borne by the related Borrower as a condition to the Servicer's or Special Servicer's agreement to any such consent to additional debt referred to in the preceding sentence, or to the extent not provided for in the Loan Documents, if the related Borrower fails to pay such costs and the related Mortgage Loan Seller also fails to pay such costs, the Servicer or Special Servicer, as applicable, shall either withhold such consent to additional debt or such costs may be paid from the Collection Account if such costs would be "unanticipated expenses" within the meaning of the REMIC Provisions (and the Servicer or Special Servicer, as applicable, may rely upon an Opinion of Counsel in making the determination of "unanticipated expenses," the costs of which may be paid from the Collection Account).

            Section 3.09   Realization upon Defaulted Loans.

            (a) The Special Servicer shall, subject to subsections (b) through
(d) of this Section 3.09, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of any property securing such Loans as come into and continue in default as to which no satisfactory arrangements can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. In any case in which a Mortgaged Property shall have suffered damage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07, the Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable judgment in accordance with the Servicing Standard that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders (and the B Loan Holder if in connection with a B Loan, taken as a collective whole) after reimbursement to the Servicer for such Servicing Advance and interest thereon and the Servicer has determined that such Servicing Advance together with accrued and unpaid interest thereon will be recoverable by the Servicer out of the proceeds of liquidation of such Mortgaged Property, as contemplated in Section 3.05(a)(iv). The Special Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings (such costs and expenses to be advanced by the Servicer to the Special Servicer and recoverable by the Servicer as a Servicing Advance), provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance.

            Nothing contained in this Section 3.09 shall be construed to require the Servicer or the Special Servicer, on behalf of the Trust Fund, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Servicer or the Special Servicer in its reasonable and good faith judgment taking into account the factors described in Section 3.18(e) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the Special Servicer or the Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan, other than for the purpose of the Servicer or Special Servicer bidding to acquire a Defaulted Loan or an REO Property on its own behalf at foreclosure or otherwise, the Special Servicer or the Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property, the cost of which Appraisal shall be paid by the Servicer as a Servicing Advance.

            (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 (with the exception of cash or cash equivalents pledged as Additional Collateral to the extent provided in Section 3.09(c)) unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

            (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (c) Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement or any Additional Collateral unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership interest or other equity interest or Additional Collateral by the Trust Fund will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (d) Notwithstanding the foregoing provisions of this Section 3.09, the Special Servicer shall not, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders (and, in the case of an A/B Loan Pair, the related B Loan Holder), would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed within the preceding 12 months by an Independent Person who regularly conducts Environmental Assessments and/or the existence of an environmental insurance policy covering such Mortgaged Property, that:

               (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

               (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.

            The cost of any such Environmental Assessment and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the Servicer as a Servicing Advance. If any such Environmental Assessment so warrants, the Special Servicer shall, at the expense of the Trust Fund, perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the second preceding sentence have been satisfied.

            (e) If (i) the environmental testing contemplated by subsection (d) above establishes that either of the conditions set forth in clauses (i) and
(ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 6 of the related Mortgage Loan Purchase Agreement for which the Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 7 of the related Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (and the B Loan Holder if in connection with a B Loan, taken as a collective whole) and consistent with the Servicing Standard (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage.

            (f) The Special Servicer shall provide a copy of any Environmental Assessments to the Trustee, who shall forward such assessment to the Servicer and the Certificate Owners of the Controlling Class with respect to any Mortgaged Property securing a Defaulted Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Loan by the related Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property. The Trustee shall, upon request, forward all such reports to the Certificateholders (at the expense of the requesting party) and each Rating Agency.

            (g) The Special Servicer shall report to the Internal Revenue Service and the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property related to a Loan that it is required to service and which is abandoned or foreclosed, the receipt of mortgage interests received in a trade or business and the forgiveness of indebtedness with respect to any mortgaged property required by Sections 6050J, 6050H and 6050P, respectively, of the Code. The Special Servicer shall deliver a copy of any such report to the Trustee and the Servicer.

            (h) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Loan permit such an action.

            (i) The Special Servicer shall maintain accurate records, signed by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate delivered to the Trustee and the Servicer no later than the 10th Business Day following such Final Recovery Determination.

            Section 3.10   Trustee to Cooperate; Release of Mortgage Files.

            (a) Upon the payment in full of any Loan, the purchase of an A Loan by the B Loan Holder pursuant to the A/B Intercreditor Agreement, or the receipt by the Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer or Special Servicer, as the case may be, will immediately notify the Trustee and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release (and shall include two copies) signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer) and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account or an A/B Loan Pair Custodial Account pursuant to Section 3.04 (a) or remitted to the Servicer to enable such deposit, have been or will be so deposited. Within seven Business Days (or within such shorter period as release can reasonably be accomplished if the Servicer notifies the Trustee of an exigency) of receipt of such notice and request, the Trustee (or, to the extent provided in Section 3.01(b), the Servicer or the Special Servicer, as applicable) shall execute such instruments of satisfaction, deeds of reconveyance and other documents as shall have been furnished to it by the Servicer, and the Trustee shall release and deliver the related Mortgage File to the Servicer or Special Servicer, as the case may be. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or any A/B Loan Pair Custodial Account.

            (b) From time to time as is appropriate for servicing or foreclosure of any Loan, the Servicer or the Special Servicer shall deliver to the Trustee two copies of a Request for Release signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer). Upon receipt of the foregoing, the Trustee shall deliver the Mortgage File or any document therein to the Servicer or the Special Servicer (or a designee), as the case may be. Upon return of the Mortgage File to the Trustee, the Trustee shall execute an acknowledgment of receipt.

            (c) Within three Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents necessary to the release of a Loan or REO Loan, or to foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required, that the proposed action is in the best interest of the Certificateholders (and, in the case of an A/B Loan Pair, the related B Loan Holder, taken as a collective whole) and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            (d) From time to time as is appropriate for servicing or foreclosure of any B Loan, the Servicer or Special Servicer, as applicable, subject to the related A/B Intercreditor Agreement, may request the original of the related Note from the related B Loan Holder.

            Section 3.11   Servicing Compensation.

            (a) As compensation for its activities hereunder, the Servicer shall be entitled to receive the Servicing Fee (subject to the third and last paragraphs of this Section 3.11(a)) with respect to each Mortgage Loan and REO Loan (including Specially Serviced Mortgage Loans, Defeasance Mortgage Loans and Additional Collateral Mortgage Loans) at the Servicing Fee Rate. The Servicing Fee and the Primary Servicing Fee with respect to any Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Loan. In no event will the Servicer or any Primary Servicer be entitled to retain a servicing fee from the amount of any P&I Advance, regardless of whether the related Borrower is obligated to reimburse Servicing Fees or Primary Servicing Fees.

            The Servicer, on behalf of itself, the holder of the Excess Servicing Strip and the Assignable Primary Servicing Fee or any Primary Servicer, shall be entitled to recover unpaid Servicing Fees and Primary Servicing Fees in respect of any Mortgage Loan or REO Loan (including any Specially Serviced Mortgage Loan, Defeasance Mortgage Loan or Additional Collateral Mortgage Loan) required to be serviced by it out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). Subject to the third, seventh and last paragraphs of this Section 3.11(a), the right to receive the Servicing Fee (and, except to the extent set forth in the Primary Servicing Agreement with respect to a Primary Servicer and except as set forth in this Section 3.11(a), the related Primary Servicing Fee) may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement. The Depositor confirms that the annual fees of each Rating Agency allocable to the CSFB Loans and the PNC Loans have been paid on or prior to the Closing Date by the CSFB Mortgage Loan Seller.

            Notwithstanding anything herein to the contrary, Midland (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the Excess Servicing Strip and the Assignable Primary Servicing Fee; provided, however, that in the event of any resignation or termination of Midland, all or any portion of the Excess Servicing Strip and/or the Assignable Primary Servicing Fee may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Servicer and Primary Servicer with respect to the Loans being primarily serviced by Midland (which successor may include the Trustee) that meets the requirements of Section 6.4 and that requires market rate servicing compensation that accrues at a per annum rate in excess of 0.005% (0.50 basis points). The Servicer shall pay the Excess Servicing Strip and the Assignable Primary Servicing Fee to the holder of the Excess Servicing Strip and the Assignable Primary Servicing Fee (i.e., Midland or any such third party) at such time and to the extent the Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of Midland hereunder (subject to reduction pursuant to the preceding sentence).

            Additional servicing compensation in the form of (i) 50% of all assumption application fees, 50% of all assumption fees paid by the Borrowers on all Loans that are not Specially Serviced Loans (but only to the extent that all amounts then due and payable with respect to such Loans have been paid), (ii) charges for beneficiary statements or demands and amounts collected for checks returned for insufficient funds and other ancillary amounts on Loans that are not Specially Serviced Loans, (iii) 100% of commercially reasonable fees received on or with respect to Loan modifications and extensions and similar items on Loans that are not Specially Serviced Loans if the Servicer is solely responsible for such modification, extension or similar item (unless the Special Servicer's consent or approval is required hereunder, then 50% of such fees shall be payable to Servicer and 50% of such fees shall be payable to Special Servicer, or if the Special Servicer is solely responsible for such modification, extension or similar item, then 100% of such fees shall be payable entirely to the Special Servicer) pursuant to Section 3.08 and Section 3.20 (but only to the extent actually collected from the related Borrower and only to the extent that all amounts then due and payable after giving effect to any modification with respect to the related Loan have been paid), (iv) reasonable and customary consent fees and fees in connection with defeasance, if any, and
(v) other customary charges, in each case only to the extent actually paid by the related Borrower, shall be retained by the Servicer and shall not be required to be deposited in the Collection Account or an A/B Loan Pair Custodial Account maintained by the Servicer pursuant to Section 3.04(a).

            The Servicer also shall be entitled to additional servicing compensation in the form of: (i) Penalty Charges received on each Loan (other than Specially Serviced Loans) but only to the extent actually paid by the related Borrower and to the extent that all amounts then due and payable with respect to such Loan (including outstanding interest on Advances accrued with respect to such Loan) have been paid to the Servicer; (ii) interest or other income earned on deposits relating to the Trust Fund in the Collection Account, any A/B Loan Pair Custodial Account, any Cash Collateral Account, Interest Reserve Account and any Lock-Box Account maintained by the Servicer in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date); (iii) Prepayment Interest Excess and Balloon Payment Interest Excess; and (iv) interest earned on deposits in the Collection Account, Servicing Accounts and all other accounts maintained by the Servicer that is not required by applicable law or the related Loan to be paid to the Borrower. Notwithstanding anything to the contrary in clause (i) of the first sentence of this paragraph or in the penultimate paragraph of Section 3.11(b), (x) the Servicer shall be entitled to that portion, if any, of a Penalty Charge collected on a Specially Serviced Loan that accrued prior to the related Servicing Transfer Event and (y) if the Special Servicer has partially waived any Penalty Charge part of which accrued prior to the related Servicing Transfer Event, any collections in respect of such Penalty Charge shall be shared pro rata by the Servicer and the Special Servicer based on the respective portions of such Penalty Charge to which they would otherwise have been entitled.

            In determining the compensation of the Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan since the prior Distribution Date shall be applied to reimburse (i) the Servicer or the Trustee for interest on Advances with respect to such Mortgage Loan due with respect to such Distribution Date and (ii) the Trust Fund for any Advance interest or additional Trust Fund expenses (excluding any Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the related Mortgage Loan incurred since the Closing Date and not previously reimbursed out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based on the amount of Penalty Charges the Servicer or Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application.

            Midland (and its successors and assigns) shall also be entitled to receive all Primary Servicing Fees on any Mortgage Loan and REO Loan (including any Specially Serviced Mortgage Loan, Additional Collateral Mortgage Loan and Defeasance Mortgage Loan) which is not serviced by a Primary Servicer, computed on the basis of the related Stated Principal Balance and for the same period and in the same manner respecting which any related interest payment due (or deemed to be due) on the related Mortgage Loan is computed. The right of Midland (and its successors and assigns) to receive such Primary Servicing Fees in accordance with the provisions hereof shall not be terminated under any circumstance, including transfer of the servicing or subservicing of the Mortgage Loans to another entity or the termination of the Servicer, except to the extent that any portion of such Primary Servicing Fee is needed (as determined by the Trustee in its discretion) to compensate any replacement primary servicer for assuming the duties of Midland as Primary Servicer under this Agreement. Midland (and its successors and assigns) shall be permitted to assign such Primary Servicing Fees to any party without restriction, subject to the exception in the immediately preceding sentence. Notwithstanding the foregoing, each Primary Servicer shall be entitled to all Primary Servicing Fees on all Loans serviced under the applicable Primary Servicing Agreement, whether or not any of such Loans shall become Specially Serviced Loans.

            The Servicer shall not be entitled to any Servicing Fees or any other compensation from the Trust Fund hereunder with respect to the CBA B Loans.

            Except as specifically provided herein, the Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due, except for premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account or an A/B Loan Pair Custodial Account, and the Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            Notwithstanding anything herein to the contrary, with respect to any Loan with respect to which the Due Date immediately preceding any Distribution Date (taking into account any applicable grace period) occurs after the related Determination Date, the Servicer shall pay out of its own funds any Prepayment Interest Shortfall or Balloon Interest Shortfall in full (not limited to the Servicing Fee) resulting from a Principal Prepayment on such Loan on such Due Date and the inability to distribute such Principal Prepayment to Certificateholders until the Distribution Date occurring in the month following the month of such Due Date.

            Notwithstanding the foregoing paragraphs of this Section 3.11, the Servicing Fee calculated up to 0.005% per annum on any Loan, other than (i) a Specially Serviced Loan, (ii) as a result of the payment of Insurance Proceeds and Condemnation Proceeds, (iii) subsequent to a default under the related Loan documents (provided that the Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard), (iv) pursuant to applicable law or a court order, (v) at the request of or with the consent of the Directing Certificateholder or (vi) as permitted by the related Loan Documents, shall be reduced by the Prepayment Interest Shortfall, if any, on such Loan for such Distribution Date; provided, however, that with respect to any Additional Collateral Mortgage Loans as to which Additional Collateral is paid as a Principal Prepayment, neither the Servicing Fee on such Loan, nor the investment income earned on any such Principal Prepayment, shall be reduced by the Prepayment Interest Shortfall. In the event that Midland is terminated or resigns as Servicer, it (and its successors and assigns) will be entitled to retain the Excess Servicing Strip and the Assignable Primary Servicing Fee, except to the extent that any portion of such Excess Servicing Strip or the Assignable Primary Servicing Fee is needed (as determined by the Trustee in its discretion) to compensate any replacement Servicer for assuming the duties of Midland under this Agreement.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Loan and REO Loan. As to each such Specially Serviced Loan and REO Loan, the Special Servicing Fee shall accrue at the Special Servicing Fee Rate (in accordance with the same terms of the related Note as are applicable to the accrual of interest at the Mortgage Rate) and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Loan and for the same period respecting which any related interest payment due on such Specially Serviced Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, to the extent permitted by Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

            The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate. The "Workout Fee Rate" means 1.0% for any Loan, applied to each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Loan for so long as it remains a Corrected Loan. The Workout Fee with respect to any Corrected Loan will cease to be payable if such Loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Loan again becomes a Corrected Loan. The Special Servicer shall be entitled to receive a Workout Fee in respect of a condemnation of a Mortgaged Property from Insurance and Condemnation Proceeds. If the Special Servicer is terminated or resigns, it shall retain the right to receive any and all Workout Fees payable with respect to Loans (i) any Mortgage Loan that became a Corrected Mortgage Loan during the period that it acted as Special Servicer and were still such at the time of such termination or resignation and (ii) any Specially Serviced Mortgage Loan for which the Special Servicer has resolved the circumstances and/or conditions causing any such Mortgage Loan to be a Specially Serviced Mortgage Loan such that the related Borrower has made at least one timely Monthly Payment as of the date of such termination or resignation and such Mortgage Loan otherwise meets the requirements of a Corrected Mortgage Loan, with the Workout Fee with respect to such Mortgage Loan payable only after such requirements have been met (and any successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

            A Liquidation Fee will be payable to the Special Servicer with respect to each Specially Serviced Loan or REO Loan as to which the Special Servicer receives any Liquidation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee. As to each Specially Serviced Loan or REO Loan, the Liquidation Fee will be payable out of, and will be calculated by application of a "Liquidation Fee Rate" of 1.0% for any Loan, in each case expressed as a percentage of net liquidation proceeds received with respect to such Specially Serviced Loan or REO Loan.

            Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with the repurchase of any Loan by the Mortgage Loan Seller for a Material Breach or by the Mortgage Loan Seller for a Material Document Defect, so long as such Loan is repurchased by the Mortgage Loan Seller within 180 days of its receipt of notice of such Breach or Defect, the purchase of any Specially Serviced Loan by the Special Servicer, the purchase of any CBA A Loan by the related CBA B Loan Holder pursuant to the related A/B Intercreditor Agreement (within the time frame therein specified) the purchase by the Holders of the Class V Certificates of any ARD Loan pursuant to Section
9.03 or the purchase of all of the Loans and REO Properties in connection with an optional termination of the Trust Fund pursuant to Section 9.01. If, however, Liquidation Proceeds are received with respect to any Corrected Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest on such Loan.

            The Special Servicer will also be entitled to additional servicing compensation in the form of (i) 50% of all assumption fees, modification fees and any other fees paid by Borrowers on all Loans that are not Specially Serviced Loans (but only to the extent that the Special Servicer's consent or approval is required and that all amounts due and payable with respect to such Loans have been paid) and 100% of all assumption fees, modification fees, extension fees, charges for beneficiary statements, demands and other amounts paid by Borrowers on all Specially Serviced Loans (but only to the extent that all amounts due and payable with respect to such Loans have been paid) and (ii) Penalty Charges on each Specially Serviced Loan (but only to the extent actually collected from the related Borrower and to the extent that all amounts then due and payable with respect to such Specially Serviced Loan (including outstanding interest on all Advances accrued with respect to such Specially Serviced Loan) have been paid to the Special Servicer). The Special Servicer shall remit to the Servicer all Penalty Charges with respect to a Specially Serviced Loan collected by the Special Servicer that accrued prior to a Servicing Transfer Event and the Servicer shall remit to the Special Servicer all Penalty Charges with respect to a Mortgage Loan that accrued while such Mortgage Loan was a Specially Serviced Mortgage Loan. The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07) that are not payable directly out of the Collection Account or the REO Account. The Special Servicer shall not be entitled to reimbursement for any expenses incurred by it except as expressly provided in this Agreement.

            The Special Servicer shall be entitled to such compensation with respect to the B Loans as is provided under the respective A/B Intercreditor Agreements; provided that, in no such case, shall the payment of any such compensation reduce amounts otherwise payable to the Certificateholders with respect to the related A Loan.

            Section 3.12  Reports to the Trustee; Collection Account
Statements.

            (a) The Servicer shall deliver to the Trustee and the Special Servicer, no later than 1:00 p.m. New York City time on the second Business Day prior to each related Distribution Date, the CMSA Loan Periodic Update File, with respect to the related Distribution Date. The Servicer shall contemporaneously provide a copy of such report as it relates to the a B Loan to the B Loan Holder. As to each Mortgage Loan, the Servicer shall provide to the Special Servicer, by the close of business on each Distribution Date and in a mutually agreeable electronic format, the amount of each outstanding Advance and the interest accrued thereon as of such Distribution Date. The Servicer's responsibilities under this Section 3.12(a) with respect to Specially Serviced Mortgage Loans and REO Loans shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.21.

            (b) For so long as the Servicer makes deposits into and withdrawals from the Collection Account maintained by it, not later than 30 days after each Distribution Date, the Servicer shall forward to the Trustee by electronic means a statement setting forth the status of its Collection Account (and, shall deliver to each B Loan Holder a statement setting forth the status of the related A/B Loan Pair Custodial Account) as of the close of business on the last Business Day of the related Due Period showing the aggregate amount of deposits into and withdrawals from such Collection Account (or, in the case of the 1633 Broadway Loan, the aggregate amount of deposits into and withdrawals from the A/B Loan Pair Custodial Account) of each category of deposit specified in
Section 3.04 and each category of withdrawal specified in Section 3.05 for the related Due Period.

            (c) No later than 1:00 p.m. New York City time the Servicer Remittance Date, the Servicer shall deliver or cause to be delivered to the Trustee the following reports (and, if applicable, the related REO Properties, providing the required information as of the related Determination Date): (i) a CMSA Comparative Financial Status Report, (ii) a CMSA Delinquent Loan Status Report; (iii) a CMSA Historical Loan Modification Report; (iv) a CMSA Historical Liquidation Report; and (v) a CMSA REO Status Report. Such reports shall be in a CMSA electronic format reasonably acceptable to both the Trustee and the Servicer. The Servicer and Special Servicer (with respect to Specially Serviced Loans) shall also deliver or cause to be delivered to the Trustee (only with respect to the Servicer) and the Servicer on the Servicer Remittance Date, the CMSA Property File.

            The reporting obligations of the Servicer in connection with an A Loan shall be construed to require the Servicer to only provide information regarding the related A Note only, but whenever the Servicer remits funds to the B Loan Holder, it shall thereupon deliver to such holder a remittance report identifying the amounts in such remittance. The Servicer shall contemporaneously with any related delivery to the Trustee or the Special Servicer, as applicable, provide any such reports which contain information related to the related Mortgaged Property or financial information regarding the borrower to the B Loan Holder.

            On the next Business Day succeeding the date received by the Servicer from the Depositor, the Servicer shall deliver to the Trustee by electronic means the CMSA Loan Set-Up File.

            The Servicer's responsibilities under this Section 3.12(c) with respect to REO Loans and Specially Serviced Loans shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.12(f). In the absence of manifest error, the Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Trustee shall be entitled to conclusively rely upon the Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

            (d) The Servicer shall deliver or cause to be delivered to the Trustee the following materials (and shall contemporaneously provide a copy of such materials and related reports as they relate to an A Loan to the B Loan Holder), in each case to the extent that such materials or the information on which they are based are required to be delivered pursuant to the Loan Documents and have been received by the Servicer:

               (i) Commencing March 31, 2003, with respect to each Loan and REO Loan (to the extent timely received from the Special Servicer pursuant to Section 3.12(f) in the case of any Specially Serviced Loan or REO Loan), a CMSA Operating Statement Analysis Report, on a monthly basis, and CMSA NOI Adjustment Worksheet, on an annual basis, for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year, together with copies of the operating statements and rent rolls (but only to the extent the related Borrower delivers such information to the Servicer and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, to the extent timely delivered by the Special Servicer to the Servicer), for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year. The Servicer shall use its reasonable best efforts (but shall not be required to institute litigation) to obtain said annual operating statements, rent rolls with respect to each of such Loans, other than Specially Serviced Loans or REO Loans, which efforts shall include sending a letter to the related Borrower each quarter (followed up with telephone calls) requesting such annual operating statements, rent rolls and maintenance schedules until they are received, to the extent such action is consistent with applicable law, the terms of such Loans and the Servicing Standard.

               (ii) On a monthly basis, commencing six months following the Closing Date, with respect to each Loan and REO Loan, a CMSA Financial File, which will be updated monthly and will include the operating statements received from the related Borrower without any adjustments (except for each Loan's annual review in connection with the CMSA NOI Adjustment Worksheet).

            (e) No later than 1:00 p.m. New York City time on each Servicer Remittance Date, the Servicer shall prepare and deliver to the Trustee (and solely with respect to the 1633 Broadway Loan if it is listed on the CMSA Servicer Watch List, the B Loan Holder), the Rating Agencies and the Special Servicer, a CMSA Servicer Watch List of all Loans that the Servicer has determined are in jeopardy of becoming a Specially Serviced Loan, (ii) upon request, the Maturing Loan Report listing all Balloon Loans and ARD Loans that have a Maturity Date occurring in the next 90 days and (iii) upon request, a Financial Statements Report listing all Loans for which annual financial statements have not been received as of the time of the request.

            (f) By 4:00 p.m., New York City time, on each Determination Date, the Special Servicer shall deliver, or cause to be delivered, to the Servicer the following reports with respect to the Specially Serviced Loans (and, if applicable, the related REO Properties): (i) a CMSA Delinquent Loan Status Report; (ii) a CMSA Historical Loss Estimate Report; (iii) a CMSA Historical Loan Modification Report; (iv) a CMSA REO Status Report; (v) the CMSA Property File; and (vi) CMSA Comparative Financial Status Report with respect to all Specially Serviced Loans. The CMSA Delinquent Loan Status Report shall provide information as of two Business Days preceding such Determination Date. The CMSA Historical Loss Estimate Report, CMSA Historical Loan Modification Report, CMSA REO Status Report, CMSA Property File and CMSA Comparative Financial Status Reports shall provide information as of four Business Days prior to such Determination Date. Such reports shall be presented in writing and in a medium and format reasonably acceptable to both the Servicer and the Special Servicer.

            (g) The Special Servicer shall deliver or cause to be delivered to the Servicer and, upon the request of the Trustee, the Depositor, the Directing Certificateholder, the B Loan Holder or any Rating Agency, to any such requesting party, the following materials, in each case to the extent that such materials or the information on which they are based are required to be delivered by the Borrower pursuant to the Loan Documents and have been received by the Special Servicer:

               (i) On or before April 30 of each year, commencing in April 30, 2003, with respect to each Specially Serviced Loan and REO Loan, a CMSA Operating Statement Analysis Report, on a monthly basis, and a CMSA NOI Adjustment Worksheet, on an annual basis, both in written form and in electronic format reasonably acceptable to the Servicer, the Special Servicer and the Trustee for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the Special Servicer has received such information from the Servicer at the time of the servicing transfer pursuant to Section 3.21 necessary to prepare the related CMSA Operating Statement Analysis and CMSA NOI Adjustment Worksheet on a prospective basis), together with copies of the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding calendar year. The Special Servicer shall use its reasonable efforts (but shall not be required to institute litigation) to obtain said annual operating statements and rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each REO Property, which efforts shall include sending a letter to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual operating statements and rent rolls until they are received.

            (h) In addition to the foregoing, on or before the first anniversary of the Closing Date, the Servicer shall deliver to the Special Servicer and Directing Certificateholder a Reserve Report. Immediately following delivery of such report if the work or project related to such Reserve Payment is not complete in accordance with the requirements of the escrow, the Servicer will consult with the Special Servicer as to whether there exists a material default under the underlying Loan documents relating to such mortgage loan.

            (i) The Servicer shall, with the reasonable cooperation of the other parties hereto, deliver to each CBA B Loan Holder all documents, statements, reports and information with respect to the related CBA B Loan and/or the related Mortgaged Property as may be required under the related A/B Intercreditor Agreement.

            (j) The Unrestricted Servicer Reports, the Restricted Servicer Reports and certain other portfolio and Loan information related to the Loans may be available at the website of the Servicer.

            Section 3.13   Annual Statement as to Compliance.

            The Servicer and the Special Servicer (the "reporting person") each shall deliver to the Trustee who shall upon request deliver a copy to the Depositor and the Rating Agencies, on or before April 30 of each year (or March 15 (March 20 with respect to the Special Servicer) if a form 10-K is required to be filed by the Trust), beginning with April 30, 2003 (or March 15, or March 20 as applicable), an Officer's Certificate stating, as to each signatory thereof,
(i) that a review of the servicing operations of the reporting person during the preceding calendar year (or such shorter period from the Closing Date to the end of the related calendar year) and of its performance under this Agreement has been made under such officer's supervision, (ii) that, to the best of such officer's knowledge, based on such review, the reporting person has fulfilled all of its obligations under this Agreement in all material respects throughout such year (or such shorter period), or, if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer, the nature and status thereof and what action it proposes to take with respect thereto, and (iii) whether it has received any notice regarding qualification, or challenging the status, of either Trust REMIC as a REMIC from the IRS or any other governmental agency or body. The Trustee shall deliver such Officer's Certificate, upon request, to any Certificateholder. If the same entity acts as Servicer and Special Servicer, the foregoing may be delivered as a single report.

            Section 3.14   Reports by Independent Public Accountants.

            On or before March 15 (or March 20 with respect to the Special Servicer) of each year, beginning with March 15 or 20, 2003, the Servicer and the Special Servicer (the "reporting person"), each at the reporting person's expense, shall cause a firm of nationally recognized Independent public accountants (who may also render other services to the reporting person) which is a member of the American Institute of Certified Public Accountants ("AICPA") to furnish a statement (an "Accountant's Statement") to the Trustee, the Depositor and the Rating Agencies, to the effect that such firm has examined the servicing operations of the Servicer or Special Servicer, as applicable, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC, the Servicer or Special Servicer, as the case may be, complied with the minimum servicing standards identified in the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC, in all material respects, except for such significant exceptions or errors in records that, in the opinion of such firm, the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC require it to report, in which case such exceptions and errors shall be so reported and that it has obtained from the Servicer or the Special Servicer a letter of representation regarding certain matters including an assertion by the Servicer or the Special Servicer as to clause (ii) in the immediately preceding paragraph and on the basis of such examination in accordance with the standards established by the AICPA, such assertion is fairly stated in all material respects. If the same entity acts as Servicer and Special Servicer, the foregoing may be delivered as a single certificate.

            In rendering such statement, such firm may rely, as to matters relating to direct servicing of mortgage loans by Sub-Servicers, upon comparable statements for examinations conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers (rendered within one year of such statement) of independent public accountants with respect to the related Sub-Servicer.

            Section 3.15   Access to Certain Information.

            Each of the Servicer and the Special Servicer shall provide reasonable access during its normal business hours at each of its principal servicing offices to any Certificateholder or Certificate Owner that is, or is affiliated with, a federally insured financial institution, the Trustee, to the Servicer or to the Special Servicer, as applicable, and to the OTS, the FDIC, the Federal Reserve Board and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Loans and the Trust Fund within its control which may be required by this Agreement or by applicable law.

            Such access shall be afforded without charge (except that the Servicer and the Special Servicer may charge a reasonable fee for copies and out-of-pocket costs to parties other than the Rating Agencies) but only upon reasonable prior written request and during normal business hours at the offices of the Servicer or the Special Servicer, as the case may be, designated by it. Nothing in this Section 3.15 shall detract from the obligation of the Servicer and the Special Servicer to observe any applicable law or agreement prohibiting disclosure of information with respect to the Borrowers, and the failure of the Servicer or the Special Servicer to provide access as provided in this Section
3.15 as a result of such obligation shall not constitute a breach of this
Section 3.15. Nothing herein shall be deemed to require the Servicer or Special Servicer to confirm, represent or warrant the accuracy of any other Persons' information or report, included in any communication from the Servicer, the Special Servicer or Borrower. Notwithstanding the above, the Servicer and Special Servicer shall not have any liability to the Depositor, the Trustee, any Certificateholder, any Certificate Owner, the Initial Purchaser, the Underwriters, any Rating Agency or any Person to whom it delivers information pursuant to and in accordance with this Section 3.15 or any other provision of this Agreement for federal, state or other applicable securities law violations relating to the disclosure of such information. The Servicer and the Special Servicer may each deny any of the foregoing persons access to confidential information or any intellectual property which the Servicer or the Special Servicer is restricted by license or contract from disclosing. Notwithstanding the foregoing, the Servicer and the Special Servicer shall maintain separate from such confidential information and intellectual property, all documentation regarding the Loans that is not confidential.

            Section 3.16   Title to REO Property; REO Account.

            (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee (or its nominee) on behalf of the Certificateholders (and for the benefit of the related B Loan Holder if such REO Property is related to an A/B Loan Pair). The Special Servicer, on behalf of the Trust Fund (and for the benefit of the related B Loan Holder if such REO Property is related to an A/B Loan Pair), shall attempt to sell any REO Property prior to the close of the third calendar year beginning after the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property (a copy of which shall be delivered to the Trustee) or (ii) obtains for the Trustee an Opinion of Counsel (the cost of which shall be paid as a Servicing Advance), addressed to the Trustee, to the effect that the holding by the Trust Fund of such REO Property after such period will not result in the imposition of taxes on "prohibited transactions" of the Trust Fund or either Trust REMIC as defined in Section 860F of the Code or cause either Trust REMIC to fail to qualify as a REMIC for federal or applicable state tax purposes at any time that any Uncertificated Lower-Tier Interests or Certificates are outstanding. If the Special Servicer is granted the REO Extension or obtains the Opinion of Counsel contemplated by clause (ii) above, the Special Servicer shall sell such REO Property within such period as is permitted by such REO Extension or such Opinion of Counsel. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension or its obtaining the Opinion of Counsel contemplated by clause (ii) above shall be an expense of the Trust Fund payable out of the Collection Account pursuant to Section 3.05(a), or, if applicable, out of an A/B Loan Pair Custodial Account pursuant to Section 3.05.

            (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee in trust for the benefit of the Certificateholders (and the B Loan Holder if such REO Property is related to the 1633 Broadway Loan) and the Trustee (as holder of the Uncertificated Lower-Tier Interests), for the retention of revenues and other proceeds derived from each REO Property. Any REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the applicable REO Account, within two Business Days after receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds (net of Liquidation Expenses) received in respect of an REO Property. Funds in any REO Account may be invested only in Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from the REO Account to pay itself, as additional servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in the REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the REO Account for any Collection Period). The Special Servicer shall give notice to the Trustee and the Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

            (c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On each Determination Date, the Special Servicer shall withdraw from the REO Account and deposit into the Collection Account (or, if the subject REO Property relates to an A/B Loan Pair, into the related A/B Loan Pair Custodial Account), or deliver to the Servicer for deposit into the Collection Account (or, if the subject REO Property relates to an A/B Loan Pair, into the related A/B Loan Pair Custodial Account), the aggregate of all amounts received in respect of each REO Property during the most recently ended Due Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on each Determination Date, the Special Servicer shall provide the Servicer with a written accounting of amounts deposited in the Collection Account on such date.

            (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

            Section 3.17   Management of REO Property.

            (a) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect, operate and lease such REO Property for the benefit of the Certificateholders (and for the benefit of the holder of the B Loan Holder if such REO Property is related to an A/B Loan Pair) and the Trustee (as Holder of the Uncertificated Lower-Tier Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and for the benefit of the holder of the B Loan Holder if such REO Property is related to an A/B Loan Pair) and the Trustee (as Holder of the Uncertificated Lower-Tier Interests) (as determined by the Special Servicer in its good faith and reasonable judgment) and, consistent therewith, shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

            (i) all Insurance Policy premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

            (iii) any ground rents in respect of such REO Property, if applicable; and

            (iv) all costs and expenses necessary to maintain, dispose of, protect, manage, operate, restore and lease such REO Property.

            To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, subject to Section 3.03(c), the Servicer shall advance from its own funds, as a Servicing Advance, such amount as is necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee and the Depositor) if such advances would, if made, constitute Nonrecoverable Servicing Advances.

            (b) Without limiting the generality of the foregoing, the Special Servicer shall not:

            (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its Acquisition Date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel. Except as limited above in this Section 3.17 and by Section 3.17(c), the Special Servicer shall be permitted to cause the Trust Fund to earn "net income from foreclosure property," subject to the Servicing Standard, if it determines, and so advises the Trustee in writing, that such method of operation is expected to provide a greater recovery to Certificateholders on a net after-tax basis than a different method of operating or net leasing such REO Property that would not subject the related REMIC to tax.

            (c) The Special Servicer may, and to the extent necessary to (i) preserve the status of the REO Property as "foreclosure property" under the REMIC Provisions or (ii) avoid the imposition of a tax on "income from nonpermitted assets" within the meaning of the REMIC Provisions, shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the Acquisition Date thereof, provided that:

            (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

            (ii) the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

            (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay out of related REO Revenues all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

            (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

            (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            (d) When and as necessary, the Special Servicer shall send to the Trustee and the Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

            Section 3.18   Sale of Defaulted Loans and REO Properties.

            (a) Each of the Servicer, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Defaulted Mortgage Loan or REO Property only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by
Section 2.03(b), Section 9.01, and/or, in the case of an A Loan, the related A/B Intercreditor Agreement.

            (b) If any Mortgage Loan becomes a Defaulted Mortgage Loan, then the Servicer shall promptly so notify in writing the Trustee, the Special Servicer and the Directing Certificateholder, and with respect to the 1633 Broadway Loan, the B Loan Holder. The Directing Certificateholder and the Special Servicer, in that order, may, at its option, purchase any Defaulted Mortgage Loan out of the Trust Fund at a cash price equal to the applicable Purchase Price. The Directing Certificateholder and the Special Servicer, in that order, may, after receipt of the notice described in the first sentence of this Section 3.18(b), assign its option under the preceding sentence to any party (including, without limitation, in connection with an A Loan, the related B Loan Holder, provided that however, none of the Trustee, Servicer, Special Servicer or Directing Certificateholder will provide the B Loan Holder with the Fair Value), provided that the Directing Certificateholder, in connection therewith, shall deliver to the Trustee and the Special Servicer a copy of the related written assignment executed by the Directing Certificateholder, provided, further, that with respect to an A Loan, the option holder's rights under this Section 3.18(b) are subject to the rights of the related B Loan Holder to purchase the A Loan pursuant to the terms of the related A/B Intercreditor Agreement. The option shall be exercisable in any month from the 10th calendar day of such calendar month through the 25th calendar day, inclusive, of such month. The option with respect to an A Loan shall terminate upon the purchase of the A Loan by the related B Loan Holder pursuant to the related A/B Intercreditor Agreement. Any option holder that exercises the option will be required to purchase the Loan on the 4th Business Day following the exercise of the option. The purchase price for any Defaulted Mortgage Loan purchased under this Section 3.18(b) shall be deposited into the Collection Account, and the Trustee, upon receipt of an Officer's Certificate from the Servicer to the effect that such deposit has been made, shall release or cause to be released to the Certificateholder(s) effecting such purchase (or to its or their designee) the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in such Certificateholder(s) ownership of such Mortgage Loan. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File (to the extent it is in the Special Servicer's possession) to the Certificateholder(s) effecting such purchase (or to its or their designee).

            If not exercised sooner, such purchase option with respect to any Defaulted Mortgage Loan will automatically terminate upon (i) the related Borrower's cure of all defaults on the Defaulted Mortgage Loan, (ii) the acquisition on behalf of the Trust of title to the related Mortgaged Property by foreclosure or deed in lieu of foreclosure, (iii) the modification, waiver or pay-off (full or discounted) of the Defaulted Mortgage Loan in connection with a workout, (iv) the repurchase of such Mortgage Loan by the Mortgage Loan Seller or (v) such Defaulted Mortgage Loan becoming a Corrected Mortgage Loan.

            The purchase price for any Defaulted Mortgage Loan purchased under this Section 3.18(b) shall, (i) pending determination of the Fair Value thereof pursuant to the succeeding sentence, be the Purchase Price calculated in accordance with the definition of Purchase Price, plus any prepayment consideration or yield maintenance charge then payable with respect to such Defaulted Loan and the reasonable fees and expenses of the Servicer, Special Servicer and Trustee in connection with such sale, and (ii) following determination of the Fair Value pursuant to the succeeding sentence, be the Fair Value. The Special Servicer shall promptly obtain an Appraisal (unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the Special Servicer's judgment would materially affect the validity of such Appraisal), and shall, within the later of (i) 75 days following the date on which a Mortgage Loan becomes a Defaulted Mortgage Loan and (ii) the date which is 75 days after the Special Servicer's receipt of the related Servicing File and Mortgage File, determine the "Fair Value" thereof in accordance with the Servicing Standard. In determining the Fair Value of any Defaulted Mortgage Loan the Special Servicer shall take into account, among other factors, whether to the Special Servicer's actual knowledge the Mortgage Loan is in default to avoid a prepayment restriction, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recoveries from such Mortgage Loan if the Special Servicer were to pursue workout or foreclosure strategies instead of the purchase option being exercised. In addition, the Special Servicer shall refer to all relevant information contained in the Servicing File, including (a) the most recent Appraisal obtained or conducted with respect to the related Mortgaged Property and (b) available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located based on the Appraisal, provided that Special Servicer shall have no affirmative duty to obtain the information described in clause (b) above. The Special Servicer must give prompt written notice of its Fair Value determination to the Trustee, the Servicer and the Directing Certificateholder.

            The Special Servicer shall be required to change from time to time thereafter, its determination of the Fair Value of a Defaulted Mortgage Loan based upon changed circumstances, new information (including, without limitation, any offer to purchase such Defaulted Mortgage Loan by the related B Loan Holder pursuant to the A/B Intercreditor Agreement or otherwise that have a material effect on the Fair Value, in accordance with the Servicing Standard. If the most recent Fair Value calculation was made more than 60 days prior to the exercise date of a purchase option (under this Section 3.18(b) or Section 3.18(c)), then the Special Servicer shall confirm or revise the Fair Value determination, which Fair Value may be higher or lower. Any such recalculation will be deemed to renew the option in the original priority at the recalculated price with respect to any party that previously waived its option or whose option expired unless the option has previously been exercised. If the Special Servicer, the holder of the Certificates representing the greatest percentage interest in the Controlling Class or an Affiliate of either thereof elects to exercise the option, the Servicer shall be required to determine whether the option Purchase Price constitute a fair price for the Mortgage Loan. Upon request of the Special Servicer to make such a determination, the Servicer will do so within a reasonable period of time (but in no event more than 15 Business
Days). In doing so, the Servicer may rely on the opinion of an Appraiser or other expert in real estate matters retained by the Servicer at the expense of the party exercising the option. The Servicer may also rely on the most recent Appraisal of the related Mortgaged Property that was prepared in accordance with this Agreement. If the Servicer were to determine that the option Purchase Price does not constitute a fair price, then the Special Servicer shall redetermine the Fair Value taking into account the objections of the Servicer.

            Unless and until the purchase option granted hereunder with respect to a Defaulted Mortgage Loan is exercised, the Special Servicer will be required to pursue such other resolution strategies available hereunder, including workout and foreclosure, consistent with the Servicing Standard, but the Special Servicer will not be permitted to sell the Defaulted Mortgage Loan other than pursuant to the exercise of such purchase option.

            (c) If the Directing Certificateholder or an assignee thereof has not purchased any Defaulted Mortgage Loan provided in Section 3.18(b) within 3 Business Days of such Holders' having received notice of the calculation of Fair Value pursuant to Section 3.18(b), the option holder's right shall expire and the Trustee shall promptly send notice to the Special Servicer that such Loan was not purchased by such Directing Certificateholder, and the Special Servicer may, at its option, within 3 Business Days after receipt of such notice, purchase such Mortgage Loan out of the Trust Fund at the price described in the third preceding paragraph. The amount paid for any such Mortgage Loan purchased under this Section 3.18(c) shall be deposited into the Collection Account, and the Trustee, upon receipt of an Officer's Certificate from the Servicer to the effect that such deposit has been made, shall release or cause to be released to the Special Servicer the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Special Servicer (or the option holder) the ownership of such Mortgage Loan. Upon the expiration of the right of the Special Servicer to purchase such Defaulted Loan, the Directing Certificateholder shall have such option, exclusively for the remainder of that month.

            (d) The Special Servicer shall use reasonable efforts to solicit bids for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.16(a). The Special Servicer shall accept the highest cash bid received from any Person for such REO Property in an amount at least equal to the Purchase Price therefor; provided, however, that in the absence of any such bid, the Special Servicer shall accept the highest cash bid received from any Person that is determined by the Special Servicer to be a fair price for such REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.16(a), then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received. If the Special Servicer determines with respect to any REO Property that the offers being made with respect thereto are not in the best interests of the Certificateholders (or the related B Loan Holder if such REO Property is related to an A/B Loan Pair) and that the end of the period referred to in Section 3.16(a) with respect to such REO Property is approaching, the Special Servicer shall seek an extension of such period in the manner described in Section 3.16(a); provided, however, that the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to sell any REO Property prior to two years prior to the Rated Final Distribution Date.

            The Special Servicer shall give the Trustee and the Servicer not less than three Business Days' prior written notice of its intention to sell any REO Property. No Interested Person shall be obligated to submit a bid to purchase any REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property pursuant hereto.

            (e) Whether any cash bid constitutes a fair price for any REO Property for purposes of Section 3.18(d), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer or an Affiliate thereof, and by the Servicer, if the highest bidder is the Special Servicer or an Affiliate thereof. In determining whether any bid received from the Special Servicer or an Affiliate thereof represents a fair price for any REO Property, the Servicer shall obtain and may conclusively rely on the opinion of an Appraiser retained at the expense of the Trust Fund. In determining whether any bid constitutes a fair price for any REO Property, such Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected REO Loan and physical condition of the REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a). The Purchase Price for any REO Property shall in all cases be deemed a fair price.

            (f) Subject to subsections (d) and (e) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the collection of all amounts payable in connection therewith. Any sale of any REO Property shall be final and without recourse to the Trustee or the Trust Fund, except, in the case of the Trust Fund, as shall be customary in deeds of real property, and if such sale is consummated in accordance with the terms of this Agreement, neither the Special Servicer nor the Servicer shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Servicer.

            (g) The parties hereto acknowledge the purchase option of each B Loan Holder with respect to the related A Loan provided for in the related A/B Intercreditor Agreement. The purchase price paid by any B Loan Holder for the related A Loan in accordance with such purchase option shall be deposited into the Collection Account, and the Trustee, upon receipt of written notice from the Servicer to the effect that such deposit has been made, shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest ownership of such Loan in the related B Loan Holder.

            Section 3.19 Additional Obligations of the Servicer and Special Servicer; Inspections; Appraisals.

            (a) The Servicer (or, with respect to each Specially Serviced Mortgage Loan and REO Property and each Mortgage Loan described in Section 3.19(d) below, the Special Servicer at the expense of the Trust Fund) shall physically inspect or cause to be physically inspected (which inspection may be conducted by an independent third party contractor), at its own expense, each Mortgaged Property with respect to each Mortgage Loan it services at such times and in such manner as are consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property (A) with a Stated Principal Balance equal to or greater than $2,000,000 at least once every 12 months and (B) with a Stated Principal Balance of less than $2,000,000, at least every 24 months, in each case commencing in December, 2003 (or at such lesser frequency as each Rating Agency shall have confirmed in writing to the Servicer, will not result a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of the Certificates) and (C) if the Mortgage Loan becomes a Specially Serviced Mortgage Loan as soon as practicable and thereafter at least once every 12 months for so long as such condition exists. The Servicer or Special Servicer, as applicable, shall send (i) to S&P, within 20 days of completion, each inspection report and (ii) to Fitch within 20 days of completion, each inspection report for Significant Mortgage Loans; and (iii) solely as it relates to the 1633 Broadway Loan, to S&P and the related B Loan Holder.

            (b) [Reserved.]

            (c) With respect to each Specially Serviced Mortgage Loan that allows the Special Servicer (on behalf of the Trust Fund) to terminate, or cause the related Borrower to terminate, the related Manager upon the occurrence of certain events specified in such Mortgage Loan, the Special Servicer shall enforce the Trustee's rights with respect to the Manager under the related Mortgage Loan and Management Agreement, provided that, if such right accrues under the related Mortgage Loan or Management Agreement only because of the occurrence of the related Anticipated Repayment Date, if any, the Special Servicer may in its sole discretion, in accordance with the Servicing Standard, waive such right with respect to such date. If the Special Servicer is entitled to terminate the Manager, the Special Servicer shall promptly give notice to the Directing Certificateholder and each Rating Agency. In accordance with the Servicing Standard, the Special Servicer shall cause the Borrower to terminate the Manager, and to recommend a Successor Manager (meeting the requirements set forth below) only if the Special Servicer determines in its reasonable discretion that such termination is not likely to result in successful litigation against the Trust Fund by such Manager or the related Borrower, or create a defense to the enforcement of remedies under such Mortgage Loan.

            The Special Servicer shall effect such termination only if the Special Servicer has, in the case of any Specially Serviced Mortgage Loan that is a Significant Mortgage Loan, received a written confirmation from each of the Rating Agencies, that the appointment of such Successor Manager would not cause such Rating Agency to withdraw, downgrade or qualify any of the then-current ratings on the Certificates. If a Manager is otherwise terminated or resigns under the related Specially Serviced Mortgage Loan or Management Agreement and the related Borrower does not appoint a Successor Manager, the Special Servicer shall use its reasonable efforts to retain a Successor Manager (or the recommended Successor Manager, if any) on terms substantially similar to the Management Agreement or, failing that, on terms as favorable to the Trust Fund as can reasonably be obtained by the Special Servicer. For the purposes of this paragraph, a "Successor Manager" shall be a professional management corporation or business entity reasonably acceptable to the Special Servicer which (i) manages, and is experienced in managing, other comparable commercial and/or multifamily properties, (ii) will not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates by each Rating Agency, as confirmed by such Rating Agency in writing (if required pursuant to the first sentence of this paragraph), and (iii) otherwise satisfies any criteria set forth in the Mortgage and related documents.

            (d) The Special Servicer shall be required to obtain any Appraisal required in connection with an Appraisal Reduction Event or perform an internal valuation within 60 days after the occurrence of such Appraisal Reduction Event (provided that in no event shall the period to receive such Appraisal exceed 120 days from the occurrence of the event that, with the passage of time, would become such Appraisal Reduction Event). Upon receipt, the Special Servicer shall send a copy of such Appraisal or internal valuation to the Servicer and the Certificate Owners of the Controlling Class; provided, however, that as to each such Appraisal or internal valuation, if beneficial ownership of the Controlling Class resides in more than one Certificate Owner, the Special Servicer shall be responsible only for the expense of providing the first such copy thereof and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided. If neither a required Appraisal is received, nor an internal valuation completed, by such date, or if, with respect to any Mortgage Loan with a Stated Principal Balance of $2,000,000 or less, the Special Servicer has elected not to obtain an Appraisal or perform an internal valuation, the Appraisal Reduction for such Mortgage Loan shall be conclusively established to be 25% of the Stated Principal Balance of such Loan as of the date of the related Appraisal Reduction Event. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal pursuant to this paragraph so long as a debt service reserve, letter of credit or guaranty/surety bond (provided the provider of such letter of credit, guaranty or surety bond has a short term rating of F-1 or better from Fitch and a long-term rating of "BBB-" or better from S&P) is available and has the ability to pay off the related loan in full. On the first Determination Date occurring on or after the delivery of such Appraisal or the completion of such internal valuation, and on each Determination Date thereafter, the Special Servicer shall calculate and report to the Servicer, and the Servicer shall report to the Trustee, the Appraisal Reduction taking into account such Appraisal or internal valuation and such amount shall be used in place of the amount calculated pursuant to the third preceding sentence. The Servicer shall verify the accuracy of the mathematical computation of the Appraisal Reduction by the Special Servicer and that the amounts used therein are consistent with the Servicer's records. Subject to this preceding sentence, the Servicer may conclusively rely on any report by the Special Servicer of an Appraisal Reduction.

            (e) With respect to each Mortgage Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan has become a Corrected Mortgage Loan) and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Servicer or Special Servicer (with respect to Specially Serviced Mortgage Loans) shall, within 30 days of each annual anniversary of such Appraisal Reduction Event, order an Appraisal (which may be an update of a prior Appraisal), or with respect to any Mortgage Loan with an outstanding principal balance less than $2,000,000, perform an internal valuation or obtain an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Servicer as a Servicing Advance. Upon receipt, the Special Servicer shall send a copy of such Appraisal to the Certificate Owners of the Controlling Class; provided, however, that as to each such Appraisal, if beneficial ownership of the Controlling Class resides in more than one Certificate Owner, the Special Servicer shall be responsible only for the expense of providing the first such copy thereof and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided. Such Appraisal or internal valuation or percentage calculation of the Appraisal Reduction described in the preceding paragraph, as the case may be, shall be used to determine the amount of the Appraisal Reduction with respect to such Mortgage Loan for each Determination Date until the next Appraisal is required pursuant to this Section 3.19(e), and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal or perform an internal valuation, as the case may be, with respect to a Mortgage Loan which is the subject of an Appraisal Reduction Event if the Special Servicer has obtained an Appraisal with respect to the related Mortgaged Property within the 12-month period immediately prior to the occurrence of such Appraisal Reduction Event, unless the Special Servicer, in the exercise of its reasonable judgment, has reason to believe there has been a material adverse change in the value of the related Mortgaged Property. Instead, the Special Servicer may use such prior Appraisal in calculating any Appraisal Reduction with respect to such Mortgage Loan.

            Section 3.20   Modifications, Waivers, Amendments and Consents.

            (a) Subject to the provisions of this Section 3.20 (and, in the case of any A Loan or B Loan, subject to the terms of the related A/B Intercreditor Agreement), the Servicer and the Special Servicer may, on behalf of the Trustee, agree to any modification, waiver or amendment of any term of any Mortgage Loan without the consent of the Trustee or any Certificateholder.

            (i) For any Mortgage Loan, other than a Specially Serviced Mortgage Loan, and subject to the rights of the Special Servicer set forth below, the Servicer shall be responsible subject to the other requirements of this Agreement with respect thereto, for any request by a Borrower for the consent of the mortgagee or a modification, waiver or amendment of any term thereof, provided that such consent or modification, waiver or amendment would not affect the amount or timing of any of the payment terms of such Mortgage Loan, result in the release of the related Borrower from any material term thereunder, waive any rights thereunder with respect to any guarantor thereof or relate to the release or substitution of any material collateral for such Mortgage Loan. To the extent consistent with the foregoing, the Servicer shall be responsible for the following:

                  (A) Approving any waiver affecting the timing of receipt of financial statements from any Borrower (but only to the extent the same are required to be delivered by the Borrower under the Loan Documents) provided that such financial statements are delivered no less than quarterly (or with such lesser frequency as may be required by the Loan Documents) and within 60 days of the end of the calendar quarter to which such financial statements relate;

                  (B) Approving routine leasing activity with respect to leases for less than the lesser of (a) 25,000 square feet and (b) 10% of the related Mortgaged Property;

                  (C) Approving annual budgets for the related Mortgaged
            Property, provided that no such budget (1) relates to a fiscal year (or subsequent years) in which an Anticipated Repayment Date occurs,
            (2) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (3) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

                  (D) Waiving any provision of a Mortgage Loan requiring the receipt of a rating confirmation if such Mortgage Loan is not a Significant Mortgage Loan and the related provision of such Mortgage Loan does not relate to a "due-on-sale" or "due-on-encumbrance" clause or to a defeasance (which shall be subject to the terms of Section 3.08 hereof);

                  (E) Subject to other restrictions herein regarding Principal
            Prepayments, waiving any provision of a Mortgage Loan requiring a specified number of days notice prior to a Principal Prepayment;

                  (F) Releases of non-material parcels of a Mortgaged Property
            (provided that any such releases are releases as to which the related Loan Documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions which shall be made as required by the Loan Documents); and

                  (G) Grants of easements or rights of way that do not
            materially affect the use or value of a Mortgaged Property.

            (ii) The Special Servicer shall be responsible for any request by a Borrower for the consent of the mortgagee and any modification, waiver or amendment of any term of any Loan for which the Servicer is not responsible, as provided above, or if such consent, request, modification, waiver or amendment relates to a Loan that has been a Specially Serviced Loan within the preceding 12 months. The Special Servicer shall be responsible for any request by a Borrower for any release of earnout reserves with respect to the Loans known as Village at Rochester Hills, Plaza Escuela, The River at Rancho Mirage, Walnut Ridge Apartment Homes, 1322 Space Park Drive and Whitesburg Plaza and designated as Loan Nos. 3, 4, 5, 11,62 and 72 respectively, on the Mortgage Loan Schedule, management company changes subject to Section 3.19, franchise changes, additional indebtedness subject to Section 3.08, releases of non-material parcels of a Mortgaged Property related to a pending or threatened condemnation action and material modifications subject to Section 3.20 or changes required under and sought pursuant to the Loan Documents and shall receive 100% of any related fees.

            (iii) The Servicer or Special Servicer, as applicable, shall not waive the payment of any fees by a Borrower that may be due or partially due to the other party without the other party's consent.

            (iv) If the Loan Documents relating to a Loan provide for certain conditions to be satisfied prior to the Servicer releasing Additional Collateral for the Loan (e.g., the release, reduction or termination of reserves or letters of credit or the establishment of reserves, requirements for any such Additional Collateral to exist, or a lockbox), the Servicer shall not be permitted to waive any such condition without obtaining the consent of the Special Servicer and any related approval fees shall be shared 50% each to Servicer and Special Servicer, provided that if the recommendation of the Servicer is required to be provided to the Special Servicer hereunder, and such recommendation has not been provided, such approval fee shall be payable 100% to the Special Servicer.

            (b) All modifications, material waivers or amendments of any Loan shall be (i) in writing and (ii) effected in accordance with the Servicing Standard.

            (c) Neither the Servicer nor the Special Servicer, on behalf of the Trustee (or, in the case of a B Loan, on behalf of the related B Loan Holder), shall agree or consent to any modification, waiver or amendment of any term of any Loan that is not a Specially Serviced Loan if such modification, waiver or amendment would:

               (i) except as provided in Section 3.20(e), affect the amount or timing of any related payment of principal, interest or other amount (including Prepayment Premiums or Yield Maintenance Charges, but excluding Penalty Interest and other amounts payable as additional servicing compensation) payable thereunder;

               (ii) affect the obligation of the related Borrower to pay a Prepayment Premium or Yield Maintenance Charge or permit a Principal Prepayment during any period in which the related Note prohibits Principal Prepayments;

               (iii) except as expressly contemplated by the related Mortgage or pursuant to Section 3.09(e), result in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as determined by an appraisal by an Appraiser delivered at the expense of the related Borrower and upon which the Servicer and the Special Servicer, as applicable, may conclusively rely) of the property to be released; or

            (iv) in the judgment of the Servicer or the Special Servicer, as applicable, otherwise materially impair the security for such Loan or reduce the likelihood of timely payment of amounts due thereon;

provided that unless the Loan is in default or default is reasonably foreseeable, the Servicer or the Special Servicer, as applicable, has determined (and may rely upon an Opinion of Counsel in making such determination) that the modification, waiver or amendment will not be a "significant modification" of the Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and provided, further, the Servicer or the Special Servicer, as applicable, may agree to any such modification, waiver or amendment only if, in the Servicer's or Special Servicer's, as applicable, reasonable and good faith judgment, a material default on such Loan has occurred or is reasonably foreseeable, and such modification, waiver or amendment is reasonably likely to produce a greater recovery to Certificateholders (and in the case of a B Loan, the related the B Loan Holder, as applicable, taken as a collective whole) on a net present value basis.

            (d) Notwithstanding Sections 3.20(b)(i), 3.20(c)(i) and 3.20(c)(ii), but subject to Section 3.20(e), the Special Servicer may (i) reduce the amounts owing under any Specially Serviced Loan by forgiving principal, accrued interest and/or any Prepayment Premium or Yield Maintenance Charge, (ii) reduce the amount of the Monthly Payment on any Specially Serviced Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Note or Mortgage relating to a Specially Serviced Loan, (iv) waive Excess Interest if such waiver conforms to the Servicing Standard and/or (v) accept a Principal Prepayment during any Lockout Period; provided that the related Borrower is in default with respect to the Specially Serviced Loan or, in the judgment of the Special Servicer, such default is reasonably foreseeable.

            (e) Neither the Servicer nor the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall consent to, make or permit (i) any modification with respect to any Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final Maturity Date of such Loan unless both (A) the related Borrower is in default with respect to the Loan or, in the judgment of the Servicer or Special Servicer, as applicable, such default is reasonably foreseeable and (B) in the sole good faith judgment of the Servicer or Special Servicer, as applicable, and in accordance with the Servicing Standard, such modification would increase the recovery on the Loan to Certificateholders (and in the case of a B Loan, the related B Loan Holder, as applicable, taken as a collective whole) on a present value basis (the relevant discounting of amounts that will be distributable to Certificateholders or the B Loan Holder to be performed at the related Mortgage Rate) or (ii) any modification, waiver or amendment of any term of any Loan that would either (A) unless there shall exist a default with respect to the Loan (or unless the Special Servicer determines that a default is reasonably foreseeable), constitute a "significant modification" under Treasury Regulations Section 1.860G-2(b) or (B) cause either Trust REMIC to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the Startup Day under the REMIC Provisions.

            Notwithstanding the foregoing, the Servicer and, with respect to any Specially Serviced Mortgage Loan, the Special Servicer shall not extend the date on which any Balloon Payment is scheduled to be due unless (x) the Servicer or Special Servicer has obtained an Appraisal of the related Mortgaged Property (or, with respect to any related Mortgage Loan with an outstanding principal balance less than $2,000,000, has performed an internal valuation) in connection with such extension, which Appraisal or internal valuation supports the determination of the Special Servicer contemplated by clause (i)(B) of the immediately preceding paragraph or (y) the related Mortgage Loan has not been in default at any time during the twelve-month period preceding the Maturity Date of such Loan, in which case the Special Servicer, on one occasion only, may extend the date on which such Balloon Payment is due to a date not more than 60 days after such Maturity Date.

            The determination of the Special Servicer contemplated by clause
(i)(B) of the first paragraph of this Section 3.20(e) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee and the Servicer and describing the basis for the Special Servicer's determination (which shall include but shall not be limited to an Appraisal of the related Mortgage Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the Servicer as a Servicing Advance).

            (f) In no event shall the Special Servicer (i) extend the Maturity Date of a Specially Serviced Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date; or (ii) if the Specially Serviced Mortgage Loan is secured by a ground lease, extend the Maturity Date of such Mortgage Loan beyond a date which is 10 years prior to the expiration of the term of such ground lease; provided that with respect to clause (ii) above, the Special Servicer gives due consideration to the term of such ground lease prior to any extension beyond a date 20 years prior to the expiration of the term of such ground lease.

            (g) Neither the Servicer nor the Special Servicer (with respect to Specially Serviced Loans) may permit or modify a Loan to permit a voluntary Principal Prepayment of a Loan (other than a Specially Serviced Loan) on any day other than its Due Date, (i) unless the Servicer or Special Servicer also collects interest thereon through the Due Date following the date of such Principal Prepayment, (ii) unless otherwise permitted under the related Loan Documents, (iii) unless such Principal Prepayment would not result in a Prepayment Interest Shortfall, or (iv) such Principal Prepayment is accepted by the Servicer or the Special Servicer at the request of or with the consent of the Directing Certificateholder.

            (h) The Servicer and the Special Servicer may, as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request (provided, such fee does not constitute a "significant modification" of such Mortgage Loan under Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the Servicer or Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

            (i) With respect to Specially Serviced Loans, the Special Servicer shall notify the Servicer, who shall notify its Sub-Servicers and the Trustee, in writing, of any modification, waiver or amendment of any term of any Loan and the date thereof, and shall deliver to the Trustee (with a copy to the Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten Business Days) following the execution thereof. The Servicer or Special Servicer (with respect to Specially Serviced Loans) shall notify the Rating Agencies of any modification, waiver or amendment of any term of any Loan. The Servicer shall notify the B Loan Holder of any modification of the monthly payments of the related Loan, and such monthly payments shall be allocated in accordance with the related A/B Intercreditor Agreements.

            (j) Reserved.

            (k) The Servicer or the Special Servicer (with respect to Specially Serviced Loans), as applicable, shall not agree to extend the Maturity Date of any Loan, Specially Serviced Mortgage Loan or REO Loan that is covered by an Environmental Insurance Policy beyond the term of such policy unless the Servicer or Special Servicer, as applicable, extends the term of such policy or obtains an Environmental Assessment on the related Mortgaged Property or REO Property.

            Section 3.21 Transfer of Servicing Between Servicer and Special Servicer; Record Keeping.

            (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan, the Servicer shall promptly give notice thereof to the Special Servicer, the Trustee and each Rating Agency (and, solely as it relates to the 1633 Broadway Loan, to the related the B Loan Holder, as applicable), shall deliver copies of the related Mortgage File and Servicing File to the Special Servicer and the Directing Certificateholder and shall use its reasonable best efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan that are in the possession of the Servicer or available to the Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. The Servicer shall use its reasonable best efforts to comply with the preceding sentence within five Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan. Such notice of a Servicing Transfer Event shall indicate if the related Mortgage Loan is the subject of an environmental insurance policy. The Trustee shall deliver to the Underwriters, the Initial Purchaser and each Holder of a Certificate of the Controlling Class, a copy of the notice of such Servicing Transfer Event provided by the Servicer to the Special Servicer pursuant to this Section.

            Upon determining that a Specially Serviced Mortgage Loan (other than an REO Loan) has become a Corrected Mortgage Loan (provided no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer) and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall promptly give notice thereof and shall return the related Mortgage File and Servicing File to the extent they are in its possession to the Servicer and, upon giving such notice and returning such Mortgage File and Servicing File to the Servicer, the Special Servicer's obligation to service such Corrected Mortgage Loan shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan shall re-commence. With respect to the 1633 Broadway Loan, in determining whether such Loan has become a Corrected Loan, the related 1633 Broadway B Note must also be determined to be a Corrected Loan for the Special Servicer's obligation to terminate for such Loan. Any CBA B Loan shall constitute a Specially Serviced Loan for which the Special Servicer is responsible for so long as the related CBA A Loan is a Specially Serviced Mortgage Loan.

            (b) In servicing any Specially Serviced Mortgage Loan, the Special Servicer will provide to the Trustee originals of new documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (with a copy of each such original to the Servicer), and provide the Servicer with copies of any material additional related Loan information including correspondence with the related Borrower.

            (c) [Reserved.]

            (d) The Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans and REO Properties and shall provide the Special Servicer with any information in its possession required by the Special Servicer to perform its duties under this Agreement.

            (e) Provided that the 1633 Broadway B Note has been funded, no later than 30 days after receipt by the Special Servicer of the information reasonably required by the Special Servicer after a Servicing Transfer Event for the 1633 Broadway Loan, the Special Servicer shall deliver a report to the related B Loan Holder and Directing Certificateholder. Such report shall set forth the following information to the extent reasonably determinable:

            (i) summary of the status of such Specially Serviced Loan;

            (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Loan and whether outside legal counsel has been retained;

            (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

            (iv) the Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof;

            (v) the recommendations by the Special Servicer as to how such Specially Serviced Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon;

            (vi) a summary of any proposed actions and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth the basis on which the Special Servicer made such determination;

            (vii) the status of any foreclosure actions or other proceedings undertaken with respect to such mortgaged real property, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional events of default thereon; and

            (viii) such other information as the Special Servicer deems relevant in light of the Servicing Standard.

            The B Loan Holder and Directing Certificateholder shall have 10 Business Days to comment on such report. Notwithstanding the foregoing, the Special Servicer may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and it has made a reasonable effort to contact the B Loan Holder and Directing Certificateholder.

            In addition to the foregoing, the Special Servicer is required to, subject to the Servicing Standard, obtain the consent of the Directing Certificateholder prior to the taking by the Special Servicer of the following actions: (i) any proposed or actual foreclosure upon or comparable conversion of, which may include acquisitions of an REO Property, the ownership of the property or properties securing any Specially Serviced Loans as come into and continue in default; (ii) any modification, amendment or waiver of a monetary term (including any change in the timing of payments but excluding the waiver of Default Interest and late payment charges) or any material non-monetary term (excluding any waiver of a due-on-sale or due-on-encumbrance clause, which is covered by clause (viii) below) of a Mortgage Loan; (iii) any acceptance of a discounted payoff with respect to a Specially Serviced Mortgage Loan; (iv) any proposed or actual sale of an REO Property out of the Trust Fund for less than the outstanding principal balance of, and accrued interest (other than Default Interest and Excess Interest) on, the related Mortgage Loan, except in connection with a termination of the Trust Fund; (v) any determination to bring an REO Property held by the Trust Fund into compliance with applicable environmental laws or to otherwise address hazardous material located at the REO Property; (vi) any release of material collateral for a Mortgage Loan, other than in accordance with the specific terms of, or upon satisfaction of, that Mortgage Loan; (vii) any acceptance of substitute or additional collateral for a Specially Serviced Mortgage Loan, other than in accordance with the specific terms of that Mortgage Loan; (vii) any releases of earn-out reserves or related letters of credit with respect to a Mortgaged Property securing a Mortgage Loan; and (viii) any waiver of a due-on-sale or due-on-encumbrance clause in a Mortgage Loan.

            If any of the previous listed items is set forth as a proposed action in the report described in the third preceding paragraph, the Special Servicer shall be required to consult with the B Loan Holder prior to taking such action although the Special Servicer may, subject to the provisions of the related A/B Intercreditor Agreement, reject any advice or direction of the B Loan Holder.

            No direction of the Directing Certificateholder (or in the case of an A/B Loan Pair, the B Loan Holder) shall (a) require or cause the Special Servicer to violate the terms of a Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC, or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) expose the Servicer, the Special Servicer, the Depositor, either of the Mortgage Loan Sellers, the Trust Fund, the Trustee, or their Affiliates, officers, directors, employees or agents to any claim, suit or liability, or (d) materially expand the scope of the Special Servicer's or the Servicer's responsibilities under this Agreement; and the Special Servicer will neither follow any such direction if given by the Directing Certificateholder (or, in the case of an A/B Loan Pair, the B Loan Holder) nor initiate any such actions.

            (f) Upon receiving notice of (i) the filing of a case under any federal or state bankruptcy, insolvency or similar law or the commencing of any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings with respect to a Specially Serviced Loan or the related Borrower, (ii) the existence of a material non-payment default with respect to a Specially Serviced Loan or (iii) the request by a Borrower for the amendment or modification of a Specially Serviced Loan required to be handled by the Special Servicer, the Servicer shall promptly give notice thereof, and shall deliver copies of the related Mortgage File and Servicing File to the Special Servicer and shall use its reasonable best efforts to provide the Special Servicer with all information relating to the Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Borrower and prepare for any such proceedings. The Servicer shall use its reasonable best efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each such event, and upon receiving such documents and information, the Special Servicer shall use its reasonable best efforts to cause the related Borrower to cure any default and/or remedy any such event, work out or modify the Loan consistent with the terms of this Agreement, and/or prepare for such proceedings. Notwithstanding the foregoing, the occurrence of any of the above-referenced events shall not in and of itself be considered a Servicing Transfer Event.

            Section 3.22   Sub-Servicing Agreements.

            (a) The Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations under this Agreement; provided that the Sub-Servicing Agreement: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) except with respect to the Primary Servicing Agreements, provides that if the Servicer or the Special Servicer shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), the Trustee or its designee shall thereupon assume or may elect not to assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Servicer or Special Servicer, as applicable under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein; (iii) provides that the Trustee for the benefit of the Certificateholders shall be a third-party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Servicer or the Special Servicer, as applicable, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust Fund, the Trustee, any successor Servicer, Special Servicer or any Certificateholder shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) except with respect to the Primary Servicing Agreements, permits any purchaser of a Mortgage Loan or the Trustee pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund; (vi) does not permit the Sub-Servicer to foreclose on the related Mortgaged Property or consent to the modification of any Mortgage Loan without the prior consent of the Servicer or Special Servicer, as applicable; (vii) provides that the Sub-Servicer shall act in accordance with the Servicing Standard; (viii) provides that in the event of an act or failure to act by the Sub-Servicer that causes the Servicer to be in default of its obligations under this Agreement, the Sub-Servicer shall be in default of its obligations under such Sub-Servicing Agreement; and (ix) with respect to the Special Servicer only, the Special Servicer shall have received written confirmation from the Rating Agencies that the appointment of such Sub-Servicer will not result in a qualification, downgrade or withdrawal of any of the then-current ratings assigned thereby to the Certificates, provided that this requirement shall not prevent the Special Servicer from hiring an Independent Contractor or an agent to assist it in the performance of its duties hereunder. Any successor Servicer or Special Servicer hereunder, upon becoming successor Servicer or Special Servicer, as applicable, shall have the right to be assigned and shall have the right to assume any Sub-Servicing Agreements from the predecessor Servicer or Special Servicer, as applicable. Upon a termination of the Servicer pursuant to this Agreement, the successor to the Servicer (other than the Trustee or its designee) shall automatically succeed to the rights and obligations of the prior Servicer under the Primary Servicing Agreement, subject to the termination rights set forth therein, it being understood that any such succession by the Trustee or its designee shall not be automatic but shall be in the discretion of the Trustee or such designee.

            In addition, each Sub-Servicing Agreement entered into by the Servicer may provide that the obligations of the Sub-Servicer thereunder shall terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Loan; provided, however, that the rights and obligations of a Primary Servicer under a Primary Servicing Agreement shall not terminate with respect to any Loan that becomes a Specially Serviced Loan. The Servicer shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. For purposes of this Agreement, the Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Servicer shall notify the Special Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer. The Special Servicer shall notify the Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer.

            (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law.

            (c) As part of its servicing activities hereunder, the Servicer or the Special Servicer, as applicable, for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer would require were it the owner of the Mortgage Loans. The Servicer or the Special Servicer, as applicable, shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement upon the Events of Default and other termination events specified in its related Sub-Servicing Agreement.

            (d) If the Trustee or its designee becomes successor Servicer and elects or is required to assume the rights and obligations of the Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement, the Servicer or the Special Servicer, as applicable, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

            (e) Notwithstanding the provisions of any Sub-Servicing Agreement, each of the Servicer and the Special Servicer represents and warrants that it shall remain obligated and liable to the Trustee and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the Servicer, or the Special Servicer, as applicable, shall pay the fees of any Sub-Servicer thereunder from its own funds or, with respect to the Primary Servicers, shall permit each to retain the Primary Servicing Fees from amounts collected by such Primary Servicer. In no event shall the Trust Fund bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer's termination under any Sub-Servicing Agreement.

            (f) Except with respect to the Primary Servicing Agreements, each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes a successor Servicer or the Special Servicer, as applicable, the Trustee or such successor Servicer or successor Special Servicer, as applicable, shall have the right to terminate such Sub-Servicing Agreement at its option and without a fee.

            Section 3.23 Representations, Warranties and Covenants of the Servicer.

            (a) The Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor and the Special Servicer, as of the Closing Date, that:

            (i) The Servicer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and the Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on the ability of the Servicer to perform its obligations hereunder;

            (ii) The execution and delivery of this Agreement by the Servicer, and the performance and compliance with the terms of this Agreement by the Servicer, will not (A) violate the Servicer's certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or by which it is bound, or (C) result in the violation of any law, rule, regulation, order, judgment or decree binding on the Servicer which, in the case of either (B) or (C) is likely to materially and adversely affect the Servicer's ability to perform hereunder;

            (iii) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, except as such enforcement may be limited by (A) applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (iv) The Servicer is not in violation with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which violations are reasonably likely to have consequences that would materially and adversely affect the financial condition or operations of the Servicer or its properties taken as a whole or are reasonably likely to have consequences that would materially and adversely affect its ability to perform its duties and obligations hereunder;

            (v) No litigation is pending or, to the best of the Servicer's knowledge, threatened against the Servicer which would prohibit the Servicer from entering into this Agreement or, in the Servicer's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Servicer to perform its obligations under this Agreement;

            (vi) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer, or compliance by the Servicer with, this Agreement or the consummation of the Servicer's transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or cannot be obtained prior to the actual performance by the Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Servicer to perform its obligations hereunder;

            (vii) The Servicer has full corporate power and authority to enter into and perform in accordance with this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (viii) The Servicer has examined each Sub-Servicing Agreement to which it is a party, and shall examine each Sub-Servicing Agreement to which it intends to become a party, and in each such case, the terms of such Sub-Servicing Agreements are not, or, in the case of any Sub-Servicing Agreement to be entered into by the Servicer at a future date, will not be, materially inconsistent with the terms of this Agreement; and

            (ix) Each officer and employee of the Servicer that has responsibilities concerning the servicing and administration of Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by Section 3.07(c).

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

            Section 3.24 Representations, Warranties and Covenants of the Special Servicer.

            (a) GMACCM, in its capacity as Special Servicer hereunder, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, as of the Closing Date, that:

            (i) GMACCM is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, and GMACCM is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by GMACCM, and the performance and compliance with the terms of this Agreement by GMACCM, will not violate GMACCM's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) GMACCM has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of GMACCM, enforceable against GMACCM in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) GMACCM is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in GMACCM's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of GMACCM to perform its obligations under this Agreement or the financial condition of GMACCM.

            (vi) No litigation is pending or, to the best of GMACCM's knowledge, threatened against GMACCM the outcome of which, in GMACCM's good faith and reasonable judgment, could reasonably be expected to prohibit GMACCM from entering into this Agreement or materially and adversely affect the ability of GMACCM to perform its obligations under this Agreement.

            (vii) GMACCM has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 3.07 hereof.

            (viii) No consent, approval, authorization or order, registration or filing with or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by GMACCM with this Agreement, or the consummation by GMACCM of any transaction contemplated hereby, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings, or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by GMACCM under this Agreement.

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

      Section 3.25 Consultation Rights of the Directing Certificateholder.

            (a) The Special Servicer shall consult with the Directing Certificateholder prior to the taking by the Special Servicer of the following actions:

            (i) any proposed modification of a money term of a Mortgage Loan other than an extension of the original Maturity Date for two years or less;

            (ii) any foreclosure or comparable conversion of the ownership of a Mortgaged Property;

            (iii) any proposed sale of a Specially Serviced Loan, other than in connection with the termination of the Trust pursuant to Article IX hereof;

            (iv) any determination to bring an REO Property into compliance with applicable environmental laws;

            (v) any acceptance of substitute or additional collateral for a Mortgage Loan;

            (vi) any acceptance of a discounted payoff;

            (vii) any waiver of a "due on sale" or "due on encumbrance" clause;

            (viii) any acceptance of an assumption agreement releasing a Borrower from liability under a Loan; and

            (ix) any release of collateral for a Specially Serviced Mortgage Loan (other than in accordance with the terms of, or upon satisfaction of, such Mortgage Loan).

            (b) Notwithstanding the foregoing, no such advice, direction or objection contemplated by the foregoing may (i) require or cause the Special Servicer to violate any applicable law (ii) be inconsistent with the Servicing Standard, (iii) cause either Trust REMIC to fail to qualify as a REMIC or result in the imposition of federal, state or local tax on either Trust REMIC, (iv) violate any other provisions of this Agreement, (v) require or cause the Special Servicer to violate the terms of a Loan, (vi) expose the Servicer, the Special Servicer, the Depositor, either Mortgage Loan Seller, the Trust Fund, the Trustee or their Affiliates, officers, directors, employees or agents to any claim, suit or liability, or (vii) materially expand the scope of the Servicer's or Special Servicer's responsibilities under this Agreement; and the Special Servicer will neither follow any such direction if given by the Directing Certificateholder nor initiate any such actions.

            Section 3.26 Limitation on Liability of the Directing Certificateholder.

            By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates and agrees to take no action against the Directing Certificateholder as a result of such a special relationship or conflict.

            Section 3.27 Reports to the Securities and Exchange Commission; Available Information.

            (a) With respect to the Trust's fiscal year 2002 (and any other subsequent fiscal year for the Trust, if as of the beginning of such other subsequent fiscal year for the Trust, the Public Certificates are held (directly or, in the case of Public Certificates held in book-entry form, through the Depository) by at least 300 Holders and/or Depository Participants having accounts with the Depository, or if reporting under the Exchange Act is required during or for, as applicable, such fiscal year because the Trustee failed to make the requisite filing suspending such reporting), the Trustee shall:

            (i) with respect to each Distribution Date during such fiscal year, in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, prepare for filing, execute on behalf of the Trust and properly and timely file with the Commission monthly, with respect to the Trust, a Current Report on Form 8-K, which shall include as an exhibit a copy of the Statement to Certificateholders disseminated by the Trustee on such Distribution Date;

            (ii) during such fiscal year, (A) monitor for and promptly notify the Depositor of the occurrence or existence of any of the matters identified in Section 10.10 (in each case to the extent that a Responsible Officer of the Trustee has actual knowledge thereof), (B) cooperate with the Depositor in obtaining all necessary information in order to enable the Depositor to prepare a Current Report on Form 8-K reporting any such matter in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, and (C) execute on behalf of the Trust and promptly file with the Commission any such Current Report on Form 8-K prepared by or on behalf of the Depositor and delivered to the Trustee;

            (iii) at the reasonable request of, and in accordance with the reasonable directions of, any other party hereto, prepare for filing and promptly file with the Commission an amendment to any Current Report on Form 8-K previously filed with the Commission with respect to the Trust; and

            (iv) prepare and properly file with the Commission on or before the due date specified by the Commission, with respect to the Trust, an Annual Report on Form 10-K, which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, which shall include as exhibits the Officer's Certificates and Accountant's Statements delivered pursuant to Section 3.13 and Section 3.14, respectively, with respect to the Servicer and the Special Servicer for such fiscal year, and which shall further include such certification(s) as may be required under the Sarbanes-Oxley Act of 2002 and any rules promulgated by, or interpretive guidance from, the Commission (such certification(s), individually and collectively, insofar as they are required to be part of any particular Annual Report on Form 10-K, a "Sarbanes-Oxley Certification") (which Sarbanes-Oxley Certifications shall be signed by the party or parties contemplated by this Section 3.27);

provided that (x) the Trustee shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (including "ASCII", "Microsoft Excel" (solely in the case of reports from the Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft Word" or another format reasonably acceptable to the Trustee) and shall not have any responsibility to convert any such items to such format (other than those items generated by it or readily convertible to such format) and (y) the Depositor shall be responsible for preparing, executing and filing (via the EDGAR system within 15 days following the Closing Date) a Current Report on Form 8-K reporting the establishment of the Trust and whereby this Agreement is filed as an exhibit. Each of the other parties to this Agreement shall deliver to the Trustee in the format required for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (including "ASCII", "Microsoft Excel" (solely in the case of reports from the Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft Word" or another format reasonably acceptable to the Trustee) any and all items contemplated to be filed with the Commission pursuant to this Section 3.27(a).

            (b) The Form 10-K shall include any certification (the "Sarbanes-Oxley Certification") required to be included therewith pursuant to the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff) and a copy of such Sarbanes-Oxley Certification shall be provided to the Rating Agencies. An officer of the Depositor shall sign the Sarbanes-Oxley Certification. The Depositor hereby grants to the Trustee a limited power of attorney to execute and file such Annual Report on Form 10-K on behalf of the Depositor, which power of attorney shall continue until the earlier of (i) receipt by the Trustee from the Depositor of written notice terminating such power of attorney or (ii) the termination of the Trust. The Servicer, the Special Servicer and the Trustee (each, a "Performing Party") shall provide to the Person who signs the Sarbanes-Oxley Certification (the "Certifying Person") a certification (each, a "Performance Certification"), in the form set forth on Exhibit O hereto (with respect to the Servicer and the Trustee) or in the form set forth on Exhibit A to Exhibit O hereto (with respect to the Special Servicer), as applicable, on which the Certifying Person, the Depositor (if the Certifying Person is an individual), and the Depositor's partner, representative, Affiliate, member, manager, director, officer, employee or agent (collectively with the Certifying Person, "Certification Parties") can rely. The Trustee's certification with respect to items 1 through 3 of Exhibit O hereto shall relate to distribution information, and the Servicer's certification with respect to items 4 and 5 of Exhibit O hereto shall relate to servicing information. Notwithstanding the foregoing, nothing in this paragraph shall require any Performing Party to (i) certify or verify the accurateness or completeness of any information provided to such Performing Party by third parties, (ii) to certify information other than to such Performing Party's knowledge and in accordance with such Performing Party's responsibilities hereunder or under any other applicable servicing agreement or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Performing Party have been completed except as they have been left blank on their face. In addition, if directed by the Depositor, such Performing Party shall provide an identical certification to Depositor's certified public accountants that such Performing Party provided to its own certified public accountants to the extent such certification relates to the performance of such Performing Party's duties pursuant to this Agreement or a modified certificate limiting the certification therein to the performance of such Performing Party's duties pursuant to this Agreement. In the event any Performing Party is terminated or resigns pursuant to the terms of this Agreement, such Performing Party shall provide a Performance Certification to the Depositor pursuant to this Section 3.27(b) with respect to the period of time such Performing Party was subject to this Agreement.

            (c) If as of the beginning of any fiscal year for the Trust (other than fiscal year 2002), the Public Certificates are held (directly or, in the case of Public Certificates held in book-entry form, through the Depository) by less than 300 Holders and/or Depository Participants having accounts with the Depository, the Trustee shall, in accordance with the Exchange Act and the rules and regulations promulgated thereunder, timely file a Form 15 with respect to the Trust notifying the Commission of the suspension of the reporting requirements under the Exchange Act.

            (d) Nothing contained in this Section 3.27 shall be construed to require any party to this Agreement (other than the Depositor), or any of such party's officers, to execute any Form 10-K or any Sarbanes-Oxley Certification. The failure of any party to this Agreement, or any of such party's officers, to execute any Form 10-K or any Sarbanes-Oxley Certification shall not be regarded as a breach by such party of any of its obligations under this Agreement. The Depositor, each Performing Party and the Trustee hereby agree to negotiate in good faith with respect to compliance with any further guidance from the Commission or its staff relating to the execution of any Form 10-K and any Sarbanes-Oxley Certification. In the event such parties agree on such matters, this Agreement shall be amended to reflect such agreement pursuant to Section 10.01.

            (e) Each Performing Party shall indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of
(i) an actual breach by the applicable Performing Party of its obligations under this Section 3.27 or (ii) negligence, bad faith or willful misconduct on the part of such Performing Party in the performance of such obligations. A Performing Party shall have no obligation to indemnify any Certification Party for an inaccuracy in the Performance Certification of any other Performing Party.

            (f) [Reserved.]

            (g) [Reserved.]

            (h) Unless the other parties hereto receive written notice from the Trustee to the contrary, the Trustee hereby certifies that it intends to file any Annual Report on Form 10-K with respect to the Trust for any particular fiscal year on the last Business Day that is not more than 90 days following the end of such fiscal year. Unless an alternative time period is provided for in this Agreement, the respective parties hereto shall deliver to the Trustee, at least 10 Business Days prior to the date on which the Trustee intends to file any Annual Report on Form 10-K as contemplated by Section 3.27(a), any items required to be delivered by such party that are to be an exhibit to such Annual Report on Form 10-K. The Trustee hereby notifies the Servicer and the Special Servicer that an Annual Report on Form 10-K shall be required to be filed with respect to the Trust for 2002.

            (i) The Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also make available through its Website or otherwise, any additional information relating to the Mortgage Loans, the Mortgaged Properties or the Borrowers, for review by the Depositor, the Rating Agencies and any other Persons to whom the Servicer believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by the related Mortgage Loan.

            (j) The Servicer and the Special Servicer shall send the following items, in electronic form or otherwise, to any requesting party at the expense of such requesting party (other than the Rating Agencies, and except as otherwise provided in the last sentence of this paragraph) for review by the Depositor, the Trustee, the Rating Agencies, any Certificateholder, any Person identified to the Servicer or the Special Servicer, as applicable, by a Certificateholder as a prospective transferee of a Certificate and any other Persons to whom the Servicer or the Special Servicer, as applicable, believes such disclosure to be appropriate: (i) all financial statements, occupancy information, rent rolls, retail sales information, average daily room rates and similar information received by the Servicer or the Special Servicer, as applicable, from each Borrower, (ii) the inspection reports prepared by or on behalf of the Servicer or the Special Servicer, as applicable, in connection with the property inspections pursuant to Section 3.19, (iii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer or the Special Servicer, as applicable and (iv) any and all officer's certificates and other evidence delivered to the Trustee and the Depositor to support the Servicer's determination that any Advance was, or if made would be, a Nonrecoverable Advance. Copies of any and all of the foregoing items shall be available from the Servicer or the Special Servicer, as applicable, or the Trustee, upon request. Copies of all such information shall be delivered by the Servicer or the Special Servicer, as applicable, upon request, not more frequently than quarterly to the Certificate Owners of the Controlling Class (as identified by the related Depository Participant and for so long as such Class remains outstanding) at the address specified by such Certificate Owners; provided, however, that if beneficial ownership of the Controlling Class resides in more than one Certificate Owner, the Servicer or the Special Servicer, as applicable, shall be responsible only for the expense of providing the first such copy of such information and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided.

            (k) Notwithstanding the obligations of the Servicer and the Special Servicer set forth in the preceding provisions of this Section 3.27, the Servicer and the Special Servicer may withhold any information not yet included in a Form 8-K filed with the Commission or otherwise made publicly available with respect to which the Trustee, the Special Servicer or the Servicer has determined that such withholding is appropriate.

            (l) Notwithstanding anything to the contrary herein, as a condition to the Servicer or Special Servicer making any report or information available upon request to any Person other than the parties hereto, the Servicer and Special Servicer may require that the recipient of such information acknowledge that the Servicer and Special Servicer may contemporaneously provide such information to the Depositor, the Trustee, the Initial Purchaser, the Underwriters, any Rating Agency and/or Certificateholders or Certificate Owners. Each of the Servicer and the Special Servicer may condition such disclosure upon the recipient entering into a reasonable and customary confidentiality agreement reasonably acceptable to such servicer regarding such disclosure to it. Any transmittal of information by the Servicer or Special Servicer to any Person other than the Trustee, the Rating Agencies or the Depositor may be accompanied by a letter from the Servicer or Special Servicer containing the following provision:

            By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5 from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein.

            The Servicer and the Special Servicer may, at its discretion, make available by hard copy, electronic media, internet website or bulletin board service certain information and may make available by hard copy, electronic media, internet website or bulletin board service (in addition to making such information available as provided herein) any reports or information required by this Agreement that the Servicer or the Special Servicer is required to provide to the Trustee, any of the Rating Agencies, the Depositor and anyone the Depositor reasonably designates.

            Section 3.28   Lock-Box Accounts and Servicing Accounts.

            (a) The Servicer shall administer each Lock-Box Account, Cash Collateral Account and Servicing Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any.

            (b) For any Mortgage Loan that provides that a Lock-Box Account will be established upon the occurrence of certain events specified in the related Loan Documents, the Servicer (or, with respect to any Specially Serviced Loan, the Special Servicer) shall establish or cause to be established on behalf of the Trust such Lock-Box Account upon the occurrence of such events unless the Servicer (or the Special Servicer, as applicable) determines, in accordance with the Servicing Standard, that such Lock-Box Account should not be established. Notwithstanding the foregoing, the Servicer (or the Special Servicer, as applicable) shall establish or cause to be established a Lock-Box Account for each ARD Mortgage Loan no later than its Anticipated Repayment Date.

            Section 3.29   Interest Reserve Account.

            (a) The Trustee shall establish, on or before the Closing Date, and maintain the Interest Reserve Account on behalf of the Lower-Tier REMIC. The Trustee shall give notice to the Servicer, the Special Servicer and the Depositor of the location of the Interest Reserve Account and, prior to any change thereof, any new location of the Interest Reserve Account. On each Distribution Date ending in any February and on any Distribution Date ending in any January which occurs in a year which is not a leap year, the Trustee shall withdraw from the Lower-Tier Distribution Account and deposit into the Interest Reserve Account in respect of each Actual/360 Mortgage Loan an amount withheld from the related Monthly Payment or P&I Advance equal to one day's interest on the Stated Principal Balance of such Actual/360 Mortgage Loan as of the Distribution Date occurring in the month preceding the month in which such Distribution Date occurs at the related Net Mortgage Rate, to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January and February (or, in the case of a leap year, in any February), "Withheld Amounts").

            (b) On each Distribution Date occurring in March, the Trustee shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding December and January Interest Accrual Periods, if any, and deposit such amount (excluding any net investment income thereon) into the Lower-Tier Distribution Account.

            (c) If any loss shall be incurred in respect of any Permitted Investment directed to be made by the Trustee, and on deposit in the Interest Reserve Account, the Trustee shall deposit therein no later than the Distribution Date, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Distribution Date to such Distribution Date. On each Distribution Date, the Trustee shall be permitted to withdraw any Net Investment Earnings from the Interest Reserve Account.

            Section 3.30 Limitations on and Authorizations of the Servicer and Special Servicer with Respect to Certain Mortgage Loans.

            (a) Prior to taking any action with respect to a Specially Serviced Mortgage Loan secured by any Mortgaged Properties located in a "one-action" state, the Special Servicer shall consult with legal counsel, the fees and expenses of which shall be a Servicing Advance.

            (b) With respect to any Specially Serviced Mortgage Loan which permits the related Borrower, with the consent or grant of a waiver by the mortgagee, to incur additional indebtedness (other than as provided in Section 3.08(i)) or to amend or modify the related Borrower's organizational documents, the Special Servicer may consent (subject, without limitation, to Section 3.20(e) hereof) to either such action, or grant a waiver with respect thereto, only if the Special Servicer determines that such consent or grant of waiver is likely to result in a greater recovery on a present value basis (discounted at the related Mortgage Rate) than the withholding of such consent or grant of waiver, and the Special Servicer first obtains written confirmation from S&P that such consent or grant of waiver would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. The Servicer shall not be entitled or required to consent to, or grant a waiver with respect to, either action, except in accordance with Section 3.08(i) hereof.

            (c) With respect to any ARD Mortgage Loan, so long as no event of default beyond applicable notice and grace periods has occurred and is continuing, the Servicer and the Special Servicer (if such ARD Mortgage Loan is a Specially Serviced Mortgage Loan) shall not take any enforcement action with respect to the payment of Excess Interest or principal in excess of the principal component of the constant Monthly Payment, other than requests for collection, until the date on which principal and all accrued interest (other than Excess Interest) has been paid in full (the failure of the Borrower to pay Excess Interest shall not be considered an event of default for purposes of this paragraph). Nothing in this paragraph shall limit the obligation of the Servicer and the Special Servicer to establish a Lock-Box Account pursuant to Section 3.28.

            (d) [Reserved.]

            (e) With respect to any Specially Serviced Mortgage Loan that permits the related Borrower to incur subordinate indebtedness secured by the related Mortgaged Property, the Special Servicer shall enforce the rights of the lender, if any, under the Loan Documents to require such borrower to require the lender of such subordinate indebtedness to enter into a subordination and standstill agreement with the lender.

            (f) [Reserved.]

            (g) The Servicer or Special Servicer (if such Loan is a Specially Serviced Mortgage Loan) shall not grant any discretionary consent to a transfer of the 1633 Broadway B Loan pursuant to Section 16 of the A/B Intercreditor Agreement or to any additional cure beyond those specifically provided for in
Section 8(b) of the A/B Intercreditor Agreement unless it obtains the consent of the Directing Certificateholder (which consent with respect to the transfer of such B Loan shall not be unreasonably withheld, conditioned or delayed, after receipt of all information needed or reasonably requested to make an informed decision). The Servicer shall receive any such request for a discretionary consent from the B Loan Holder, and shall forward its written analysis and recommendation (along with the documents used to support such recommendation) to the Special Servicer. The Special Servicer shall review any such recommendation (which approval shall be deemed granted if not denied within 15 Business Days of its receipt of the Servicer's written analysis, recommendation and any additional documents and information that the Special Servicer may reasonably request) and promptly (in any event, within not more than 10 Business Days of its receipt of the Servicer's recommendation and any additional documents and information that the Special Servicer may reasonably request) forward such analysis and recommendation to the Directing Certificateholder, who shall approve or reject such recommendation. The Directing Certificateholder shall be deemed to have approved such recommendation if not denied within 5 Business Days of its receipt of the Special Servicer's recommendation and any additional documents and information that the Directing Certificateholder may reasonably request. The Servicer shall then process such documentation. Notwithstanding the foregoing, the Servicer shall not grant any discretionary consent to a transfer of the 1633 Broadway B Note pursuant to Section 16(b) of the A/B Intercreditor Agreement unless it receives the rating agency confirmation required pursuant to such A/B Intercreditor Agreement.

            (h) The Depositor shall, as to each Mortgage Loan which is secured by the interest of the related Borrower under a ground lease, at its own expense, promptly (and in any event within 45 days of the Closing Date) notify the related ground lessor of the transfer of such Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease should thereafter be forwarded to the Trustee, with a copy of such notification to be provided to the Trustee.

            In the event that the Servicer receives notice of any termination of any Environmental Insurance Policy that relates to one or more of the Mortgage Loans, the Servicer shall, within three Business Days after receipt of such notice, notify the Special Servicer, the Directing Certificateholder, the Rating Agencies and the Trustee of such termination in writing. Upon receipt of such notice, the Servicer or Special Servicer shall address such termination in accordance with Section 3.07(a) in the same manner as it would the termination of any other Insurance Policy required under the related Loan Documents.

            Section 3.31      REMIC Administration.

            (a) The Trustee shall make or cause to be made elections to treat each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the Code and if necessary, under State Tax Laws. Each such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued, which in each case shall be signed by the Trustee. The Trustee shall designate the "regular interests" and the "residual interests," within the meaning of the REMIC Provisions, in each REMIC as set forth in the Preliminary Statement hereto. To the extent the affairs of the Trust Fund are within their control, the Servicer, the Special Servicer and the Trustee shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in either Trust REMIC other than the foregoing interests.

            (b) The Closing Date is hereby designated as the Startup Day for the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code.

            (c) [Reserved.]

            (d) The Holder of the largest Percentage Interest of the Class LR Certificates is hereby designated, and by the acceptance of its Class LR Certificate agrees to act, as Tax Matters Person for the Lower-Tier REMIC. The Holder of the largest Percentage Interest of the Class R Certificates is hereby designated, and by the acceptance of its Class R Certificate agrees to act, as Tax Matters Person for the Upper-Tier REMIC. The Trustee is hereby designated as the agent of the Tax Matters Person of the Lower-Tier REMIC and the Upper-Tier REMIC and shall perform all the functions thereof, and the Holders of the Class LR and Class R Certificates, by their acceptance of such Certificates, agree to such designation.

            (e) The Trustee shall prepare or cause to be prepared all of the Tax Returns that it reasonably determines are required with respect to each Trust REMIC created hereunder and shall sign and file or cause to be filed such Tax Returns in a timely manner. The expenses of preparing such returns shall be borne by the Trustee without any right of reimbursement therefor.

            (f) The Trustee shall provide (i) upon request by any Transferor of a Class LR or Class R Certificate, such information to such Transferor and the IRS as is (x) reasonably necessary for the application of any tax relating to the transfer of a Class LR or Class R Certificate to any Person who is a Disqualified Organization or (y) otherwise required to be provided by Treasury Regulations Section 1.860E-2 (and in the time and manner required to be provided to such person under such Regulations), (ii) to the Certificateholders such information or reports as are required by the Code, the REMIC Provisions or State Tax Laws including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) pursuant to Section 3.31(m), to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of each of the Trust REMICs.

            (g) The Trustee shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Trustee's control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions (and the Servicer and Special Servicer shall assist the Trustee, to the extent reasonably requested by the Trustee to do so). None of the Servicer, the Special Servicer or the Trustee shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause either Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax under the REMIC Provisions upon either Trust REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event") unless such party receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and such party determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of such party) to the effect that the contemplated action will not, with respect to either Trust REMIC, cause either Trust REMIC to fail to qualify as a REMIC or, unless such party (which is acceptable to the Trustee) determines that the monetary expense to either Trust REMIC is not material and in its sole discretion to indemnify (to the extent reasonably acceptable to the Trustee) the Trust Fund against such tax, result in the imposition of such a tax. Wherever in this Agreement a contemplated action may not be taken because the taking of such action might result in the imposition of a tax on the Trust Fund, or may be taken only pursuant to an Opinion of Counsel that such action would impose a tax on the Trust Fund, such action may nonetheless be taken so long as (x) the indemnity given in the preceding sentence with respect to any taxes that might be imposed on the Trust Fund has been given and (y) all other preconditions to the taking of such action have been satisfied. The Trustee shall not take any action (whether or not authorized hereunder) as to which the Servicer has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to the Trust Fund or its assets, or causing the Trust Fund to take any action, which is not expressly permitted under the terms of this Agreement, each of the parties hereto will consult with the Trustee or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to either Trust REMIC, and such party shall not take any such action, or cause either Trust REMIC to take any such action, as to which the Trustee has advised it in writing that an Adverse REMIC Event could occur. The Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement. At all times as may be required by the Code, the Trustee will to the extent within its control and the scope of its duties as specifically set forth herein, maintain substantially all of the assets of the Trust Fund as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (h) In the event that any tax is imposed on "prohibited transactions" of either Trust REMIC as defined in Section 860F(a)(2) of the Code, on "net income from foreclosure property" of either Trust REMIC as defined in Section 860G(c) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Servicer, if such tax arises out of or results from a breach, which breach constitutes negligence or willful misconduct of the Servicer, by the Servicer of any of its obligations under this Agreement and such breach is not caused by the breach of another party, (ii) to the Trustee, if such tax arises out of or results from a breach, which breach constitutes negligence or willful misconduct of the Trustee, by the Trustee of any of its obligations under this Agreement and such breach is not caused by the breach of another party, (iii) to the Special Servicer, if such tax arises out of or results from a breach, which breach constitutes negligence or willful misconduct of the Special Servicer, by the Special Servicer of any of its obligations under this Agreement and such breach is not caused by the breach of another party and (iv) otherwise, against amounts on deposit in the Collection Account, and on the Distribution Date(s) following such reimbursement the aggregate of such taxes shall be allocated in reduction of the Optimal Interest Distribution Amount on each Class entitled thereto in the same manner as if such taxes constituted an Uncovered Prepayment Interest Shortfall Amount.

            (i) The Trustee shall, for federal income tax purposes, maintain books and records with respect to each of the Trust REMICs on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

            (j) Following the Startup Day, none of the Servicer, the Special Servicer or the Trustee shall accept any contributions of assets to either Trust REMIC unless the Servicer, the Special Servicer and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in either Trust REMIC will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject either Trust REMIC created hereunder to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (k) None of the Servicer, the Special Servicer or the Trustee shall enter into any arrangement by which either Trust REMIC will receive a fee or other compensation for services nor, to the extent reasonably within their control, permit either Trust REMIC to receive an income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (l) For the purposes of Treasury Regulations Section
1.860G-1(a)(4)(iii), the "latest possible maturity date" of the Uncertificated Lower-Tier Interests and the Regular Certificates (including the Class Q Certificates) is the Rated Final Distribution Date.

            (m) Within 30 days after the Closing Date, the Trustee shall prepare and file with the Internal Revenue Service Form 8811, "Information Return for Real Estate Mortgage Investment Conduits (REMIC) and Issuers of Collateralized Debt Obligations" (or applicable successor form) for the Upper-Tier REMIC created hereunder.

            (n) None of the Trustee, the Servicer or the Special Servicer shall sell or dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of the Trust Fund pursuant to Article X of this Agreement or (iv) a purchase of Loans pursuant to Article II, Section 3.18 or Section 9.01 of this Agreement) nor acquire any assets for the Trust Fund or either Trust REMIC, nor sell or dispose of any investments in the Collection Account for gain, nor accept any contributions to either Trust REMIC after the Closing Date, unless it has received an Opinion of Counsel (at the expense of the Person seeking such sale or acquisition) that such sale or disposition will not affect adversely the status of either Trust REMIC as a REMIC or cause either Trust REMIC to be subject to a tax on "prohibited transactions" or "contributions" pursuant to the REMIC Provisions.

            (o) The Depositor shall provide or cause to be provided to the Trustee, within ten (10) days after the Closing Date, and thereafter on an ongoing basis, all information or data requested by the Trustee that the Trustee reasonably determines to be relevant for tax purposes as to the valuations and Issue Prices of the Certificates, including without limitation, the price, yield, original issue discount, issue premium and projected cash flow of the Certificates. In addition, the Servicer, the Special Servicer and the Depositor shall provide on a timely basis to the Trustee or its designee such information with respect to the Trust Fund as is in its possession and reasonably requested by the Trustee to enable it to perform its obligations under this Article. The Trustee shall be entitled to rely conclusively upon all such information so provided to it without recalculation or other investigation.

            (p) The Trustee shall be entitled to reasonable compensation and to the reimbursement of its reasonable expenses incurred in the performance of its duties under this Section 3.31 as may be agreed upon by the Trustee and the Depositor; provided, however, that the Trustee shall pay out of its own funds, without any right of reimbursement, any and all ordinary expenses of the Trust Fund incurred in the performance of its duties under this Article but shall be reimbursed, except as otherwise expressly provided for herein, by the Trust Fund for any of its extraordinary expenses, including any taxes or tax-related payments, any expenses involved in any tax examination, audit or proceeding, and the expense of any tax-related Opinion of Counsel or other professional advice requested by the Trustee for the benefit or protection of the Certificateholders.

            Section 3.32  Servicer and Special Servicer May Own Certificates.

            (a) The Servicer and any agent of the Servicer in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Servicer or such agent, except with respect to Voting Rights, as set forth in the definition of "Certificateholder."

            (b) The Special Servicer and any agent of the Special Servicer in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Special Servicer or such agent, except with respect to Voting Rights, as set forth in the definition of "Certificateholder."

            Section 3.33  Rights of the Holder of the 1633 Broadway B Loan.

            (a) So long as (1) no Monetary Event of Default (as defined in the related A/B Intercreditor Agreement) has occurred and is continuing (or if a Monetary Event of Default has occurred and is continuing but the holder of the 1633 Broadway B Loan is exercising its cure rights in accordance with the A/B Intercreditor Agreement, then prior to the expiration of the cure period) and
(2) the 1633 Broadway Loan is not then a Specially Serviced Loan, the prior written consent of the B Loan Holder shall be required with respect to any modification, amendment, consolidation, spreader, restatement or waiver which would (A) change the aggregate principal amount evidenced by the A Note and the 1633 Broadway B Note, (B) change the interest rate payable under any of the A Note or the 1633 Broadway B Note, (C) modify the maturity date of the 1633 Broadway Loan, (D) provide for the payment of any additional interest, additional fees, kicker or similar equity feature in respect of the 1633 Broadway Loan or (E) change the amount of any payments required under the A Note or the 1633 Broadway B Note or modify any related amortization schedule. Notwithstanding the foregoing, any amounts funded by either the Servicer or the B Loan Holder under the related Loan Documents as a result of (x) the making of any Advances, or (y) interest accruals or accretions and any compounding thereof (including default interest) with respect to the A Note or the 1633 Broadway B Note shall not at any time be deemed to contravene this subsection.

            (b) With respect to the 1633 Broadway Loan, pursuant to the related A/B Intercreditor Agreement, either the Servicer (if the 1633 Broadway Loan is not a Specially Serviced Loan) or the Special Servicer (if the 1633 Broadway Loan is a Specially Serviced Loan), as applicable, shall consult with the B Loan Holder regarding its views (but may, subject to the provisions of Section 3.33(a), disregard any advice or direction provided) pursuant to Section 4 of the A/B Intercreditor Agreement, and shall provide the B Loan Holder with any non-proprietary proposals and back-up materials that are used by either the Servicer or the related Special Servicer, as applicable, in developing such proposals (as reasonably determined by either the Servicer or such Special Servicer, as applicable) at least ten (10) Business Days prior to any of the following actions being taken:

            (i) any foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by deed-in-lieu of foreclosure;

            (ii) any modification of, or waiver with respect to, the Loan that would result in the extension of the maturity date or extended maturity date thereof, a discounted payoff of the Loan, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Loan or a modification or waiver of any other monetary term of the Loan relating to the timing or amount of any payment of principal or interest (other than default interest) or any other material sums due and payable under the Loan Documents or a modification or waiver of any provision of the Loan which restricts the Borrower or its equity owners from incurring additional indebtedness;

            (iii) any proposed sale of such Loan if it is a Defaulted Mortgaged Loan or REO Property (other than upon termination of the Trust pursuant to Article IX);

            (iv) any determination to bring the related Mortgaged Property or the related REO Property into compliance with Environmental Laws;

            (v) any release of collateral for the related Loan (other than in accordance with the terms of, or upon satisfaction of, such Loan and the related 1633 Broadway B Note);

            (vi) any acceptance of substitute or additional collateral for the related Loan (other than in accordance with the terms thereof);

            (vii) any waiver of a "due-on-sale" or "due-on-encumbrance" clause; and

            (viii) any acceptance of an assumption agreement releasing such Borrower from liability under such Loan.

            The B Loan Holder has agreed pursuant to the related A/B Intercreditor Agreement that it will provide the Servicer or the related Special Servicer, as applicable, with its response to any proposed actions pursuant to this Section 3.33(b) within ten (10) Business Days after its receipt of any such proposal and any back-up materials and shall be deemed not to have responded if no response is received within such ten (10) Business Days.

            Notwithstanding anything to the contrary contained in this Section 3.33(b), the Servicer or the Special Servicer, as applicable may in its sole discretion, reject any advice or consultation provided by the B Loan Holder, and neither the Servicer nor the related Special Servicer, as applicable, by virtue of this Section 3.33(b), shall be required to take any action that would (and the Servicer and related Special Servicer may ignore and act without regard to any advice, direction or objection of the B Loan Holder that the Servicer or the related Special Servicer has determined, in its reasonable, good faith judgment would) violate applicable law, the terms of the related loan documents or any provision of this Agreement, including the obligation to act in accordance with the Servicing Standard or the REMIC Provisions.


                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            Section 4.01  Distributions.

            (a) On each Distribution Date prior to the date on which the Certificate Balance of the last outstanding Class of Subordinate Certificates has been reduced to zero, to the extent of the Available Funds for such Distribution Date, the Trustee shall transfer or be deemed to transfer such amounts from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account in the amounts and priorities set forth in Section 4.01(b) with respect to each Class of Uncertificated Lower-Tier Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority from the Available Funds:

            (i) concurrently, to the Class A-1, Class A-2, Class A-X and Class A-SP Certificates, pro rata, up to the Optimal Interest Distribution Amounts for each such Class for such Distribution Date;

            (ii) to the Class A-1 and Class A-2 Certificates, in reduction of the Certificate Balances thereof, an amount up to the Principal Distribution Amount for such Distribution Date, in the following order of priority:

            first, to the Class A-1 Certificates, until the Certificate Balance thereof has been reduced to zero; and

            second, to the Class A-2 Certificates, until the Certificate Balance thereof has been reduced to zero;

            (iii) to the Class A-1 and Class A-2 Certificates, pro rata (based on the aggregate unreimbursed Collateral Support Deficit previously allocated to each such Class), until all amounts of such Collateral Support Deficit previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

            (iv) to the Class B Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (v) to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (vi) to the Class B Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

            (vii) to the Class C Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (viii) to the Class C Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (ix) to the Class C Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

            (x) to the Class D Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xi) to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xii) to the Class D Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

            (xiii) the Class E Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xiv) to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xv) to the Class E Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

            (xvi) to the Class F Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xvii) to the Class F Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xviii) to the Class F Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

            (xix) to the Class G Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xx) to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxi) to the Class G Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class G Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxii) to the Class H Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxiii) to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxiv) to the Class H Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class H Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxv) to the Class J Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxvi) to the Class J Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxvii) to the Class J Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class J Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxviii) to the Class K Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxix) to the Class K Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxx) to the Class K Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class K Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxi) to the Class L Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxxii) to the Class L Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxxiii) to the Class L Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class L Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxiv) to the Class M Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxxv) to the Class M Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxxvi) to the Class M Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class M Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxvii) to the Class N Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xxxviii)to the Class N Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xxxix) to the Class N Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class N Certificates, but not previously reimbursed, have been reimbursed in full;

            (xl) to the Class O Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xli) to the Class O Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xlii) to the Class O Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class O Certificates, but not previously reimbursed, have been reimbursed in full;

            (xliii) to the Class P Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xliv) to the Class P Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xlv) to the Class P Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class P Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlvi) to the Class Q Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for such Distribution Date;

            (xlvii) to the Class Q Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for such Distribution Date until such Certificate Balance has been reduced to zero;

            (xlviii) to the Class Q Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class Q Certificates, but not previously reimbursed, have been reimbursed in full; and

            (xlix) to the Class R Certificates, the amount, if any, remaining in the Upper-Tier Distribution Account after all other distributions pursuant to this Section 4.01(a) and Section 4.01(e).

            (b) On each Distribution Date, each Uncertificated Lower-Tier Interest (other than the Class LA-1-1, Class LA-1-2. Class LA-1-3, Class LA-1-4, Class LA-2-1, Class LA-2-2, Class LA-2-3, Class LE-1 or Class LE-2 Uncertificated Interests) shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal or reimbursement of Collateral Support Deficit in an amount equal to the amount of principal or reimbursement of Collateral Support Deficit distributable to such Uncertificated Lower-Tier Interest's respective Class of Related Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class A-1 Certificates is greater than $310,299,000, the Class LA-1-1 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class A-1 Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class A-1 Certificates is $310,299,000 or less, but greater than $225,396,000, the Class LA-1-2 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class A-1 Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class A-1 Certificates is $225,396,000 or less, but greater than $64,153,000, the Class LA-1-3 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class A-1 Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class A-1 Certificates is $64,153,000 or less, but greater than zero, the Class LA-1-4 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class A-1 Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class A-2 Certificates is $620,320,000 or less, but greater than $609,151,000, the Class LA-2-1 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class A-2 Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class A-2 Certificates is $609,151,000 or less, but greater than $558,646,000, the Class LA-2-2 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class A-2 Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class A-2 Certificates is $558,646,000 or less, but greater than zero, the Class LA-2-3 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class A-2 Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class E Certificates is $17,780,000 or less, but greater than $12,349,000, the Class E-1 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class E Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, for so long as the Certificate Balance of the Class E Certificates is $12,349,000 or less, but greater than zero, the Class E-2 Uncertificated Interest shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of principal in an amount equal to the amount of principal distributable to the Class E Certificates as provided in Sections 4.01(a) and (c). On each Distribution Date, the Class LA-1-1, Class LA-1-2, Class LA-1-3 and Class LA-1-4 Uncertificated Interests, the Class LA-2-1, Class LA-2-2 and Class LA-2-3 Uncertificated Interests and the Class LE-1 and Class LE-2 Uncertificated Interests shall be deemed to receive distributions from the Lower-Tier Distribution Account in respect of reimbursement of Collateral Support Deficit distributable to the Class A-1, Class A-2 and Class E Certificates, respectively, as provided in Sections 4.01(a) and (c), in each case on a pro rata basis (based on the aggregate Collateral Support Deficit previously allocated to such Uncertificated Lower-Tier Interests).

            During each Interest Accrual Period, each Uncertificated Lower-Tier Interest shall accrue interest in an amount equal to the product of the Lower-Tier Principal Amount of each such Uncertificated Lower-Tier Interest and the Weighted Average Net Mortgage Rate. On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of interest in an amount equal to the sum of (i) the amount of interest that will actually be distributed in respect of such Uncertificated Lower-Tier Interest's Related Certificate (provided that the interest distributed in respect of the Class A-1 Certificates shall be allocated to the Class LA-1-1, Class LA-1-2, Class LA-1-3 and Class LA-1-4 Uncertificated Interests, pro rata based on interest accrued; the interest distributed in respect of the Class A-2 Certificates shall be allocated to the Class LA-2-1, Class LA-2-2 and Class LA-2-3 Uncertificated Interests, pro rata based on interest accrued; and the interest distributed in respect of the Class E Certificates shall be allocated to the Class LE-1 and Class LE-2 Uncertificated Interests, pro rata based on interest accrued) and (ii) the amount of interest that will actually be distributed in respect of such Uncertificated Lower-Tier Interest's corresponding related Component or Components. In all events, the amount accrued in respect of each Uncertificated Lower-Tier Interest less the amount actually distributed in respect of such Uncertificated Lower-Tier Interest shall equal the sum of (i) the Interest Shortfall Amount allocated to such Uncertificated Lower-Tier Interest's Related Certificate and allocated pro rata to the Class LA-1-1, Class LA-1-2, Class LA-1-3 and Class LA-1-4 Uncertificated Interests, in the case of the Class A-1 Certificates; to the Class LA-2-1, Class LA-2-2 and Class LA-2-3 Uncertificated Interests, in the case of the Class A-2 Certificates; and to the Class LE-1 and Class LE-2 Uncertificated Interests, in the case of the Class E Certificates, based on their respective Interest Shortfall Amounts and (ii) the Interest Shortfall Amount allocated to the related Class A-X Component or Class A-SP Component and attributable to such Uncertificated Lower-Tier Interest. Any amounts remaining in the Lower-Tier Distribution Account after payment to the Uncertificated Lower-Tier Interest pursuant to this Section 4.01(b) and Section 4.01(d) and payment of expenses of the Trust Fund shall be distributed to the Class LR Certificates.

            Such amounts distributed to the Uncertificated Lower-Tier Interests in respect of principal, interest and reduction of Collateral Support Deficit with respect to any Distribution Date are referred to herein collectively as the "Lower-Tier Distribution Amount" and shall be deemed to be deposited by the Trustee in the Upper-Tier Distribution Account.

            As of any date, payments of principal in respect of the Mortgage Loans and the Collateral Support Deficit shall be allocated to the Uncertificated Lower-Tier Interests such that the sum of the principal balance after application of any Collateral Support Deficit of each Uncertificated Lower-Tier Interest and the cumulative amount of Collateral Support Deficit allocated to such Class of Uncertificated Lower-Tier Interests equals the sum of the Certificate Balance of the Related Certificates after the application of any Collateral Support Deficit with respect thereto and the cumulative amount of Collateral Support Deficit allocated to such Class of Related Certificates; provided that the Lower-Tier Principal Amount of the Class LA-1-1 Uncertificated Interest shall be the lesser of $42,819,000 and the excess of the Certificate Balance of the Class A-1 Certificates over $310,299,000, the Lower-Tier Principal Amount of the Class LA-1-2 Uncertificated Interest shall be the lesser of $84,903,000 and the excess of the Certificate Balance of the Class A-1 Certificates over $225,396,000, the Lower-Tier Principal Amount of the Class LA-1-3 Uncertificated Interest shall be the lesser of $161,243,000 and the excess of the Certificate Balance of the Class A-1 Certificates over $64,153,000, and the Lower-Tier Principal Amount of the Class LA-1-4 Uncertificated Interest shall be the lesser of $64,153,000 and the Certificate Balance of the Class A-1 Certificates, in each case reduced by any Collateral Support Deficit allocated to the Class A-1 Certificates, first, to the Class LA-1-1 Uncertificated Interest, then the Class LA-1-2 Uncertificated Interest, then the Class LA-1-3 Uncertificated Interest and then the Class LA-1-4 Uncertificated Interest; the Lower-Tier Principal Amount of the Class LA-2-1 Uncertificated Interest shall be the lesser of $11,169,000 and the excess of the Certificate Balance of the Class A-2 Certificates over $609,151,000, the Lower-Tier Principal Amount of the Class LA-2-2 Uncertificated Interest shall be the lesser of $50,505,000 and the excess of the Certificate Balance of the Class A-2 Certificates over $558,646,000 and the Lower-Tier Principal Amount of the Class LA-2-3 Uncertificated Interest shall be the lesser of $558,646,000 and the Certificate Balance of the Class A-2 Certificates, in each case reduced by any Collateral Support Deficit allocated to the Class A-2 Certificates, first, to the Class LA-2-1 Uncertificated Interest, then the Class LA-2-2 Uncertificated Interest and then the Class LA-2-3 Uncertificated Interest; and the Lower-Tier Principal Amount of the Class LE-1 Uncertificated Interest shall be the lesser of $5,431,000 and the excess of the Certificate Balance of the Class E Certificates over $12,349,000 and the Lower-Tier Principal Amount of the Class LE-2 Uncertificated Interest shall be the lesser of $12,349,000 and the Certificate Balance of the Class E Certificates, in each case reduced by any Collateral Support Deficit allocated to the Class E Certificates, first, to the Class LE-1 Uncertificated Interest and then the Class LE-2 Uncertificated Interest. The initial principal balance of each Uncertificated Lower-Tier Interest equals the respective Original Lower-Tier Principal Amount. The interest rate with respect to each Uncertificated Lower-Tier Interest will be the Weighted Average Net Mortgage Rate.

            Interest Shortfall Amounts allocated to the Class A-X and Class A-SP Certificates shall be attributed to the Uncertificated Lower-Tier Interests to the extent of their related Class A-X Components and Class A-SP Components, pro rata, based on interest accrued on such Components. Any amounts so allocated shall have the same seniority as interest payments due on the Class A-X and Class A-SP Certificates. Prepayment Interest Shortfalls shall be allocated to each Class of Uncertificated Lower-Tier Interests pro rata on the basis of their respective interest entitlements.

            (c) Notwithstanding the foregoing, on each Distribution Date occurring on or after the date on which the Certificate Balance of the last outstanding Class of Subordinate Certificates has been reduced to zero, the Trustee shall apply amounts on deposit in the Upper-Tier Distribution Account in the following order of priority: (i) concurrently, to the Class A-1, Class A-2, Class A-X and Class A-SP Certificates, pro rata, in respect of the Optimal Interest Amount allocable to each such Class; (ii) to the Class A-1 and Class A-2 Certificates, pro rata in reduction of the Certificate Balances thereof, until the Certificate Balance of each such Class has been reduced to zero; and
(iii) to the Class A-1 and Class A-2 Certificates, pro rata (based on the aggregate unreimbursed Collateral Support Deficit previously allocated to such Class) until all amounts of such Collateral Support Deficit previously allocated to such Classes but not previously reimbursed have been reimbursed in full.

            (d) On each Servicer Remittance Date, the Servicer shall remit to the Trustee all Prepayment Premiums and Yield Maintenance Charges for deposit in the Lower-Tier Distribution Account for payment to the Uncertificated Lower-Tier Interests. On each Distribution Date, the Trustee shall be deemed to withdraw from the Lower-Tier Distribution Account an aggregate amount equal to all Prepayment Premiums and Yield Maintenance Charges actually collected on the Loans or any REO Loans during the related Due Period and shall be deemed to distribute such amount to the Uncertificated Lower-Tier Interests, pro rata in proportion to their outstanding principal balances.

            (e) On each Distribution Date, the Trustee shall withdraw any amounts on deposit in the Upper-Tier Distribution Account that represent Prepayment Premiums and Yield Maintenance Charges actually collected on Loans or REO Loans during the related Due Period and remitted in respect of the Uncertificated Lower-Tier Interests pursuant to Section 4.01(d), and shall distribute such amounts as follows:

            (i) Prepayment Premiums shall be distributed to the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, in an amount equal to the product of (a) a fraction whose numerator is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates on such Distribution Date, (b) 25% and (c) the total amount of Prepayment Premiums collected during the related Due Period. Any Prepayment Premiums collected during the related Due Period and remaining after such distributions shall be distributed to the Holders of the Class A-X Certificates; and

            (ii) Yield Maintenance Charges shall be distributed to the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, in an amount equal to the product of (a) a fraction whose numerator is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Yield Maintenance Charges collected on such Principal Prepayment during the related Due Period. Any Yield Maintenance Charges collected during the related Due Period remaining after such distributions shall be distributed to the Holders of the Class A-X Certificates.

            Following the reduction of the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates to zero, the Trustee shall distribute to the Class A-X Certificates all Yield Maintenance Charges and Prepayment Premiums actually received during the related Due Period with respect to the Mortgage Loans and remitted in respect of Uncertificated Lower-Tier Interests pursuant to Section 4.01(d).

            (f) On any applicable Distribution Date, (i) the Trustee shall withdraw from the Excess Interest Distribution Account any Excess Interest collected in respect of the Loans for such Distribution Date and shall distribute such amount to the Class V Certificates; and (ii) with respect to amounts on deposit in the Excess Liquidation Proceeds Reserve Account, the Trustee shall distribute such amount to the Certificateholders, in sequential order, as reimbursement for previously allocated Collateral Support Deficit.

            (g) All distributions made with respect to each Class on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(h), 4.01(i) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of record of the respective Class at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates) and is the registered owner of Certificates with an aggregate initial Certificate Balance (or in the case of the Class A-X and Class A-SP Certificates, a Notional Balance) of at least $5,000,000 or, in the case of the Class V Certificates, a Percentage Interest equal to 25% or, in the case of the Class R or Class LR Certificates, a Percentage Interest equal to 10%, or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Collateral Support Deficit previously allocated to such Certificate) shall be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Trustee or such other location specified in the notice to Certificateholders of such final distribution.

            Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Depositor, the Servicer, the Special Servicer, the Underwriters or the Initial Purchaser shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

            (h) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Collateral Support Deficit previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Trustee shall, no later than two Business Days following the related P&I Advance Determination Date, post a notice on the Website to the effect that no interest shall accrue on such Certificates from and after such Distribution Date.

            Any funds not distributed to any Holder or Holders of Definitive Certificates of any Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Definitive Certificates as to which notice has been given pursuant to Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Definitive Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Definitive Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Definitive Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Definitive Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Definitive Certificateholder on any amount held in trust hereunder by the Trustee as a result of such Definitive Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(h).

            (i) Distributions in reimbursement of Collateral Support Deficit previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a) to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided, however, that all distributions in reimbursement of Collateral Support Deficit previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 10.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Trustee shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(i) as if such Holder had failed to surrender its Certificates.

            (j) Shortfalls in the Available Funds on any Distribution Date resulting from Uncovered Prepayment Interest Shortfalls shall be allocated to each Class of Regular Certificates, pro rata, based on the Accrued Certificate Interest Amount distributable to each such Class on such Distribution Date. The amount by which the servicing compensation is to be reduced in connection with Prepayment Interest Shortfalls pursuant to the last paragraph of Section 3.11(a) shall be deposited by the Servicer into the Collection Account on or prior to the Servicer Remittance Date.

            (k) Shortfalls in the Available Funds resulting from unanticipated Trust Fund indemnification expenses incurred pursuant to Section 6.03 and
Section 8.05 shall be allocated to the most subordinate Class of Certificates then outstanding, until the Certificate Balance thereof is reduced to zero, and then is allocated to the next most subordinate Class of Certificate then outstanding.

            Section 4.02 Statements to Certificateholders; Reports by Trustee; Other Information Available to the Holders and Others.

            (a) On each Distribution Date, based solely upon the information regarding the Loans set forth in the Servicer Remittance Report prepared by the Servicer and the other reports prepared by the Servicer and Special Servicer relating to such Distribution Date, and only to the extent such information is provided to the Trustee by the Servicer or Special Servicer, the Trustee shall prepare and make available, and, upon request, forward, to any interested party, including, but not limited to, each Holder of a Certificate, with copies to the Depositor, the Servicer, the Special Servicer, the Underwriters, each Rating Agency, Bloomberg, L.P., the Trepp Group, Charter Research Corporation and Intex Solutions, Inc. and, if requested, any potential investors in the Certificates, a written report (a "Statement to Certificateholders") setting forth the following information:

            (i) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates applied to reduce the respective Certificate Balance thereof;

            (ii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) such Class's Optimal Interest Distribution Amount and, separately stated, the portion thereof representing the Unpaid Interest Shortfall Amount for such Class and (B) Prepayment Premiums and Yield Maintenance Charges;

            (iii) separately stated, the aggregate amounts of Uncovered Prepayment Interest Shortfall Amounts and indemnification expenses of the Trust Fund allocable to the Holders of each Class of Certificates on such Distribution Date;

            (iv) the aggregate Certificate Balance or aggregate Notional Balance, as the case may be, of each Class of Regular Certificates, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, in the case of the Class A-X and Class A-SP Certificates, the aggregate Notional Balance) of each such Class due to any Collateral Support Deficit;

            (v) the Pass-Through Rate for each Class of Certificates applicable to such Distribution Date;

            (vi) the number of outstanding Mortgage Loans and the aggregate unpaid principal balance of the Loans at the close of business on the related Determination Date;

            (vii) the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent 30 to 59 days, (B) delinquent 60 to 89 days, (C) delinquent 90 days or more, (D) that are Specially Serviced Mortgage Loans and not delinquent, (E) as to which foreclosure proceedings have been commenced or (F) with respect to which the related Borrowers are in bankruptcy;

            (viii) with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the loan number, the city, state, property type, latest Debt Service Coverage Ratio, Stated Principal Balance, the date on which it became an REO Property and the unpaid principal balance of such Loan, including the amount of unreimbursed Advances for that period and in the aggregate;

            (ix) as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Due Period, the Loan Number of the related Mortgage Loan, the Stated Principal Balance, the amount of any Realized Loss, the property name, the unpaid principal balance and the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Due Period and the portion thereof included in the related Available Funds for such Distribution Date;

            (x) with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Loan Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation, (C) the Stated Principal Balance and
      (D) the unpaid principal balance;

            (xi) with respect to any REO Property sold or otherwise disposed of during the related Due Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Due Period and the portion thereof included in the related Available Funds for such Distribution Date, (C) the date of the Final Recovery Determination, (D) the amount of any Liquidation Expenses, (E) the Stated Principal Balance, (F) the unpaid principal balance and (G) the amount of any realized losses;

            (xii) the amount of Principal Prepayments (in the aggregate and broken out on a loan-by-loan basis) made during the related Due Period, the amount of any Yield Maintenance Charges and/or Prepayment Premiums (in the aggregate and broken out or a loan-by-loan basis) paid during the related Due Period and the aggregate amount of any Prepayment Interest Shortfalls not covered by the Servicer for such Distribution Date;

            (xiii) the amount of Servicing Advances and P&I Advances outstanding (net of reimbursed Advances) which have been made by the Servicer or the Trustee in the aggregate and by Mortgaged Property or Mortgage Loan, as the case may be;

            (xiv) the aggregate amount of Servicing Fees and Primary Servicing Fees retained by or paid to the Servicer or any Primary Servicer and Special Servicing Fees retained by or paid to the Special Servicer during the related Due Period;

            (xv) the amount of any Appraisal Reduction Amounts allocated during the related Due Period on a loan-by-loan basis; the total Appraisal Reduction Amounts allocated during the related Due Period; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

            (xvi) the Collateral Support Deficit, if any for such Distribution Date;

            (xvii) Trust Fund expenses incurred during the related Due Period;

            (xviii) original and current ratings of the Rating Agencies on all applicable Classes of Certificates; and

            (xix) the amounts held in the Excess Liquidation Proceeds Account.

            In the case of information furnished pursuant to subclauses (i),
(ii) and (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

            On each Distribution Date, the Trustee shall make available, and, upon written request, forward to each Holder of a Class R or Class LR Certificate a copy of the reports forwarded to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates (including, in the case of the Class LR Certificates, amounts distributed in respect of the Lower-Tier REMIC, stated separately) on such Distribution Date. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

            Within a reasonable period of time after the end of each calendar year, the Trustee shall make available, and, upon written request, send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to Section 4.02(a)(ii) above and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            (b) On or prior to each Distribution Date, based on information provided in reports prepared by the Servicer and the Special Servicer and delivered to the Trustee in accordance herewith, the Trustee shall make available via the Website or, upon request, forward to any interested party (i) the related Statement to Certificateholders, (ii) the CMSA Loan Periodic Update File, CMSA Loan Set-Up File, CMSA Bond Level File and CMSA Collateral Summary File, (iii) the Unrestricted Servicer Reports and (iv) as a convenience for interested parties (and not in furtherance of the distribution thereof under the securities laws), the CMSA Financial File, the Prospectus Supplement, the Prospectus and this Agreement.

            In addition, on or prior to each Distribution Date, based on information provided in monthly reports prepared by the Servicer and the Special Servicer and delivered to the Trustee in accordance herewith, the Trustee shall make available via the Website or, upon request, forward, solely to Privileged Persons, (i) the Restricted Servicer Reports and (ii) the CMSA Property File.

            The Servicer and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from the Servicer or the Special Servicer under this Agreement.

            The Trustee shall not be liable for the dissemination of information in accordance with this Section 4.02(b). The Trustee makes no representations or warranties as to the accuracy or completeness of any report, document, questions, answer, special event, or other information made available on the Website and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by the Trustee for which it is not the original source.

            In connection with providing access to the respective Website, the Trustee or the Servicer, as applicable, may require registration and the acceptance of a disclaimer.

            (c) The Trustee shall make available at its offices, during normal business hours, upon reasonable written notice, for review by any Certificateholder, any prospective investor in a Certificate, the Depositor, the Servicer, the Special Servicer, any Rating Agency and any other Person to whom the Depositor believes such disclosure is appropriate, originals or copies of documents relating to the Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or by the terms of any of the Mortgage Documents): (i) this Agreement and any amendments thereto; (ii) all Statements to Certificateholders delivered to the Certificateholders since the Closing Date; (iii) all annual Officers' Certificates and all accountants' reports delivered by the Servicer or Special Servicer to the Trustee since the Closing Date regarding compliance with the relevant agreements; (iv) any and all Officers' Certificates and other evidence delivered to or by the Trustee to support the Servicer's or the Trustee's, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance; and (v) any other materials not otherwise required to be provided to a requesting Certificateholder pursuant to this Agreement, in situations where such requesting Certificateholder declined to enter into a confidentiality agreement with the Servicer. The Trustee shall make available at its offices, during normal business hours, upon not less than ten Business Days' prior written notice, for review by any Certificateholder, any prospective investor in a Certificate, the Depositor, the Trustee, the Servicer, the Special Servicer, any Rating Agency and any other Person to whom the Depositor believes such disclosure is appropriate, originals or copies of any and all modifications, waivers and amendments of the terms of a Loan entered into by the Servicer and/or the Special Servicer and delivered to the Trustee. The Servicer shall cooperate with the Trustee to make any of the above-mentioned items available to any Certificateholder upon its request and payment by it of reasonable costs. Copies of any and all of the foregoing items will be available from the Trustee upon written request therefor. The Trustee will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of providing any copies thereof. The Trustee's obligation under this Section 4.02(c) to make available any document is subject to the Trustee's receipt of such document.

            (d) Notwithstanding the foregoing provisions of this Article 4.02, the Trustee shall not be required to provide the full reporting provided for in Sections 4.02(b) and (c) unless and until the Servicer provides its related reporting to the Trustee in CMSA format.

            (e) The Servicer and the Special Servicer shall not be required to conduct research or obtain information that is not available to the Servicer or the Special Servicer, respectively, in the ordinary course of its servicing activities hereunder. In addition, the Servicer and the Special Servicer shall not be required to (i) answer commercially unreasonable questions, (ii) answer questions relating to matters that extend beyond the scope of its duties as Servicer or Special Servicer, respectively, (iii) answer questions that would, in the Servicer's or the Special Servicer's sole discretion, require the Servicer or the Special Servicer to devote an unreasonable amount of time or resources to answer, (iv) disclose information that would violate the terms of this Agreement, any of the Loan Documents or applicable law, rule or regulation or initiate contact with Borrowers or third parties except in connection with the ordinary course of its servicing duties hereunder or (v) express opinions or make recommendations under this Section 4.02(b) (it being understood that the Servicer and the Special Servicer may limit their responses to factual matters). The provision of information hereunder by the Servicer and the Special Servicer shall be subject to Section 3.27(k) and Section 3.27(l), as applicable.

            Section 4.03   P&I Advances.

            (a) On or before 3:00 p.m. New York City time on each P&I Advance Date, the Servicer shall (i) deliver to the Trustee for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account that are not required to be part of the Available Funds for such Distribution Date or
(iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Account not required to be a part of the Available Funds for such Distribution Date and so used to make P&I Advances shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). If, as of 5:00 p.m., New York City time, on any Servicer Remittance Date, the Trustee shall not have received any P&I Advance required to be made by the Servicer pursuant to this Section 4.03(a) (and the Servicer shall not have delivered to the Trustee the requisite Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee shall provide notice of such failure to a Servicing Officer of the Servicer by facsimile transmission sent to telecopy no. 913-253-9709 (or such alternative number provided by the Servicer to the Trustee in writing) and by telephone at telephone no. 913-253-9000 (Attention: Servicing Manager) (or such alternative number provided by the Servicer to the Trustee in writing) as soon as possible, but in any event before 7:00 p.m., New York City time, on such day. If after such notice the Trustee does not receive the full amount of such P&I Advances by 11:00 a.m., New York City time, on the Business Day immediately following such Servicer Remittance Date, then the Trustee shall make the portion of such P&I Advances that was required to be, but was not, made by the Servicer pursuant to this Section 4.03(a), provided that the Trustee shall not be required to many any Advance with respect to any B Loan.

            (b) Subject to Sections 4.03(a), 4.03(c) and 4.03(e) below, the aggregate amount of P&I Advances to be made by the Servicer with respect to any Distribution Date shall equal the aggregate of: (i) all Monthly Payments (in each case, net of related Primary Servicing Fees, Servicing Fees and Workout Fees, if any), other than Balloon Payments, that were due during any related Due Period and delinquent as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the Servicer); and (ii) with respect to each Loan as to which the related Balloon Payment was due during or prior to the related Due Period and was delinquent as of the end of the related Due Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. All P&I Advances for any Loans that have been modified shall be calculated on the basis of their terms as modified. Subject to subsections (c) and (e) below, the obligation of the Servicer to make such P&I Advances is mandatory and, with respect to any Loan or REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event with respect thereto are to be distributed.

            (c) Notwithstanding anything herein to the contrary, neither the Servicer nor the Trustee shall be required to make a P&I Advance, if the Servicer or the Trustee determines, in accordance with the definition thereof, that any such P&I Advance would be a Nonrecoverable Advance. The Trustee may conclusively rely on any determination of nonrecoverability by the Servicer. The Special Servicer shall not be required to make P&I Advances under this Agreement. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Servicer the Special Servicer's determination as to whether each P&I Advance made with respect to any previous Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Loan or REO Loan is a Nonrecoverable P&I Advance. The Servicer shall be entitled to conclusively rely on (but shall not be bound by) such determination.

            (d) In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.05(a), the Servicer shall be entitled to pay itself or the Trustee, as the case may be, out of any amounts then on deposit in the Collection Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, with respect to any Loan as to which the related Loan Documents provide a grace period for payments thereunder, interest shall not accrue on such P&I Advance during such grace period. The Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in the Collection Account.

            (e) Notwithstanding the foregoing, (i) neither the Servicer nor the Trustee shall be required or permitted to make an advance in respect of Penalty Charges, Prepayment Premiums, Yield Maintenance Charges, Balloon Payments or Excess Interest, (ii) the amount required to be advanced in respect of delinquent Monthly Payments and Assumed Scheduled Payments on any Loan that has been subject to an Appraisal Reduction will equal, with respect to any Distribution Date, the amount that would be required to be advanced by the Servicer without giving effect to the Appraisal Reduction Amount, less the Appraisal Reduction Amount, for such Distribution Date, and (iii) if the monthly payment on any Loan has been reduced or the final maturity extended, in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20, and the monthly payment due and owing during the extension period is less than the amount of the Monthly Payments prior to such modification, then the Servicer shall, as to such Loan only, advance only the amount of the Monthly Payment due and owing after taking into account such reduction (net of related Primary Servicing Fees, Servicing Fees and Workout Fees), in the event of subsequent delinquencies thereon.

            (f) The Special Servicer shall not be required to make any P&I Advances.

            Section 4.04  Allocation of Collateral Support Deficit.

            (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Trustee shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance of the Loans and any REO Loans expected to be outstanding immediately following such Distribution Date is less than (ii) the then aggregate Certificate Balance of the Regular Certificates after giving effect to distributions of principal on such Distribution Date (any such deficit, the "Collateral Support Deficit"). Any allocation of Collateral Support Deficit to a Class of Regular Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Collateral Support Deficit allocated to a Class of Regular Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Collateral Support Deficit shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made.

            (b) On each Distribution Date, the Certificate Balances of the Regular Certificates will be reduced without distribution to the extent of any Collateral Support Deficit, if any, allocable to such Certificates with respect to such Distribution Date. Such reductions shall be allocated among the respective Certificates as follows: first, to the Class Q Certificates; second, to the Class P Certificates; third, to the Class O Certificates; fourth, to the Class N Certificates; fifth, to the Class M Certificates; sixth, to the Class L Certificates, seventh, to the Class K Certificates, eighth, to the Class J Certificates, ninth, to the Class H Certificates, tenth, to the Class G Certificates, eleventh, to the Class F Certificates, twelfth, to the Class E Certificates, thirteenth, to the Class D Certificates, fourteenth, to the Class C Certificates, and fifteenth, to the Class B Certificates, in each case, until the remaining Certificate Balance of each such Class of Certificates has been reduced to zero. Following the reduction of the Certificate Balances of all such Classes to zero, any remaining Collateral Support Deficit shall be allocated among the Class A-1 and Class A-2 Certificates, pro rata (based upon the Certificate Balance of each such Class), until the remaining Certificate Balances of such Classes have been reduced to zero. Any Collateral Support Deficit allocated to a Class of Certificates will be allocated among respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

            (c) With respect to any Distribution Date, any Collateral Support Deficit allocated to a Class of Certificates pursuant to Section 4.04(b) with respect to such Distribution Date shall reduce the Lower-Tier Principal Amounts of the Related Uncertificated Lower-Tier Interest with respect thereto as a write-off (in the case of the Class LA-1-1, Class LA-1-2, Class LA-1-3 and Class LA-1-4 Uncertificated Interests, to each such Interest in that order; in the case of the Class LA-2-1, Class LA-2-2 and Class LA-2-3 Uncertificated Interests, to each such Interest in that order; and in the case of the Class LE-1 and Class LE-2 Uncertificated Interests, to each such Interest in that order.

            Section 4.05  Appraisal Reduction Amounts.

            The aggregate Appraisal Reduction Amount will be allocated by the Trustee on each Distribution Date to the Certificate Balance of the Class Q, Class P, Class O, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates, in that order, up to the amount of their respective Certificate Balances, for purposes of determining the amount of P&I Advances with respect to the related Loans. On any Distribution Date, an Appraisal Reduction Amount that otherwise would be allocated to a Class of Certificates shall be allocated to the next most senior Class to the extent that the Certificate Balance on such Distribution Date for such Class of Certificates (prior to taking the Appraisal Reduction into account) is less than the Appraisal Reduction Amount for such Distribution Date (but only to the extent the Appraisal Reduction Amount exceeds the Certificate Balance of the more subordinate Class).

            Section 4.06   Grantor Trust Reporting.

            The parties intend that the portions of the Trust Fund consisting of Excess Interest and the Excess Interest Distribution Account shall constitute, and that the affairs of the Trust Fund (exclusive of the Upper-Tier REMIC and the Lower-Tier REMIC) shall be conducted so as to qualify such portions as, a "grantor trust" under the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall furnish or cause to be furnished to Class V Certificateholders and shall file, or cause to be filed with the Internal Revenue Service, together with Form 1041 or such other form as may be applicable, information returns with respect to income relating to their share of Excess Interest and, at the time or times and in the manner required by the Code.


                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01   The Certificates.

            (a) The Private Certificates will be offered only to Qualified Institutional Buyers. The Class A-X, Class A-SP, Class E, Class F, Class G, Class H and Class J Certificates will be offered only to Qualified Institutional Buyers and Non-U.S. Persons. The Class O Certificates will be offered only to Qualified Institutional Buyers and Institutional Accredited Investors. Interests in the Class A-X, Class A-SP, Class E, Class F, Class G, Class H and Class J Certificates will be offered (i) in the form of beneficial interests in restricted global certificates in definitive, fully registered form without interest coupons, deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co. ("Cede") DTC's nominee or (ii) in fully registered, certificated form. The Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates will be offered in fully registered, certificated form.

            Class A-X, Class A-SP, Class E, Class F, Class G, Class H and Class J Certificates sold in reliance on Regulation S under the Securities Act will be represented by one or more Private Global Certificates (each, a "Regulation S Global Certificate"). Beneficial interests in a Regulation S Global Certificate may be held only through Euroclear or Clearstream at any time and may not be held by a U.S. Person at any time.

            (b) The Certificates shall be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-8. The Certificates shall be issuable in registered form only; provided, however, that in accordance with
Section 5.03, beneficial ownership interests in the Regular Certificates (other than the Private Definitive Certificates) shall initially be held and transferred through the book-entry facilities of the Depository. The Class V, Class R and Class LR Certificates, and all Private Definitive Certificates, shall be issuable as Definitive Certificates. Each Certificate shall share ratably in all rights of the related Class.

            The Class A-X and Class A-SP Certificates shall be issuable only in Denominations of authorized initial Notional Balance of not less than $100,000 and integral multiples of $1 in excess thereof. The Class Q Certificates shall be issuable only in Denominations of authorized initial Certificate Balance of not less than $100,000 and integral multiples of $1 in excess thereof. The Regular Certificates (other than the Class A-X, Class A-SP and Class Q Certificates) will be issuable only in Denominations of authorized initial Certificate Balance of not less than $10,000 and integral multiples of $1 in excess thereof. The Class V, Class R and Class LR Certificates will be issuable only as one or more Definitive Certificates in Denominations representing Percentage Interests of not less than 15%.

            With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount set forth on the face thereof or on a schedule attached thereto, (ii) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participants, as applicable, (iii) expressed in terms of initial Certificate Balance or initial Notional Balance, as applicable, and (iii) in an authorized Denomination, as set forth above. The Book-Entry Certificates will be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners will hold interests in the Book-Entry Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations as set forth above.

            The Holder of a Class A-X, Class A-SP, Class E, Class F, Class G, Class H or Class J Certificate represented by a Private Definitive Certificate shall be entitled to exchange such Certificate for an interest in a Private Global Certificate, in accordance with the procedures described in Section 5.03(g). A Certificate Owner of a Private Global Certificate shall be entitled to receive a Definitive Certificate representing its interest in such Certificate in accordance with the procedures described in Section 5.03(c)(i). No Certificate Owner of a Public Certificate of any Class shall be entitled to receive a Definitive Certificate representing its interest in such Class, except as provided in Section 5.03(c)(ii). Unless and until Definitive Certificates are issued in respect of a Class of Public Certificates, or in substitution for a Certificate that is a Private Global Certificate, beneficial ownership interests in such Class of Certificates, or in such Private Global Certificate, shall be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates, or Holders of such Private Global Certificates, shall be references to actions taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates, or Holders of Private Global Certificates, shall be references to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures.

            (c) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Registrar by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. The Trustee is hereby initially appointed Authenticating Agent with power to act on the Trustee's behalf in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If the Authenticating Agent resigns or is terminated, the Trustee shall appoint a successor Authenticating Agent which may be the Trustee or an Affiliate thereof.

            (d) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            (e) If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Trustee shall make available to each Holder of a Class R or Class LR Certificate, upon request of such a Holder, information substantially equivalent in scope to the information currently filed by the Trustee with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act.

            For so long as the Class R or Class LR Certificates remain outstanding, neither the Depositor nor the Trustee nor the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to
Section 15(d) of the Exchange Act.

            Section 5.02  Registration of Transfer and Exchange of Certificates.

            (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee is hereby initially appointed Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Trustee, the Special Servicer and the Servicer, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment.

            If Wells Fargo Bank Minnesota, N.A., resigns as Trustee, the entity succeeding Wells Fargo Bank Minnesota, N.A., as Trustee shall immediately succeed to its predecessor's duties as Certificate Registrar. The Depositor, the Trustee, the Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of Certificate Owners. In addition, upon the request of the Depositor, the Servicer or the Special Servicer (and at such requesting party's expense), the Trustee shall acquire from DTC (which request may be made to the proxy unit of DTC's reorganization department) a Security Position Listing and deliver a copy of such Security Position Listing to such requesting party.

            The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Servicer, the Trustee, the Special Servicer and any agent of any of them shall not be affected by any notice or knowledge to the contrary. A Definitive Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at the Corporate Trust Office (the "Registrar Office") together with an assignment and transfer (executed by the Holder or his duly authorized attorney).

            Subject to the requirements of Sections 5.02(b), (c) and (d), the Certificate Registrar shall execute and authenticate in the name of the designated transferee or transferees, in the case of a Definitive Certificate being surrendered in exchange for one or more new Definitive Certificates, one or more new Certificates in Denominations equal in the aggregate to the Denomination of the Definitive Certificate being surrendered. Such new Certificates shall be delivered by the Certificate Registrar in accordance with
Section 5.02(e).

            Each Certificate surrendered for registration of transfer shall be canceled, and the Certificate Registrar shall hold such canceled Certificate in accordance with its standard procedures.

            (b) No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof) of a Private Certificate is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

               (i) the Certificate Registrar shall require the transferee to deliver to the Certificate Registrar an investment representation letter substantially in the form of Exhibit C-1 attached hereto (a "QIB Investment Representation Letter"), which shall certify, among other things, that the transferee is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act (a "Qualified Institutional Buyer"); or

               (ii) with respect to the Class A-X, Class A-SP, Class E, Class F, Class G, Class H and Class J Certificates only, the Certificate Registrar shall require the transferee to deliver to the Certificate Registrar an investment representation letter substantially in the form of Exhibit C-2 attached hereto (a "Regulation S Investment Representation Letter"), which will certify, among other things, that the transferee is not a "U.S. Person" within the meaning of Regulation S under the Securities Act; or

               (iii) with respect to the Class Q Certificates only, the Certificate Registrar shall require the transferee to deliver to the Certificate Registrar an investment representation letter substantially in the form of Exhibit C-3 attached hereto, which shall certify, among other things, that the transferee is an institutional "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an "Institutional Accredited Investor") and is acquiring such Private Certificate for investment, either for its own account (and not for the account of others) or as a fiduciary or agent for others (which others also are Accredited Investors), and not with a view to, or for offer or sale in connection with, the public distribution thereof.

            If the certification described in the preceding clause (i) cannot be provided, (a) the Certificate Registrar shall require an Opinion of Counsel reasonably satisfactory to the Certificate Registrar and the Depositor that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from registration or qualification under the Securities Act, applicable state securities laws and other relevant laws, which Opinion of Counsel shall not be at the expense of the Trust Fund, the Certificate Registrar, the Depositor or the Trustee and (b) the Certificate Registrar shall require the transferor (other than the Underwriters, in connection with its initial transfer of the Certificate being transferred) to execute a certification in form and substance satisfactory to the Certificate Registrar setting forth the facts surrounding such transfer; provided, however, that a transfer of a Private Certificate of any such Class may be made to a trust if the transferor provides to the Certificate Registrar and to the Trustee a certification that interests in such trust may only be transferred subject to requirements substantially to the effect set forth in this Section 5.02.

            The Trustee shall furnish, or cause to be furnished, upon the request of any Holder of a Private Certificate, any such information in the Trustee's possession as is specified in paragraph (d)(4) of Rule 144A with respect to the Trust Fund, unless, at the time of such request, the entity with respect to which such information is to be provided is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. None of the Depositor, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar is obligated to register or qualify any Class of Private Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Private Certificate without registration or qualification. Any Holder of a Private Certificate desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Trustee, the Servicer, the Special Servicer and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws. Unless the Certificate Registrar determines otherwise in accordance with applicable law and the rules and procedures of, or applicable to, the Depository (the "Depository Rules"), transfers of a beneficial interest Private Global Certificate that is not rated in one of the top four rating categories by a nationally recognized statistical rating organization may be effectuated only by means of an "SRO Rule 144A System" approved for such purpose by the Commission.

            No Class V Certificate may be transferred to an Ineligible Class V Owner.

            (c) (i) Unless a Class of Private Global Certificates (other than the Class A-X and Class A-SP Certificates) has been registered under the Securities Act, each Certificate of such Class shall bear a legend substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

            [WITH RESPECT TO THE CLASS J CERTIFICATES ONLY:] THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR
            (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, EXCEPT IN THE CASE OF A CLASS V CERTIFICATE OR RESIDUAL CERTIFICATE, WHICH MAY NOT BE TRANSFERRED UNLESS THE TRANSFEREE REPRESENTS IT IS NOT SUCH AN ENTITY SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

            (d) (i) Unless a Class of Private Definitive Certificates (other than the Class A-X and Class A-SP Certificates) has been registered under the Securities Act, each Certificate of such Class shall bear a legend substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            [WITH RESPECT TO THE CLASS V CERTIFICATES ONLY:] THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE TO ANY PERSON THAT IS AN "INELIGIBLE CLASS V OWNER" (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT).

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

            THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR
            (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, EXCEPT IN THE CASE OF A CLASS V CERTIFICATE OR RESIDUAL CERTIFICATE, WHICH MAY NOT BE TRANSFERRED UNLESS THE TRANSFEREE REPRESENTS IT IS NOT SUCH AN ENTITY SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

            (e) With respect to any ERISA Restricted Certificate, Class V Certificate or Residual Certificate, no sale, transfer, pledge or other disposition by any Holder of any such Certificate shall be made unless the Certificate Registrar shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate to the effect that such proposed purchaser or transferee is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than (except in the case of a Class V Certificate or Residual Certificate) an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be eligible for the exemptive relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code that is available under Sections I and III of Prohibited Transaction Class Exemption 95-60 (it being understood that delivery of a representation letter containing a representation substantially in the form of paragraph 8 of Exhibit C attached hereto shall satisfy the requirement of this Section 5.02(d)(i)), or (ii) except in the case of a Class V Certificate or Residual Certificate, if such Certificate is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee, the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Certificate Registrar, the Servicer, the Special Servicer, the Underwriters, the Initial Purchaser or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Agreement.

            The Certificate Registrar shall not register the sale, transfer, pledge or other disposition of any such Certificate unless the Certificate Registrar has received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Servicer, the Special Servicer, the Certificate Registrar, the Trustee and the Trust Fund. Each Certificate Owner of an ERISA Restricted Certificate, a Class V Certificate and a Residual Certificate shall be deemed to represent that it is not a Person specified in clauses (a), or (b) above. Any transfer, sale, pledge or other disposition of any such Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(c) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

            (f) Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of DTC, transfers of a Private Global Certificate, in whole or in part, shall only be made in accordance with this Article V.

            (i) Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Regulation S Global Certificate deposited with DTC wishes at any time to transfer its interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear, Clearstream or DTC, as the case may be, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Rule 144A Global Certificate. Upon receipt by the Trustee, as custodian for DTC, of (A) instructions from Euroclear, Clearstream or DTC, as the case may be, directing the Trustee, as such custodian, to cause to be issued a Rule 144A Global Certificate in an amount equal to the beneficial interest in such Regulation S Global Certificate, but not less than the minimum denomination applicable to such holder's Certificates to be exchanged, and (B) a certificate in the form of Exhibit C-1 attached hereto given by the holder of such beneficial interest and stating, among other things, that the Person transferring such beneficial interest in such Regulation S Global Certificate reasonably believes that the Person acquiring such interest in a Rule 144A Global Certificate is a qualified institutional buyer within the meaning of Rule 144A, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable Securities laws of any State of the United States or any other applicable jurisdiction and that such Person acquiring such Rule 144A Global Certificate is a "U.S. person" as defined in Regulation S under the Securities Act, then Euroclear or Clearstream or the Trustee, as custodian for DTC, as the case may be, will instruct the Trustee, as custodian for DTC, to reduce the Regulation S Global Certificate by the aggregate principal amount of the Rule 144A Global Certificate to be transferred and the Trustee, as such custodian, shall authenticate and deliver such Rule 144A Global Certificate, concurrently with such reduction, to the Person specified in such instructions with an outstanding principal amount equal to the reduction in the principal amount of the Regulation S Global Certificate.

            (ii) Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in one or more Rule 144A Global Certificates wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in a Regulation S Global Certificate, or to transfer its interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder, provided such holder is not a U.S. Person, may exchange or cause the exchange of such interest for an equivalent beneficial interest in a Regulation S Global Certificate. Upon receipt by the Trustee, as custodian for DTC, of
      (A) such Rule 144A Global Certificate properly endorsed for such transfer and written instructions from such holder directing the Trustee, as such custodian, to cause to be credited a beneficial interest in a Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate, but not less than the minimum denomination applicable to such holder's Certificates held through a Regulation S Global Certificate, to be exchanged, (B) a written order containing information regarding the Euroclear or Clearstream account to be credited with such increase and (C) a certificate in the form of Exhibit C-2 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Private Global Certificates, including that the holder is not a U.S. Person, and pursuant to and in accordance with Regulation S under the Securities Act, the Trustee, as custodian for DTC, shall record the transfer in the Registrar Office and shall increase the principal amount of the Regulation S Global Certificate by the outstanding principal amount of the beneficial interest in the Rule 144A Global Certificate to be exchanged, and to credit, or cause to be credited to the account of the Person specified in such instructions, a beneficial interest in the Regulation S Global Certificate equal to the amount specified in the instructions received pursuant to clause (i) above.

            (g) (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause (ii) below to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                  (A) No Person holding or acquiring any Ownership Interest in a
            Residual Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Servicer, the Special Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status;

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Residual Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached hereto as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of this Section 5.02(g) and agrees to be bound by them;

                  (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected;

                  (D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached hereto as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that (if the Transferor is not a U.S. Person) such transfer does not have the effect of allowing the Transferor to avoid tax on accrued excess inclusions; and

                  (E) In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.

            (ii) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(g), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(g) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Servicer, the Special Servicer, the Authenticating Agent and the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

            (iii) The Trustee shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information in its possession and necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization or Agent thereof, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate.

            (h) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Definitive Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange.

            Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at such Registrar Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request in writing, a Definitive Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (i) If a Responsible Officer of the Certificate Registrar becomes aware that a beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that a Private Definitive Certificate is being held by or for the benefit of a Person who is not an Eligible Investor or an Institutional Accredited Investor, or that, in either case, such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right, but not the obligation, to void such transfer, if permitted under applicable law, or to require the investor to sell (x) such Private Global Certificate to an Eligible Investor or (y) the beneficial interest in such Private Definitive Certificate to an Eligible Investor or an Institutional Accredited Investor, within 14 days after notice of such determination, and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (j) The Certificate Registrar shall provide notice to the Trustee, the Servicer, the Special Servicer and the Depositor of the transfer of any Private Definitive Certificate. The Certificate Owner of a Private Definitive Certificate that wishes to receive the information described in Section 3.28(c) shall provide notice to the Trustee, the Servicer, the Special Servicer and the Depositor of the transfer of any beneficial ownership in such Private Definitive Certificate and of the address to which such information should be sent. Upon the written request of the Trustee, the Servicer, the Special Servicer or the Depositor, the Certificate Registrar shall provide each such Person with an updated copy of the Certificate Register at the expense of the requesting party.

            (k) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            (l) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

            Section 5.03   Book-Entry Certificates.

            (a) The Regular Certificates (other than the Class K, Class L, Class M, Class N and Class O Certificates) initially shall be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, in the case of the Public Certificates (except as provided in subsection (c)(i) below), shall not be entitled to Definitive Certificates in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent only in accordance with the Depository's normal procedures. Neither the Trustee nor the Certificate Registrar shall have any responsibility to monitor or restrict the transfer of any ownership interest in a Book-Entry Certificate transferable through the book-entry facilities of the Depository.

            (b) The Trustee, the Servicer, the Special Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

            (c) (i) Upon the request of any Certificate Owner of Private Global Certificates, or the transferee of such Certificate Owner, that its interest in such Private Global Certificates be exchanged for Private Definitive Certificates, such Certificate Owner or transferee, upon presentation of appropriate documentation to the Trustee as required by this Article V and subject to the rules and procedures of the Depositary, shall be entitled to be issued one or more Private Definitive Certificates in denominations authorized pursuant to Section 5.01(b) equal in the aggregate to the Denomination of such interest in such Private Global Certificates.

            (d) If (A)(1) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Certificates and (2) the Depositor is unable to locate a qualified successor, or
(B) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to some or all of the Classes, or (C) the Trustee determines that Definitive Certificates are required in accordance with the provisions of Section 5.03(e), the Trustee shall notify the affected Certificate Owners, through the Depository with respect to all Classes, any Class or any portion of any Class of the Certificates, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same.

            (i) Upon surrender to the Certificate Registrar of the Book-Entry Certificates by the Depository or any custodian acting on behalf of the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, authenticate and deliver, within five Business Days of such request if made at the Registrar Office, or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), the Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Servicer, the Trustee, the Special Servicer and the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Certificates, the registered Holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            For purposes of any provision of this Pooling and Servicing Agreement requiring or permitting actions with the consent of, or at the direction of, Holders of Certificates evidencing a specified percentage of the Voting Rights, such consent or direction may be given by a combination of Certificate Owners (acting through the Depository and the Depository Participants) owning Book-Entry Certificates, and Certificateholders owning Definitive Certificates, evidencing in the aggregate such specified percentage of the Voting Rights.

            (e) The Book-Entry Certificates (i) shall be delivered by the Certificate Registrar to the Depository, or pursuant to the Depository's instructions, and shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

            UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

            The Book-Entry Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            (f) If the Trustee has instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of all or any portion of the Certificates evidenced by Book-Entry Certificates, the Trustee may in its sole discretion determine that such Certificates shall no longer be represented by such Book-Entry Certificates. In such event, the Certificate Registrar will execute, authenticate and deliver, in exchange for such Book-Entry Certificates, Definitive Certificates in a Denomination equal to the aggregate Denomination of such Book-Entry Certificates to the party so requesting such Definitive Certificates. In such event, the Trustee shall notify the affected Certificate Owners and make appropriate arrangements for the effectuation of the purpose of this clause.

            (g) Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on a schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

            (h) If a Holder of a Definitive Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Book-Entry Certificate, such transfer may be effected only in accordance with Depository Rules and this Section 5.03(h). Upon receipt by the Certificate Registrar at the Registrar Office of (i) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), (ii) written instructions given in accordance with Depository Rules directing the Certificate Registrar to credit or cause to be credited to another account a beneficial interest in the related Book-Entry Certificate, in an amount equal to the Denomination of the Definitive Certificate to be so transferred, (iii) a written order given in accordance with the Depository Rules containing information regarding the account to be credited with such beneficial interests (iv) if the affected Certificate is a Private Certificate, a QIB Investment Representation Letter (or, if the affected Certificate is a Class G or Class H Certificate, a Regulation S Investment Representation Letter), the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the custodian holding such Book-Entry Certificate on behalf of the Depository to increase the Denomination of the related Book-Entry Certificate by the Denomination of the Definitive Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a corresponding Denomination of such Book-Entry Certificate.

            Section 5.04   Mutilated, Destroyed, Lost or Stolen Certificates.

            If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.05      Persons Deemed Owners.
                              ---------------------

            Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Registrar and any agents of any of them may treat the person in whose name such Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder," and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.03(d).

            Section 5.06   Access to Certificateholders' Names and Addresses.

            (a) If any Certificateholder, the Special Servicer or the Servicer (for purposes of this Section 5.06, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant, in the case of any Certificateholder and the expense of the Trust Fund in the case of the Servicer or the Special Servicer.

            (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Trustee and the Certificate Registrar that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            (c) From time to time, upon the request of and at no expense to the Trustee, the Certificate Registrar shall deliver to the Trustee the list of Certificateholders and their addresses as currently reflected in the Certificate Register.


                                   ARTICLE VI

                               THE DEPOSITOR, THE
                        SERVICER AND THE SPECIAL SERVICER

            Section 6.01 Liability of the Depositor, the Servicer and the Special Servicer.

            The Depositor, the Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Servicer and the Special Servicer herein.

            Section 6.02 Merger, Consolidation or Conversion of the Depositor, the Servicer or the Special Servicer.

            (a) Subject to subsection (b) below, the Depositor, the Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation or limited partnership in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Loans and to perform its respective duties under this Agreement.

            (b) The Depositor, the Servicer and the Special Servicer each may be merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets to any Person (other than the Trustee), in which case any Person resulting from any merger or consolidation to which the Depositor, the Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Servicer or the Special Servicer, shall be the successor of the Depositor, the Servicer and the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Servicer or the Special Servicer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession will not or has not resulted in a withdrawal, downgrading or qualification of the then-current ratings of the Classes of Certificates that have been so rated (as evidenced by a letter to such effect from each Rating Agency).

            Section 6.03 Limitation on Liability of the Trustee, the Depositor, the Servicer, the Special Servicer and Others.

            (a) None of the Depositor, the Trustee, the Servicer, the Special Servicer nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them shall be under any liability to the Trust Fund, the Underwriters, the parties hereto, the Certificateholders, any B Loan Holder or any other Person, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Trustee, the Servicer or the Special Servicer against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Depositor, the Servicer, the Special Servicer, the Trustee and any director, officer, employee or agent of the Depositor, the Trustee, the Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

            The Depositor, the Servicer, the Special Servicer, the Trustee and any Affiliate, director, shareholder, member, partner, manager, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust Fund or, to the extent permitted by the related A/B Intercreditor Agreement, out of amounts attributable to an A/B Loan Pair on deposit in the related A/B Loan Pair Custodial Account as provided in Section 3.04(e), against any loss, liability or expense incurred in connection with or relating to this Agreement, the Mortgage Loans, the B Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties or (iv) in the case of the Depositor and any of its directors, officers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law.

            (b) None of the Depositor, the Trustee, the Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability which it is not reasonably assured of reimbursement thereof by the Trust; provided, however, that the Depositor, the Servicer, the Special Servicer or the Trustee may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Servicer, the Special Servicer and the Trustee shall be entitled to be reimbursed therefor out of amounts attributable to the Loans on deposit in the Collection Account as provided by Section 3.05(a) or, to the extent permitted by the related A/B Intercreditor Agreement, out of amounts attributable to an A/B Loan Pair on deposit in the related A/B Loan Pair Custodial Account as provided in Section 3.04(e).

            Section 6.04 Servicer and Special Servicer Not to Resign; Assignment of Servicing by Servicer or Special Servicer.

            (a) Subject to the provisions of Section 6.02, none of the Servicer and the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) a determination that such party's duties hereunder are no longer permissible under applicable law or (b) upon the appointment of, and the acceptance of such appointment by, a successor Servicer or Special Servicer, as applicable and receipt by the Trustee of written confirmation from each applicable Rating Agency that such resignation and appointment will not cause such Rating Agency to downgrade, withdraw or qualify any of then-current ratings assigned by such Rating Agency to any Class of Certificates. Any such determination permitting the resignation of the Servicer or the Special Servicer pursuant to above clause (a) above shall be evidenced by an Opinion of Counsel (the cost of which, together with any other expenses of such resignation, shall be at the expense of the resigning party) to such effect delivered to the Trustee. No such resignation by the Servicer or the Special Servicer shall become effective until the Trustee or a successor Servicer shall have assumed the Servicer's or Special Servicer's, as applicable, responsibilities and obligations in accordance with Section 7.02.

            (b) Notwithstanding anything else in Section 6.02 and this Section
6.04 to the contrary, each of the Servicer and the Special Servicer may assign all of its rights and delegate all of its duties and obligations under this Agreement; provided that the Person accepting such assignment or delegation shall be a Person that is qualified to service multifamily mortgage loans on behalf of FNMA or FHLMC, is reasonably satisfactory to the Trustee and the Depositor, is willing to service the Loans and executes and delivers to the Depositor and the Trustee an agreement, in form and substance reasonably satisfactory to the Depositor and the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer or the Special Servicer, as the case may be, under this Agreement; provided, further, that such assignment or delegation will not result in the downgrade, qualification or withdrawal of the then-current ratings of the Classes of Certificates that have been rated (as evidenced in writing delivered to the Trustee). In the case of any such assignment and delegation, the Servicer or the Special Servicer, as the case may be, shall be released from its obligations under this Agreement, except that the Servicer or the Special Servicer, as the case may be, shall remain liable for all liabilities and obligations incurred by it, or arising from its conduct, hereunder prior to the satisfaction of the conditions to such assignment and delegation set forth in the preceding sentence. Notwithstanding anything above to the contrary, each of the Servicer and the Special Servicer may, in its sole discretion, appoint Sub-Servicers in accordance with Section
3.22 hereof and independent contractors or agents to perform select duties thereof, provided that the Servicer or the Special Servicer shall not be relieved from such duties solely by virtue of such appointment.

            Section 6.05 Rights of the Depositor in Respect of the Servicer and the Special Servicer.

            The Depositor may, but is not obligated to, enforce the obligations of the Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer and the Special Servicer hereunder or exercise the rights of the Servicer or Special Servicer, as applicable, hereunder; provided, however, that the Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer and is not obligated to supervise the performance of the Servicer or the Special Servicer under this Agreement or otherwise.


                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default; Servicer and Special Servicer Termination.

            (a) "Event of Default," wherever used herein, means any one of the following events:

            (i) any failure by the Servicer to make (x) any remittance (including a P&I Advance) required to be made by the Servicer to the Collection Account, Servicing Accounts, Excess Interest Distribution Account or Distribution Account on the Servicer Remittance Date, which is not cured by 11:00 a.m. New York City time on the related Distribution Date, (y) any Servicing Advance when required to be made pursuant to this Agreement, which failure to make a Servicing Advance remains uncured for a period of three Business Days (or such shorter time as is necessary to avoid the lapse of any required Insurance Policy or the foreclosure of any tax lien on the related Mortgaged Property) or (z) any failure by the Servicer to deposit into the Collection Account, any other amount required to be so deposited or remitted by the Servicer pursuant to the terms of this Agreement within two Business Days of receipt; or

            (ii) any failure by the Special Servicer to deposit into the REO Account, or to remit to the Servicer for deposit into, the Collection Account, any amount required to be so deposited or remitted by the Servicer or the Special Servicer pursuant to the terms of this Agreement which failure continues unremedied for one Business Day; or

            (iii) any failure on the part of the Servicer or the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer or the Special Servicer contained in this Agreement which continues unremedied for a period of 30 days (60 days so long as the Servicer is in good faith diligently pursuing such cure) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or the Special Servicer, as the case may be, by any other party hereto; or

            (iv) any breach on the part of the Servicer or the Special Servicer of any representation or warranty contained in Section 3.23 or Section 3.24, as applicable, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Servicer or the Special Servicer, as the case may be, by the Depositor or the Trustee, or to the Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%, provided, however, if such breach is capable of being cured and the Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such thirty day period shall be extended for an additional thirty days; or

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

            (vi) the Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

            (vii) the Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

            (viii) the Trustee shall have received written notice from Fitch that the continuation of the Servicer or the Special Servicer in their respective capacities would result in the downgrade, qualification or withdrawal of any rating then assigned by Fitch to any Class of Certificates; or

            (ix) the Servicer or the Special Servicer is removed from S&P's approved servicer list or special servicer list, as the case may be, and any of the Certificates' ratings by S&P are downgraded, qualified or withdrawn (including, without limitation, placed on "negative credit watch") in connection with such removal.

            (b) If any Event of Default with respect to the Servicer or Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 51% of the Voting Rights, shall, terminate, by notice in writing to the Defaulting Party (a "Termination Notice"), with a copy of such notice to the Depositor and the Certificate Registrar, all of the rights and obligations of the Defaulting Party under this Agreement and in and to the Loans and the proceeds thereof (other than any rights of the Defaulting Party as a Certificateholder); provided, however, that the Defaulting Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination, as well as amounts due to it thereafter, if any, including with respect to the Excess Servicing Strip and Assignable Primary Servicing Fees, as provided for under this Agreement for services rendered and expenses incurred.

            From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Loans and related documents, or otherwise.

            The Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days after its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable the Trustee to assume the Servicer's or the Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Servicer's or the Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, the transfer within five Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Servicer to the Collection Account, or any Servicing Account (if it is the Defaulting Party) or by the Special Servicer to the REO Account (if it is the Defaulting Party) or thereafter be received with respect to the Loans or any REO Property (provided, however, that the Servicer and Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Servicer) or otherwise, as well as amounts due to it thereafter, if any, including with respect to the Excess Servicing Strip and Assignable Primary Servicing Fees, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination).

            (c) The Holder or Holders of more than 50% of the aggregate Certificate Balance of the Controlling Class shall be entitled to terminate the rights and obligations of the Special Servicer under this Agreement, with or without cause, upon 10 Business Days notice to the Servicer, the Special Servicer and the Trustee, and to appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section
7.02 and (ii) as evidenced in writing by each of the Rating Agencies, the proposed successor of the Special Servicer will not, in and of itself, result in a downgrading, withdrawal or qualification of the then-current ratings provided by the Rating Agencies in respect to any Class of then outstanding Certificates that is rated. No penalty or fee shall be payable to the Special Servicer with respect to any termination pursuant to this Section 7.01(c). Any expenses of the trust as a result of any termination pursuant to this Section 7.01(c) shall be paid by the Holders who effected such termination.

            Section 7.02   Trustee to Act; Appointment of Successor.

            On and after the time the Servicer or the Special Servicer, as the case may be, either resigns pursuant to clause (a) of the first sentence of
Section 6.04(a) or receives a notice of termination for cause pursuant to
Section 7.01(b), and provided that no acceptable successor has been appointed, the Trustee shall be and become the successor to the Servicer or Special Servicer, as the case may be, in all respects in its capacity as Servicer or Special Servicer (other than with respect to certain Workout Fees, as provided in Section 3.11(b)) under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Servicer or Special Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party's failure under
Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder.

            The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen prior to its termination as Servicer, and the appointment of a successor Special Servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to the Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Servicer or Special Servicer or for any losses incurred by the Servicer pursuant to Section
3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder.

            As compensation therefor, the Trustee as successor Servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans which the Servicer would have been entitled to if the Servicer had continued to act hereunder (subject to Section 3.11(a) with respect to the Assignable Primary Servicing Fee and the Excess Servicing Strip), including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder (other than any Workout Fees owed to the Special Servicer with respect to any Corrected Mortgage Loan). Should the Trustee succeed to the capacity of the Servicer or the Special Servicer, the Trustee shall be afforded the same standard of care and liability as the Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor Servicer or successor Special Servicer, as the case may be, and not with respect to its role as Trustee hereunder. The Trustee shall not be entitled to receive the Assignable Primary Servicing Fees.

            Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Servicer or Special Servicer, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer or special servicer, as applicable, by each Rating Agency, or if the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth herein, as the successor to the Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer hereunder. No appointment of a successor to the Servicer or the Special Servicer under this Section 7.02 shall be effective (i) until each of the Rating Agencies shall have confirmed in writing that its then-current rating (if any) of each Class of Certificates will not be qualified (as applicable), downgraded or withdrawn by reason thereof and (ii) until the assumption in writing by the successor to the Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter. Pending appointment of a successor to the Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided.

            In connection with such appointment and assumption of a successor to the Servicer or Special Servicer as described herein, subject to Section 3.11(a), the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor Servicer or successor Special Servicer, as the case may be, shall be in excess of that permitted the terminated Servicer or Special Servicer, as the case may be, hereunder, excluding, with respect to the Servicer, the Assignable Primary Servicing Fee; provided, further, that if no successor can be obtained for such compensation, then, subject to confirmation by the Rating Agencies that such action will not result in a downgrade, qualification or withdrawal of any rating assigned to the Certificates, additional amounts shall be paid to such successor and such amounts in excess of that permitted the terminated Servicer or Special Servicer, as the case may be, shall be treated as Collateral Support Deficit. The Trustee, the Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination for cause, in which case such costs and expenses shall be borne by the predecessor Servicer or Special Servicer) under this Agreement shall be borne by the successor Servicer or Special Servicer.

            Section 7.03   Notification to Certificateholders.

            (a) Upon any resignation of the Servicer or the Special Servicer pursuant to Section 6.04, any termination of the Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to the Servicer or the Special Servicer pursuant to Section 7.02, the Trustee shall give prompt written notice thereof to the parties hereto, Certificateholders at their respective addresses appearing in the Certificate Register and, to the extent such information has been made available to the Trustee, to the B Loan Holder.

            (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) 5 days after the Trustee would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Trustee shall transmit by mail to the Depositor and all Certificateholders and the Depositor shall send to the B Loan Holder notice of such occurrence, unless such default shall have been cured.

            Section 7.04   Waiver of Events of Default.

            The Holders of Certificates representing at least 66 2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default within 20 days of the receipt of notice from the Trustee of the occurrence of such Event of Default; provided, however, that an Event of Default under (x) and (y) of clause (i) of Section 7.01(a) may be waived (i) by 100% of the Certificateholders of the affected Classes and the Trustee or (ii) by the Trustee, in its sole discretion. Upon any such waiver of an Event of Default and reimbursement by the party requesting such waiver to the Trustee of all reasonable costs and expenses incurred by it in connection with such Event of Default and prior to its waiver, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

            Section 7.05   Trustee Advances.

            If the Servicer fails to fulfill its obligations hereunder to make any Advances, the Trustee shall perform such obligations (x) within one Business Day of such failure (a failure only occurring after the Servicer's three Business Day cure period under Section 7.01(a)(i)(y) has expired) by the Servicer with respect to Servicing Advances to the extent a Responsible Officer of the Trustee has been notified in writing of such failure with respect to such Servicing Advances and (y) by 1:00 p.m., New York City time, on the related Distribution Date with respect to P&I Advances. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer's rights with respect to Advances hereunder, including, without limitation, the Servicer's rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by the Servicer's default in its obligations hereunder); provided, however, that if Advances made by both the Trustee and the Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01  Duties of Trustee.

            (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, then (subject to Section 8.02(vii) below) the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

            (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall make a request to the responsible party to have the instrument corrected. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

            (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

            (ii) The Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement (unless a higher percentage of Voting Rights is required for such action); and

            (iv) Subject to the other provisions of this Agreement and without limiting the generality of this Section 8.01, the Trustee shall have no duty except in the capacity as successor Servicer or successor Special Servicer (A) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (B) to see to any insurance, and (C) to confirm or verify the contents of any reports or certificates of the Servicer or Special Servicer delivered to the Trustee pursuant to this Agreement reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

            Section 8.02   Certain Matters Affecting the Trustee.

            Except as otherwise provided in Section 8.01:

            (i) The Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

            (iii) The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless, in the Trustee's reasonable opinion, such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

            (iv) The Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) Prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action;

            (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee of its duties or obligations hereunder;

            (vii) For all purposes under this Agreement, the Trustee shall not be required to take any action with respect to, or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or shall have received written notice thereof. In the absence of receipt of such notice and such actual knowledge otherwise obtained, the Trustee may conclusively assume that there is no default or Event of Default;

            (viii) The Trustee shall not be responsible for any act or omission of the Servicer, the Special Servicer or the Directing Certificateholder (unless the Trustee is acting as Servicer, Special Servicer or the Directing Certificateholder, as the case may be) or of the Depositor; and

            (ix) The Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the power granted hereunder.

            Section 8.03 Trustee Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans.

            The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee in Section 2.04, shall be taken as the statements of the Depositor, the Servicer or the Special Servicer, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee does not make any representations as to the validity or sufficiency of this Agreement or of any Certificate or of any Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Servicer, the Special Servicer or the Trustee. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer or the Special Servicer, and accepted by the Trustee, in good faith, pursuant to this Agreement.

            Section 8.04   Trustee May Own Certificates.

            The Trustee in its individual capacity and not as Trustee, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Servicer, the Special Servicer, the Initial Purchaser and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee.

            Section 8.05   Fees and Expenses of Trustee; Indemnification of
Trustee.

            (a) As compensation for the performance of its duties, the Trustee shall be paid the Trustee Fee, equal to one month's interest at the Trustee Fee Rate on the Stated Principal Balance of each Mortgage Loan or REO Loan, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder.

            (b) [Reserved.]

            (c) The Trustee shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses and disbursements incurred by the Trustee pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct; provided, however, that subject to Section 8.02(iii) and 8.14(b), respectively, the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee or the Trustee's expenses.

            (d) The Trustee and any Affiliate, director, officer, employee or agent of the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, this Agreement, the Loans, the Certificates or any act or omission of the Trustee relating to the exercise and performance of any of the powers and duties of the Trustee hereunder; provided, however, that neither the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(d) for (i) allocable overhead, (ii) routine expenses or disbursements incurred or made by or on behalf of the Trustee in the normal course of the Trustee's performing its duties in accordance with any of the provisions hereof, which are not "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations
Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee made herein. The provisions of this Section 8.05(d) shall survive any resignation or removal of the Trustee and appointment of a successor thereto.

            Section 8.06   Eligibility Requirements for Trustee.

            The Trustee hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank or national banking association, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) an institution whose long-term senior unsecured debt is rated "AA-" or higher by S&P and "AA" or higher by Fitch (or such entity as would not, as evidenced in writing by such Rating Agency, result in the qualification (as applicable), downgrading or withdrawal of any of the then-current ratings assigned thereby to the Certificates).

            If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Trustee administers the Trust REMICs is in a state or local jurisdiction that imposes a tax on the Trust Fund on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07,
(ii) pay such tax at no expense to the Trust Fund or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax.

            Section 8.07   Resignation and Removal of the Trustee.

            (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Servicer, the Special Servicer, all Certificateholders and the B Loan Holders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to the Servicer and the Rating Agencies (as evidenced in writing by such Rating Agency that such appointment would not result in the qualification (as applicable), downgrading or withdrawal of any of then-current ratings then assigned thereby to the Certificates) by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Servicer, the Special Servicer, the Certificateholders and the B Loan Holders by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee. The resigning Trustee shall be responsible for the payment of all reasonable expenses incurred in connection with such resignation and discharge and the appointment of a successor trustee

            (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 or if the Depositor has received notice from the Rating Agencies that failure to remove the Trustee will result in a downgrade or withdrawal of the then-current rating assigned to any Class of Certificates, and shall fail to resign after written request therefor by the Depositor or the Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee and appoint a successor trustee acceptable to the Servicer and the Rating Agencies (as evidenced in writing by such Rating Agency that such removal and appointment would not result in the qualification (as applicable), downgrading or withdrawal of any of then-current ratings then assigned thereby to the Certificates), by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Servicer, the Special Servicer, the Certificateholders and the B Loan Holders by the Depositor.

            (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer, the remaining Certificateholders and the B Loan Holders by the Servicer. The Trustee shall be reimbursed for all costs and expenses incurred by it in connection with such removal within 30 days of demand therefor from amounts on deposit in the Lower-Tier Distribution Account (provided the Trustee is removed without cause).

            Any resignation or removal of the Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 8.08.

            Within 30 days following any succession of the Trustee under this Agreement, the predecessor Trustee shall be paid all accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred. No Trustee shall be liable for any action or omission of any successor Trustee.

            Section 8.08   Successor Trustee.

            (a) Any successor Trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer and to its predecessor Trustee, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee, shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor, the Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee all such rights, powers, duties and obligations, and to enable the successor Trustee to perform its obligations hereunder.

            (b) No successor Trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

            (c) Upon acceptance of appointment by a successor Trustee as provided in this Section 8.08, the Servicer shall mail notice of the succession of such Trustee hereunder to the Depositor, the Certificateholders and the B Loan Holders. If the Servicer fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee, such successor Trustee shall cause such notice to be mailed at the expense of the Servicer.

            Section 8.09   Merger or Consolidation of Trustee.

            Any Person into which the Trustee may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee, hereunder; provided that, in the case of the Trustee, such successor Person shall be eligible under the provisions of
Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10   Appointment of Co-Trustee or Separate Trustee.

            (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Servicer and the Trustee acting jointly shall have the power, with the consent of the Directing Certificateholder, and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider necessary or desirable. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

            (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            Section 8.11   [Reserved.]

            Section 8.12   Access to Certain Information.

            (a) On or prior to the date of the first sale of any Private Certificate to an Independent third party, the Depositor shall provide to the Trustee a copy of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Private Certificate relates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Trustee a copy of the private placement memorandum or disclosure document, as revised, amended or supplemented.

            The Trustee shall maintain at its offices primarily responsible for administering the Trust Fund and shall, upon reasonable advance written notice, make available during normal business hours for review by any Holder of a Certificate, each B Loan Holder and its designees, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, any Rating Agency, the Underwriters or any other Person to whom the Trustee believes such disclosure is appropriate, originals or copies of the following items to the extent such documents have been delivered to the Trustee: (i) in the case of a Holder or prospective transferee of a Private Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Private Certificate belongs, in the form most recently provided to the Trustee and (ii) in all cases, (A) this Agreement and any amendments hereto entered into pursuant to Section 10.01, (B) the statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, (C) all Officer's Certificates delivered to the Trustee since the Closing Date pursuant to Section 3.13, (D) all accountants' reports delivered to the Trustee since the Closing Date pursuant to Section 3.14, (E) any and all notices, reports and Environmental Assessments delivered to the Trustee with respect to any Mortgaged Property securing a Defaulted Mortgage Loan as to which the environmental testing contemplated by Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied (but only for so long as such Mortgaged Property or the related Mortgage Loan are part of the Trust Fund), (F) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20 (but only for so long as the affected Mortgage Loan is part of the Trust Fund), (G) any and all Officer's Certificates delivered to the Trustee to support the Servicer's determination that any P&I Advance or Servicing Advance was or, if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be, (H) any and all of the Loan Documents contained in the Mortgage File, (I) any and all Appraisals obtained pursuant to the definition of "Appraisal Reduction" herein, (J) information regarding the occurrence of Servicing Transfer Events as to the Mortgage Loans and (K) any and all Sub-Servicing Agreements and any amendments thereto and modifications thereof.

            Copies of any and all of the foregoing items will be available from the Trustee upon written request; provided, however, that the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies, except in the case of copies provided to the Rating Agencies, which shall be free of charge. In addition, without limiting the generality of the foregoing, the Holder of any Class K, Class L, Class M, Class N and Class O Certificate may upon written request from the Trustee obtain a copy of any report delivered to the Rating Agencies under this Agreement.

            (b) Notwithstanding anything to the contrary herein, in addition to the reports and information made available and distributed pursuant to the terms of this Agreement (including the information set forth in Section 8.12(a)), the Servicer and the Trustee shall, in accordance with such reasonable rules and procedures as each may adopt (which may include the requirement that an agreement that provides that such information shall be used solely for purposes of evaluating the investment characteristics of the Certificates be executed), also make the reports available to Certificateholders pursuant to Section 4.02, as well as certain additional information received by the Servicer or the Trustee, as the case may be, to any Certificateholder, the Underwriters, the Initial Purchaser, any Certificate Owner or any prospective investor identified as such by a Certificate Owner or the Underwriters, that requests such reports or information; provided that the Servicer or the Trustee, as the case may be, shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information.

            (c) With respect to any information furnished by the Trustee or the Servicer pursuant to this Section 8.12, the Trustee or Servicer, as the case may be, shall be entitled to indicate the source of such information and the Trustee or Servicer, as applicable, may affix thereto any disclaimer it deems appropriate in its discretion. The Trustee or the Servicer, as applicable, shall notify Certificateholders of the availability of any such information in any manner as it, in its sole discretion, may determine. In connection with providing access to or copies of the items described in the preceding paragraph, the Trustee or the Servicer, as the case may be, may require (a) in the case of Certificate Owners, a confirmation executed by the requesting Person substantially in form and substance reasonably acceptable to the Servicer or Trustee, as applicable, generally to the effect that such Person is a beneficial holder of Certificates or an investment advisor representing such Person and is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential and
(b) in the case of a prospective purchaser or an investment advisor representing such Person, confirmation executed by the requesting Person in form and substance reasonably acceptable to the Trustee or the Servicer, as the case may be, generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein or an investment advisor representing such Person, and is requesting the information solely for use in evaluating a possible investment in Certificates. Neither of the Servicer nor the Trustee shall be liable for the dissemination of information in accordance with this Agreement.

            Section 8.13   Representations, Warranties and Covenants of the
Trustee.

            The Trustee hereby represents and warrants to the Depositor, the Servicer and the Special Servicer and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States;

            (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

            (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

            (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement; and

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.


                                   ARTICLE IX

                       TERMINATION; PURCHASE OF ARD LOANS

            Section 9.01 Termination Upon Repurchase or Liquidation of All Mortgage Loans.

            Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Servicer, the Special Servicer and the Trustee (other than the obligations of the Trustee to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earliest to occur of (i) the purchase by the Special Servicer, the Holders of the Controlling Class or the Servicer of all the Mortgage Loans and each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund and (2) the Fair Value of each REO Property, if any, included in the Trust Fund (to be conducted by an Appraiser selected and mutually agreed upon by the Servicer and the Trustee), minus (b) solely in the case where the Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees, remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Servicer in connection with such purchase), (ii) the Distribution Date in December 2035 and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the earlier of
(i) the Rated Final Distribution Date and (ii) expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

            The Special Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the Trustee and the other parties hereto within 30 days of the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is less than 1.00% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. If the Special Servicer does not exercise such option within 30 days after it becomes exercisable by the Special Servicer, the Holders of a majority of the Percentage Interests in the Controlling Class may notify the Special Servicer and the Trustee of their intention to exercise such option and if the Special Servicer does not exercise such option within ten Business Days thereafter, such Holders of the Controlling Class shall be entitled to exercise such option. If the Holders of a majority of the Percentage Interests of the Controlling Class do not exercise such option within 30 days after it becomes exercisable by them, the Servicer may notify the Special Servicer, the Holders of the Controlling Class and the Trustee of the Servicer's intention to exercise such option, and if neither of the Special Servicer nor the Holders of a majority of the Percentage Interests in the Controlling Class exercise such option within ten Business Days thereafter, the Servicer will be entitled to exercise such option.

            If the Special Servicer, the Holders of the Controlling Class or the Servicer purchases all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding paragraph, the Special Servicer, the Holders of the Controlling Class or the Servicer, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of (i) any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account and (ii) any portion thereof representing accrued and unpaid Excess Interest, which shall be deposited in the Excess Interest Distribution Account). In addition, the Servicer shall transfer to the Lower-Tier Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, the Trustee shall release or cause to be released to the Special Servicer, the Holders of the Controlling Class or the Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans, and the Trustee shall execute all assignments, endorsements and other instruments furnished to it by the Special Servicer, the Holders of the Controlling Class or the Servicer, as applicable, as shall be necessary to effectuate transfer of the Loans and REO Properties remaining in the Trust Fund and its rights under the Mortgage Loan Purchase Agreement.

            For purposes of this Section 9.01, the Directing Certificateholder, with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

            Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Trustee by letter to the Certificateholders, the B Loan Holders and each Rating Agency and, if not previously notified pursuant to this
Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Trustee or such other location therein designated.

            After transferring the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable pursuant to Section 4.01(d) to the Upper-Tier Distribution Account pursuant to Section 3.04(b) and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier Distribution Account that are allocable to payments on the Class of Certificates so presented and surrendered. Amounts transferred from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account as of the final Distribution Date shall be allocated for the purposes, in the amounts and in accordance with the priority set forth in Sections 4.01(a) and 4.01(e) and shall be distributed in termination and liquidation of the Uncertificated Lower-Tier Interests and the Class LR Certificates in accordance with Sections 4.01(b) and (d). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(h).

            Anything in this Section 9.01 to the contrary notwithstanding, the Holders of the Class V Certificates shall receive that portion of the proceeds of a sale of the assets of the Trust Fund allocable to accrued and unpaid Excess Interest.

            Section 9.0   Additional Termination Requirements.

            If the Special Servicer, the Holders of the Controlling Class or the Servicer purchases all of the Mortgage Loans and each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which meet the definition of a "qualified liquidation" of the Lower-Tier REMIC and the Upper-Tier REMIC, within the meaning of Section 860F(a)(4) of the Code:

            (i) the Trustee shall specify the first day in the 90-day liquidation period in a statement attached to each of the Upper-Tier REMIC's and the Lower-Tier REMIC's final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

            (ii) within such 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Trustee shall sell all of the assets of and the Lower-Tier REMIC to the Special Servicer, the Holders of the Controlling Class or the Servicer, as the case may be, for cash; and

            (iii) immediately following the making of the final payment on the Uncertificated Lower-Tier Interests and the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Class LR Certificates (in the case of the Lower-Tier REMIC) and the Class R Certificates (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), in the Trust Fund and each of the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate at that time.

            Section 9.03   Purchase of ARD Mortgage Loans.

            The Holder of a 100% Percentage Interest in the Class V Certificates may purchase any ARD Mortgage Loan for up to two months after its Anticipated Repayment Date at a price equal to the sum of the following:

            (i) 100% of the outstanding principal balance of such Mortgage Loan on such Anticipated Repayment Date or Maturity Date, as applicable (less any P&I Advances previously made on account of principal);

            (ii) all unpaid interest accrued on such principal balance of such Mortgage Loan at the Mortgage Rate thereof, to the last day of the Interest Accrual Period preceding such Anticipated Repayment Date or Maturity Date, as applicable (less any P&I Advances previously made on account of interest);

            (iii) the aggregate amount of all unreimbursed Advances with respect to such Mortgage Loan, with interest thereon at the Reimbursement Rate, and unpaid Servicing Fees, Primary Servicing Fees, Excess Servicing Strip, Special Servicing Fees, Workout Fees and Trustee Fees; and

            (iv) the amount of any expenses incurred by the Trust Fund in connection with such purchase;

provided, however, that any such purchase may be consummated only if the applicable Holder, at its expense, provides the Trustee with an Opinion of Counsel to the effect that such purchase (or such right to purchase) would not cause (a) either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding and (b) would not cause the arrangement between the Trust and the Class V Certificateholders to be other than a grantor trust for federal income tax purposes, and (i) an Opinion of Counsel to the effect that such purchase would not result in a gain which would be subject to the tax on net income derived from prohibited transactions imposed by Code
Section 860F(a)(1) or otherwise result in the imposition of any other tax on either Trust REMIC under the REMIC Provisions or (ii) an accountant's certification to the effect that such purchase would not result in the realization of any net income to either Trust REMIC.

            The proceeds of any such purchase hereunder shall be deposited in the Collection Account and disbursed as provided herein.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01   Amendment.

            (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or any of the B Loan Holders:

            (i) to cure any ambiguity;

            (ii) to correct or supplement any provisions herein or therein, which may be inconsistent with any other provisions herein or therein or to correct any error;

            (iii) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either Trust REMIC as a REMIC at all times that any Certificate (other than the Class V Certificates) is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either Trust REMIC pursuant to the Code that would be a claim against the Trust Fund or either Trust REMIC, provided that the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (c) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

            (iv) to change the timing and/or nature of deposits into the Collection Account, the Distribution Accounts or REO Account or to change the name in which the Collection Account is maintained, provided that (a) the P&I Advance Date shall in no event be later than the related Distribution Date, (b) such change shall not, as evidenced by an Opinion of Counsel addressed to the Trustee, adversely affect in any material respect the interests of any Certificateholder or any B Loan Holder and
      (c) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

            (v) to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel addressed to the Trustee (at the expense of the requesting party), cause the Trust Fund or either Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person or a Transfer from a Person other than a U.S. Person;

            (vi) to make any other provisions with respect to matters or questions arising under this Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel addressed to the Trustee, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

            (vii) to amend or supplement any provision hereof to the extent necessary to maintain the then-current rating or ratings assigned to each Class of Certificates by each Rating Agency as confirmed in writing.

            (b) This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, or which are required to be distributed to any CBA B Loan Holder, without the consent of such CBA B Loan Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) modify the Servicing Standard in any manner which adversely affects certificateholders or CBA B Loan Holders, as applicable, without the consent of the Holders of all Certificates or the consent of the CBA B Loan Holders, as applicable; or

            (v) amend this Section 10.01 without the consent of the CBA B Loan Holders.

            (c) Notwithstanding the foregoing, the Trustee will not be entitled to consent to any amendment hereto without having first received an Opinion of Counsel to the effect that such amendment or the exercise of any power granted to the Servicer, the Depositor, the Special Servicer, the Trustee or any other specified person in accordance with such amendment will not result in the imposition of a tax on the Trust Fund or either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC or the remaining portion of the Trust Fund to fail to qualify as a grantor trust.

            (d) Promptly after the execution of any such amendment, the Trustee shall furnish a copy of such amendment to the parties hereto, each Rating Agency, each Certificateholder and each B Loan Holder.

            (e) It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            (f) The Trustee may, but shall not be obligated to, enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

            (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 10.01(a), (b) or (c) shall be borne by the Person seeking the related amendment, except that if the Servicer, the Special Servicer or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 10.01(a), (b) or (c) shall be payable out of the Collection Account.

            (h) Notwithstanding anything to the contrary contained in this
Section 10.01, the parties hereto agree that this Agreement may not be amended in any manner that is reasonably likely to have a material adverse effect on the holder of the 1633 Broadway B Loan without first obtaining the written consent of the holder of the 1633 Broadway B Loan, which consent shall be deemed granted if not denied within 10 Business Days of the receipt by such holder of the proposed amendment. The Servicer may obtain, and may rely upon, an Opinion of Counsel to the effect that such action will not adversely affect in any material respect the interests of the holder of the 1633 Broadway B Loan.

            (i) Any material change or amendment to this Agreement shall not be effective unless and until the party requesting such amendment has received confirmation in writing from the Rating Agencies that such amendment will not result in a withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates.

            (j) Notwithstanding anything to the contrary contained in this
Section 10.01, the parties hereto agree that this Agreement may be amended pursuant to Section 3.27(d) herein without any notice to or consent of any of the Certificateholders, Opinions of Counsel, Officer's Certificates or confirmation in writing from the Rating Agencies that such amendment will not result in a withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates.

            Section 10.02   Recordation of Agreement; Counterparts.

            (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the expense of the Depositor on direction by the Trustee, but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor or, to the extent that it benefits any B Loan Holder, by such B Loan Holder) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and/or the B Loan Holders.

            (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Limitation on Rights of Certificateholders and B Loan Holders.

            (a) The death or incapacity of any Certificateholder or any B Loan Holder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's or B Loan Holder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) No Certificateholder or B Loan Holder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders and/or the B Loan Holders from time to time as partners or members of an association; nor shall any Certificateholder or any B Loan Holder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) No Certificateholder or B Loan Holder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby.

            It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.04   Governing Law.

            This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            Section 10.05   Notices.

            Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid (except for notices to the Trustee which shall be deemed to have been duly given only when received), to: (i) in the case of the Depositor, Credit Suisse First Boston Mortgage Securities Corp., Eleven Madison Avenue, New York, New York 10010, Attention: Edmund Taylor, with a copy to Pamela McCormack, Esq., Compliance Department, telecopy number: (212) 326-7805; (ii) in the case of the Underwriter and the Initial Purchaser, Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010, Attention: Edmund Taylor, with a copy to Pamela McCormack, Esq., Compliance Department, telecopy number: (212) 326-7805; (iii) in the case of the Servicer, Midland Loan Services, Inc., 10851 Mastin, Suite 300, Overland Park, Kansas 66210 (for deliveries), and P.O. Box 25965, Shawnee Mission, Kansas 66225-5965 (for communications by United States mail), Attention: President, telecopy number: (913) 253-9001; (iv) if sent to PNC Capital Markets, Inc., shall be mailed, delivered or telecopied to it at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Craig Grenci, telecopy number: (412) 762-9124, with a copy to Leonard Ferleger, telecopy number: (412) 705-2148; (v) in the case of the Special Servicer, GMAC Commercial Mortgage Corporation, 550 California Street, 12th Floor, San Francisco, California 94104, Attention: Henry Bieber, telecopy number: (415) 391-2949, with a copy to General Counsel, telecopy number (215) 328-3622; (vi) in the case of the Trustee, Wells Fargo Bank Minnesota, N.A., 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services (CMBS)
- Credit Suisse First Boston Series 2002-CP5; (vii) in the case of the Rating Agencies, (a) Fitch, One State Street Plaza, New York, New York 10004,
Attention: Commercial Mortgage Monitoring Group, telecopy number: (212) 635-0295; (b) Standard and Poor's Ratings Services, 55 Water Street, New York 10041, Attention: CMBS Surveillance Group, telecopy number: (212) 438-2662; and
(viii) in the case of the CSFB Mortgage Loan Seller, Column Financial, Inc., 3414 Peachtree Road, N.E., Suite 1140, Atlanta, Georgia 30326, Attention:
President, telecopy number: (404) 239-0419; (ix) in the case of the PNC Mortgage Loan Seller, PNC Bank, National Association, 10851 Mastin, Suite 300, Overland Park, Kansas 66210 (for deliveries), and P.O. Box 25965, Shawnee Mission, Kansas 66225-5965 (for communications by United States mail), Attention: Harry Funk, telecopy number: (913) 253-9001, with a copy to PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, 21st Floor, Pittsburgh, Pennsylvania 15222,
Attention: Gretchen Lengel Kelly, telecopy number: (412) 762-4334; (x) in the case of the initial the B Loan Holder as specified in the A/B Intercreditor Agreement, Column Financial, Inc., 3414 Peachtree Road, N.E., Suite 1140, Atlanta, Georgia 30326-1113, Attention: Robert A. Barnes, telecopy number (404) 239-0419; and (xi) in the case of the initial Directing Certificateholder, GMAC Institutional Advisors LLC, 550 California Street, 12th Floor, San Francisco, California 94104, Attention: Shari Figi, telecopy number: (415) 646-8458, or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first Class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

            Section 10.06   Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07   Grant of a Security Interest.

            The Depositor intends that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Collection Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Interest Reserve Account, the Distribution Accounts and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 10.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

            Section 10.08   Successors and Assigns; Beneficiaries.

            The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. The B Loan Holders are each an intended third-party beneficiary in respect of the rights afforded it hereunder. No other person, including, without limitation, any Borrower, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

            Section 10.09   Article and Section Headings.

            The article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            Section 10.10   Notices to Rating Agencies.

            (a) The Trustee shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the Servicer or the Special Servicer;

            (iv) any change in the location of either of the Distribution Accounts;

            (v) the repurchase of Mortgage Loans by a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement; and

            (vi) the final payment to any Class of Certificateholders.

            (b) The Servicer shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) the resignation or removal of the Trustee; and

            (ii) any change in the location of the Collection Account.

            (c) Each of the Servicer and the Special Servicer shall promptly furnish to each Rating Agency copies of the following:

            (i) each of its annual statements as to compliance described in
      Section 3.13;

            (ii) each of its annual independent public accountants' servicing reports described in Section 3.14; and

            (iii) any other document that shall be reasonably requested by any Rating Agency.

            (d) The Trustee shall promptly after each Distribution Date make available to each Rating Agency a copy of the related Statement to Certificateholders.

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.


                                       CREDIT SUISSE FIRST BOSTON
                                         MORTGAGE SECURITIES CORP.
                                         Depositor


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       MIDLAND LOAN SERVICES, INC.
                                         Servicer


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       GMAC COMMERCIAL MORTGAGE CORPORATION
                                         Special Servicer


                                       By:
                                          --------------------------------------
                                          Name:  Henry Bieber
                                          Title: Senior Vice President



                                       WELLS FARGO BANK MINNESOTA, N.A.
                                         Trustee


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF NEW YORK  )


            On the _____ day of December, 2002 before me, a notary public in and for said State, personally appeared ______________________________________ known to me to be a __________________________ of Credit Suisse First Boston Mortgage Securities Corp., the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                         ---------------------------------------
                                                      Notary Public

STATE OF _________  )
                    ) ss.:
COUNTY OF ________  )


            On the _____ day of December, 2002 before me, a notary public in and for said State, personally appeared _________________________________ know to me to be a _________________________ of
[______________________________________________________________] that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                         ---------------------------------------
                                                      Notary Public

STATE OF _________  )
                    ) ss.:
COUNTY OF ________  )


            On the _____ day of December, 2002 before me, a notary public in and for said State, personally appeared _________________________________ know to me to be a _________________________ of GMAC Commercial Mortgage Corporation, a California corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                         ---------------------------------------
                                                      Notary Public

STATE OF __________ )
                    ) ss.:
COUNTY OF _________ )


            On the _____ day of December, 2002 before me, _______________________, a notary public in and for said State, personally appeared ______________________________ known to me to be a ___________________
of [________________________________________________________________] that executed the within instrument, and also known to me to be the person who executed it on behalf of said banking association, and acknowledged to me that such banking association executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                         ---------------------------------------
                                                      Notary Public

                                                                     EXHIBIT A-1

                         FORM OF CLASS A CERTIFICATE

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CP5
                         CLASS A-[1]-[2] CERTIFICATE

PASS-THROUGH RATE [CLASS A-1: 4.1060%]   [INITIAL CLASS A-1 CERTIFICATE
                                         BALANCE:  $353,118,000]

PASS-THROUGH RATE [CLASS A-2: 4.9400%]   [INITIAL CLASS A-2 CERTIFICATE
                                         BALANCE: $620,320,000]

CUSIP NO. [CLASS A-1 22541NUH0]          DENOMINATION OF THIS CERTIFICATE:
                                         $---------
CUSIP NO. [CLASS A-2 22541NUJ6]
                                         DENOMINATION OF THIS CERTIFICATE:
                                         $---------

                                         RATED FINAL DISTRIBUTION DATE:
                                         DECEMBER 2035

No.: A-[1][2]

            FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

            THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

            Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

            Unless this Certificate is presented by an authorized representative of DTC, to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any Certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Certificate Balance equal to or in excess of $5,000,000; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

            No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity, but
                                          solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class A-[1][2] Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity, but
                                          solely as Trustee



                                       By:____________________________________
                                          Authorized Signatory

Dated: _______________

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificate, Series 2002-CP5, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.


Dated: _______________                 By:____________________________________
                                          Signature

                                                                   EXHIBIT A-2

                        FORM OF CLASS A-X CERTIFICATE

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CP5
                            CLASS A-X CERTIFICATE
                               (VARIABLE RATE)

PASS-THROUGH RATE:  0.1925%              ORIGINAL CLASS A-X NOTIONAL BALANCE:
                                         [$1,185,313,661]

CUSIP NO. [144-A] 22541NVA4              NOTIONAL DENOMINATION OF THIS
                                         CERTIFICATE (SUBJECT TO SCHEDULE A
                                         ATTACHED HERETO): $______

CUSIP NO. [REG S] U12679MW0              RATED FINAL DISTRIBUTION DATE:
                                         DECEMBER 2035


No.:  A-X

            THIS CERTIFICATE IS AN "INTEREST ONLY" CERTIFICATE AND DOES NOT HAVE A PRINCIPAL BALANCE. DISTRIBUTIONS WILL BE CALCULATED ON THE CLASS A-X "NOTIONAL BALANCE."

            FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

            THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

            Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

            Unless this Certificate is presented by an authorized representative of DTC, to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any Certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Notional Balance equal to or in excess of $5,000,000; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates. No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity, but
                                          solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class A-X Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity, but
                                          solely as Trustee



                                       By:____________________________________
                                          Authorized Signatory

Dated: ___________________

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass Through Certificate, Series 2002-CP5, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.



Dated: ________________                By:____________________________________
                                          Signature

                                  Class A-X
                                  Schedule A

                                            Remaining Notional
            Notional Amount                 Amount of this            Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

----------  ------------------------------  ------------------------  -------

                                                                     EXHIBIT A-3

                        FORM OF CLASS A-SP CERTIFICATE

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CP5
                            CLASS A-SP CERTIFICATE
                               (VARIABLE RATE)

PASS-THROUGH RATE:  1.6647%            ORIGINAL CLASS A-SP NOTIONAL BALANCE:
                                       [$1,035,816,000]

CUSIP NO. [144-A] US22541NVB2          NOTIONAL DENOMINATION OF THIS CERTIFICATE
                                       (SUBJECT TO SCHEDULE A ATTACHED
                                       HERETO): $______

CUSIP NO. [REG S] U12679MX8            RATED FINAL DISTRIBUTION DATE:
                                       DECEMBER 2035

No.:  A-SP

            THIS CERTIFICATE IS AN "INTEREST ONLY" CERTIFICATE AND DOES NOT HAVE A PRINCIPAL BALANCE. DISTRIBUTIONS WILL BE CALCULATED ON THE CLASS A-SP "NOTIONAL BALANCE."

            FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

            THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

            Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

            Unless this Certificate is presented by an authorized representative of DTC, to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any Certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Notional Balance equal to or in excess of $5,000,000; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates. No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class A-SP Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory

Dated: ___________________

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificate, Series 2002-CP5, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.



Dated: ________________                By:____________________________________
`                                         Signature

                                  Class A-SP
                                  Schedule A

                                            Remaining Notional
            Notional Amount                 Amount of this            Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

                                                                     EXHIBIT A-4

                  FORM OF CLASS [B] [C] [D] [E] CERTIFICATE

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CP5
                      CLASS [B] [C] [D] [E] CERTIFICATE

PASS-THROUGH RATE [CLASS B:  5.0920%]  [INITIAL CLASS B CERTIFICATE BALANCE:
                                       $41,486,000]

PASS-THROUGH RATE [CLASS C:  5.2300%]  [INITIAL CLASS C CERTIFICATE BALANCE:
                                       $22,225,000]

PASS-THROUGH RATE [CLASS D:  5.2690%]  [INITIAL CLASS D CERTIFICATE BALANCE:
                                       $14,816,000]

PASS-THROUGH RATE [CLASS E:  5.3390%]  [INITIAL CLASS E CERTIFICATE BALANCE:
                                       $17,780,000]

CUSIP NO. [CLASS B 22541NJ82]          DENOMINATION OF THIS CERTIFICATE:
                                       $----------

CUSIP NO. [CLASS C 22541NJ82]          DENOMINATION OF THIS CERTIFICATE:
                                       $----------

CUSIP NO. [CLASS D 22541NJ82]          DENOMINATION OF THIS CERTIFICATE:
                                       $----------

CUSIP NO. [CLASS E 22541NJ82]          DENOMINATION OF THIS CERTIFICATE:
                                       $----------

                                       RATED FINAL DISTRIBUTION DATE:  DECEMBER
                                       2035


No.:  [B] [C] [D] [E]

            THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS A-1, CLASS A-2, [CLASS B, CLASS C, CLASS D,] CLASS A-X AND CLASS A-SP CERTIFICATES AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

            THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

            Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

            Unless this Certificate is presented by an authorized representative of DTC, to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any Certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Certificate Balance equal to or in excess of $5,000,000; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

            No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class [B] [C] [D] [E] Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory

Dated: ___________________

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificate, Series 2002-CP5, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.


Dated: ________________                By:____________________________________
                                          Signature

                                                                   EXHIBIT A-5

                     FORM OF CLASS [F][G][H] CERTIFICATE

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CP5
                         CLASS [F][G][H] CERTIFICATE

PASS-THROUGH RATE [CLASS F:  5.7830%]  [INITIAL CLASS F CERTIFICATE BALANCE:
                                       $8,890,000]

PASS-THROUGH RATE [CLASS G:  5.8810%]  [INITIAL CLASS G CERTIFICATE BALANCE:
                                       $16,298,000]

PASS-THROUGH RATE [CLASS H:  6.3260%]  [INITIAL CLASS H CERTIFICATE BALANCE:
                                       $14,816,000]

CUSIP NO. [CLASS F [144-A] 22541NUP2]  DENOMINATION OF THIS CERTIFICATE (SUBJECT
                                       TO SCHEDULE A ATTACHED HERETO):
                                       $[---------]
CUSIP NO. [CLASS F [REG S] U12679MK6]
CUSIP NO. [CLASS G [144-A] 22541NUQ0]  RATED FINAL DISTRIBUTION DATE: DECEMBER
                                       2035
CUSIP NO. [CLASS G [REG S] U12679ML4]
CUSIP NO. [CLASS H [144-A] 22541NUR8]
CUSIP NO. [CLASS H [REG S] U12679MM2]


No.: [F][G][H]

            THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS A-1, CLASS A-2, CLASS A-X, CLASS A-SP, CLASS B, CLASS C, CLASS D, CLASS E AND [AND CLASS [F] AND CLASS [G] CERTIFICATES] AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

            FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

            THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

            Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

            Unless this Certificate is presented by an authorized representative of DTC, to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any Certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Certificate Balance equal to or in excess of $5,000,000; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

            No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class [F][G][H] certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory

Dated: ___________________

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificate, Series 2002-CP5, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.


Dated: ________________                By:____________________________________
                                          Signature

                               Class [F][G][H]
                                  Schedule A

                                            Remaining Certificate
            Certificate Principal Balance   Principal Balance of      Notation
Date        Exchanged or Transferred        this Certificate          Made By
----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

                                                                     EXHIBIT A-6

              FORM OF CLASS [J][K][L][M][N][O][P][Q] CERTIFICATE

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CP5
                  CLASS [J][K][L][M][N][O][P][Q] CERTIFICATE

PASS-THROUGH RATE [CLASS J:  5.2500%]  [INITIAL CLASS J CERTIFICATE BALANCE:
                                       $22,225,000]

PASS-THROUGH RATE [CLASS K:  5.2500%]  [INITIAL CLASS K CERTIFICATE BALANCE:
                                       $5,927,000]

PASS-THROUGH RATE [CLASS L:  5.2500%]  [INITIAL CLASS L CERTIFICATE BALANCE:
                                       $8,889,000]

PASS-THROUGH RATE [CLASS M:  5.2500%]  [INITIAL CLASS M CERTIFICATE BALANCE:
                                       $7,409,000]

PASS-THROUGH RATE [CLASS N:  5.2500%]  [INITIAL CLASS N CERTIFICATE BALANCE:
                                       $4,445,000]

PASS-THROUGH RATE [CLASS O:  5.2500%]  [INITIAL CLASS O CERTIFICATE BALANCE:
                                       $4,703,000]

PASS-THROUGH RATE [CLASS P:  5.2500%]  [INITIAL CLASS P CERTIFICATE BALANCE:
                                       $7,150,000]

PASS-THROUGH RATE [CLASS Q:  5.2500%]  [INITIAL CLASS Q CERTIFICATE BALANCE:
                                       $14,816,661]

CUSIP NO. [CLASS J [144-A] 22541NUS6   DENOMINATION OF THIS CERTIFICATE
                                       (SUBJECT TO SCHEDULE A ATTACHED
                                       HERETO): $[________]

CUSIP NO. [CLASS J [REG S] U12679MN0   RATED FINAL DISTRIBUTION DATE:
                                       DECEMBER 2035

CUSIP NO. [CLASS K [144-A] 22541NUT4]

CUSIP NO. [CLASS K [REG S] U12679MP5]

CUSIP NO. [CLASS L [144-A] 22541NUU1]

CUSIP NO. [CLASS L [REG S] U12679MQ3]

CUSIP NO. [CLASS M [144-A] 22541NUV9]

CUSIP NO. [CLASS M [REG S] U12679MR1]

CUSIP NO. [CLASS N [144-A] 22541NUW9]

CUSIP NO. [CLASS N [REG S] U12679MS9]

CUSIP NO. [CLASS O [144-A] 22541NUX5]

CUSIP NO. [CLASS O [REG S] U12679MT7]

CUSIP NO. [CLASS P [144-A] 22541NUY3]

CUSIP NO. [CLASS P [REG S] U12679MU4]

CUSIP NO. [CLASS Q [144-A] 22541NUZ0]

CUSIP NO. [CLASS Q [REG S] U12679MV2]

No.: [J][K][L][M][N][O][P][Q]

            THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-X, CLASS A-SP, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G AND CLASS H [AND CLASS [J] AND CLASS [K] AND CLASS [L] AND CLASS [M] AND CLASS [N] AND CLASS [O] AND CLASS [P] CERTIFICATES] AS DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR
(ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, EXCEPT IN THE CASE OF A CLASS V CERTIFICATE OR RESIDUAL CERTIFICATE, WHICH MAY NOT BE TRANSFERRED UNLESS THE TRANSFEREE REPRESENTS IT IS NOT SUCH AN ENTITY SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A AND IT IS A U.S. PERSON WITHIN THE MEANING OF RULE 902 UNDER REGULATION S.

            FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

            THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

            Unless and until it is exchanged in whole or in part for Certificates in definitive form, this Certificate may not be transferred except as a whole (i) by The Depository Trust Company, a New York corporation ("DTC") to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

            Unless this Certificate is presented by an authorized representative of DTC, to the Certificate Registrar or its agent for registration of transfer, exchange or payment, and any Certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest represented by this Certificate of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Certificate Balance equal to or in excess of $5,000,000; and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

            No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class [J][K][L][M][N][O][P][Q] certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory

Dated: ___________________

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificate, Series 2002-CP5, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.


Dated: ________________                By:____________________________________
                                          Signature

                        Class [J][K][L][M][N][O][P][Q]
                                  Schedule A

                                            Remaining Certificate
            Certificate Principal Balance   Principal Balance of      Notation
Date        Exchanged or Transferred        this Certificate          Made By
----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

----------  -----------------------------   -----------------------   --------

                                                                     EXHIBIT A-7

                         FORM OF CLASS V CERTIFICATE

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-CP5
                             CLASS V CERTIFICATE


No.: V-[   ]                                         Percentage Interest: [100%]


            THIS CERTIFICATE DOES NOT HAVE A PRINCIPAL BALANCE AND IS ENTITLED TO RECEIVE DISTRIBUTIONS ONLY IN RESPECT OF EXCESS INTEREST, IF ANY.

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            [WITH RESPECT TO THE CLASS V CERTIFICATES ONLY:] THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE TO ANY PERSON THAT IS AN "INELIGIBLE CLASS V OWNER" (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT).

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

            THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR
(ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, EXCEPT IN THE CASE OF A CLASS V CERTIFICATE OR RESIDUAL CERTIFICATE, WHICH MAY NOT BE TRANSFERRED UNLESS THE TRANSFEREE REPRESENTS IT IS NOT SUCH AN ENTITY SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

            THIS CERTIFICATE REPRESENTS, FOR FEDERAL INCOME TAX PURPOSES, AN INTEREST IN A GRANTOR TRUST CONSISTING OF THE EXCESS INTEREST (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) AND ANY HOLDER THEREOF AGREES TO TREAT ITS INTEREST IN THE EXCESS INTEREST IN ACCORDANCE WITH THIS REPRESENTATION.

            THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

            This certifies that [______________] (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest set forth above of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Percentage Interest equal to 100%, and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

            No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class V Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory

Dated:_______________

                                                                     EXHIBIT A-8

                         FORM OF RESIDUAL CERTIFICATE
                          CLASS [R][LR] CERTIFICATE


No:  [R][LR]                                      Percentage Interest:  [100%]


            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE TRUSTEE OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE HOLDER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, AND SUCH HOLDER SHALL, AND EACH SUBSEQUENT PURCHASER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS CERTIFICATE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF AN EXHIBIT TO THE POOLING AND SERVICING AGREEMENT AND SHALL ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

            THIS CERTIFICATE IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL SAVINGS AND LOAN INSURANCE CORPORATION, THE GOVERNMENT NATIONAL MORTGAGE ASSOCIATION OR ANY OTHER GOVERNMENTAL AGENCY.

            THIS CERTIFICATE MAY NOT BE HELD OR TRANSFERRED TO A NON-U.S. PERSON (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) OR DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

            FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(2) AND 860D OF THE CODE.

            THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY ESSENTIALLY SIMILAR FEDERAL STATE OR LOCAL LAW (A "SIMILAR LAW") (EACH A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN, EXCEPT IN THE CASE OF THE CLASS V CERTIFICATES OR THE RESIDUAL CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM SET FORTH IN THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT OR
(ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, EXCEPT IN THE CASE OF A CLASS V CERTIFICATE OR RESIDUAL CERTIFICATE, WHICH MAY NOT BE TRANSFERRED UNLESS THE TRANSFEREE REPRESENTS IT IS NOT SUCH AN ENTITY SUCH ENTITY SHALL PROVIDE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OR HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN AN OFFERED PRIVATE CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA SECTION 4975 OF THE CODE, OR A MATERIALLY SIMILAR CHARACTERIZATION UNDER ANY SIMILAR LAW.

            TRANSFER OF THIS CLASS [R][LR] CERTIFICATE IS RESTRICTED AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. NO TRANSFER OF THIS CLASS [R][LR] CERTIFICATE MAY BE MADE TO A "DISQUALIFIED ORGANIZATION" OR A NON-U.S. PERSON (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT). A DISQUALIFIED ORGANIZATION (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) INCLUDES: ANY OF (i) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY THAT IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND, EXCEPT FOR FHLMC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (ii) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (iii) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS' COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (iv) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE AND (v) AN ELECTING LARGE PARTNERSHIP UNDER CODE SECTION 775. NO TRANSFER OF THIS CLASS [R][LR][R-730] CERTIFICATE WILL BE REGISTERED BY THE CERTIFICATE REGISTRAR UNLESS THE PROPOSED TRANSFEREE HAS DELIVERED AN AFFIDAVIT AFFIRMING, AMONG OTHER THINGS, THAT (A) THE PROPOSED TRANSFEREE IS NOT A DISQUALIFIED ORGANIZATION, IS NOT A NON-U.S. PERSON, AND IS NOT ACQUIRING THE CLASS [R][LR] CERTIFICATE FOR THE ACCOUNT OF A DISQUALIFIED ORGANIZATION OR A NON-U.S. PERSON, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED THEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, AND (E) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR A NON-U.S. PERSON OR ANY AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-U.S. PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH. A COPY OF THE FORM OF AFFIDAVIT REQUIRED OF EACH PROPOSED TRANSFEREE IS ON FILE AND AVAILABLE FROM THE TRUSTEE.

            IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN REGULATION S.

            THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE [UPPER-TIER REMIC] [LOWER-TIER REMIC] AND TO THE APPOINTMENT OF THE BOND ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

            This certifies that [______________] (the "Certificateholder") is the registered owner of a beneficial ownership interest in a trust (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Midland Loan Services, Inc., as servicer (the "Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement. This Certificate is described in the Pooling and Servicing Agreement and is issued pursuant to and subject to the Pooling and Servicing Agreement. By acceptance of this Certificate, each Certificateholder assents to and becomes bound by the Pooling and Servicing Agreement.

            On each Distribution Date, the Trustee shall distribute to the Person in whose name this Certificate is registered on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs (or with respect to the first Distribution Date, the Closing Date), an amount equal to the Percentage Interest set forth above of the amount required to be distributed to the Certificateholders of this Class on such Distribution Date pursuant to Section 4.01 of the Pooling and Servicing Agreement.

            All distributions (other than the final distribution) shall be made to the Persons in whose name the Certificates are registered at the close of business on each Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor if such Certificateholder shall have so notified the Trustee in writing by no later than five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered Certificateholder of Certificates of the Class represented by this Certificate with an initial Percentage Interest equal to [____]%, and in all other cases by check mailed to each such Certificateholder at such Certificateholder's address appearing in the Certificate Register, in either case without presentation or surrender of any Certificate held by such Certificateholder or the making of any notation thereon. Distributions on the final Distribution Date with respect to this Certificate, however, shall require presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Percentage Interests of each Class affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of designated portions of the Trust Fund as a REMIC, without the consent of the Holders of any of the Certificates.

            No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 5.02 of the Pooling and Servicing Agreement.

            This Certificate does not represent an obligation of, or an interest in the Servicer, the Special Servicer, the Depositor or the Trustee, except to the extent described in the Pooling and Servicing Agreement, or any Affiliate thereof, nor will this Certificate be insured or guaranteed by any governmental agency. This Certificate is limited in right of payment to certain collections on the Mortgage Loans, as more specifically set forth in the Pooling and Servicing Agreement.

            The Holder hereof, by its acceptance of this Certificate, agrees to look solely to the assets of the Trust Fund, as provided in the Pooling and Servicing Agreement, for payment hereunder and that the Trustee in its individual capacity is not liable to the Holder hereof for any amounts payable under this Certificate or the Pooling and Servicing Agreement.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and is qualified in its entirety by the Pooling and Servicing Agreement. Reference is made to the Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and immunities of the Trustee. Copies of the Pooling and Servicing Agreement and all amendments thereto may be obtained via the Trustee's internet website located at www.ctslink.com/cmbs.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by the manual or facsimile signature of the duly authorized signatory of the Trustee.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory



                        CERTIFICATE OF AUTHENTICATION

            This is one of the Class [R][LR] Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                       WELLS FARGO BANK MINNESOTA, N.A.
                                          not in its individual capacity,
                                          but solely as Trustee


                                       By:____________________________________
                                          Authorized Signatory

Dated:_______________

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the within Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificate, Series 2002-CP5, and does hereby irrevocably constitute and appoint ______________________________ Attorney to transfer the said Certificate on the Certificate Register maintained by the Certificate Registrar, with full power of substitution in the premises.


Dated: ________________                By:____________________________________
                                          Signature

                                                                       EXHIBIT B

                            MORTGAGE LOAN SCHEDULE



CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2002-CP5


  #      CROSSED      PROPERTY NAME                                       ADDRESS
-----------------------------------------------------------------------------------------------------------------------------------
  1                   1633 Broadway                                      1633 Broadway
  2                   Fashion Square Mall                                4787 Fashion Square Boulevard
  3                   Village of Rochester Hills                         60-900 North Adams Road
  4                   Plaza Escuela                                      1100-1192 Locust Street & 1276 South California Boulevard
  5                   The River at Rancho Mirage                         71-800 Highway 111
  6                   Creekside Apartments II                            2500 Knights Road
  7                   MARYLAND INDUSTRIAL PORTFOLIO                      VARIOUS
  7A                  1325-1381 Western Avenue                           1325 Western Avenue
  7B                  4611 Mercedes Drive                                4611 Mercedes Drive
  7C                  6940 San Tomas Road                                6940 San Tomas Road
  7D                  9050 Junction Drive                                9050 Junction Drive
  7E                  7151 Montevideo Road                               7151 Montevideo Road
  7F                  7155 Montevideo Road                               7155 Montevideo Road
  7G                  8869 Greenwood Place                               8869 Greenwood Place
  8                   Golden Triangle I & II                             7833 & 7855 Walker Drive
  9                   Tri-Star Estates                                   Rt. 45/52 and George Road
  10                  Siemens Westinghouse Office Building               11950 Corporate Boulevard
  11                  Walnut Ridge Apartment Homes                       5757 South Staples Road
  12                  Mountain Run Apartments                            5800 Eubank Boulevard Northeast
  13                  River Pointe Apartment Homes                       1600 River Pointe Drive
  14                  Centerville Park Apartments                        2050 Sidneywood Road
  15                  30 A&B Vreeland Road                               30 A&B Vreeland Road
  16                  METALDYNE PORTFOLIO                                VARIOUS
 16A                  Metaldyne Precision Forming (Fraser)               18450 Fifteen Mile Road
 16B                  Metaldyne Powertrain/NVH (Middleville)             39 East State Street
 16C                  Metaldyne Sintered Components (North Vernon)       3100 North State Highway 3
 16D                  Metaldyne Precision Forming (Canal Fulton)         567 Elm Ridge Road
 16E                  Metaldyne Fittings (Livonia)                       12955 Inkster Road
 16F                  Metaldyne Tubular Products (Green Oak)             10769 Plaza Drive
  17                  Westchase Bank Building                            9801 Westheimer Road
  18      ( A )       Century Plaza Apartments                           3300-3310 East Rancier Avenue
  19      ( A )       Caesar's Palace Apartments                         600 West Hallmark Avenue
  20      ( A )       Commander's Palace Apartments                      702 Santa Rose Drive
  21                  Quail Ridge Apartments                             2609 Featherstone Road
  22                  2600 Telegraph Road                                2600 Telegraph Road
  23                  Barham Plaza                                       3800 Barham Boulevard
  24                  St. Tropez Apartments                              4000 Horizon Hill
  25                  GenCorp Building                                   36600 Corporate Drive
  26                  GANNON PORTFOLIO                                   VARIOUS
 26A                  Gannon Ridge Pointe Crossing Apartments            11251 Graben Avenue
 26B                  Gannon Ridge Pointe Crossing West Apartments       11302 Bonanza Lane
  27                  One Atlantic Street                                One Atlantic Street
  28                  Corporate Pointe at Summerlin Center               10650-10750 West Charleston Boulevard
  29                  Brockbank Apartments                               9827 Brockbank Drive
  30                  The Plaza                                          13610 North Scottsdale Road
  31                  Woodcrest Apartments                               800 West Forest Meadows
  32                  Pacific Bell Directory Building                    5460 East La Palma Avenue
  33                  West Anderson Plaza                                2438 West Anderson Lane
  34                  Arrowhead Palms                                    7369-7439 West Bell Road
  35      ( B )       WESLACO PORTFOLIO                                  VARIOUS
 35A      ( B )       Trail's End                                        2001 South Texas Boulevard
 35B      ( B )       Leisure World                                      400 East 18th Street
  36      ( B )       MCALLEN PORTFOLIO                                  VARIOUS
 36A      ( B )       Homestead Ranch                                    744 Lora's Lane
 36B      ( B )       The Homestead                                      2701 North McColl Road
  37                  Oaks on Bissonnet                                  7003 Bissonnet
  38                  Bayshore Medical Office Building                   3333 Bayshore Boulevard
  39                  Plaza at Crystal Run                               400 North Galleria Drive
  40                  Annandale Financial Center                         7010 Little River Turnpike
  41                  Parkway Crossing Apartments                        102 La Mancha Drive
  42                  7447 & 7457 Harwin Drive                           7447 & 7457 Harwin Drive
  43                  Premier on Woodfair Apartments                     9502 Woodfair Drive
  44                  AmeriSuites San Antonio                            7615 Jones Maltsberger
  45                  Fondren Road Plaza Shopping Center                 7030 Bissonnet Street
  46                  Lake Arbor Village Shopping Center                 10001 Lake Arbor Way
  47                  University Business Center                         19-33  Needham Street
  48                  AmeriSuites Austin                                 3612 Tudor Boulevard
  49                  WestCoast Colonial Hotel                           2301 Colonial Drive
  50                  Lakeshore North Apartments                         1600 Lakeshore North Drive
  51                  AmeriSuites Houston                                300 Ronan Park Place
  52                  Whole Foods Market                                 7401 W 91st Street
  53                  Hampton Inn Columbia                               822 Gervais Street
  54                  River Oaks Apartments                              2929 North Dixie Highway
  55                  Kingswood Apartments                               3400 Joyce Lane
  56                  Sutton Place Apartments                            6838 Everhart Road
  57      ( C )       Oak Creek Apartments                               6111 Vance Jackson Road
  58      ( C )       Windrush Apartments                                2447 Lockhill Selma Road
  59                  Oak Glen Apartments                                4420 Saturn Road
  60                  Moraine Court                                      8080 South Harlem Avenue
  61                  440 Benmar Place Office Building                   440 Benmar
  62                  1322 Space Park Drive                              1322 Space Park Drive
  63                  Freeway Executive Center                           10429 South 51st Street
  64                  16350 Park Ten                                     16350 Park Ten Place
  65                  Walden of Lakewood Apartments                      602 Alexander Street
  66                  Colony Square II                                   1132, 1148 & 1156 West Dillon Road
  67                  Eastpoint Marketplace                              6790-7040 East 22nd Street
  68                  Durham Business Center                             16520 Southwest Upper Boones Ferry Road
  69                  Easton Marketplace                                 219 Marlboro Avenue
  70                  Cedar Pointe Apartment Homes                       7610 Fallbrook Drive
  71                  Walgreens Center                                   230 and 250 North La Brea Avenue
  72                  Whitesburg Plaza                                   5000 Whitesburg Drive
  73                  Parkdale Greens Apartments                         7390 Pindo Circle
  74                  Louis Bank of Commerce                             835 5th Avenue
  75                  Sterling MHP                                       50 River Triangle
  76                  16360 Park Ten                                     16360 Park Ten Place
  77                  Carriage Village Mobile Home Park                  715 N 96th East Place
  78                  9898 Bissonnet Street                              9898 Bissonnet Street
  79                  The Meadows Apartments                             1500 North Bluegrove Drive
  80                  Federal Hill Lofts                                 1000 South Charles Street
  81                  Capewood Apartments                                4335 Aldine Mail Road
  82                  Holiday Inn - Paris                                3560 Northeast Loop 284
  83                  Woodside Village Apartments                        3910 Treadway
  84                  Rampart Gardens Apartments                         6300 Rampart Drive
  85                  Florence Apartments                                24 Alan Court
  86                  12000 Westheimer Office Building                   12000 Westheimer
  87                  Heritage House Apartments                          3321 Eddy
  88                  Lakewood Industrial Park                           1957 Rutgers University Boulevard
  89                  Robersonville Town Center                          22713 Main Street (NC Hwy 903)
  90                  Jackson Square Apartments                          2500 Jackson Keller Road
  91                  Festival Market of Anderson                        7721 Beechmont Avenue
  92                  2600 South Loop                                    2600 South Loop West
  93                  Park Ridge Apartments                              6938 Alto Rey Avenue
  94                  Snowden Medical Offices                            111,121, 211,301, and 321 Park Hill Drive
  95                  Shoppes at Thoroughbred                            420 Cool Springs Boulevard
  96                  Capri MHP                                          16860 Slover Avenue
  97                  Second Dimension Apartments                        5901 Sam Calloway Road
  98                  Twelve Oaks Medical Center                         11623-45 Angus Road
  99                  38th Street Plaza                                  3720-3752 East Indian School Road
 100                  Jasmine Park Apartments                            2701 Pasadena Boulevard
 101                  6430 Richmond                                      6430 Richmond Avenue
 102                  Desert Springs Inn                                 2275 East Flamingo Road
 103                  7000 Terminal Square Bldg.                         7000 Terminal Square
 104                  ASG Group II                                       125 Bryant Woods South
 105                  Fair Acres Apartments                              17800 Southeast Stark Street
 106                  First Line Apartments                              1120 Red Bluff
 107                  Whispering Sands                                   1481 South Palm Street
 108                  Mill Stream Run Apartments                         670 Prospect Road
 109                  Saginaw Plaza                                      1425 Jefferson Road
 110                  U-Stor Federal                                     6790 Federal Boulevard
 111                  Carriage House Apartments                          1803 Nederland Avenue
 112                  Enchanted Lakes MHP                                750 Malabar Road
 113                  Dorwood Mobile Home Park                           3536 Daniels Road
 114                  Pacific Palms Apartments                           5054-5096 Kell Lane
 115                  Brookhollow MHP                                    6150 Rhones Quarter Road
 116                  Lake Sahara Plaza                                  8683 West Sahara Avenue
 117                  Lock-it Lockers                                    6560 E. Tanque Verde Road
 118                  Creekside Shopping Center                          424 East Six Forks Road
 119                  Country Club Self Storage                          5400 Rio Bravo
 120                  Seven Gables Apartments                            4008 Sherwood Lane
 121                  Grovepark Apartments                               3601-3613, 3610, & 3620 Richmond, 2222 Ferrol, & 3606
                                                                           Pleasant Grove
 122                  Lifestyles Mobile Home Park                        400 Montauk Drive
 123                  Chapel Ridge Apartments                            1085 Holiday Drive
 124                  Forest Hollow Estates                              602 West Main Street
 125                  New Richmond Place Apartments                      439 North Fifth Street
 126                  National Self Storage-ALB                          5419 Academy Road Northeast
 127                  Blockbuster Del City                               4329 Southeast 44th Street
 128                  Chamisa MHP and Self Storage                       7010 Fourth Street Northwest
 129                  Aspen Meadows MHP                                  333 37th Street
 130                  Manor Mobile Home Park                             2590 North Medical Center Drive
 131                  The Barclay House                                  7215 Lathers Street
 132                  Toledo Terrace Apartments                          4619 & 4701 66th Street and 4616 67th Street
 133                  CVS Madisonville                                   920 North Main Street
 134                  Johanna Square Apartments                          1714 Johanna Street
 135                  Bellmead Shopping Center                           1517 North Interstate Highway 35
 136                  Swansgate III Apartments                           1023 & 1053 Futrell Drive
 137                  Delaware Court Apartments                          1001 North Delaware Street
 138                  Royal Oaks Apartments                              1322 North 17th Street
 139                  106 Crescent, 18, 22 and 26 Roberts St.            106 Crescent Drive & 18-26 Roberts Street
 140                  8250 W. Charleston Blvd.                           8250 West Charleston Boulevard
 141                  The Wiltshire                                      819 East Capitol St., Southeast



TABLE (CONTINUED)
                                                                                                  UNITS/
                                                                                                  SQ. FT./
                                                                 ZIP             MORTGAGE         ROOMS/          ORIGINAL
  #      CITY                  COUNTY                   STATE    CODE            LOAN SELLER      PADS            BALANCE
--------------------------------------------------------------------------------------------------------------------------------
  1      New York              New York                 NY       10019           Column           2,359,172       $220,000,000
  2      Saginaw               Saginaw                  MI       48604           Column             450,490       $62,400,000
  3      Rochester Hills       Oakland                  MI       48309           Column             254,392       $49,000,000
  4      Walnut Creek          Contra Costa             CA       94596           Column             153,176       $42,000,000
  5      Rancho Mirage         Riverside                CA       92270           Column             239,371       $41,000,000
  6      Bensalem              Bucks                    PA       19020           Column               1,026       $40,000,000
  7      VARIOUS               VARIOUS                  MD      VARIOUS          COLUMN             874,503       $28,250,000
  7A     Baltimore             Harford                  MD       21230           Column             185,516
  7B     Belcamp               Harford                  MD       21017           Column             178,133
  7C     Elkridge              Howard                   MD       21075           Column             143,924
  7D     Annapolis             Howard                   MD       20701           Column             108,350
  7E     Jessup                Howard                   MD       20794           Column              59,572
  7F     Jessup                Howard                   MD       20794           Column             109,540
  7G     Savage                Howard                   MD       20863           Column              89,468
  8      Greenbelt             Prince George's          MD       20770            PNC               241,942       $28,000,000
  9      Bourbonnais           Kankakee                 IL       60914           Column                 898       $26,200,000
  10     Orlando               Orange                   FL       32817           Column             226,548       $25,000,000
  11     Corpus Christi        Nueces                   TX       78413           Column                 704       $22,400,000
  12     Albuquerque           Bernalillo               NM       87111            PNC                   472       $18,500,000
  13     Conroe                Montgomery               TX       77304            PNC                   300       $16,400,000
  14     West Carrollton       Montgomery               OH       45449           Column                 530       $16,000,000
  15     Florham Park          Morris                   NJ       07932           Column             151,530       $15,500,000
  16     VARIOUS               VARIOUS                VARIOUS   VARIOUS           PNC               607,044       $15,000,000
 16A     Fraser                Macomb                   MI       48026            PNC                58,745
 16B     Middleville           Barry                    MI       49333            PNC               124,736
 16C     North Vernon          Jennings                 IN       47266            PNC               135,500
 16D     Canal Fulton          Stark                    OH       44614            PNC               186,443
 16E     Livonia               Wayne                    MI       48150            PNC                60,390
 16F     Green Oak Township    Livingston               MI       48189            PNC                41,230
  17     Houston               Harris                   TX       77042           Column             202,294       $12,900,000
  18     Killeen               Bell                     TX       76543            PNC                   256        $5,600,000
  19     Killeen               Bell                     TX       76541            PNC                   249        $5,175,000
  20     Killeen               Bell                     TX       76541            PNC                   117        $1,600,000
  21     Oklahoma City         Oklahoma                 OK       73120            PNC                   628       $12,281,000
  22     Bloomfield            Oakland                  MI       48304            PNC                89,751       $12,000,000
  23     Los Angeles           Los Angeles              CA       90068            PNC                84,115       $11,750,000
  24     San Antonio           Bexar                    TX       78229           Column                 273       $11,520,000
  25     Farmington Hills      Oakland                  MI       48333            PNC                74,000       $11,500,000
  26     VARIOUS               ST. LOUIS                MO      VARIOUS          COLUMN                 388       $11,155,000
 26A     St. Ann               St. Louis                MO       63074           Column                 292
 26B     Maryland Hts          St. Louis                MO       63043           Column                  96
  27     Stamford              Fairfield                CT       06901           Column              81,533       $10,800,000
  28     Las Vegas             Clark                    NV       89135           Column             109,933        $9,800,000
  29     Dallas                Dallas                   TX       75220           Column                 355        $9,712,500
  30     Scottsdale            Maricopa                 AZ       85254            PNC                67,441        $9,600,000
  31     Flagstaff             Coconino                 AZ       86001           Column                 200        $9,300,000
  32     Anaheim               Orange                   CA       92807           Column              80,998        $9,200,000
  33     Austin                Travis                   TX       78757           Column             116,842        $9,100,000
  34     Peoria                Maricopa                 AZ       85382            PNC                77,649        $9,000,000
  35     WESLACO               HIDALGO                  TX       78596           COLUMN                 722        $5,832,000
 35A     Weslaco               Hidalgo                  TX       78596           Column                 385
 35B     Weslaco               Hidalgo                  TX       78596           Column                 337
  36     MCALLEN               HIDALGO                  TX       78501           COLUMN                 225        $2,640,000
 36A     McAllen               Hidalgo                  TX       78501           Column                 126
 36B     McAllen               Hidalgo                  TX       78501           Column                  99
  37     Houston               Harris                   TX       77074           Column                 356        $7,800,000
  38     Pasadena              Harris                   TX       77504            PNC                67,611        $7,500,000
  39     Middletown            Orange                   NY       10941            PNC                95,241        $7,425,000
  40     Annandale             Fairfax                  VA       22003           Column              64,397        $7,400,000
  41     Asheville             Buncombe                 NC       28805           Column                 248        $7,300,000
  42     Houston               Harris                   TX       77036           Column             176,710        $6,850,000
  43     Houston               Harris                   TX       77036           Column                 410        $6,600,000
  44     San Antonio           Bexar                    TX       78216           Column                 128        $6,525,000
  45     Houston               Harris                   TX       77074            PNC                93,396        $6,500,000
  46     Mitchellville         Prince George's          MD       20721            PNC                57,448        $6,150,000
  47     Newton                Middlesex                MA       02464            PNC                64,254        $6,050,000
  48     Austin                Travis                   TX       78759           Column                 128        $6,015,000
  49     Helena                Lewis and Clark          MT       59601           Column                 149        $6,050,000
  50     Waco                  McLennan                 TX       76708           Column                 224        $5,800,000
  51     Houston               Harris                   TX       77060           Column                 128        $5,800,000
  52     Overland Park         Johnson                  KS       66212            PNC                45,492        $5,750,000
  53     Columbia              Richland                 SC       29201           Column                 122        $5,600,000
  54     Oakland Park          Broward                  FL       33334           Column                 219        $5,600,000
  55     Denton                Denton                   TX       76207            PNC                   200        $5,600,000
  56     Corpus Christi        Nueces                   TX       78413           Column                 201        $5,600,000
  57     San Antonio           Bexar                    TX       78230           Column                 140        $3,100,000
  58     San Antonio           Bexar                    TX       78230           Column                  89        $2,435,000
  59     Garland               Dallas                   TX       75041            PNC                   150        $5,320,000
  60     Bridgeview            Cook                     IL       60455           Column                 140        $5,300,000
  61     Houston               Harris                   TX       77060           Column             113,974        $5,150,000
  62     Nassau Bay            Harris                   TX       77032           Column             120,884        $5,000,000
  63     Phoenix               Maricopa                 AZ       85044            PNC                39,601        $4,900,000
  64     Houston               Harris                   TX       77084           Column              74,583        $4,850,000
  65     Plant City            Hillsborough             FL       33566           Column                 160        $4,590,000
  66     Louisville            Boulder                  CO       80027           Column              28,511        $4,500,000
  67     Tucson                Pima                     AZ       85710            PNC                62,247        $4,480,000
  68     Durham                Washington               OR       97224            PNC                33,847        $4,375,000
  69     Easton                Talbot                   MD       21601           Column             126,423        $4,500,000
  70     Houston               Harris                   TX       77086            PNC                   144        $4,040,000
  71     Inglewood             Los Angeles              CA       90301            PNC                35,490        $4,012,500
  72     Huntsville            Madison                  AL       35802           Column              51,093        $4,000,000
  73     Beaumont              Beaumont                 TX       77708           Column                 164        $3,850,000
  74     San Diego             San Diego                CA       92101           Column              22,365        $3,800,000
  75     Lakeland              Polk                     FL       33815           Column                 340        $3,800,000
  76     Houston               Harris                   TX       77084           Column              68,209        $3,800,000
  77     Tulsa                 Tulsa                    OK       74115           Column                 328        $3,748,000
  78     Houston               Harris                   TX       77057           Column             110,974        $3,700,000
  79     Lancaster             Dallas                   TX       75134           Column                 120        $3,550,000
  80     Baltimore             Baltimore                MD       21230           Column                   9        $3,475,000
  81     Houston               Harris                   TX       77039           Column                 176        $3,400,000
  82     Paris                 Lamar                    TX       75460           Column                 114        $3,400,000
  83     Beaumont              Jefferson                TX       77706           Column                 112        $3,345,000
  84     Houston               Harris                   TX       77081           Column                 178        $3,230,000
  85     Florence              Boone                    KY       41042           Column                 144        $3,200,000
  86     Houston               Harris                   TX       77077           Column              59,550        $3,200,000
  87     Amarillo              Randall                  TX       79109           Column                 141        $3,150,000
  88     Lakewood              Ocean                    NJ       08701            PNC                79,050        $3,150,000
  89     Robersonville         Martin                   NC       27871           Column              46,907        $3,140,000
  90     San Antonio           Bexar                    TX       78230           Column                 135        $3,000,000
  91     Anderson Township     Hamilton                 OH       45255           Column              39,238        $3,000,000
  92     Houston               Harris                   TX       77054           Column              80,463        $2,900,000
  93     El Paso               El Paso                  TX       79912           Column                 160        $2,850,000
  94     Fredericksburg        Spotsylvania             VA       22401            PNC                19,400        $2,625,000
  95     Franklin              Williamson               TN       37067            PNC                14,883        $2,561,000
  96     Fontana               San Bernardino           CA       92335           Column                  97        $2,550,000
  97     Ft. Worth             Tarrant                  TX       76114           Column                 177        $2,516,000
  98     Austin                Travis                   TX       78759           Column              38,884        $2,500,000
  99     Phoenix               Maricopa                 AZ       85018            PNC                23,030        $2,400,000
 100     Pasadena              Harris                   TX       77502           Column                 120        $2,400,000
 101     Houston               Harris                   TX       77036           Column              45,138        $2,350,000
 102     Las Vegas             Clark                    NV       89119           Column                  56        $2,320,000
 103     Upper Darby           Delaware                 PA       19082           Column              51,274        $2,270,000
 104     Amherst               Erie                     NY       14228            PNC                16,817        $2,229,000
 105     Portland              Multnomah                OR       97233           Column                  70        $2,158,000
 106     Pasadena              Harris                   TX       77506           Column                 134        $2,060,000
 107     Las Vegas             Clark                    NV       89104           Column                  79        $2,025,000
 108     Berea                 Cuyahoga                 OH       44017           Column                  88        $2,030,000
 109     Henrietta             Monroe                   NY       14623           Column              35,497        $2,000,000
 110     Denver                Adams                    CO       80221           Column                 437        $1,960,000
 111     Nederland             Jefferson                TX       77627           Column                  84        $1,925,000
 112     Malabar               Brevard                  FL       32950           Column                 150        $1,900,000
 113     Wilson                Niagara                  NY       14131           Column                 213        $1,900,000
 114     Las Vegas             Clark                    NV       89115           Column                  40        $1,629,000
 115     Tyler                 Smith                    TX       75707           Column                 108        $1,520,000
 116     Las Vegas             Clark                    NV       89117            PNC                12,057        $1,500,000
 117     Tucson                Pima                     AZ       85715            PNC                   598        $1,425,000
 118     Raleigh               Wake                     NC       27609           Column               7,800        $1,327,500
 119     Santa Teresa          Dona Ana                 NM       88008            PNC                   386        $1,225,000
 120     Houston               Harris                   TX       77092           Column                  59        $1,212,000
 121     Lansing               Ingham                   MI       48911           Column                  52        $1,175,000
 122     Festus                Jefferson                MO       63028           Column                  83        $1,160,000
 123     Forrest City          St.Francis               AR       72335            PNC                    64        $1,150,000
 124     Whitehouse            Smith                    TX       75791           Column                  93        $1,120,000
 125     Baton Rouge           Baton Rouge              LA       70802           Column                  50        $1,100,000
 126     Albuquerque           Bernalillo               NM       87109            PNC                   479        $1,065,000
 127     Del City              Oklahoma                 OK       73135           Column               9,425        $1,050,000
 128     Albuquerque           Bernalillo               NM       87107           Column                 232        $1,020,000
 129     Evans                 Weld                     CO       80620           Column                  57        $1,000,000
 130     San Bernardino        San Bernardino           CA       92411           Column                  69        $1,000,000
 131     Westland              Wayne                    MI       48185           Column                  33         $930,000
 132     Lubbock               Lubbock                  TX       79414           Column                  44         $892,000
 133     Madisonville          Hopkins                  KY       42431           Column              10,722         $875,000
 134     Houston               Harris                   TX       77055           Column                  38         $824,000
 135     Bellmead              McClennan                TX       76705           Column               7,975         $765,000
 136     Myrtle Beach          Horry                    SC       29577            PNC                    64         $745,000
 137     Indianapolis          Marion                   IN       46202           Column                  38         $710,000
 138     Atchison              Atchison                 KS       66002           Column                  48         $680,000
 139     Kirkwood              Broome                   NY       13795           Column                  30         $647,000
 140     Las Vegas             Clark                    NV       89117           Column               4,350         $500,000
 141     Washington            District of Columbia     DC       20003           Column                  17         $485,000

                                                                                                              --------------
TOTAL/WEIGHTED AVERAGE:                                                                                       $1,188,681,500
                                                                                                              ==============


TABLE (CONTINUED)
                                                         ORIG      REM.         ORIG              REM.                      NET
              CUT-OFF              OWNERSHIP             AMORT.    AMORT.       TERM TO           TERM TO        INTEREST   INTEREST
  #           BALANCE (1)          INTEREST              TERM      TERM         MATURITY (2)      MATURITY (2)   RATE       RATE
------------------------------------------------------------------------------------------------------------------------------------
  1           $219,570,323          Leasehold             360       358           120                118           5.702%     5.660%
  2           $61,979,466              Fee                300       295           120                115           6.510%     6.458%
  3           $49,000,000              Fee                348       348           120                120           6.250%     6.208%
  4           $41,936,158              Fee                360       358           120                118           6.800%     6.738%
  5           $40,965,044              Fee                360       359           120                119           6.800%     6.758%
  6           $39,897,962              Fee                360       357           120                117           6.490%     6.448%
  7           $28,174,092              FEE                360       357           120                117           6.250%     6.208%
  7A                                   Fee
  7B                                   Fee
  7C                                   Fee
  7D                                   Fee
  7E                                   Fee
  7F                                   Fee
  7G                                   Fee
  8           $27,972,126              Fee                360       359           120                119           6.000%     5.903%
  9           $26,080,248              Fee                360       354            60                 54           6.840%     6.798%
  10          $25,000,000              Fee                N/A       N/A            60                 56           6.230%     6.178%
  11          $22,305,552              Fee                360       355            60                 55           6.300%     6.258%
  12          $18,441,117              Fee                360       356           120                116           6.630%     6.548%
  13          $16,343,020              Fee                360       355           120                115           7.090%     7.008%
  14          $15,984,102              Fee                360       359           120                119           6.010%     5.968%
  15          $15,475,529              Fee                360       358           120                118           6.640%     6.598%
  16          $14,979,969         FEE/LEASEHOLD           300       299           120                119           6.500%     6.368%
 16A                                   Fee
 16B                              Fee/Leasehold
 16C                                   Fee
 16D                                   Fee
 16E                                   Fee
 16F                                   Fee
  17          $12,887,760              Fee                360       359           120                119           6.250%     6.208%
  18           $5,560,654              Fee                300       294           120                114           6.920%     6.838%
  19           $5,138,640              Fee                300       294           120                114           6.920%     6.838%
  20           $1,588,758              Fee                300       294           120                114           6.920%     6.838%
  21          $12,229,919              Fee                360       354           120                114           7.230%     7.128%
  22          $11,980,195              Fee                360       358           120                118           6.450%     6.318%
  23          $11,739,583              Fee                360       359           120                119           6.600%     6.498%
  24          $11,499,077              Fee                360       358           120                118           6.030%     5.988%
  25          $11,481,239              Fee                360       358           120                118           6.500%     6.368%
  26          $11,087,647              FEE                360       351           120                111           7.330%     7.238%
 26A                                   Fee
 26B                                   Fee
  27          $10,770,667              Fee                360       357            84                 81           6.200%     6.158%
  28           $9,776,807              Fee                360       357           120                117           6.830%     6.788%
  29           $9,672,400              Fee                360       354           120                114           7.260%     7.218%
  30           $9,591,321              Fee                360       359           120                119           6.500%     6.368%
  31           $9,273,809              Fee                360       357           119                116           6.030%     5.988%
  32           $9,177,341              Fee                360       357            60                 57           6.650%     6.578%
  33           $9,075,810              Fee                360       357           120                117           6.300%     6.258%
  34           $8,973,770              Fee                360       356           120                116           7.000%     6.868%
  35           $5,816,829              FEE                360       357           120                117           6.400%     6.358%
 35A                                   Fee                                                                                    0.000%
 35B                                   Fee                                                                                    0.000%
  36           $2,633,132              FEE                360       357           120                117           6.400%     6.358%
 36A                                   Fee                                                                                    0.000%
 36B                                   Fee                                                                                    0.000%
  37           $7,785,738              Fee                360       358           120                118           6.000%     5.958%
  38           $7,483,221              Fee                360       357           120                117           7.080%     6.958%
  39           $7,406,510              Fee                360       357           120                117           6.600%     6.518%
  40           $7,380,113              Fee                360       356           120                116           7.330%     7.288%
  41           $7,272,868              Fee                360       356            60                 56           5.950%     5.908%
  42           $6,819,166              Fee                360       353           120                113           7.450%     7.408%
  43           $6,567,263              Fee                360       352           120                112           7.700%     7.658%
  44           $6,510,310              Fee                300       298           120                118           7.070%     7.028%
  45           $6,484,856              Fee                360       357           120                117           6.900%     6.718%
  46           $6,132,076              Fee                360       356           120                116           7.000%     6.868%
  47           $6,044,424              Fee                360       359            84                 83           6.400%     6.288%
  48           $6,001,458              Fee                300       298           120                118           7.070%     7.028%
  49           $5,965,335              Fee                300       286           120                106           8.000%     7.958%
  50           $5,790,091              Fee                360       358           120                118           6.300%     6.258%
  51           $5,786,942              Fee                300       298           120                118           7.070%     7.028%
  52           $5,735,993              Fee                360       357           120                117           6.700%     6.618%
  53           $5,587,229              Fee                300       298           120                118           7.000%     6.958%
  54           $5,585,178              Fee                360       357           120                117           6.320%     6.278%
  55           $5,583,481              Fee                360       356            60                 56           6.950%     6.818%
  56           $5,579,417              Fee                360       356            60                 56           6.000%     5.958%
  57           $3,085,083              Fee                360       353           120                113           7.190%     7.148%
  58           $2,423,342              Fee                360       353           120                113           7.210%     7.168%
  59           $5,304,307              Fee                360       356            60                 56           6.950%     6.868%
  60           $5,271,920              Fee                360       352           120                112           7.440%     7.398%
  61           $5,134,065              Fee                360       356           120                116           6.750%     6.708%
  62           $4,983,861              Fee                360       356           120                116           6.570%     6.528%
  63           $4,888,064              Fee                360       357           120                117           6.700%     6.568%
  64           $4,828,168              Fee                360       353           120                113           7.450%     7.408%
  65           $4,577,319              Fee                360       357           120                117           6.120%     6.078%
  66           $4,488,206              Fee                360       356           120                116           7.430%     7.388%
  67           $4,469,794              Fee                360       357           120                117           7.000%     6.868%
  68           $4,371,121              Fee                360       359           120                119           6.600%     6.468%
  69           $4,363,586              Fee                120       115           120                115           6.000%     5.958%
  70           $4,030,159              Fee                360       357           120                117           6.700%     6.568%
  71           $4,008,977              Fee                360       359           120                119           6.650%     6.568%
  72           $3,990,888              Fee                360       357           120                117           7.000%     6.958%
  73           $3,834,964              Fee                360       355           120                115           6.620%     6.578%
  74           $3,794,320              Fee                360       358           120                118           6.870%     6.828%
  75           $3,786,946              Fee                360       356            60                 56           6.300%     6.258%
  76           $3,782,895              Fee                360       353           120                113           7.450%     7.408%
  77           $3,730,005              Fee                300       296           120                116           6.750%     6.708%
  78           $3,683,345              Fee                360       353           120                113           7.450%     7.408%
  79           $3,540,045              Fee                360       357           120                117           6.050%     6.008%
  80           $3,471,671              Fee                360       359           120                119           6.200%     6.158%
  81           $3,388,066              Fee                360       355            60                 55           7.050%     7.008%
  82           $3,334,114              Fee                300       280           120                100           8.250%     8.208%
  83           $3,331,936              Fee                360       355           120                115           6.620%     6.578%
  84           $3,210,498              Fee                360       351           120                111           7.330%     7.288%
  85           $3,191,494              Fee                360       357           120                117           6.300%     6.228%
  86           $3,190,216              Fee                360       356           120                116           6.800%     6.758%
  87           $3,145,987              Fee                300       299           120                119           6.800%     6.758%
  88           $3,140,820              Fee                360       356           120                116           7.000%     6.888%
  89           $3,132,283              Fee                360       357           120                117           6.660%     6.618%
  90           $2,994,453              Fee                360       358           120                118           5.950%     5.908%
  91           $2,991,591              Fee                360       356           120                116           7.160%     7.088%
  92           $2,886,946              Fee                360       353           120                113           7.450%     7.408%
  93           $2,844,882              Fee                360       358           120                118           6.080%     6.038%
  94           $2,619,020              Fee                360       357           120                117           7.000%     6.868%
  95           $2,549,829              Fee                360       353           120                113           7.570%     7.438%
  96           $2,545,543              Fee                360       358           120                118           6.200%     6.158%
  97           $2,504,456              Fee                300       296            60                 56           7.000%     6.958%
  98           $2,494,856              Fee                300       298           120                118           7.550%     7.508%
  99           $2,396,175              Fee                360       358           120                118           6.600%     6.498%
 100           $2,393,523              Fee                360       357           120                117           6.230%     6.188%
 101           $2,339,422              Fee                360       353           120                113           7.450%     7.408%
 102           $2,314,411              Fee                360       357           120                117           6.750%     6.708%
 103           $2,261,705              Fee                300       297           120                117           6.800%     6.758%
 104           $2,214,049              Fee                300       293           120                113           7.920%     7.788%
 105           $2,152,849              Fee                300       298           120                118           6.750%     6.708%
 106           $2,030,236              Fee                300       287           120                107           7.450%     7.408%
 107           $2,019,846              Fee                360       357           120                117           6.500%     6.458%
 108           $2,019,379              Fee                360       352           120                112           7.490%     7.448%
 109           $1,992,944              Fee                360       355           120                115           7.030%     6.988%
 110           $1,952,726              Fee                300       297           120                117           6.710%     6.668%
 111           $1,917,482              Fee                360       355           120                115           6.620%     6.578%
 112           $1,895,465              Fee                300       298            60                 58           6.750%     6.708%
 113           $1,890,795              Fee                300       296            60                 56           6.700%     6.658%
 114           $1,627,527              Fee                360       359           120                119           6.500%     6.458%
 115           $1,512,962              Fee                300       296           120                116           6.950%     6.908%
 116           $1,497,957              Fee                360       358           120                118           7.250%     7.118%
 117           $1,416,822              Fee                300       295            60                 55           6.920%     6.838%
 118           $1,325,232              Fee                360       358           120                118           6.300%     6.258%
 119           $1,214,445              Fee                300       292           120                112           7.410%     7.228%
 120           $1,195,100              Fee                300       287           120                107           7.650%     7.608%
 121           $1,173,446              Fee                300       299           120                119           6.560%     6.518%
 122           $1,158,151              Fee                360       358           120                118           6.600%     6.558%
 123           $1,147,421              Fee                360       356           180                176           8.030%     7.848%
 124           $1,114,814              Fee                300       296           120                116           6.950%     6.908%
 125           $1,092,413              Fee                360       350           120                110           7.570%     7.528%
 126           $1,063,632              Fee                300       299            60                 59           6.750%     6.668%
 127           $1,045,112              Fee                300       296           120                116           6.920%     6.878%
 128           $1,017,758              Fee                300       298           120                118           7.200%     7.158%
 129            $997,719               Fee                300       298           120                118           7.000%     6.958%
 130            $996,151               Fee                360       354           120                114           7.540%     7.498%
 131            $927,290               Fee                360       356           120                116           7.000%     6.958%
 132            $890,881               Fee                300       299            60                 59           6.900%     6.858%
 133            $872,816               Fee                300       298           120                118           6.500%     6.458%
 134            $812,511               Fee                300       287           120                107           7.650%     7.608%
 135            $763,124               Fee                360       356           120                116           7.690%     7.648%
 136            $743,379               Fee                360       355           180                175           8.750%     8.668%
 137            $709,080               Fee                300       299           120                119           6.690%     6.648%
 138            $678,537               Fee                360       357           120                117           7.250%     7.208%
 139            $643,894               Fee                300       296           120                116           6.750%     6.708%
 140            $498,871               Fee                360       357           120                117           7.040%     6.998%
 141            $483,832               Fee                360       357            60                 57           6.750%     6.708%
          --------------                                                                                           ------
TOTAL/
WEIGHTED
AVERAGE:  $1,185,313,661                                                                                           6.475%
          ==============                                                                                           ======



TABLE (CONTINUED)
                                                                  FIRST
         INTEREST CALCULATION            MONTHLY                  PAYMENT        MATURITY                    LOAN
  #      (30/360 / ACTUAL/360)           PAYMENT                  DATE           DATE          ARD (3)       TYPE
---------------------------------------------------------------------------------------------------------------------
  1           Actual/360                 $1,277,160               11/11/02       10/11/32      10/11/12           ARD
  2             30/360                     $421,719                8/11/02        7/11/12           N/A       Balloon
  3           Actual/360                   $305,279  (6)           1/11/03       12/11/32      12/11/12           ARD
  4           Actual/360                   $273,809               11/11/02       10/11/12           N/A       Balloon
  5           Actual/360                   $267,289               12/11/02       11/11/32      11/11/12           ARD
  6           Actual/360                   $252,564               10/11/02        9/11/12           N/A       Balloon
  7           ACTUAL/360                   $173,940               10/11/02        9/11/12           N/A       Balloon
  7A
  7B
  7C
  7D
  7E
  7F
  7G
  8           Actual/360                   $167,874                12/1/02        11/1/12           N/A       Balloon
  9           Actual/360                   $171,503                7/11/02        6/11/32       6/11/07           ARD
  10          Actual/360                   $129,792                9/11/02        8/11/32       8/11/07           ARD
  11          Actual/360                   $138,650                8/11/02        7/11/07           N/A       Balloon
  12          Actual/360                   $118,519                 9/1/02         8/1/12           N/A       Balloon
  13          Actual/360                   $110,103                 8/1/02         7/1/12           N/A       Balloon
  14          Actual/360                    $96,031               12/11/02       11/11/12           N/A       Balloon
  15          Actual/360                    $99,402               11/11/02       10/11/32      10/11/12           ARD
  16          ACTUAL/360                   $101,281                12/1/02        11/1/12           N/A       Balloon
 16A
 16B
 16C
 16D
 16E
 16F
  17          Actual/360                    $79,428               12/11/02       11/11/12           N/A       Balloon
  18          Actual/360                    $39,294                 7/1/02         6/1/12           N/A       Balloon
  19          Actual/360                    $36,312                 7/1/02         6/1/12           N/A       Balloon
  20          Actual/360                    $11,227                 7/1/02         6/1/12           N/A       Balloon
  21          Actual/360                    $83,612                 7/1/02         6/1/12           N/A       Balloon
  22          Actual/360                    $75,454                11/1/02        10/1/12           N/A       Balloon
  23          Actual/360                    $75,042                12/1/02        11/1/12           N/A       Balloon
  24          Actual/360                    $69,291               11/11/02       10/11/12           N/A       Balloon
  25          Actual/360                    $72,688                11/1/02        10/1/12           N/A       Balloon
  26          ACTUAL/360                    $76,703                4/11/02        3/11/32       3/11/12           ARD
 26A
 26B
  27          Actual/360                    $66,147               10/11/02        9/11/09           N/A       Balloon
  28          Actual/360                    $64,085               10/11/02        9/11/12           N/A       Balloon
  29          Actual/360                    $66,322                7/11/02        6/11/12           N/A       Balloon
  30          Actual/360                    $60,679                12/1/02        11/1/12           N/A       Balloon
  31          Actual/360                    $55,938               10/11/02        8/11/12           N/A       Balloon
  32          Actual/360                    $59,061               10/11/02        9/11/32       9/11/07           ARD
  33          Actual/360                    $56,327               10/11/02        9/11/12           N/A       Balloon
  34          Actual/360                    $59,877                 9/1/02         8/1/12           N/A       Balloon
  35          ACTUAL/360                    $36,480               10/11/02        9/11/12           N/A       Balloon
 35A
 35B
  36          ACTUAL/360                    $16,513               10/11/02        9/11/12           N/A       Balloon
 36A
 36B
  37          Actual/360                    $46,765               11/11/02       10/11/12           N/A       Balloon
  38          Actual/360                    $50,301                10/1/02         9/1/12           N/A       Balloon
  39          Actual/360                    $47,420                10/1/02         9/1/12           N/A       Balloon
  40          Actual/360                    $50,883                9/11/02        8/11/12           N/A       Balloon
  41          Actual/360                    $43,533                9/11/02        8/11/07           N/A       Balloon
  42          Actual/360                    $47,662                6/11/02        5/11/12           N/A       Balloon
  43          Actual/360                    $47,055                5/11/02        4/11/12           N/A       Balloon
  44          Actual/360                    $46,409               11/11/02       10/11/12           N/A       Balloon
  45          Actual/360                    $42,809                10/1/02         9/1/12           N/A       Balloon
  46          Actual/360                    $40,916                 9/1/02         8/1/12           N/A       Balloon
  47          Actual/360                    $37,843                12/1/02        11/1/09           N/A       Balloon
  48          Actual/360                    $42,782               11/11/02       10/11/12           N/A       Balloon
  49          Actual/360                    $46,695               11/11/01       10/11/11           N/A       Balloon
  50          Actual/360                    $35,900               11/11/02       10/11/12           N/A       Balloon
  51          Actual/360                    $41,253               11/11/02       10/11/12           N/A       Balloon
  52          Actual/360                    $37,103                10/1/02         9/1/12           N/A       Balloon
  53          Actual/360                    $39,580               11/11/02       10/11/12           N/A       Balloon
  54          Actual/360                    $34,736               10/11/02        9/11/12           N/A       Balloon
  55          Actual/360                    $37,069                 9/1/02         8/1/07           N/A       Balloon
  56          Actual/360                    $33,575                9/11/02        8/11/07           N/A       Balloon
  57          Actual/360                    $21,021                6/11/02        5/11/12           N/A       Balloon
  58          Actual/360                    $16,545                6/11/02        5/11/12           N/A       Balloon
  59          Actual/360                    $35,216                 9/1/02         8/1/07           N/A       Balloon
  60          Actual/360                    $36,841                5/11/02        4/11/12           N/A       Balloon
  61          Actual/360                    $33,403                9/11/02        8/11/12           N/A       Balloon
  62          Actual/360                    $31,834                9/11/02        8/11/12           N/A       Balloon
  63          Actual/360                    $31,619                10/1/02         9/1/12           N/A       Balloon
  64          Actual/360                    $33,746                6/11/02        5/11/12           N/A       Balloon
  65          Actual/360                    $27,874               10/11/02        9/11/12           N/A       Balloon
  66          Actual/360                    $31,249                9/11/02        8/11/12           N/A       Balloon
  67          Actual/360                    $29,806                10/1/02         9/1/12           N/A       Balloon
  68          Actual/360                    $27,941                12/1/02        11/1/12           N/A       Balloon
  69          Actual/360                    $49,959                8/11/02        7/11/12           N/A       Balloon
  70          Actual/360                    $26,069                10/1/02         9/1/12           N/A       Balloon
  71          Actual/360                    $25,759                12/1/02        11/1/12           N/A       Balloon
  72          Actual/360                    $26,612               10/11/02        9/11/12           N/A       Balloon
  73          Actual/360                    $24,639                8/11/02        7/11/12           N/A       Balloon
  74          Actual/360                    $24,951               11/11/02       10/11/12           N/A       Balloon
  75          Actual/360                    $23,521                9/11/02        8/11/07           N/A       Balloon
  76          Actual/360                    $26,440                6/11/02        5/11/12           N/A       Balloon
  77          Actual/360                    $25,895                9/11/02        8/11/12           N/A       Balloon
  78          Actual/360                    $25,744                6/11/02        5/11/12           N/A       Balloon
  79          Actual/360                    $21,398               10/11/02        9/11/12           N/A       Balloon
  80          Actual/360                    $21,283               12/11/02       11/11/12           N/A       Balloon
  81          Actual/360                    $22,735                8/11/02        7/11/07           N/A       Balloon
  82          Actual/360                    $26,807                5/11/01        4/11/11           N/A       Balloon
  83          Actual/360                    $21,407                8/11/02        7/11/12           N/A       Balloon
  84          Actual/360                    $22,210                4/11/02        3/11/12           N/A       Balloon
  85          Actual/360                    $19,807               10/11/02        9/11/12           N/A       Balloon
  86          Actual/360                    $20,862                9/11/02        8/11/12           N/A       Balloon
  87          Actual/360                    $21,863               12/11/02       11/11/12           N/A       Balloon
  88          Actual/360                    $20,957                 9/1/02         8/1/12           N/A       Balloon
  89          Actual/360                    $20,178               10/11/02        9/11/12           N/A       Balloon
  90          Actual/360                    $17,890               11/11/02       10/11/12           N/A       Balloon
  91          Actual/360                    $20,282                9/11/02        8/11/12           N/A       Balloon
  92          Actual/360                    $20,178                6/11/02        5/11/12           N/A       Balloon
  93          Actual/360                    $17,234               11/11/02       10/11/12           N/A       Balloon
  94          Actual/360                    $17,464                10/1/02         9/1/12           N/A       Balloon
  95          Actual/360                    $18,030                 6/1/02         5/1/12           N/A       Balloon
  96          Actual/360                    $15,618               11/11/02       10/11/12           N/A       Balloon
  97          Actual/360                    $17,783                9/11/02        8/11/07           N/A       Balloon
  98          Actual/360                    $18,556               11/11/02       10/11/12           N/A       Balloon
  99          Actual/360                    $15,328                11/1/02        10/1/12           N/A       Balloon
 100          Actual/360                    $14,746               10/11/02        9/11/12           N/A       Balloon
 101          Actual/360                    $16,351                6/11/02        5/11/12           N/A       Balloon
 102          Actual/360                    $15,047               10/11/02        9/11/12           N/A       Balloon
 103          Actual/360                    $15,755               10/11/02        9/11/12           N/A       Balloon
 104          Actual/360                    $17,086                 6/1/02         5/1/12           N/A       Balloon
 105          Actual/360                    $14,910               11/11/02       10/11/12           N/A       Balloon
 106          Actual/360                    $15,156               12/11/01       11/11/11           N/A       Balloon
 107          Actual/360                    $12,799               10/11/02        9/11/12           N/A       Balloon
 108          Actual/360                    $14,180                5/11/02        4/11/12           N/A       Balloon
 109          Actual/360                    $13,346                8/11/02        7/11/12           N/A       Balloon
 110          Actual/360                    $13,492               10/11/02        9/11/12           N/A       Balloon
 111          Actual/360                    $12,320                8/11/02        7/11/12           N/A       Balloon
 112          Actual/360                    $13,127               11/11/02       10/11/07           N/A       Balloon
 113          Actual/360                    $13,067                9/11/02        8/11/07           N/A       Balloon
 114          Actual/360                    $10,296               12/11/02       11/11/12           N/A       Balloon
 115          Actual/360                    $10,695                9/11/02        8/11/12           N/A       Balloon
 116          Actual/360                    $10,233                11/1/02        10/1/12           N/A       Balloon
 117          Actual/360                     $9,999                 8/1/02         7/1/07           N/A       Balloon
 118          Actual/360                     $8,217               11/11/02       10/11/12           N/A       Balloon
 119          Actual/360                     $8,981                 5/1/02         4/1/12           N/A       Balloon
 120          Actual/360                     $9,075               12/11/01       11/11/11           N/A       Balloon
 121          Actual/360                     $7,978               12/11/02       11/11/12           N/A       Balloon
 122          Actual/360                     $7,408               11/11/02       10/11/12           N/A       Balloon
 123          Actual/360                     $8,462                 9/1/02         8/1/17           N/A       Balloon
 124          Actual/360                     $7,880                9/11/02        8/11/12           N/A       Balloon
 125          Actual/360                     $7,744                3/11/02        2/11/12           N/A       Balloon
 126          Actual/360                     $7,358                12/1/02        11/1/07           N/A       Balloon
 127          Actual/360                     $7,368                9/11/02        8/11/12           N/A       Balloon
 128          Actual/360                     $7,340               11/11/02       10/11/12           N/A       Balloon
 129          Actual/360                     $7,068               11/11/02       10/11/12           N/A       Balloon
 130          Actual/360                     $7,020                7/11/02        6/11/12           N/A       Balloon
 131          Actual/360                     $6,187                9/11/02        8/11/12           N/A       Balloon
 132          Actual/360                     $6,248               12/11/02       11/11/07           N/A       Balloon
 133          Actual/360                     $5,908               11/11/02       10/11/27      10/11/12           ARD
 134          Actual/360                     $6,170               12/11/01       11/11/11           N/A       Balloon
 135          Actual/360                     $5,449                9/11/02        8/11/12           N/A       Balloon
 136          Actual/360                     $5,861                 8/1/02         7/1/17           N/A       Balloon
 137          Actual/360                     $4,879               12/11/02       11/11/12           N/A       Balloon
 138          Actual/360                     $4,639               10/11/02        9/11/12           N/A       Balloon
 139          Actual/360                     $4,470                9/11/02        8/11/12           N/A       Balloon
 140          Actual/360                     $3,340               10/11/02        9/11/12           N/A       Balloon
 141          Actual/360                     $3,146               10/11/02        9/11/07           N/A       Balloon

                                         ----------
TOTAL/WEIGHTED AVERAGE:                  $7,571,040
                                         ==========



TABLE (CONTINUED)
                                                                  SERVICING
                                                                  AND
        PREPAYMENT PROVISION                                      TRUSTEE       EARTHQUAKE        ENVIRONMENTAL
  #     AS OF ORIGINATION (4)             DEFEASANCE (5)          FEES         INSURANCE         INSURANCE (Y/N)
----------------------------------------------------------------------------------------------------------------
  1     Lock/116_0%/4                            Yes              0.0420%           N/A                No
  2     Lock/114_0%/6                            Yes              0.0520%           N/A                No
  3     Lock/116_0%/4                            Yes              0.0420%           N/A                Yes
  4     Lock/117_0%/3                            Yes              0.0620%           No                 No
  5     Lock/117_0%/3                            Yes              0.0420%           No                 No
  6     Lock/117_0%/3                            Yes              0.0420%           N/A                No
  7     LOCK/117_0%/3                            YES              0.0420%           N/A                Yes
  7A                                                                                N/A                Yes
  7B                                                                                N/A                Yes
  7C                                                                                N/A                Yes
  7D                                                                                N/A                Yes
  7E                                                                                N/A                Yes
  7F                                                                                N/A                Yes
  7G                                                                                N/A                Yes
  8     Lock/113_0%/7                            Yes              0.0970%           N/A                No
  9     Lock/56_0%/4                             Yes              0.0420%           N/A                No
  10    Lock/56_0%/4                             Yes              0.0520%           N/A                No
  11    Lock/57_0%/3                             Yes              0.0420%           N/A                No
  12    Lock/59_YM1/57_0%/4                       No              0.0820%           N/A                No
  13    Lock/35_YM1/81_0%/4                       No              0.0820%           N/A                No
  14    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  15    Lock/114_0%/6                            Yes              0.0420%           N/A                No
  16    LOCK/116_0%/4                            YES              0.1320%           N/A                Yes
 16A                                                                                N/A                Yes
 16B                                                                                N/A                Yes
 16C                                                                                N/A                Yes
 16D                                                                                N/A                Yes
 16E                                                                                N/A                Yes
 16F                                                                                N/A                Yes
  17    Lock/117_0%/3                            Yes              0.0420%           N/A                Yes
  18    Lock/116_0%/4                            Yes              0.0820%           N/A                No
  19    Lock/116_0%/4                            Yes              0.0820%           N/A                No
  20    Lock/116_0%/4                            Yes              0.0820%           N/A                No
  21    Lock/116_0%/4                            Yes              0.1020%           N/A                No
  22    Lock/116_0%/4                            Yes              0.1320%           N/A                No
  23    Lock/116_0%/4                            Yes              0.1020%           No                 No
  24    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  25    Lock/116_0%/4                            Yes              0.1320%           N/A                No
  26    LOCK/117_0%/3                            YES              0.0920%           N/A                No
 26A                                                                                N/A                No
 26B                                                                                N/A                No
  27    Lock/25_YM1/56_0%/3                       No              0.0420%           N/A                No
  28    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  29    Lock/114_0%/6                            Yes              0.0420%           N/A                No
  30    Lock/116_0%/4                            Yes              0.1320%           N/A                No
  31    Lock/116_0%/3                            Yes              0.0420%           N/A                No
  32    Lock/57_0%/3                             Yes              0.0720%           No                 No
  33    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  34    Lock/116_0%/4                            Yes              0.1320%           N/A                No
  35    LOCK/117_0%/3                            YES              0.0420%           N/A                No
 35A                                                                                N/A                No
 35B                                                                                N/A                No
  36    LOCK/117_0%/3                            YES              0.0420%           N/A                No
 36A                                                                                N/A                No
 36B                                                                                N/A                No
  37    Lock/116_0%/4                            Yes              0.0420%           N/A                No
  38    Lock/116_0%/4                            Yes              0.1220%           N/A                No
  39    Lock/116_0%/4                            Yes              0.0820%           N/A                No
  40    Lock/114_0%/6                            Yes              0.0420%           N/A                No
  41    Lock/57_0%/3                             Yes              0.0420%           N/A                No
  42    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  43    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  44    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  45    Lock/35_YM1/81_0%/4                       No              0.1820%           N/A                Yes
  46    Lock/116_0%/4                            Yes              0.1320%           N/A                Yes
  47    Lock/80_0%/4                             Yes              0.1120%           N/A                Yes
  48    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  49    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  50    Lock/114_0%/6                            Yes              0.0420%           N/A                No
  51    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  52    Lock/116_0%/4                            Yes              0.0820%           N/A                No
  53    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  54    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  55    Lock/56_0%/4                             Yes              0.1320%           N/A                No
  56    Lock/57_0%/3                             Yes              0.0420%           N/A                No
  57    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  58    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  59    Lock/56_0%/4                             Yes              0.0820%           N/A                No
  60    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  61    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  62    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  63    Lock/116_0%/4                            Yes              0.1320%           N/A                No
  64    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  65    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  66    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  67    Lock/116_0%/4                            Yes              0.1320%           N/A                No
  68    Lock/116_0%/4                            Yes              0.1320%           No                 No
  69    Lock/119_0%/1                            Yes              0.0420%           N/A                No
  70    Lock/35_YM1/81_0%/4                       No              0.1320%           N/A                No
  71    Lock/116_0%/4                            Yes              0.0820%           No                 No
  72    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  73    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  74    Lock/117_0%/3                            Yes              0.0420%           No                 No
  75    Lock/57_0%/3                             Yes              0.0420%           N/A                No
  76    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  77    Lock/114_0%/6                            Yes              0.0420%           N/A                No
  78    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  79    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  80    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  81    Lock/57_0%/3                             Yes              0.0420%           N/A                No
  82    Lock/114_0%/6                            Yes              0.0420%           N/A                No
  83    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  84    Lock/36_YM1/81_0%/3                       No              0.0420%           N/A                Yes
  85    Lock/117_0%/3                            Yes              0.0720%           N/A                No
  86    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  87    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
  88    Lock/59_YM1/57_0%/4                       No              0.1120%           N/A                Yes
  89    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  90    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  91    Lock/117_0%/3                            Yes              0.0720%           N/A                No
  92    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  93    Lock/117_0%/3                            Yes              0.0420%           N/A                No
  94    Lock/116_0%/4                            Yes              0.1320%           N/A                Yes
  95    Lock/116_0%/4                            Yes              0.1320%           N/A                Yes
  96    Lock/117_0%/3                            Yes              0.0420%           No                 No
  97    Lock/54_0%/6                             Yes              0.0420%           N/A                Yes
  98    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
  99    Lock/113_0%/7                            Yes              0.1020%           N/A                Yes
 100    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 101    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 102    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 103    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 104    Lock/116_0%/4                            Yes              0.1320%           N/A                Yes
 105    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 106    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 107    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 108    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 109    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 110    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 111    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 112    Lock/54_0%/6                             Yes              0.0420%           N/A                Yes
 113    Lock/54_0%/6                             Yes              0.0420%           N/A                Yes
 114    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 115    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 116    Lock/116_0%/4                            Yes              0.1320%           N/A                Yes
 117    Lock/56_0%/4                             Yes              0.0820%           N/A                Yes
 118    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 119    Lock/116_0%/4                            Yes              0.1820%           N/A                Yes
 120    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 121    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 122    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 123    Lock/176_0%/4                            Yes              0.1820%           No                 Yes
 124    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 125    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 126    Lock/56_0%/4                             Yes              0.0820%           N/A                Yes
 127    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 128    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 129    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 130    Lock/114_0%/6                            Yes              0.0420%           No                 Yes
 131    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 132    Lock/36_YM1/21_0%/3                       No              0.0420%           N/A                Yes
 133    Lock/117_0%/3                            Yes              0.0420%           N/A                No
 134    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 135    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 136    Lock/176_0%/4                            Yes              0.0820%           N/A                Yes
 137    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 138    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 139    Lock/114_0%/6                            Yes              0.0420%           N/A                Yes
 140    Lock/36_YM1/81_0%/3                       No              0.0420%           N/A                Yes
 141    Lock/54_0%/6                             Yes              0.0420%           N/A                Yes




TABLE (CONTINUED)
            Letter of
  #          Credit
---------------------------------------------------------------------------------------------------------
  1            N/A
  2         $246,250
  3            N/A
  4            N/A
  5            N/A
  6            N/A
  7            N/A
  7A
  7B
  7C
  7D
  7E
  7F
  7G
  8            N/A
  9            N/A
  10           N/A
  11           N/A
  12           N/A
  13           N/A
  14           N/A
  15        $520,000
  16        $876,916
 16A
 16B
 16C
 16D
 16E
 16F
  17           N/A
  18           N/A
  19           N/A
  20           N/A
  21           N/A
  22        $620,772     Lender (as assigned by Borrower) shall have the right to utilize the Letter of
                         Credit to cure any default under the Organic, Inc. ("Tenant") lease, should one occur. The amount of the required Tenant Letter of Credit shall increase to 1)
                         $693,804 on December 1, 2005 and 2) $766,836 on December 1, 2010.
  23           N/A
  24           N/A
  25           N/A
  26           N/A
 26A
 26B
  27           N/A
  28           N/A
  29           N/A
  30           N/A
  31           N/A
  32           N/A
  33           N/A
  34           N/A
  35           N/A
 35A
 35B
  36           N/A
 36A
 36B
  37           N/A
  38           N/A
  39           N/A
  40           N/A
  41           N/A
  42           N/A
  43           N/A
  44           N/A
  45           N/A
  46           N/A
  47           N/A
  48           N/A
  49           N/A
  50           N/A
  51           N/A
  52           N/A
  53           N/A
  54           N/A
  55           N/A
  56           N/A
  57           N/A
  58           N/A
  59           N/A
  60           N/A
  61           N/A
  62           N/A
  63           N/A
  64           N/A
  65           N/A
  66           N/A
  67        $300,000
  68         $83,924
  69           N/A
  70           N/A
  71           N/A
  72           N/A
  73           N/A
  74           N/A
  75           N/A
  76           N/A
  77           N/A
  78           N/A
  79           N/A
  80           N/A
  81           N/A
  82           N/A
  83           N/A
  84           N/A
  85           N/A
  86           N/A
  87           N/A
  88           N/A
  89           N/A
  90           N/A
  91           N/A
  92           N/A
  93           N/A
  94           N/A
  95           N/A
  96           N/A
  97           N/A
  98           N/A
  99           N/A
 100           N/A
 101           N/A
 102           N/A
 103           N/A
 104           N/A
 105           N/A
 106           N/A
 107           N/A
 108           N/A
 109           N/A
 110           N/A
 111           N/A
 112           N/A
 113           N/A
 114           N/A
 115           N/A
 116           N/A
 117           N/A
 118           N/A
 119           N/A
 120           N/A
 121           N/A
 122           N/A
 123           N/A
 124           N/A
 125           N/A
 126           N/A
 127           N/A
 128           N/A
 129           N/A
 130           N/A
 131           N/A
 132           N/A
 133           N/A
 134           N/A
 135           N/A
 136           N/A
 137           N/A
 138           N/A
 139           N/A
 140           N/A
 141           N/A


Total/Weighted Average:

(A) The Underlying Mortgage Loans secured by Century Plaza Apartments, Caesar's Palace Apartments, and Commander's Palace Apartments are cross-collateralized and cross-defaulted.

(B) The Underlying Mortgage Loans secured by the Weslaco Portfolio and the McAllen Portfolio are cross-collateralized and cross-defaulted.

(C) The Underlying Mortgage Loans secured by Oak Creek Apartments and Windrush Apartments are cross-collateralized and cross-defaulted.

(1)   Assumes a Cut-off Date in December 2002.

(2) In the case of the ARD Loans, the anticipated repayment date is assumed to be the maturity date for the purposes of the indicated column.

(3)   Anticipated Repayment Date.

(4) Prepayment Provision as of Origination: Lock/(x) = Lockout or Defeasance for (x) payments YMA/(y) = Greater of Yield Maintenance Premium and A% Prepayment for (y) payments 0%/(x) = Prepayable at par for (x) payments

(5)   "Yes" means that defeasance is permitted notwithstanding the Lockout
      Period.

(6) This loan has an initial interest only period of 12 months. Fixed monthly principal and interest payment thereafter is $305,279.

                                                           ENVIRONMENTAL
              PROPERTY NAME                               INSURANCE (Y/N)
-------------------------------------------------------------------------------
106 Crescent, 18, 22 and 26 Roberts St.                         Yes
12000 Westheimer Office Building                                No
1322 Space Park Drive                                           No
1325-1381 Western Avenue                                        Yes
1633 Broadway                                                   No
16350 Park Ten                                                  No
16360 Park Ten                                                  No
2600 South Loop                                                 No
30 A&B Vreeland Road                                            No
440 Benmar Place Office Building                                No
4611 Mercedes Drive                                             Yes
6430 Richmond                                                   No
6940 San Tomas Road                                             Yes
7000 Terminal Square Bldg.                                      Yes
7151 Montevideo Road                                            Yes
7155 Montevideo Road                                            Yes
7447 & 7457 Harwin Drive                                        No
8250 W. Charleston Blvd.                                        Yes
8869 Greenwood Place                                            Yes
9050 Junction Drive                                             Yes
9898 Bissonnet Street                                           No
AmeriSuites Austin                                              No
AmeriSuites Houston                                             No
AmeriSuites San Antonio                                         No
Annandale Financial Center                                      No
Aspen Meadows MHP                                               Yes
Bellmead Shopping Center                                        Yes
Blockbuster Del City                                            No
Brockbank Apartments                                            No
Brookhollow MHP                                                 Yes
Capewood Apartments                                             No
Capri MHP                                                       No
Carriage House Apartments                                       No
Carriage Village Mobile Home Park                               No
Centerville Park Apartments                                     No
Chamisa MHP and Self Storage                                    Yes
Colony Square II                                                No
Corporate Pointe at Summerlin Center                            No
Creekside Apartments II                                         No
Creekside Shopping Center                                       No
CVS Madisonville                                                No
Delaware Court Apartments                                       Yes
Desert Springs Inn                                              Yes
Dorwood Mobile Home Park                                        Yes
Easton Marketplace                                              No
Enchanted Lakes MHP                                             Yes
Fair Acres Apartments                                           Yes
Fashion Square Mall                                             No
Federal Hill Lofts                                              No
Festival Market of Anderson                                     No
First Line Apartments                                           Yes
Florence Apartments                                             No
Forest Hollow Estates                                           Yes
Gannon Ridge Pointe Crossing Apartments                         No
Gannon Ridge Pointe Crossing West Apartments                    No
Grovepark Apartments                                            Yes
Hampton Inn Columbia                                            No
Heritage House Apartments                                       Yes
Holiday Inn - Paris                                             No
Homestead Ranch                                                 No
Jackson Square Apartments                                       No
Jasmine Park Apartments                                         No
Johanna Square Apartments                                       Yes
Lakeshore North Apartments                                      No
Leisure World                                                   No
Lifestyles Mobile Home Park                                     Yes
Louis Bank of Commerce                                          No
Manor Mobile Home Park                                          Yes
Mill Stream Run Apartments                                      No
Moraine Court                                                   No
New Richmond Place Apartments                                   Yes
Oak Creek Apartments                                            No
Oaks on Bissonnet                                               No
One Atlantic Street                                             No
Pacific Bell Directory Building                                 No
Pacific Palms Apartments                                        Yes
Park Ridge Apartments                                           No
Parkdale Greens Apartments                                      No
Parkway Crossing Apartments                                     No
Plaza Escuela                                                   No
Premier on Woodfair Apartments                                  No
Rampart Gardens Apartments                                      Yes
River Oaks Apartments                                           No
Robersonville Town Center                                       No
Royal Oaks Apartments                                           Yes
Saginaw Plaza                                                   No
Second Dimension Apartments                                     Yes
Seven Gables Apartments                                         Yes
Siemens Westinghouse Office Building                            No
St. Tropez Apartments                                           No
Sterling MHP                                                    No
Sutton Place Apartments                                         No
The Barclay House                                               Yes
The Homestead                                                   No
The Meadows Apartments                                          No
The River at Rancho Mirage                                      No
The Wiltshire                                                   Yes
Toledo Terrace Apartments                                       Yes
Trail's End                                                     No
Tri-Star Estates                                                No
Twelve Oaks Medical Center                                      Yes
U-Stor Federal                                                  No
Village of Rochester Hills                                      Yes
Walden of Lakewood Apartments                                   No
Walnut Ridge Apartment Homes                                    No
West Anderson Plaza                                             No
Westchase Bank Building                                         Yes
WestCoast Colonial Hotel                                        No
Whispering Sands                                                No
Whitesburg Plaza                                                No
Windrush Apartments                                             No
Woodcrest Apartments                                            No
Woodside Village Apartments                                     No
Swansgate III Apartments                                        Yes
ASG Group II                                                    Yes
Lake Arbor Village Shopping Center                              Yes
Shoppes at Thoroughbred                                         Yes
Country Club Self Storage                                       Yes
Snowden Medical Offices                                         Yes
38th Street Plaza                                               Yes
Fondren Road Plaza Shopping Center                              Yes
Century Plaza Apartments                                        No
Arrowhead Palms                                                 No
Quail Ridge Apartments                                          No
Chapel Ridge Apartments                                         Yes
Whole Foods Market                                              No
Freeway Executive Center                                        No
River Pointe Apartment Homes                                    No
Kingswood Apartments                                            No
Oak Glen Apartments                                             No
Lakewood Industrial Park                                        Yes
Bayshore Medical Office Building                                No
Lock-it Lockers                                                 Yes
Eastpoint Marketplace                                           No
Lake Sahara Plaza                                               Yes
Caesar's Palace Apartments                                      No
Commander's Palace Apartments                                   No
Plaza at Crystal Run                                            No
Mountain Run Apartments                                         No
Cedar Pointe Apartment Homes                                    No
2600 Telegraph Road                                             No
GenCorp Building                                                No
The Plaza                                                       No
University Business Center                                      Yes
National Self Storage-ALB                                       Yes
Barham Plaza                                                    No
Metaldyne Precision Forming (Fraser)                            Yes
Metaldyne Precision Forming (Canal Fulton)                      Yes
Metaldyne Tubular Products (Green Oak)                          Yes
Metaldyne Fittings (Livonia)                                    Yes
Metaldyne Powertrain/NVH (Middleville)                          Yes
Metaldyne Sintered Components (North Vernon)                    Yes
Durham Business Center                                          No
Walgreens Center                                                No
Golden Triangle I & II                                          No



--------------------------------------------------------------------------------
Maryland Industrial Portfolio                                   Yes
Gannon Portfolio                                                No
McAllen Portfolio                                               No
Weslaco Portfolio                                               No
Metaldyne Portfolio                                             Yes
--------------------------------------------------------------------------------

                                                                     EXHIBIT C-1

                FORM OF QIB INVESTMENT REPRESENTATION LETTER --
                        QUALIFIED INSTITUTIONAL BUYER

Wells Fargo Bank Minnesota, N.A.
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS CSFB 2002-CP5)

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York  10010
Attention:  Real Estate Finance and Securitization Group

      Re: Transfer of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5
            --------------------------------------------------------------


Ladies and Gentlemen:

            This letter is delivered pursuant to the Confidential Offering Circular (the "Offering Circular") dated as of December 11, 2002 and to Section
5.02 of the Pooling and Servicing Agreement dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as Master Servicer, GMAC Commercial Mortgage Corporation, as Special Servicer, and Wells Fargo Bank Minnesota, N.A., as Trustee, on behalf of the holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5 (the "Certificates") in connection with the transfer by [ ] to the undersigned (the "Purchaser") of $ aggregate [Certificate Balance] [Notional Balance] of Class ___ Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, unless otherwise directed by the Depositor, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

            1. The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph
(d)(4)(i) of Rule 144A.

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account, (b) for resale to "qualified institutional buyers" in transactions under Rule 144A or (c) in the case of the Class A-X, Class A-SP, Class E, Class F, Class G, Class H or Class J Certificates for resale to persons that are not "U.S. persons" within the meaning of Regulation S under the Securities Act, and not in any event with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions), as expressed herein.

            3. The Purchaser has reviewed the Offering Circular and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

            4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder, or unless an exemption from such registration or qualification is available.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Trustee and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. With respect to any Class of Class A-X, Class A-SP, Class F, Class G, Class H (so long as each Class is rated at least "BBB-" by any of Moody's, S&P or Fitch; and any other Class that is rated at least "BBB-" by either S&P or Fitch) being acquired by or on behalf of an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any Federal, State or local law (a "Similar Law"), which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), the Purchaser is acquiring such Certificates by or on behalf of a Plan in reliance on Prohibited Transaction Exemption ("PTE") 89-90, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41.

            8. With respect to the purchase of any Class of Class J, Class K, Class L, Class M, Class N, Class O, Class P or Class Q Certificates (unless such Class is then rated at least "BBB-" by any of Moody's, S&P or Fitch), the Purchaser is not and will not be a Plan or any person acting on behalf of any such Plan or using the assets of any such Plan to purchase such Classes of Certificates, unless the Purchaser is an insurance company using assets of its general account and its acquisition, holding and disposition of such Certificates is exempt by reason of Sections I and III of Department of Labor Prohibited Transaction Class Exemption 95-60.

            9. The Purchaser understands that if it is a Person referred to in 8 above, such Purchaser is required to provide to the Trustee an opinion of counsel or other certification in form and substance satisfactory to the Trustee and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Master Servicer, the Special Servicer, the Initial Purchaser or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which opinion of counsel or certification shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Trust Fund.

            10. In the event that we purchase any of the Certificates, we will acquire Certificates having a minimum purchase price of not less than [$10,000] [in the case of the Class N, Class O, Class P and Class Q Certificates, $100,000] for our own account or for any separate account for which we are acting.

            IN WITNESS WHEREOF, the Purchaser hereby executes this Qualified Institutional Buyer Representation Letter on the [_____] day of
[________________, _____].


                                       Very truly yours,

                                       [THE PURCHASER]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                     EXHIBIT C-2

           FORM OF REGULATION S INVESTMENT REPRESENTATION LETTER --
                               NON-U.S. PERSON


Wells Fargo Bank Minnesota, N.A.
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS CSFB 2002-CP5)

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York  10010
Attention: Real Estate Finance and Securitization Group

      Re: Transfer of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5
            --------------------------------------------------------------


Ladies and Gentlemen:

            This letter is delivered pursuant to the Confidential Offering Circular (the "Offering Circular") dated as of December 11, 2002 and to Section
5.02 of the Pooling and Servicing Agreement dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as Master Servicer, GMAC Commercial Mortgage Corporation, as Special Servicer, and Wells Fargo Bank Minnesota, N.A., as Trustee, on behalf of the holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5 (the "Certificates") in connection with the transfer by [ ] to the undersigned (the "Purchaser") of $ aggregate [Certificate Balance][Notional Balance] of Class ___ Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, unless otherwise directed by the Depositor, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

            1. The Purchaser is not a "U.S. person" within the meaning of Regulation S (a "Non-U.S. Person") under the Securities Act of 1933, as amended (the "Securities Act").

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account, (b) for resale to Non-U.S. Persons in transactions under Regulation S or (c) for resale to "qualified institutional buyers" in transactions under Rule 144A under the Securities Act, and not in any event with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions), as expressed herein.

            3. The Purchaser has reviewed the Offering Circular and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

            4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder, or unless an exemption from such registration or qualification is available.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Trustee and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto either (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person or (ii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Trustee updated IRS Forms W-8BEN or IRS Forms W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Trustee may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Trustee.

            For this purpose, "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

            8. With respect to any Class of Class A-X, Class A-SP, Class F, Class G or Class H Certificates (so long as each Class is rated at least "BBB-" by any of Moody's, S&P or Fitch; and any other Class that is rated at least "BBB-" by either S&P or Fitch) being acquired by or on behalf of an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any Federal, State or local law (a "Similar Law"), which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), the Purchaser is acquiring such Certificates by or on behalf of a Plan in reliance on Prohibited Transaction Exemption ("PTE") 89-90, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41.

            9. With respect to the purchase of any Class of Class J, Class K, Class L, Class M, Class N, Class O, Class P or Class Q Certificates (unless such Class is then rated at least "BBB-" by any of Moody's S&P or Fitch), the Purchaser is not and will not be a Plan or any person acting on behalf of any such Plan or using the assets of any such Plan to purchase such classes of Certificates, unless the Purchaser is an insurance company using assets of its general account and its acquisition, holding and disposition of such Certificates is exempt by reason of Sections I and III of Department of Labor Prohibited Transaction Class Exemption 95-60.

            10. The Purchaser understands that if it is a Person referred to in 9 above, such Purchaser is required to provide to the Trustee an opinion of counsel or other certification in form and substance satisfactory to the Trustee and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Servicer, the Special Servicer, the Initial Purchaser or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which opinion of counsel or other certification shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Trust Fund.

            11. In the event that we purchase any of the Certificates, we will acquire Certificates having a minimum purchase price of not less than $[10,000] [in the case of Class N, Class O, Class P and Class Q Certificates, $100,000] for our own account or for any separate account for which we are acting.

            IN WITNESS WHEREOF, the Purchaser hereby executes this Regulation S Investment Representation Letter on the [_____] day of [_____________,
_____].


                                       Very truly yours,

                                       [THE PURCHASER]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                     EXHIBIT C-3

                       FORM OF REPRESENTATION LETTER --
                      INSTITUTIONAL ACCREDITED INVESTOR

Wells Fargo Bank Minnesota, N.A.
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS CSFB 2002-CP5)

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York  10010
Attention: Real Estate Finance and Securitization Group

      Re: Transfer of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5
            --------------------------------------------------------------


Ladies and Gentlemen:

            This letter is delivered pursuant to the Confidential Offering Circular (the "Offering Circular") dated as of December 11, 2002 and to Section
5.02 of the Pooling and Servicing Agreement dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as Master Servicer, GMAC Commercial Mortgage Corporation, as Special Servicer, and Wells Fargo Bank Minnesota, N.A., as Trustee, on behalf of the holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5 (the "Certificates") in connection with the transfer by Credit Suisse First Boston Corporation and [ ] to the undersigned (the "Purchaser") of $ aggregate [Certificate Balance][Notional Balance] of Class [ ] Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, unless otherwise directed by the Depositor, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

            1. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2) or (3) under the Securities Act of 1933, as amended (the "Act"), or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Act (an "Accredited Investor") and we are acquiring the Certificates for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Act, and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Certificates, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment.

            2. (A) any purchase of the Certificate by the Purchaser will be for its own account or for the account of one or more other accredited investors or as fiduciary for the account of one or more trusts, each of which is an "accredited investor" within the meaning of Rule 501(a)(7) under the Act and for each of which the Purchaser exercises sole investment discretion or (B) the Purchaser is a "bank," within the meaning of Section 3(a)(2) of the Act, or a "savings and loan association" or other institution described in Section 3(a)(5)(A) of the Act that is acquiring the Certificate as fiduciary for the account of one or more institutions for which the Purchaser exercises sole investment discretion.

            3. The Purchaser has received and reviewed the Confidential Offering Circular relating to the Certificate (the "Offering Circular") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

            4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Trustee and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. With respect to the purchase of any Class of Class J, Class K, Class L, Class M, Class N, Class O, Class P or Class Q Certificates (unless such Class is then rated at least "BBB-" by any of Moody's, S&P or Fitch), the Purchaser is not and will not be (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation Section 2510.3-101), unless the Purchaser is an insurance company using assets of its general account and its acquisition, holding and disposition of such Certificates is exempt by reason of Sections I and III of Department of Labor Prohibited Transaction Class Exemption 95-60.

            8. The Purchaser understands that if it is a Person referred to in 7(a) or (b) above, such Purchaser is required to provide to the Trustee an opinion of counsel or other certification in form and substance satisfactory to the Trustee and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Servicer, the Special Servicer, the Initial Purchaser or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which opinion of counsel or other certification shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Trust Fund.

            9. In the event that we purchase any of the Certificates, we will acquire Certificates having a minimum purchase price of not less than [$10,000] [in the case of Class N, Class O, Class P and Class Q Certificates, $100,000] for our own account or for any separate account for which we are acting.

            IN WITNESS WHEREOF, the Purchaser hereby executes this Accredited Investor Investment Representation Letter on the [______] day of
[___________, _____].


                                       Very truly yours,

                                       [THE PURCHASER]



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                     EXHIBIT D-1

                          FORM OF TRANSFER AFFIDAVIT

       AFFIDAVIT PURSUANT TO SECTION 860E(E)(4) OF THE INTERNAL REVENUE
                           CODE OF 1986, AS AMENDED

STATE OF     )
             )  ss.:
COUNTY OF    )


            [Name of Officer], being first duly sworn, deposes and says:

            1.  That [he] [she] is a [Title of Officer] of [Name of
Transferee] (the "Transferee"), a [description of type of entity] duly organized
and existing under the laws of the State [Commonwealth] of [    ], on behalf of
which he makes this affidavit.

            2. That the Transferee's Taxpayer Identification Number is [     ].

            3. That the Transferee of the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, Class [R][LR] Certificates (the "Class [R][LR] Certificate") evidencing a ____% Percentage Interest in each such Class (i) is not a Disqualified Organization, an ERISA Prohibited Holder, or a Non-U.S. Person (as defined in Article I of the Pooling and Servicing Agreement, dated as of December 1, 2002, by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as Master Servicer, GMAC Commercial Mortgage Corporation, as Special Servicer and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Pooling and Servicing Agreement")) and will endeavor to remain other than a Disqualified Organization and other than a Non-U.S. Person for so long as it retains its ownership interest in the Class [R][LR] Certificate, or (ii) is acquiring the Class [R][LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Person other than a Disqualified Organization or a Non-U.S. Person.

            4. That the Transferee historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Transferee intends to pay taxes associated with holding the Class [R][LR] Certificate as they become due.

            5. That the Transferee understands that it may incur tax liabilities with respect to the Class [R][LR] Certificate in excess of any cash flow generated by the Class [R][LR] Certificates.

            6. That the Transferee agrees not to transfer the Class [R][LR] Certificate to any Person or entity unless (a) the Transferee has received from such Person or entity an affidavit substantially in the form of this Transfer Affidavit, and (b) the Transferee provides to the Certificate Registrar a letter substantially in the form of Exhibit D-2 to the Pooling and Servicing Agreement certifying that it has no actual knowledge that such Person or entity is a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that it has no reason to know that such Person or entity does not satisfy the requirements set forth in paragraph 4 hereof.

            7. That the Transferee agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R][LR] Certificates to a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            8. That, if a "tax matters person" is required to be designated with respect to [the Upper-Tier REMIC] [the Lower-Tier REMIC] [any REMIC Pool], the Transferee agrees to act as "tax matters person" and to perform the functions of "tax matters person" of [the Upper-Tier REMIC] [the Lower-Tier REMIC] [any REMIC Pool] pursuant to Section 3.31(d) of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Servicer as the Transferee's agent in performing the function of "tax matters person."

            9. That the Transferee has reviewed, and agrees to be bound by and to abide by, the provisions of Section 5.02(d) of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of Class [R][LR] Certificates.

            10. The Transferee will not cause income from the Class [R][LR] Certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            11.  Check the applicable paragraph:

            [ ] The present value of the anticipated tax liabilities associated with holding the Class [R] [LR] Certificates, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Class [R] [LR] Certificates;

            (ii) the present value of the expected future distributions on such Class [R] [LR] Certificates; and

            (iii) the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificates as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [ ] The transfer of the Class [R][LR] Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class [R] [LR] Certificates will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Class [R] [LR] Certificates only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5)
                  of the U.S. Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Class [R] [LR] Certificates based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

             [ ]  None of the above.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, by its [Title of Officer] this ____ of ______, 2001.


                                       [NAME OF TRANSFEREE]


                                       By:
                                          --------------------------------------
                                          [Name of Officer]
                                          [Title of Officer]

            Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Transferee, and acknowledged to me that [he] [she] executed the same as [his] [her] free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ____ day of ______ 2001.

            -----------------------------

NOTARY PUBLIC

COUNTY OF ___________

STATE OF ____________

            My commission expires the ___ day of __________, 20__.

                                                                     EXHIBIT D-2

                          FORM OF TRANSFEROR LETTER


                                                                        [Date]

Wells Fargo Bank Minnesota, N.A.
Sixth and Marquette
Minneapolis, Minnesota, 55479-0113
Attention:  Corporate Trust Services (CMBS CSFB 2002-CP5)

      Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5
            ---------------------------------------------------------------

Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the requirements set forth in paragraphs 3, 4 and 10 thereof are not satisfied or that the information contained in paragraphs 3, 4 and 10 thereof is not true.

                                       Very truly yours,

                                       [Transferor]


                                       ---------------------------------------
                                       Name:

                                                                       EXHIBIT E

                           LIST OF MEZZANINE LOANS

                                                                                           Secondary
                                                 Description                               Financing
                                                 of Existing                                Amount            Cut-off      Loan
             Property Name                  Secondary Financing                         At Origination        Balance     Seller
----------------------------------------------------------------------------------------------------------------------------------
30 A&B Vreeland Road                   Mezzanine financing is in place.
                                         The lender has entered into an
                                         increditor agreeement with CSFB                $2,680,000.00     $15,475,528.63  Column
AmeriSuites Austin                     Secured secondary financing obtained
                                         from CBA Mezzanine Capital Finance, LLC.         $460,000.00      $6,001,458.22  Column
AmeriSuites Houston                    Secured secondary financing obtained
                                         from CBA Mezzanine Capital Finance, LLC.         $400,000.00      $5,786,942.26  Column
AmeriSuites San Antonio                Secured secondary financing obtained
                                         from CBA Mezzanine Capital Finance, LLC.         $450,000.00      $6,510,310.04  Column
St. Tropez Apartments                  Secured secondary financing obtained
                                         from CBA Mezzanine Capital Finance, LLC.         $680,000.00     $11,499,076.86  Column
Walden of Lakewood Apartments          Secured secondary financing obtained
                                         from CBA Mezzanine Capital Finance, LLC.         $250,000.00      $4,577,318.64  Column

                                                                     EXHIBIT F-1

               FORM OF REQUEST FOR RELEASE OF SPECIAL SERVICER

                                                                          [DATE]
Wells Fargo Bank Minnesota, N.A., as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention:  Corporate Trust Services (CMBS CSFB 2002-CP5)

      Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, REQUEST FOR RELEASE
            ----------------------------------------------------------------


Dear _______________________,

            In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under a certain Pooling and Servicing Agreement dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as depositor, Midland Loan Services, Inc., as Master Servicer, GMAC Commercial Mortgage Corporation (the undersigned), as Special Servicer, and you, as Trustee, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Loan for the reason indicated below.

            Mortgagor's Name:

            Address:

            Loan No.:

            If only particular documents in the Mortgage File are requested, please specify which:

            Reason for requesting file (or portion thereof):

            ______1. Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Loan that are required to be credited have been or will be credited to the Collection Account pursuant to the Pooling and Servicing Agreement.

            ______2.    The Loan is being foreclosed.

            ______3.    Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Loan has been paid in full or continues to be a Specially Serviced Loan, in which cases the Mortgage File (or such portion thereof) will be retained by us permanently or returned upon such Specially Serviced Loan becoming a Corrected Mortgage Loan, as applicable, unless the Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.


                                       GMAC COMMERCIAL MORTGAGE CORPORATION


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                     EXHIBIT F-2

                FORM OF REQUEST FOR RELEASE OF MASTER SERVICER

                                                                          [DATE]
Wells Fargo Bank Minnesota, N.A., as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention:  Corporate Trust Services (CMBS CSFB 2002-CP5)

      Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, REQUEST FOR RELEASE
            ----------------------------------------------------------------

Dear _______________________,

            In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under a certain Pooling and Servicing Agreement dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), by and among Credit Suisse First Boston Mortgage Securities Corp., as depositor, Midland Loan Services, Inc. (the undersigned), as Master Servicer, GMAC Commercial Mortgage Corporation, as Special Servicer, and you, as Trustee, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Loan for the reason indicated below.

            Mortgagor's Name:

            Address:

            Loan No.:

            If only particular documents in the Mortgage File are requested, please specify which:

            Reason for requesting file (or portion thereof):

            ______1. Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Loan that are required to be credited have been or will be credited to the Collection Account pursuant to the Pooling and Servicing Agreement.

            ______2.    The Loan is being foreclosed.

            ______3.    Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, unless the Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.


                                       MIDLAND LOAN SERVICES, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                      EXHIBIT G


                                   [RESERVED]

                                                                       EXHIBIT H

                        FORM OF AFFIDAVIT OF LOST NOTE


STATE OF            )
                    )  ss.:
COUNTY OF           )


            _____________________________________, ___________________________,
 being duly sworn, deposes and says:

            1. that he/she is an authorized signatory of ______________________ (the "Noteholder");

            2. that the Noteholder is the owner and holder of a mortgage loan in the original principal amount of $ _____________ secured by a mortgage (the "Mortgage") on the premises known as _______________________, located in _________________________;

            3. that the Noteholder, after having conducted a diligent investigation of its records and files, has been unable to locate the following original note and believes that said original note has been lost, misfiled, misplaced or destroyed due to a clerical error:

            a note in the original sum of $____________ made by_________________

            to __________________________, under date of ______________________

            (the "Note");

            4. that the Note is now owned and held by the Noteholder;

            5. that the Note has not been paid-off, satisfied, assigned, transferred, encumbered, endorsed, pledged, hypothecated, or otherwise disposed of and that the original Note has been either lost, misfiled, misplaced or destroyed;

            6. that no other person, firm, corporation or other entity has any right, title, interest or claim in the Note except the Noteholder; and

            7. upon assignment of the Note by the Noteholder to Credit Suisse First Boston Mortgage Securities Corp. (the "Depositor" or the "Purchaser") and subsequent assignment by the Depositor to the Trustee for the benefit of the holders of the Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002-CP5 (the "Trustee") (which assignment may, at the discretion of the Depositor, be made directly by the Noteholder to the Trustee) the Noteholder covenants and agrees (a) to promptly deliver to the Trustee the original Note if it is subsequently found, and (b) to indemnify and hold harmless the Trustee and its successors and assigns from and against any and all costs, expenses and monetary losses arising as a result of the Noteholder's or the Depositor's failure to deliver said original Note to the Trustee.


                                           NAME OF NOTEHOLDER


                                           By:__________________________________
                                              Authorized Signatory

Sworn to before me this
_____ day of ____________, 20___

                                                                       EXHIBIT I

                            INVESTOR CERTIFICATION

                                                                         Date:
Wells Fargo Bank Minnesota, N.A.
Sixth & Marquette
Minneapolis, Minnesota  55479-0113

Attention:  Corporate Trust Services (CMBS CSFB 2002-CP5)


            In accordance with Section 4.02 of the Pooling and Servicing Agreement, dated as of December 1, 2002 (the "Agreement"), among Credit Suisse First Boston Mortgage Securities Corp. as Depositor, Midland Loan Services, Inc., as Servicer, GMAC Commercial Mortgage Corporation, as Special Servicer, and you, as Trustee, with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

1. The undersigned is a beneficial owner or prospective purchaser of the Class ____ Certificates.

2. The undersigned is requesting, pursuant to Section 4.02 of the Agreement, is requesting access to certain information (the "Information") on the Trustee's website and/or is requesting the information identified on the schedule attached hereto (also, the "Information") pursuant to Section
      4.02 of the Agreement.

3. In consideration of the Trustee's disclosure to the undersigned of the Information, or providing access in connection therewith, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential.

4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.



                                       -----------------------------------------
                                       Beneficial Owner or Prospective Purchaser



                                       Name: _________________________________

                                       Title: ________________________________

                                       Company:_______________________________

                                       Phone:_________________________________

                                                                       EXHIBIT J

          FORM OF INTERMEDIATE TRUSTEE (OR CUSTODIAN) CERTIFICATION

                                                      [date]

To:  The Parties Listed on Schedule A Attached Hereto.

      Re: Intermediate Review of Mortgage Files by the Trustee Pursuant to the Pooling and Servicing Agreement (dated [______] [__], 2003)
            ----------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Sections 2.02 (c) of the Pooling and Servicing Agreement, dated December 1, 2002, by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Midland Loan Services, Inc., as master servicer and GMAC Commercial Mortgage Corporation, as special servicer, and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Agreement"), with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CP5, the undersigned, as Trustee (or Custodian) hereby certifies as to each Mortgage Loan subject to the Agreement (except as is identified in any attached schedule hereto or specifically excluded in the paragraph below) that (a) for each Mortgage Loan all documents listed in the Agreement under the definition of "Mortgage File" (the "Mortgage
File) specified in clauses (i) through (v), (viii), (ix) (without regard to the parenthetical clause), (xi), (xiii), (xv), (xvi), (xviii), (xx) and (xxiii) of such definition have been received, (b) a recorded original has been received of each of the assignments specified in clause (iii) and clause (v) of the definition of "Mortgage File," insofar as an unrecorded original thereof had been delivered or caused to be delivered by the Mortgage Loan Seller, or a copy of such recorded original certified by the applicable public recording office to be true and complete and (c) all such Loan Documents that have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

            In completing said review, the Trustee is authorized to rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon and upon the delivery of such documents to the Title Company as provided for in Section 2.01. The Trustee is not under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii), (x), (xii), (xiv), (xvii), (xix), (xxi) and
(xxii) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, a Mortgage Loan Seller or any other Person other than to the extent identified on the related Mortgage Loan Schedule, (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, in recordable form, genuine, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face, (iii) to determine whether any omnibus assignment specified in clause (vii) of the definition of "Mortgage File" is effective under applicable law or (iv) to determine whether more than one county and state financing statement is required to be filed for any given Mortgage.

            All terms not defined herein shall have the meanings specified in the Agreement.

                                       Respectfully,

                                       WELLS FARGO BANK MINNESOTA, N.A., as
                                          Trustee,


                                       By:__________________________________
                                          Name:
                                          Title:

                                                        Schedule A to EXHIBIT J


Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, NY  10010

Midland Loan Services, Inc.
210 West Tenth Street, 6th Floor
Kansas City, Missouri 64105

Wells Fargo Bank Minnesota, N.A.
45 Broadway, 12th Floor
New York, NY 10006

Standard & Poor's Ratings Service,
   a division of The McGraw Hill Companies, Inc.
55 Water Street
New York, New York  10041

                                                                       EXHIBIT K


                                   [RESERVED]

                                                                       EXHIBIT L

                                   FORM OF
                           NOTICE AND CERTIFICATION
                    REGARDING DEFEASANCE OF MORTGAGE LOAN

   For loans having a Stated Principal Balance of (a) $5,000,000 or less, or
         (b) less than 1% of outstanding pool balance, whichever is less

To:   Standard & Poor's Ratings Services
      55 Water Street
      New York, New York 10041
      Attn:  Commercial Mortgage Surveillance

From: _____________________________________, in its capacity as Servicer (the "Servicer") under the Pooling and Servicing Agreement dated as of December 1, 2002 (the "Pooling and Servicing Agreement"), among the Servicer, __________________as Trustee, and others.

Date: _________, 20___

Re:   Credit Suisse First Boston Mortgage Securities Corp.
      Commercial Mortgage Pass-Through Certificates
      Series 2002-CP5

            Loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________

            Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement. [NOTE: ALL TERMS IN THIS CERTIFICATION MUST BE CONFORMED TO TERMS USED IN THE POOLING AND SERVICING AGREEMENT]

            As Servicer under the Pooling and Servicing Agreement, we hereby:

            1. Notify you that the mortgagor (the "Mortgagor") has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

                  ____ a full defeasance of the payments scheduled to be due in respect of the entire Stated Principal Balance of the Mortgage Loan; or

                  ____ a partial defeasance of the payments scheduled to be due in respect of a portion of the Stated Principal Balance of the Mortgage Loan that represents ___% of the entire Stated Principal Balance of the Mortgage Loan and, under the Mortgage, has an allocated loan amount of $____________ or _______% of the entire Stated Principal Balance;

            2. Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on EXHIBIT A hereto, which exceptions the Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

                  a. The Mortgage Loan Documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

                  b.    The defeasance was consummated on __________, 20__.

                  c.    The defeasance  collateral consists of securities that
                        (i) constitute  "government  securities" as defined in
                        Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80a-1), (ii) are listed as "Qualified Investments for `AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) are rated `AAA' by Standard & Poor's, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption. Such securities have the characteristics set forth below:

                                   CUSIP RATE MAT PAY DATES ISSUED

                  d. The Servicer received an opinion of counsel (from counsel approved by Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

                  e. The Servicer determined that the defeasance collateral will be owned by an entity (the "Defeasance Obligor") as to which one of the statements checked below is true:

                        ____ the related Mortgagor was a Single-Purpose Entity (as defined in Standard & Poor's Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

                        ____  the    related     Mortgagor     designated    a
                              Single-Purpose Entity (as defined in the S&P Criteria) to own the defeasance collateral; or

                        ____ the Servicer designated a Single-Purpose Entity (as defined in the S&P Criteria) established for the benefit of the Trust to own the defeasance collateral.

                  f.    The   Servicer    received   a   broker   or   similar
                        confirmation of the credit, or the accountant's letter described below contained statements that it reviewed a broker or similar confirmation of the credit, of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by the Trustee acting as a securities intermediary.

                  g. As securities intermediary, Trustee is obligated to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan Documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan Documents (the "Scheduled Payments").

                  h. The Servicer received from the Mortgagor written confirmation from a firm of independent certified public accountants, who were approved by Servicer in accordance with the Servicing Standard, stating that
                        (i) revenues from principal and interest payments made on the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment
                        Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

                  i. The Servicer received opinions from counsel, who were approved by Servicer in accordance with the Servicing Standard, that (i) the agreements executed by the Mortgagor and/or the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and (ii) the Trustee will have a perfected, first priority security interest in the defeasance collateral described above.

                  j. The agreements executed in connection with the defeasance (i) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (ii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor or the Mortgagor only after the Mortgage Loan has been paid in full, if any such release is permitted, (iii) prohibit any subordinate liens against the defeasance collateral, and (iv) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

                  k. The entire Stated Principal Balance of the Mortgage Loan as of the date of defeasance was $___________ [$5,000,000 OR LESS OR LESS THAN ONE PERCENT OF POOL BALANCE, WHICHEVER IS LESS] which is less than 1% of the Aggregate Certificate Balance of the Certificates as of the date of the most recent paying agent's monthly certificateholder report received by us (the "Current Report").

                  l. The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the
                        Aggregate Certificate Balance of the Certificates as of the date of the Current Report.

            3. Certify that, in addition to the foregoing, Servicer has imposed such additional conditions to the defeasance, subject to the limitations imposed by the Mortgage Loan Documents, as are consistent with the Servicing Standard.

            4. Certify that EXHIBIT B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance described above and that originals or copies of such agreements, instruments and opinions have been transmitted to the Trustee for placement in the related Mortgage File or, to the extent not required to be part of the related Mortgage File, are in the possession of the Servicer as part of the Servicer's Mortgage File.

            5. Certify and confirm that the determinations and certifications described above were rendered in accordance with the Servicing Standard set forth in, and the other applicable terms and conditions of, the Pooling and Servicing Agreement.

            6. Certify that the individual under whose hand the Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

            7. Agree to provide copies of all items listed in EXHIBIT B to you upon request.

            IN WITNESS WHEREOF, the Servicer has caused this Notice and Certification to be executed as of the date captioned above.


                                          SERVICER:
                                                   -----------------------------


                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                    EXHIBIT M

                       EXCEPTIONS LIST FOR MORTGAGE NOTES

                                      NONE

                                                                     EXHIBIT N

                         SCHEDULE OF REFERENCE RATES

             DISTRIBUTION                DISTRIBUTION
                 DATE           RATE         DATE          RATE
             ------------     -------   -------------    -------
              January         6.38591      July 2006     6.38725
                2003
             February         6.38594     August 2006    6.59020
                2003
            March 2003        6.38643      September     6.59025
                                             2006
            April 2003        6.58860    October 2006    6.38736
             May 2003         6.38601    November 2006   6.59034
             June 2003        6.58867    December 2006   6.38743
             July 2003        6.38606    January 2007    6.38746
            August 2003       6.58874    February 2007   6.38750
             September        6.58878     March 2007     6.38822
                2003
              October         6.38615     April 2007     6.57972
                2003
             November         6.58884      May 2007      6.37676
                2003
             December         6.38620      June 2007     6.58034
                2003
              January         6.58891      July 2007     6.37904
                2004
             February         6.38626     August 2007    6.58196
                2004
            March 2004        6.38648      September     6.58496
                                             2007
            April 2004        6.58903    October 2007    6.38303
             May 2004         6.38636    November 2007   6.58468
             June 2004        6.58912    December 2007   6.38312
             July 2004        6.38643    January 2008    6.58479
            August 2004       6.58920    February 2008   6.38321
             September        6.58925     March 2008     6.38351
                2004
              October         6.38654     April 2008     6.58495
                2004
             November         6.58933      May 2008      6.38333
                2004
             December         6.38661      June 2008     6.58505
                2004
              January         6.38664      July 2008     6.38343
                2005
             February         6.38668     August 2008    6.58517
                2005
            March 2005        6.38729      September     6.58523
                                             2008
            April 2005        6.58953    October 2008    6.38357
             May 2005         6.38677    November 2008   6.58534
             June 2005        6.58961    December 2008   6.38366
             July 2005        6.38684    January 2009    6.38370
            August 2005       6.58970    February 2009   6.38375
             September        6.58975     March 2009     6.38462
                2005
              October         6.38695     April 2009     6.58561
                2005
             November         6.58983      May 2009      6.38387
                2005
             December         6.38702      June 2009     6.58572
                2005
              January         6.38705      July 2009     6.38396
                2006
             February         6.38709     August 2009    6.58583
                2006
            March 2006        6.38775      September     6.58589
                                             2009
            April 2006        6.59003    October 2009    6.38673
             May 2006         6.38718    November 2009   6.58861
             June 2006        6.59012    December 2009   6.38743

                                                                       EXHIBIT O

                FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR

      Re: CSFB Commercial Mortgage Trust 2002-CP5 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2002-CP5

I, [identify the certifying individual], a[n] [title] of [identify name of company] on behalf of [identify name of company], as [Trustee/Servicer] certify to [identify the individual signing the Sarbanes Oxley Certification], Credit Suisse First Boston Mortgage Securities Corp. (the "Depositor") and its partners, representatives, affiliates, members, managers, directors, officers, employees and agents, to the extent that the following information is within our normal area of responsibilities and duties under the pooling and servicing agreement, and with the knowledge and intent that they will rely upon this certification, that:

1. [To be certified by the Trustee] [I have reviewed the annual report on Form 10-K for the fiscal year [___], and all reports on Form 8-K containing statements to certificateholders filed in respect of periods included in the year covered by that annual report, of the Trust;]

2. [To be certified by the Trustee] [To the best of my knowledge, the information in these reports, to the extent prepared by the [Trustee] (and not including any information provided to the [Trustee] by any servicer or special servicer, other than to the extent that such information has been aggregated or manipulated by [Trustee]), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by that annual report;]

3. [To be certified by the Trustee] [To the best of my knowledge, the servicing information provided to the paying agent by the master servicers and the special servicers under the pooling and servicing agreement is included in these reports;]

4. [To be certified by the Servicer] [I am responsible for reviewing the activities performed by Midland Loan Services, Inc. under the pooling and servicing agreement and based upon the review required under the pooling and servicing agreement with respect to Midland Loan Services, Inc. and a certificate in the form attached as Exhibit A hereto from GMAC Commercial Mortgage Corporation, with respect to such entities (which certificate, to our actual knowledge, contains no inaccurate information), and except as disclosed in the annual report on Form 10-K for the fiscal year [___], or in any reports on Form 8-K containing statements to certificateholders filed in respect of periods included in the year covered by that annual report, [Servicer], has fulfilled its obligations under the pooling and servicing agreement, including the provision of all reports required to be submitted to the trustee thereunder, and that, to the knowledge of [Servicer], based upon the review required under the pooling and servicing agreement with respect to Midland Loan Services, Inc. and a certificate in the form attached as Exhibit A hereto from GMAC Commercial Mortgage Corporation, with respect to such entity (which certificate, to our actual knowledge, contains no inaccurate information), such reports do not contain any material misstatements or omissions; and]

5. [To be certified by the Servicer] [I have disclosed to Midland Loan Services, Inc.'s certified public accountants all significant deficiencies relating to the compliance of Midland Loan Services, Inc. with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the pooling and servicing agreement and the compliance of GMAC Commercial Mortgage Corporation with the minimum servicing standards based on a certificate in the form attached as Exhibit A hereto from each such entity.]


Date: _________________________


[NAME OF COMPANY]


_____________________________________
[Signature]
[Title]

                                                          EXHIBIT A TO EXHIBIT O


              FORM OF CERTIFICATION TO BE PROVIDED TO THE SERVICER

      Re: CSFB Commercial Mortgage Trust 2002-CP5 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2002-CP5

I, [identify the certifying individual], a[n] [title] of [identify name of company], on behalf of [identify name of company] as [Special Servicer] certify to [identify the individual signing Exhibit A], Midland Loan Services, Inc. (the "Servicer"), Credit Suisse First Boston Mortgage Securities Corp. ("Depositor") and their respective partners, representatives, affiliates, members, managers, directors, officers, employees and agents and with the knowledge and intent that they will rely upon this certification:

      1. [To be certified by the Special Servicer] [I am responsible for reviewing the activities performed by GMAC Commercial Mortgage Corporation under the pooling and servicing agreement and based upon the review performed as required by Section 3.13 of the pooling and servicing agreement, and except as disclosed on Schedule 1 hereto, GMAC Commercial Mortgage Corporation, to my knowledge, has fulfilled its material obligations under the pooling and servicing agreement, including the provision of all reports required to be submitted by [certifier] to the Servicer and the trustee thereunder, and that, to the knowledge of GMAC Commercial Mortgage Corporation, such reports do not contain any material misstatements or omissions; and

      2. [To be certified by the Special Servicer] [I have disclosed to GMAC Commercial Mortgage Corporation's certified public accountants and Midland Loan Services, Inc.'s certified public accountants all significant deficiencies, to my knowledge, relating to the compliance of GMAC Commercial Mortgage Corporation with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the pooling and servicing agreement].


Date: _________________________


[NAME OF COMPANY]

_____________________________________
[Signature]
[Title]